As filed with the Securities and Exchange Commission on March 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARTIUS ACQUISITION INC.

(Exact Name of Registrant as Specified in its charter)

Cayman Islands(1)	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

3 Columbus Circle, Suite 2215

New York, NY 10019

(212) 309-7668

(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Boon Sim

Chief Executive Officer and Chief Financial Officer

3 Columbus Circle, Suite 2215

New York, NY 10019

(212) 309-7668

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Paul J. Shim, Esq. Adam J. Brenneman, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000	Clare O’Brien, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 (212) 848-8966	Joshua C. Lee, Esq. General Counsel Micromidas, Inc. 930 Riverside Parkway Suite 10 West Sacramento, CA 95605 (916) 231-9329	Matthew P. Dubofsky, Esq. John T. McKenna, Esq. Peter H. Werner, Esq. Garth Osterman, Esq. Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111 (415) 693-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Public Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (2)(3)	90,562,500	$10.46	$ 947,283,750(4)	$103,348.66
Warrants to purchase Common Stock (2)(5)	24,150,000	$ 1.80	$ 43,470,000(6)	$ 4,742.58
Common Stock (2)(7)	103,213,000	N/A	$ 991.83(8)	$ 1.00

(1)

Immediately prior to the consummation of the Business Combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Artius Acquisition Inc., a Cayman Islands exempted company (“Artius”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Artius’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by Artius (post-Domestication), as the continuing entity following the Domestication, which will be renamed “Origin Materials, Inc.” in connection with the Domestication, as further described in the proxy statement/prospectus. As used herein, the “Combined Company” refers to Artius after the Domestication, the consummation of the Business Combination, and such change of name, as applicable.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

The number of shares of common stock of the Combined Company (“Combined Company Common Stock”) being registered represents the number of Class A ordinary shares of Artius that were registered pursuant to the registration statements on Form S-1 (SEC File Nos. 333-239421 and 333-239841) (together, the “IPO Registration Statement”) and offered by Artius in its initial public offering (the “Artius public shares”) and 18,112,500 Class B ordinary shares of Artius (“Artius founder shares”). The Artius public shares and Artius founder shares automatically will be converted by operation of law into shares of Class A common stock and Class B common stock of Artius in the Domestication and such shares of Class A common stock and Class B common stock will become shares of Combined Company Common Stock upon the completion of the Business Combination.

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Artius public shares on Nasdaq on March 5, 2021 ($10.46 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(5)

The number of redeemable warrants to acquire Combined Company Common Stock being registered represents the number of redeemable warrants to acquire Artius public shares that were registered pursuant to the IPO Registration Statement referenced in note (3) above and offered by Artius in its initial public offering (the “Artius public warrants”). The Artius public warrants automatically will be converted by operation of law into redeemable warrants to acquire shares of Artius Class A common stock in the Domestication, and will become redeemable warrants to acquire Combined Company Common Stock upon the completion of the Business Combination.

(6)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Artius public warrants on the Nasdaq on March 5, 2021 ($1.80 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(7)

Based on the maximum number of shares of Combined Company Common Stock estimated to be issued in connection with Merger described herein. This number is based on the sum of (i) the 78,213,000 shares of Combined Company Common Stock issuable upon the consummation of the Merger, without giving effect to downward adjustments, and (ii) up to 25,000,000 shares of Combined Company Common Stock that may be issued after such date for certain holders of Origin’s shares of common stock and options pursuant to the earn-out provisions of the Merger Agreement described herein.

(8)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Micromidas, Inc., a Delaware corporation (“Origin”) is a private company, no market exists for its securities, and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Origin securities expected to be exchanged in the Business Combination.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

SUBJECT TO COMPLETION, DATED March 8, 2021

PROXY STATEMENT/PROSPECTUS FOR 193,775,500 SHARES OF COMMON STOCK AND 24,150,000 WARRANTS TO PURCHASE SHARES OF COMBINED COMPANY COMMON STOCK, IN EACH CASE OF ARTIUS ACQUISITION INC. AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED “ORIGIN MATERIALS, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION.

The board of directors of Artius Acquisition Inc., a Cayman Islands exempted company (“Artius,” “we,” “our” or “us”), has unanimously approved (i) the agreement and plan of merger and reorganization, dated as of February 16, 2021 (as amended by the letter agreement dated March 5, 2021, and as further amended or modified from time to time, the “Merger Agreement”), by and among Artius, Zero Carbon Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Artius (“Merger Sub”), and Micromidas, Inc., a Delaware corporation doing business as Origin Materials (“Origin”), which provides for, among other things, the merger of Merger Sub with and into Origin, with Origin continuing as the surviving corporation (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), (ii) the change of Artius’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “Domestication,” and Artius post-domestication and upon the consummation of the Business Combination, the “Combined Company”) and (iii) the other transactions contemplated by the Merger Agreement and documents related thereto.

As described in this proxy statement/prospectus, Artius’s shareholders are being asked to consider and vote upon (among other things) the Business Combination and the Domestication. Assuming the proposals are approved, the Domestication is expected to be effectuated prior to the closing of the Business Combination (the “Closing”). The continuing entity following the Domestication will be named “Origin Materials, Inc.”

On the effective date of the Domestication, (i) the issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Artius Class A Ordinary Shares”), of Artius will convert automatically by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of Artius (the “Artius Class A Common Stock”); (ii) the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statements on Form S-1 (SEC File Nos. 333-239421 and 333-239841) of Artius (the “IPO Registration Statement”) will automatically become redeemable warrants to acquire shares of Artius Class A Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (iii) each issued and outstanding unit of Artius that has not been previously separated into the underlying Artius Class A Ordinary Share and warrant upon the request of the holder thereof, will automatically entitle the holder thereof to one share of Artius Class A Common Stock and one-third of one redeemable warrant to acquire one share of Artius Class A Common Stock; (iv) each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Artius Class B Ordinary Shares”), of Artius will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of Artius Class B Common Stock; and (v) the issued and outstanding warrants of Artius issued in a private placement will automatically become warrants to acquire shares of Artius Class A Common Stock (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication). The Artius Class A Common Stock and the Artius Class B Common Stock are to be authorized pursuant to the proposed Interim Certificate of Incorporation (as defined below). Upon completion of the Business Combination, the outstanding shares of Artius Class A Common Stock and Artius Class B Common Stock will become shares of common stock of the Combined Company, par value $0.0001 per share (“Combined Company Common Stock”) and the warrants to acquire shares of Artius Class A Common Stock will become warrants to acquire Combined Company Common Stock. The Combined Company Common Stock is to be authorized pursuant to the proposed Certificate of Incorporation (as defined below).

At the Effective Time, by virtue of the Merger and without any action on the part of Artius, Merger Sub, Origin or the holders of any of Origin’s securities, each outstanding share of the common stock of Origin (the “Origin Common Stock”), the Series A Preferred Stock of Origin (the “Origin Series A Preferred

Stock”), the Series B Preferred Stock of Origin (the “Origin Series B Preferred Stock”) and the Series C Preferred Stock of Origin (the “Origin Series C Preferred Stock” and, together with the Origin Series A Preferred Stock and the Origin Series B Preferred Stock, the “Origin Preferred Stock”) will automatically convert into the right to receive a number of shares of Combined Company Common Stock equal to the Common Exchange Ratio, Series A Exchange Ratio, Series B Exchange Ratio and Series C Exchange Ratio, respectively (subject to certain adjustments as described in the Merger Agreement). The “Common Exchange Ratio” means (i) the quotient of 78,213,000 (minus adjustments as described in this proxy statement/prospectus) minus the Aggregate Liquidation Preference Consideration (as defined in the Merger Agreement) (ii) divided by Origin’s fully diluted shares outstanding (as defined in the Merger Agreement), as of immediately prior to the Effective Time. The “Series A Exchange Ratio” means (i) the quotient of the Series A Per Share Liquidation Preference (as defined in the Merger Agreement) divided by the per share value of Artius Common Stock (as adjusted pursuant to the Merger Agreement) calculated in accordance with the Amended and Restated Certificate of Incorporation of Origin (the “Artius Trading Price”) (plus adjustments as described in this proxy statement/prospectus) (ii) plus the Per Share Residual Consideration (as defined in the Merger Agreement). The “Series B Exchange Ratio” means (i) the quotient of the Series B Per Share Liquidation Preference (as defined in the Merger Agreement) divided by the Artius Trading Price (plus adjustments as described in this proxy statement/prospectus) (ii) plus the Per Share Residual Consideration. The “Series C Exchange Ratio” means (i) the quotient of the Series C Per Share Liquidation Preference (as defined in the Merger Agreement) divided by the Artius Trading Price (plus adjustments as described in this proxy statement/prospectus) (ii) plus the Per Share Residual Consideration. As of the date of this proxy statement/prospectus, the Common Exchange Ratio was approximately                 , the Series A Exchange Ratio was approximately                 , the Series B Exchange Ratio was approximately                  and the Series C Exchange Ratio was approximately                 . In addition, certain holders of Origin’s securities will be entitled to receive, in the aggregate, up to 25,000,000 shares of Combined Company Common Stock subject to certain earnout provisions.

Artius’s Class A ordinary shares, units and warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “AACQ,” “AACQU” and “AACQW,” respectively. Artius will apply for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock and Common Stock Public Warrants (as defined below) on the Nasdaq under the proposed symbols “ORGN” and “ORGNW,” respectively.

This proxy statement/prospectus provides shareholders of Artius with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Artius. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 50 of this proxy statement/prospectus.

We are not licensed to conduct investment business in the Cayman Islands by the Cayman Islands Monetary Authority and this proxy statement/prospectus does not constitute an offer to members of the public of our issued share capital, whether by way of sale or subscription, in the Cayman Islands. Our issued share capital has not been offered or sold, will not be offered or sold and no invitation to subscribe for our common shares will be made, directly or indirectly, to members of the public in the Cayman Islands.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                 , 2021 and

is first being mailed to Artius’s shareholders on or about                 , 2021.

LETTERS TO SHAREHOLDERS OF ARTIUS ACQUISITION INC.

Artius Acquisition Inc.

3 Columbus Circle, Suite 2215

New York, NY 10019

(212) 309-7668

Dear Artius Acquisition Inc. Shareholder:

We cordially invite you to attend the extraordinary general meeting (the “Special Meeting”) in lieu of the 2021 general annual meeting of the shareholders of Artius Acquisition Inc., a Cayman Islands exempted company (“Artius,” “we,” “us,” or “our”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held at                  and virtually via live webcast at                 , on                 , at                 . The Special Meeting can be accessed by attending the offices of                 or visiting                 , where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to only listen to the Special Meeting by dialing                 (toll-free within the U.S. and Canada) or                 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is                 , but please note that you cannot vote during the meeting or ask questions if you choose to participate telephonically.

On February 16, 2021, Artius, Zero Carbon Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Artius (“Merger Sub”), and Micromidas, Inc., a Delaware corporation doing business as Origin Materials (“Origin”), entered into an Agreement and Plan of Merger and Reorganization (as amended by the letter agreement dated March 5, 2021, and as further amended or modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into Origin, with Origin continuing as the surviving corporation (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). As a result of the Merger, each share of the capital stock of Origin (the “Origin Capital Stock”) will be cancelled and converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement, and Artius will thereafter own 100% of the outstanding capital stock of Origin as the surviving corporation of the Merger. Following the closing of the Business Combination, the Combined Company will own, directly or indirectly, all of the issued and outstanding equity interests in the Surviving Corporation and its subsidiaries, and the stockholders of Origin as of immediately prior to the effective time of the Merger (the “Origin Stockholders”) will hold a portion of our common stock, par value $0.0001 per share (the “Combined Company Common Stock”). You are being asked to vote on the Business Combination.

Subject to the terms of the Merger Agreement, the aggregate merger consideration to be paid in connection with the Business Combination is expected to comprise of (i) 78,213,000 shares of Combined Company Common Stock (based on assumed value of $10.00 per share) with a value equal to approximately $782 million and (ii) additional consideration of up to 25 million shares of Combined Company Common Stock, which shall be payable in three equal installments of 8.333 million shares of Combined Company Common Stock if the price per share reaches a $15 per share threshold during the 3-year period after the closing of the Business Combination, a $20 per share threshold during the 4-year period after the closing of the Business Combination, and a $25 per share threshold during the 5-year period after the closing of the Business Combination. Each threshold is met if the volume weighted average sale price of one share of Combined Company Common Stock equals or exceeds the threshold price for ten consecutive days during the specific period. The number of Combined Company Common Stock to be issued to Origin Stockholders will be reduced (dollar for dollar based on a $10 per share price) if Origin’s net debt at the closing of the Business Combination is greater than $15.3 million and/or if Origin’s expenses in connection with the Business Combination exceed $17.5 million, and will not be subject to adjustments based on Origin’s working capital at the closing of the Business Combination.

As a condition to closing the Business Combination (the “Closing”), the board of directors of Artius has unanimously approved a change of Artius’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). As used herein, the “Combined Company” refers to Artius as a

Delaware corporation by way of continuation following the Domestication and the Business Combination, which, in connection with the Domestication, will change its corporate name to “Origin Materials, Inc.”

At the effective time of the Domestication, (i) the issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Artius (the “Artius Class A Ordinary Shares”) will convert automatically by operation of law, on a one-for-one basis, into shares of Class A common stock of Artius (the “Artius Class A Common Stock”); (ii) the issued and outstanding redeemable warrants that were registered pursuant to the IPO Registration Statement will automatically become redeemable warrants to acquire shares of Artius Class A Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (iii) each issued and outstanding unit of Artius that has not been previously separated into the underlying Artius Class A Ordinary Share and underlying warrant upon the request of the holder thereof, will automatically entitle the holder thereof to one share of Artius Class A Common Stock and one-third of one redeemable warrant to acquire one share of Artius Class A Common Stock; (iv) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Artius (the “Artius Class B Ordinary Shares”) will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of Artius Class B Common Stock (the “Artius Class B Common Stock”); and (v) the issued and outstanding warrants of Artius issued in a private placement will automatically become warrants to acquire shares of Artius Class A Common Stock. Upon completion of the Business Combination, the outstanding shares of Artius Class A Common Stock and Class B Common Stock will become shares of Combined Company Common Stock and the warrants to acquire shares of Artius Class A Common Stock will become warrants to acquire Combined Company Common Stock. Four and one half million shares of the Sponsor’s Combined Company Common Stock will be subject to the certain restrictions as more fully described in this proxy statement/prospectus.

At the Special Meeting, our shareholders will be asked to consider and vote upon a proposal by special resolution to effect the Domestication (the “Domestication Proposal” or “Proposal No. 1”) and a proposal to approve the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the Business Combination (the “Transaction Proposal” or “Proposal No. 2”). In addition, you are being asked to consider and vote upon: (i) a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of Artius’s issued and outstanding Common Stock in connection with the Business Combination (the “Issuance Proposal” or “Proposal No. 3”); (ii) a proposal to approve and adopt the proposed Interim Certificate of Incorporation (as defined below), to be in effect as of the Domestication and prior to the Effective Time, and the Bylaws of Artius, to be in effect as of the Domestication in the form attached hereto as Annex C and Annex D, respectively (the “Interim Charter Proposal” or “Proposal No. 4”); (iii) a proposal to approve and adopt the proposed Certificate of Incorporation (as defined below), to be in effect at the Effective Time (as defined below) in the form attached hereto as Annex E (the “Charter Proposal” or “Proposal No. 5”); (iv) eight separate proposals with respect to certain material differences between Artius’s existing amended and restated memorandum and articles of association (“Existing Organizational Documents”) and the proposed Interim Certificate of Incorporation (the “Interim Certificate of Incorporation”), the proposed Certificate of Incorporation (the “Certificate of Incorporation”) and the proposed Bylaws (the “Bylaws”) (the “Organizational Documents Proposals” or “Proposal No. 6”), which will be voted upon on a non-binding advisory basis; (v) a proposal to approve the 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”) including the authorization of the initial share reserve under the 2021 Equity Incentive Plan, in the form attached hereto as Annex H (the “Equity Incentive Plan Proposal” or “Proposal No. 7”); (vi) a proposal to approve the employee stock purchase plan (the “ESPP”) that provides for the ability to grant stock purchase rights with respect to Combined Company Common Stock to employees of the Combined Company and its subsidiaries (the “ESPP Proposal” or “Proposal No. 8”); (vii) a proposal to elect              directors to serve staggered terms on the board of directors of the Combined Company until the first, second and third annual meeting of stockholders following the date of the filing of the Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified (the “Director Election Proposal” or “Proposal No. 9”); and (viii) a proposal to allow the chairperson of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity

Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal but no other proposal if the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal (together, the “Required Proposals”) are approved (the “Adjournment Proposal” or “Proposal No. 10”).

Each of these proposals is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully.

Our Public Shares, Public Units and Public Warrants are currently listed on the Nasdaq under the symbols “AACQ,” “AACQU” and “AACQW,” respectively. Artius will apply for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock and Common Stock Public Warrants on the Nasdaq under the symbols “ORGN” and “ORGNW,” respectively.

Pursuant to Artius’s amended and restated memorandum and articles of association (the “A&R Memorandum and Articles”) and the Investment Management Trust Agreement, dated as of July 13, 2020, by and between Artius and Continental Stock Transfer & Trust Company (the “Trust Agreement”), we are providing our Public Shareholders with the opportunity to redeem, upon the closing of the Business Combination, Artius Class A Ordinary Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds of the Artius IPO (including interest not previously released to Artius to pay its taxes). The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the Deferred Discount (as defined below) that we will pay to the underwriters of the Artius IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $724,716,475.96 as of December 31, 2020, the estimated per share redemption price would have been approximately $10.00. Public Shareholders may elect to redeem their shares even if they vote for the Business Combination. A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Artius Class A Ordinary Shares included in the Public Units sold in the Artius IPO. We refer to this as the “15% threshold.” We have no specified maximum redemption threshold under our A&R Memorandum and Articles, other than the aforementioned 15% threshold. Each redemption of Artius Class A Ordinary Shares by our Public Shareholders will reduce the amount in the Trust Account. In no event will we redeem our Artius Class A Ordinary Shares in an amount that would result in Artius’s failure to have at least $5,000,001 of net tangible assets. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of our Public Shareholders exercise their redemption rights with respect to their Artius Class A Ordinary Shares. Our Sponsor and current independent directors (collectively, our “Initial Stockholders”), as well as our officers and other current directors, have agreed to waive their redemption rights with respect to their Artius Ordinary Shares in connection with the consummation of the Business Combination, and the Founder Shares (as defined below) will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Artius Ordinary Shares they may hold in connection with the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of common stock, including all of the Founder Shares. Our Initial Stockholders have agreed to vote any Artius Ordinary Shares (as defined below) owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions.

We are providing this proxy statement/prospectus and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments of the Special Meeting). Information about the Special Meeting, the Business Combination and other related business to be considered by our shareholders at the Special Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting in person or via the virtual meeting platform, we urge all our shareholders to read this proxy statement/prospectus, including the Annexes and the accompanying financial statements of Artius and Origin, carefully and in their entirety.

In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 50 of this proxy statement/prospectus.

After careful consideration, our Board has unanimously approved the Merger Agreement and the transactions contemplated therein, and unanimously recommends that our shareholders vote “FOR” the approval of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to our shareholders in the accompanying proxy statement/prospectus. When you consider our Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “The Business Combination—Interests of Certain Persons in the Business Combination—Interests of the Artius Initial Stockholders and Artius’s Other Current Officers and Directors” for additional information.

Approval of each of the Proposals, with the exception of the Domestication Proposal, the Interim Charter Proposal and the Charter Proposal, requires the affirmative vote of a majority of the votes cast by holders of our outstanding ordinary shares represented in person or by proxy at the Special Meeting or via the virtual meeting platform and entitled to vote at the Special Meeting. Approval of each of the Domestication Proposal, the Interim Charter Proposal and the Charter Proposal requires the affirmative vote of the holders of at least two-thirds of the votes cast by holders of our outstanding ordinary shares represented in person or by proxy at the Special Meeting or via the virtual meeting platform and entitled to vote at the Special Meeting.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. Unless waived by the parties to the Merger Agreement, the closing of the Business Combination is conditioned upon the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal. If we fail to obtain the requisite shareholder approval for any of these proposals, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals is conditioned on the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal, other than the Organizational Documents Proposals and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person or via the virtual meeting platform, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a shareholder of record and you attend the Special Meeting and wish to vote in person or via the virtual meeting platform, you may withdraw your proxy and vote in person at the Special Meeting or via the virtual meeting platform.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT ARTIUS REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ARTIUS’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO

WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our Board, I would like to thank you for your support of Artius Acquisition Inc. and look forward to a successful completion of the Business Combination.

Sincerely,

Boon Sim
Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                 , 2021, and is expected to be first mailed or otherwise delivered to Artius shareholders on or about                 , 2021.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Artius or Origin. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Artius or Origin since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statement and other information with the SEC required by the Exchange Act. Our public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of our filings with the SEC (excluding exhibits) at no cost by contacting us at the address and/or telephone number below.

If you would like additional copies of this proxy statement/prospectus or our other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us at the following address and telephone number:

Artius Acquisition Inc.

3 Columbus Circle, Suite 2215

New York, NY 10019

(212) 309-7668

Email: info@artiuscapital.com

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and Brokers call (203) 658-9400

Email: AACQ.info@investor.morrowsodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are an Artius shareholder and would like to request documents, please do so by                 , or five business days prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Artius in addition to being a proxy statement of Artius for the Special Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to Artius has been supplied by Artius, and all such information relating to Origin has been supplied by Origin. Information provided by either Artius or Origin does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Artius for the Special Meeting. Artius has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including Artius, which is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

NOTICE OF THE SPECIAL MEETING OF ARTIUS ACQUISITION INC. IN LIEU OF THE 2021 ANNUAL GENERAL MEETING OF ARTIUS ACQUISITION INC.

TO BE HELD                 , 2021

To the Shareholders of Artius Acquisition Inc.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) in lieu of the 2021 annual meeting of the shareholders of Artius Acquisition Inc., a Cayman Islands exempted company (“Artius,” “we,” “us,” or “our” and, after the Domestication and the consummation of the Business Combination as described below, the “Combined Company”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held at                  and virtually via live webcast at                 , on                 , at                 . The Special Meeting can be accessed by attending the offices of                  or visiting                 , where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing                  (toll-free within the U.S. and Canada) or                  (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is                 , but please note that you cannot vote during the meeting or ask questions if you choose to participate telephonically. You are cordially invited to attend the Special Meeting to conduct the following items of business:

1.

Domestication Proposal—To consider and vote upon a proposal by special resolution to change the corporate structure and domicile of Artius by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected prior to the closing of the Business Combination (the “Closing”) by Artius (i) filing a Certificate of Domestication and the Interim Certificate of Incorporation (as defined below) with the Delaware Secretary of State, in each case, in accordance with the provisions thereof and the General Corporation Law of the State of Delaware (the “DGCL”), (ii) completing, making and procuring all filings required to be made with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act (As Revised), (iii) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands, and (iv) completing and making all filings required to be made with the Securities and Exchange Commission (the “SEC”) and the Nasdaq to list the Combined Company Common Stock on the Nasdaq. Upon the effectiveness of the Domestication, Artius will become a Delaware corporation and will change its corporate name to “Origin Materials, Inc.” and all outstanding securities of Artius will convert to outstanding securities of the continuing Delaware corporation, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal”. The forms of the proposed Delaware Interim Certificate of Incorporation and the proposed Bylaws of Artius to become effective upon the Domestication, are attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively (Proposal No. 1);

2.

Transaction Proposal—To consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization, dated as of February 16, 2021 (as amended by the letter agreement dated March 5, 2021, and as further amended or modified from time to time, the “Merger Agreement”), by and among Artius, Zero Carbon Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Artius (“Merger Sub”), and Micromidas, Inc., a Delaware corporation doing business as Origin Materials (“Origin”), a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including, among other things, the merger of Merger Sub with and into Origin, with Origin continuing as the Surviving Corporation (together with the Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”) (Proposal No. 2);

3.

Issuance Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of Artius’s issued and outstanding shares of Common Stock in connection with the Business Combination (Proposal No. 3);

4.

Interim Charter Proposal—To consider and vote upon a proposal to approve and adopt the proposed Interim Certificate of Incorporation to be in effect as of the Domestication and prior to the Effective Time, and the Bylaws of Artius to be in effect as of the Domestication, in the form attached hereto as Annex C and Annex D, respectively (Proposal No. 4);

5.

Charter Proposal—To consider and act upon a proposal to approve and adopt the proposed Certificate of Incorporation, to be in effect at the Effective Time, in the form attached hereto as Annex E (Proposal No. 5);

6.

Organizational Documents Proposals—To consider and act upon, on a non-binding advisory basis, eight separate proposals with respect to certain material differences between the Existing Organizational Documents and the proposed Interim Certificate of Incorporation, Certificate of Incorporation and Bylaws (Proposal No. 6);

7.

Equity Incentive Plan Proposal—To consider and vote upon a proposal to approve the 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”) including the authorization of the initial share reserve under the 2021 Equity Incentive Plan, in the form attached hereto as Annex H (Proposal No. 7);

8.

ESPP Proposal—To consider and vote upon a proposal to approve the employee stock purchase plan (the “ESPP”) that provides for the ability to grant stock purchase rights with respect to Combined Company Common Stock to employees of the Combined Company and its subsidiaries, in the form attached hereto as Annex I (Proposal No. 8);

9.

Director Election Proposal—To consider and vote upon a proposal to elect                  directors to serve staggered terms on the board of directors of the Combined Company until the first, second and third annual meeting of stockholders following the date of the filing of the Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified (Proposal No. 9); and

10.

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal but no other proposal if the Required Proposals (as defined below) are approved (Proposal No. 10).

The Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, Equity Incentive Plan Proposal, the ESPP Proposal and Director Election Proposal are all conditioned on the approval of the Transaction Proposal. If the Interim Charter and Charter Proposals are approved, each of the Interim Certificate of Incorporation, the Certificate of Incorporation and the Bylaws (as defined below) will be approved and adopted in their entirety. The Organizational Documents Proposals and the Adjournment Proposal do not require the approval of the Transaction Proposal and Business Combination to be effective. It is important for you to note that in the event the Tranasaction Proposal is not approved, we will not consummate the Business Combination.

Our Initial Stockholders have agreed to vote any Artius Ordinary Shares owned by them in favor of the Business Combination. The record date for the Special Meeting is                 . Only shareholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our shareholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the Special Meeting.

We urge you to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of Artius and Origin. If you have any questions or need assistance voting your shares, please call our proxy solicitor Morrow Sodali LLC at (800) 662-5200. Banks and brokerage firms can call Morrow Sodali LLC at (203) 658-9400.

By Order of the Board of Directors

Boon Sim
Chief Executive Officer and Chief Financial Officer

New York, New York
, 2021

FREQUENTLY USED TERMS

In this proxy statement/prospectus:

“2010 Plan” means the Micromidas, Inc. 2010 Stock Incentive Plan, adopted on March 30, 2010, a copy of which is attached hereto as Annex F.

“2020 Plan” means the Micromidas, Inc. 2020 Equity Incentive Plan, adopted on October 7, 2020.

“2021 Equity Incentive Plan” means the Origin Materials, Inc. 2021 Equity Incentive Plan, which will become effective on the consummation of the Business Combination, a copy of which is attached hereto as Annex H.

“Adjournment Proposal” means the proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for the approval of one or more proposals at the Special Meeting.

“Aggregate Company Stock Consideration” means 78,213,000 shares of Combined Company Common Stock (deemed to have a value of $10.00 per share), which is subject to certain downward adjustments pursuant to the Merger Agreement.

“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.

“Artius” means Artius Acquisition Inc.

“Artius Class A Common Stock” means, following the Domestication and the effectiveness of the Interim Certificate of Incorporation and prior to the effectiveness of the Certificate of Incorporation, the Class A common stock of Artius, par value $0.0001 per share, to be authorized pursuant to the proposed Interim Certificate of Incorporation.

“Artius Class A Ordinary Shares” means, prior to the Domestication, the Class A ordinary shares of Artius, par value $0.0001 per share.

“Artius Class B Common Stock” means, following the Domestication and the effectiveness of the Interim Certificate of Incorporation and prior to the effectiveness of the Certificate of Incorporation, the Class B common stock of Artius, par value $0.0001 per share, to be authorized pursuant to the Interim Certificate of Incorporation.

“Artius Class B Ordinary Shares” means, prior to the Domestication, the Class B ordinary shares of Artius, par value $0.0001 per share.

“Artius Common Stock” means, following the Domestication and the effectiveness of the Interim Certificate of Incorporation and prior to the adoption of the Certificate of Incorporation, the Artius Class A Common Stock and the Artius Class B Common Stock, and additionally, solely as used in the “Material U.S. Federal Income Tax Considerations” section and as otherwise specified herein, the common stock of the Combined Company following the Business Combination.

“Artius Executives” means Charles Drucker and Boon Sim.

“Artius Governing Documents” means, prior to the Domestication, the A&R Memorandum and Articles, and following the Domestication, the Interim Certificate of Incorporation, the Certificate of Incorporation and the Bylaws, as applicable.

“Artius Independent Directors” means Karen Richardson, Kevin Costello and Steven W. Alesio.

“Artius IPO” means Artius’s initial public offering, consummated on July 16, 2020, through the sale of 72,450,000 Public Units (including 9,450,000 Public Units sold pursuant to the underwriters’ full exercise of their over-allotment option) at $10.00 per Public Unit.

“A&R Memorandum and Articles” means Artius’s Amended and Restated Memorandum and Articles of Association adopted by special resolution, dated July 13, 2020.

“Artius Ordinary Shares” means, prior to the Domestication, the Artius Class A Ordinary Shares and Artius Class B Ordinary Shares.

“Artius Private Warrants” means the private placement warrants of Artius.

“Artius Public Warrant” means the public warrants of Artius.

“Artius Warrants” means the Artius Public Warrants and the Artius Private Warrants.

“Board” means the board of directors of Artius.

“Business Combination” means the transactions contemplated by the Merger Agreement, including, among other things, the Merger.

“Bylaws” means the proposed bylaws of Artius following the Domestication and the bylaws of the Combined Company at the Effective Time, a form of which is attached to this proxy statement/prospectus as Annex D.

“Cayman Islands Companies Act” refers to the Companies Act (As Revised) of the Cayman Islands.

“Certificate of Incorporation” means the proposed certificate of incorporation of the Combined Company to be in effect at the Effective Time, a form of which is attached to this proxy statement/prospectus as Annex E.

“Charter Proposal” means the proposal to be considered at the Special Meeting to approve and adopt the proposed Certificate of Incorporation, to be in effect at the Effective Time, in the form attached hereto as Annex E.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Company” means Origin Materials, Inc. following the Business Combination.

“Combined Company Common Stock” means the common stock of the Combined Company, following the Business Combination.

“Common Stock Public Warrants” means the warrants exercisable for (i) shares of Artius Common Stock following the Domestication and the effectiveness of the Interim Certificate of Incorporation and prior to the Effective Time and the adoption of the Certificate of Incorporation and (ii) shares of Combined Company Common Stock following the Effective Time and the adoption of the Certificate of Incorporation.

“Company Warrant Agreement” means the Private Placement Warrants Purchase Agreement, dated July 13, 2020, by and among the Sponsor and Artius.

“Continental Warrant Agreement” means the warrant agreement between Artius and Continental Stock Transfer & Trust Company, dated July 13, 2020.

“Court of Chancery” means the Court of Chancery of the State of Delaware.

“Deferred Discount” means deferred underwriting commissions of $25,357,000 in the aggregate, which will be payable upon consummation of an initial business combination.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Election Proposal” means the proposal to be considered at the Special Meeting to elect            directors to serve staggered terms on the board of directors of the Combined Company until the first, second and third annual meeting of stockholders following the date of the filing of the Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified.

“Domesticated Entity” means Artius following the Domestication and prior to the Effective Time.

“Domestication” means the continuation of Artius by way of domestication of Artius into a Delaware corporation, with the ordinary shares of Artius becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act (As Revised) and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Interim Certificate of Incorporation (as attached hereto as Annex C) consistent with the DGCL and changing the name and registered office of Artius.

“Domestication Proposal” means the proposal to be considered at the Special Meeting to approve the Domestication.

“Equity Incentive Plan Proposal” means the proposal to be considered at the Special Meeting to approve the 2021 Equity Incentive Plan including the authorization of the initial share reserve under the 2021 Equity Incentive Plan, in the form attached hereto as Annex H.

“Equity Incentive Plans” means the 2010 Plan and the 2020 Plan.

“ESPP” means the employee stock purchase plan mutually agreed by Artius and Origin, that provides for the ability to grant stock purchase rights with respect to Combined Company Common Stock to employees of the Combined Company and its subsidiaries, a copy of which is attached hereto as Annex I.

“ESPP Proposal” means the proposal to be considered at the Special Meeting to approve the ESPP that provides for the ability to grant stock purchase rights with respect to Combined Company Common Stock to employees of the Combined Company and its subsidiaries in the form attached hereto as Annex I.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Former Employee Option” means each Origin Stock Option held by a former employer or service provider of Origin.

“Founder Shares” means, prior to the Domestication, the 18,112,500 Artius Class B Ordinary Shares owned by the Sponsor, and following the Domestication and the consummation of the Business Combination, the shares of Artius Common Stock and Combined Company Common Stock, as applicable, owned by the Sponsor.

“FTC” means the U.S. Federal Trade Commission.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“initial business combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Artius and one or more businesses.

“Initial Stockholders” means each of the Sponsor and the Artius Executives.

“Interim Certificate of Incorporation” means the proposed certificate of incorporation of Artius following the Domestication and prior to the Effective Time, a form of which is attached to this proxy statement/prospectus as Annex C.

“Interim Charter Proposal” means the proposal to be considered at the Special Meeting to approve and adopt the proposed Interim Certificate of Incorporation to be in effect as of the Domestication and prior to the Effective Time, and the Bylaws to be in effect as of the Domestication, in the form attached hereto as Annex C and Annex D, respectively.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” means the Investor Rights Agreements to be entered into by and among Artius, the Sponsor and certain existing equityholders of Origin, pursuant to which the Sponsor and signatory stockholders of Origin and their permitted transferees will be entitled to, among other things, customary registration rights.

“IPO Closing Date” means July 16, 2020.

“IRS” means the U.S. Internal Revenue Service.

“Issuance Proposal” means the proposal to be considered at the Special Meeting to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of Artius’s issued and outstanding shares of Common Stock in connection with the Business Combination.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Lock-Up Agreement” means the Lock-Up Agreement, dated February 16, 2021, by and among the Sponsor (as defined below), certain executive officers and directors of Origin and certain existing equityholders of Origin, restricting, among other things, the transfer of Artius securities held by such contracting parties immediately following the Closing.

“Merger” means the merger of Merger Sub with and into Origin, with Origin continuing as the Surviving Corporation.

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated as of February 16, 2021 (as amended by the letter agreement dated March 5, 2021, as it may be further amended from time to time), by and among Artius, Merger Sub and Origin, which is attached hereto as Annex A, with such letter agreement dated March 5, 2021 attached hereto as Annex B.

“Merger Sub” means Zero Carbon Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Artius.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Note” means the promissory note issued to our Sponsor as consideration for a loan in an aggregate of up to $300,000 to cover expenses related to the Artius IPO.

“Organizational Documents Proposals” means, collectively, the proposals to be considered at the Special Meeting to approve, on a non-binding advisory basis, certain elements of the proposed Interim Certificate of Incorporation, Certificate of Incorporation and Bylaws of Artius and Combined Company, as applicable, as outlined in Proposal No. 6 of this proxy statement/prospectus.

“Origin” means Micromidas, Inc., a Delaware corporation doing business as Origin Materials, and, unless the context otherwise requires, its consolidated subsidiaries.

“Origin Capital Stock” means the Origin Common Stock and the Origin Preferred Stock.

“Origin Common Stock” means the shares of common stock, par value $0.0001 per share, of Origin.

“Origin Equityholders” means the stockholders of Origin and the holders of other equity interests in Origin (including Origin Stock Options and Origin Warrants).

“Origin Preferred Stock” means the (a) Origin Series A Preferred Stock, (b) Origin Series B Preferred Stock, and (c) Origin Series C Preferred Stock.

“Origin Series A Preferred Stock” means the shares of the Series A Preferred Stock, par value $0.0001 per share, of Origin.

“Origin Series B Preferred Stock” means the shares of the Series B Preferred Stock, par value $0.0001 per share, of Origin.

“Origin Series C Preferred Stock” means the shares of the Series C Preferred Stock, par value $0.0001 per share, of Origin.

“Origin Stock Adjusted Fully Diluted Shares” means the sum of (a) the aggregate number of shares of capital stock of Origin outstanding (on an as-converted into Origin Capital Stock basis) as of immediately prior to the effective time of the Merger and (b) the aggregate number of shares of Origin Capital Stock issuable upon exercise of all Origin Stock Options and Origin Warrants, whether vested or unvested, outstanding as of immediately prior to the effective time of the Merger.

“Origin Stock Option” means each option to purchase Origin Common Stock issued and outstanding under the Equity Incentive Plans.

“Origin Warrant” means a Series A Warrant or Series B Warrant issued pursuant to the Origin Warrant Agreement and outstanding immediately prior to the Effective Time.

“PIPE Investment” means the sale by Artius to the PIPE Investors an aggregate number of shares of Combined Company Common Stock in exchange for an aggregate purchase price of $200.0 million.

“PIPE Investors” means persons that have entered into subscription agreements to purchase for cash shares of Combined Company Common Stock pursuant to the PIPE Investment on or prior to the date of the Merger Agreement.

“Preferred Stock” means the preferred stock, par value of $0.0001 per share, of Artius, and following the Business Combination, of the Combined Company.

“Private Placement” means the private placement of the Private Warrants.

“Private Warrants” means the warrants held by our Sponsor that were issued to our Sponsor on the IPO Closing Date, each of which is exercisable, at an exercise price of $11.50, for one Class A ordinary share of Artius, in accordance with its terms.

“Public Shares” means one Class A ordinary share of Artius, included in the Public Units issued in the Artius IPO.

“Public Shareholders” means holders of Public Shares, including our Initial Stockholders to the extent our Initial Stockholders hold Public Shares; provided, that our Initial Stockholders are considered a “Public Shareholder” only with respect to any Public Shares held by them.

“Public Units” means one Class A ordinary share of Artius and one-third of one Public Warrant, whereby each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share of Artius at an exercise price of $11.50 per share of Class A ordinary share of Artius, sold in the Artius IPO.

“Public Warrants” means the warrants included in the Public Units issued in the Artius IPO, each of which is exercisable, at an exercise price of $11.50, for one Class A ordinary share of Artius, in accordance with its terms.

“Registration Rights Holders” means the Sponsor, Artius’s independent directors and the Origin Equityholders.

“Related Agreements” means, collectively, the Sponsor Letter Agreement, the Stockholder Support Agreement, the Lock-Up Agreement, the Investor Rights Agreement, the Interim Certificate of Incorporation, the Certificate of Incorporation and the Bylaws.

“Required Proposals” means, collectively, the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal.

“Rollover Options” means the options to acquire Combined Company Common Stock resulting from the automatic conversion at the Effective Time of each Origin Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time (other than Former Employee Options) into an option to acquire Combined Company Common Stock at an adjusted exercise price per share, subject to the terms and conditions as were applicable to the corresponding Origin Stock Option immediately prior to the effective time of the Merger, including applicable vesting conditions, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

“Rule 144” means Rule 144 of the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Request” means a request for additional information or documentary material issued by the Antitrust Division or the FTC, which will extend the initial waiting period under the HSR Act until 30 days after each of the parties has substantially complied with the Second Request.

“Section 203” means Section 203 of the DGCL.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Meeting” means the special meeting of Artius shareholders in lieu of the 2021 annual meeting of the Artius shareholders that is the subject of this proxy statement/prospectus.

“Sponsor” means Artius Acquisition Partners LLC.

“Sponsor Letter Agreement” means a letter agreement, dated February 16, 2021, by and between Artius and the Sponsor, substantially in the form attached hereto Annex J, pursuant to which the Sponsor has agreed to (i) vote in favor of the Artius Stockholder Voting Matters (as defined in the Sponsor Letter Agreement), (ii) be bound by certain restrictions on the Sponsor Vesting Shares (as defined in the Merger Agreement) and (iii) pay any excess of Artius Transaction Expenses (as defined in the Merger Agreement) over the Artius Transaction Expense Cap (as defined in the Sponsor Letter Agreement).

“Sponsor Vesting Shares” means the Artius Class B Ordinary Shares (and following the consummation of the Business Combination, the shares of Combined Company Common Stock) that are subject to restrictions under the Sponsor Letter Agreement.

“Stockholder Support Agreement” means the Stockholder Support Agreement, dated February 16, 2021, by and among Artius, Origin and certain stockholders of Origin, pursuant to which such Origin stockholders agreed to execute and deliver a written consent with respect to the securities of Origin set forth in the Stockholder Support Agreement adopting the Merger Agreement and approving the Merger as promptly as practicable following the effectiveness of the proxy statement/prospectus relating to the approval by Artius shareholders of the Merger; and in substantially the form attached hereto as Annex K.

“Subscription Agreement” means a contract entered into by Artius and a PIPE Investor concurrently with the execution of the Merger Agreement in connection with the PIPE Investment.

“Surviving Corporation” means Origin following the consummation of the Merger.

“Transaction Proposal” means the proposal to be considered at the Special Meeting to approve the Merger Agreement and the transactions contemplated thereby, including, among other things, the Business Combination.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of Artius that holds the proceeds from the Artius IPO.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of July 13, 2020, by and between Artius and Continental Stock Transfer & Trust Company, a New York corporation.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Artius, Origin and Origin’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held at                and virtually via live webcast at                 , on                 at                 . The Special Meeting can be accessed by attending the offices of                 or                 , where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing                (toll-free within the U.S. and Canada) or                 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is                 but please note that you cannot vote during the meeting or ask questions if you choose to participate telephonically.

QUESTIONS AND ANSWERS ABOUT ARTIUS’S SPECIAL SHAREHOLDER MEETING AND THE BUSINESS COMBINATION

Q:	Why am I receiving this proxy statement/prospectus?

A:

Our shareholders are being asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, among other proposals. We have entered into the Merger Agreement, providing for, among other things, the merger of Merger Sub with and into Origin, with Origin continuing as the Surviving Corporation (the “Merger”), and after giving effect to the Merger, becoming a wholly owned subsidiary of Artius. You are being asked to vote on the Business Combination. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	When and where is the Special Meeting?

A:

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held at                and via live webcast at                 , on                 , 2021, at                 . The Special Meeting can be accessed by attending the offices of                or visiting                 , where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing                 (toll-free within the U.S. and Canada) or                 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is                 , but please note that you cannot vote during the meeting or ask questions if you choose to participate telephonically.

Q:	What are the specific proposals on which I am being asked to vote at the Special Meeting?

A:	Our shareholders are being asked to approve the following proposals:

1.	Domestication Proposal—To consider and vote upon a proposal by special resolution to change the corporate structure and domicile of Artius by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware, to be effected prior to the Closing of the Business Combination (Proposal No. 1);

2.

Transaction Proposal—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 2);

3.

Issuance Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of Artius’s issued and outstanding shares of Common Stock in connection with the Business Combination (Proposal No. 3);

4.

Interim Charter Proposal—To consider and vote upon a proposal to approve and adopt the proposed Interim Certificate of Incorporation to be in effect as of the Domestication and prior to the Effective Time, and the Bylaws of Artius to be in effect as of the Domestication, in the forms attached hereto as Annex C and Annex D, respectively (Proposal No. 4);

5.

Charter Proposal—To consider and act upon a proposal to approve and adopt the proposed Certificate of Incorporation, to be in effect at the Effective Time, in the form attached hereto as Annex E (Proposal No. 5);

6.

Organizational Documents Proposals—To consider and act upon, on a non-binding advisory basis, eight separate proposals with respect to certain material differences between the Existing Organizational Documents and the proposed Interim Certificate of Incorporation, Certificate of Incorporation and Bylaws (Proposal No. 6);

7.

Equity Incentive Plan Proposal—To consider and vote upon a proposal to approve the 2021 Equity Incentive Plan, including the authorization of the initial share reserve under the 2021 Equity Incentive Plan, in the form attached hereto as Annex H (Proposal No. 7);

8.

ESPP Proposal—To consider and vote upon a proposal to approve the ESPP that provides for the ability to grant stock purchase rights with respect to Combined Company Common Stock to employees of the Combined Company and its subsidiaries, in the form attached hereto as Annex I (Proposal No. 8);

9.

Director Election Proposal—To consider and vote upon a proposal to elect                directors to serve staggered terms on the board of directors of the Combined Company until the first, second and third annual meeting of stockholders following the date of the filing of the Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified (Proposal No. 9); and

10.

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal but no other proposal if the Required Proposals are approved (Proposal No. 10).

Q:	Are the proposals conditioned on one another?

A:

Yes. The Business Combination is conditioned on the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal (together, the “Required Proposals”) at the Special Meeting. If we fail to obtain sufficient votes for the Required Proposals, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the

Business Combination. Each of the proposals is conditioned on the approval of the Required Proposals, other than the Organizational Documents Proposals and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination.

If we do not consummate the Business Combination and fail to complete an initial business combination by July 16, 2022 we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Shareholders.

Q:	Why is Artius proposing the Domestication?

A:

The Board believes that it would be in the best interests of Artius to effect the Domestication to enable Artius to avoid certain taxes that would be imposed on the Combined Company if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by Artius’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Artius is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its prevalence as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to Artius’s corporate legal affairs.

The Domestication will not occur unless the Artius shareholders have approved the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal, and the Merger Agreement is in full force and effect prior to the Domestication. The Domestication will occur immediately prior to the Effective Time.

Q:	What is involved with the Domestication?

A:

The Domestication will require Artius to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Domestication, which will be immediately prior to the Effective Time, Artius will cease to be a company incorporated under the laws of the Cayman Islands and will continue as a Delaware corporation and, in connection with the Business Combination, will change its corporate name to “Origin Materials, Inc.” The A&R Memorandum and Articles will be replaced by the Interim Certificate of Incorporation and the Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q:	When do you expect that the Domestication will be effective?

A:	The Domestication is expected to become effective immediately prior to the Effective Time.

Q:	How will the Domestication affect my securities of Artius?

A:

Pursuant to the Domestication and without further action on the part of Artius’s shareholders, each Artius Class A Ordinary Share outstanding immediately prior to the effective time of the Domestication will be converted into one share of Artius Class A Common Stock and each Artius Class B Ordinary Share outstanding immediately prior to the effective time of the Domestication will be converted into one share of Artius Class B Common Stock. By virtue of the Domestication and without any action on the part of any holder of Artius Warrants, each Artius Warrant that is outstanding immediately prior to the consummation of the Domestication will be automatically modified to entitle the holder thereof to acquire shares of Artius Class A Common Stock rather than Artius Class A Ordinary Shares and each issued and outstanding unit of Artius that has not been previously separated into the underlying Artius Class A Ordinary Share and underlying warrant upon the request of the holder thereof, will automatically entitle the holder thereof to one share of Artius Class A Common Stock and one-third of one redeemable warrant to acquire one share of Artius Class A Common Stock.

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” Artius intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations,” U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

•

A U.S. holder whose Artius Class A Ordinary Shares has a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our shares generally will not recognize any gain or loss and will not be required to include any part of our earnings in income in connection with the Domestication;

•

A U.S. holder whose Artius Class A Ordinary Shares has a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of our shares entitled to vote and less than 10% of the total value of all classes of our shares generally will recognize gain (but not loss) on the exchange of Artius Class A Ordinary Shares for Artius Common Stock (such term to be used throughout this section “What are the U.S. federal income tax consequences of the Domestication”) as such term is used in the section entitled “Material U.S. Federal Income Tax Considerations”) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a dividend deemed paid by Artius the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Artius Class A Ordinary Shares provided certain other requirements are satisfied; and

•

A U.S. holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our shares entitled to vote or 10% or more of the total value of all classes of our shares generally will be required to include in income as a dividend deemed paid by Artius the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Artius Class A Ordinary Shares as a result of the Domestication.

Artius does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Artius Class A Ordinary Shares or Artius Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Artius Class A Ordinary Shares or Artius Public Warrants for Artius Common Stock or Common Stock Public Warrants pursuant to the Domestication under PFIC rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Artius Public Warrants for newly issued Common Stock Public Warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the Artius Common Stock or Common Stock Public Warrants received in the Domestication and the U.S. holder’s adjusted tax basis in the corresponding Artius Class A Ordinary Shares and Artius Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because Artius is a special purpose acquisition company with no current active business, it is likely that it was a PFIC for U.S. federal income tax purposes for the fiscal year ended December 31, 2020 and that it will be a PFIC in the current taxable year which ends as a result of the Domestication. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. holder of Artius Class A Ordinary Shares or Artius Public Warrants to recognize gain on the exchange of such shares or warrants for Artius Common Stock or Common Stock Public Warrants pursuant to the Domestication, unless such U.S. holder has made certain tax elections with respect to such U.S. holder’s Artius Class A Ordinary Shares. A U.S. holder cannot currently make the aforementioned elections with respect to such U.S. holder’s Artius Public Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. holder on the undistributed earnings, if any, of Artius. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.” Each U.S. holder Artius Class A Ordinary Shares or Artius Public Warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of Artius Class A Ordinary Shares and Artius Public Warrants for Artius Common Stock and Common Stock Public Warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. holders (as defined in “Material Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. holder’s Artius Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations—U.S. Holders—Effects of the Domestication on U.S. Holders.”

Q:	Why is Artius proposing the Business Combination?

A:

We are a special purpose acquisition company incorporated as a Cayman Islands exempted company on January 24, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). Our acquisition plan is not limited to a particular industry or geographic region for purposes of consummating an initial business combination. However, we (a) must complete an initial business combination with one or more target businesses that together have a fair market value of at least

80% of the assets held in the Trust Account (excluding amounts disbursed to management for working capital purposes, if permitted, and the Deferred Discount) at the time of the agreement to enter into the initial business combination and (b) are not, under the Existing Organizational Documents, permitted to effect an initial business combination with a special purpose acquisition company or a similar company with nominal operations.

The prospectus for the Artius IPO states that we intended to use the following general criteria and guidelines to evaluate potential acquisition opportunities:

•	Whether the target had a large addressable market with a strong existing or potential customer base;

•	Whether the target had a differentiated or unique product and technology offering with multiple avenues for growth and margin expansion;

•	Whether the target had strong, experienced management teams, or provided a platform to assemble an effective management team with a track record of driving sustainable growth and profitability;

•

Whether the target had provided a platform for add-on acquisitions, which we believed would be an opportunity for our Sponsor and its members and management team to deliver incremental shareholder value post-acquisition;

•	Whether the target had a defensible market position, with demonstrated advantages when compared to their competitors and which create barriers to entry against new competitors;

•

Whether the target was at an inflection point, such as requiring additional management expertise, or were able to innovate through new operational techniques, or where we believe we could drive improved financial performance;

•	Whether the target had a recurring revenue model and generated high free cash flow;

•	Whether the target was a fundamentally sound company that was underperforming its potential;

•

Whether the target exhibited unrecognized value or other characteristics, desirable returns on capital, and a need for capital to achieve the target’s growth strategy, that we believe have been mis-valued by the marketplace based on our analysis and due diligence review;

•

Whether the target would offer an attractive risk-adjusted return for our shareholders, potential upside from growth in the target business and an improved capital structure that will be weighed against any identified downside risks; and

•	Whether the target could benefit from being publicly traded, was prepared to be a publicly traded company, and could utilize access to broader capital markets.

Based on our due diligence investigations of Origin and the industry in which it operates, including the financial and other information provided by Origin in the course of negotiations, we believe that Origin meets the criteria and guidelines listed above. Please see the section entitled “The Business Combination—Recommendation of Our Board of Directors and Reasons for the Business Combination” for additional information.

Q:	Why is Artius providing shareholders with the opportunity to vote on the Business Combination?

A:

Under the A&R Memorandum and Articles and the Trust Agreement, we must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, we have elected to provide our shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our shareholders of the Transaction Proposal in order to allow our Public Shareholders to effectuate redemptions of their Public Shares in connection with the Closing. The approval of the Business Combination is required under the A&R Memorandum and Articles and the Trust Agreement. In addition, such approval is also a condition to the Closing under the Merger Agreement.

Q:	What will happen in the Business Combination?

A:

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, Artius will acquire Origin in a transaction we refer to as the Business Combination. At the Closing, among other things, Merger Sub will merge with and into Origin, with Origin continuing as the Surviving Corporation. As a result of the Merger, at the Closing, the Combined Company will own 100% of the outstanding stock of Origin, and the Origin stockholders and optionholders will receive the Aggregate Company Stock Consideration. Holders of shares of Origin Common Stock, Origin Series A Preferred Stock, Origin Series B Preferred Stock, and Origin Series C Preferred Stock will be entitled to receive a number of shares of newly-issued Combined Company Common Stock equal to the Common Exchange Ratio, Series A Exchange Ratio, Series B Exchange Ratio and Series C Exchange Ratio, respectively, each as defined in the Merger Agreement (subject to certain adjustments as described in the Merger Agreement).

Q:	How has the announcement of the Business Combination affected the trading price of the Public Shares?

A:

On February 16, 2021, the last trading date before the public announcement of the Business Combination, the Public Shares, Public Warrants and Public Units closed at $14.00, $3.97 and $15.34, respectively. On                , 2021, the trading date immediately prior to the date of this proxy statement/prospectus, the Public Shares, Public Warrants and Public Units closed at $                , $                and $                , respectively.

Q:	Following the Business Combination, will Artius’s securities continue to trade on a stock exchange?

A:

Yes. The Public Shares, Public Units and Public Warrants are currently listed on the Nasdaq under the symbols “AACQ,” “AACQU” and “AACQW,” respectively. Artius will apply for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock and Common Stock Public Warrants on the Nasdaq under the symbols “ORGN” and “ORGNW,” respectively.

Q:	Is the Business Combination the first step in a “going private” transaction?

A:

No. We do not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Origin to access the U.S. public markets.

Q:	Will the management of Artius change in the Business Combination?

A:

Following the Closing, it is expected that the current senior management of Origin will comprise the senior management of the Combined Company, and the board of directors of the Combined Company of directors will consist of                .

Please see the section entitled “Management of the Combined Company” for additional information.

Q:	How will the Business Combination impact the shares of Artius outstanding following the closing of the Business Combination?

A:

As a result of the Business Combination and the consummation of the transactions contemplated thereby, approximately                shares of Combined Company Common Stock expected to be outstanding will represent approximately                % more than the number of shares of Artius Common Stock prior to the Business Combination (assuming that no shares of Artius Common Stock are redeemed). Additional shares of Combined Company Common Stock may be issuable in the future, including Combined Company Common Stock issued upon exercise of the Common Stock Public Warrants following the closing of the Business Combination. The issuance and sale of such shares in the public market could adversely impact the market price of Combined Company Common Stock, even if our business is doing well.

Q:	What will Origin Stockholders receive in the Business Combination?

A:

Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be 78,213,000 shares of Combined Company Common Stock (deemed to have a value of $10.00 per share) with an implied value equal to $782,130,000. Holders of shares of Origin Common Stock, Origin Series A Preferred Stock, Origin Series B Preferred Stock and Origin Series C Preferred Stock will be entitled to receive a number of shares of newly-issued Combined Company Common Stock equal to the Common Exchange Ratio, Series A Exchange Ratio, Series B Exchange Ratio and Series C Exchange Ratio, respectively, each as defined in the Merger Agreement (subject to certain adjustments as described in the Merger Agreement). In addition, certain holders of Origin securities will be entitled to receive up to 25 million additional shares of Combined Company Common Stock subject to earnout conditions, as described in further detail herein.

Q.	What will holders of Origin equity awards receive in the Business Combination?

A:

Each Former Employee Option that is vested and outstanding immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the closing of the Business Combination and settled in the applicable number of shares of Origin Common Stock, rounded down to the nearest whole share, and then canceled and converted into the right to receive a number of shares of Combined Company Common Stock equal to the Common Exchange Ratio. Each Former Employee Option that is unvested and outstanding immediately prior to the Effective Time shall be automatically cancelled at the closing of the Business Combination without the payment of consideration. From and after the closing of the Business Combination, except with respect to the holder’s right to receive Combined Company Common Stock, if any, each Former Employee Option shall be cancelled and cease to be outstanding and the holder shall cease to have any rights with respect thereto.

Each Origin Stock Option (other than a Former Employee Option), whether vested or unvested, will be assumed by Artius and converted into an option to purchase shares of Combined Company Common Stock (each, a “Converted Option”) equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Origin Common Stock subject to such Origin Stock Option immediately prior to the Effective Time and (b) the Common Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Origin Stock Option immediately prior to the Effective Time divided by (ii) the Common Exchange Ratio; provided, however, that the exercise price and the number of shares of Combined Company Common Stock purchasable pursuant to such Converted Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided further, however, that in the case of such Origin Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Combined Company Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments in a manner consistent with Treasury Regulation Section 1.424-1, such that the Converted Option will not constitute a modification of such Origin Stock Option for purposes of Section 409A or Section 424 of the Code. Except as specifically provided above, following the Effective Time, each Converted Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Origin Stock Option immediately prior to the Effective Time.

Q:	What equity stake will the current shareholders of Artius and the Origin Equityholders hold in the Combined Company after the consummation of the Business Combination?

A:

It is anticipated that, upon consummation of the Business Combination: (i) our Public Shareholders will retain an ownership interest of approximately 39.3% in the Combined Company; (ii) our Initial Stockholders will own approximately 7.4% of the Combined Company; (iii) the Origin Equityholders will own approximately 42.4% of the Combined Company; and (iv) PIPE Investors will own approximately 10.9% of the Combined Company.

At the closing of the Business Combination, each warrant to purchase Origin stock will terminate and will be deemed to have been exercised immediately prior to the Closing and settled in the applicable number of shares of Origin Series A Preferred Stock or Origin Series B Preferred Stock, as applicable, rounded down to the nearest whole share, and then canceled and converted into the right to receive a number of shares of Combined Company Common Stock equal to the Series A Exchange Ratio or Series B Exchange Ratio, respectively (subject to certain adjustments as described in the Merger Agreement).

The foregoing ownership percentages are calculated inclusive of the Rollover Options and assume (i) no exercise of redemption rights by our Public Shareholders; and (ii) no inclusion of any Public Shares issuable upon the exercise of Artius Warrants. For more information, please see the sections entitled “Summary-Impact of the Business Combination on Artius’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	Will Artius obtain new financing in connection with the Business Combination?

A:

Yes. Concurrently with the execution of the Merger Agreement, Artius entered into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and Artius has agreed to issue and sell to the PIPE Investors, an aggregate amount of 20,000,000 shares of Combined Company Common Stock at the closing of the Business Combination in exchange for an aggregate purchase price of $200.0 million, as set forth in the Subscription Agreements.

Q:	What happens if I sell my Artius Class A Ordinary Shares before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Artius Class A Ordinary Shares after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your Artius Class A Ordinary Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Artius Class A Ordinary Shares prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, which requires the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Domestication Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Domestication Proposal.

The approval of the Transaction Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Transaction Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Transaction Proposal.

The approval of the Issuance Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Issuance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Issuance Proposal.

The approval of the Interim Charter Proposal requires the affirmative vote of holders of at least two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special meeting, as well as an abstention from voting and a broker non-vote with regard to the Interim Charter Proposal will have no effect on such Interim Charter Proposal.

The approval of the Charter Proposal requires the affirmative vote of holders of at least two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal have no effect on such Charter Proposal.

The approval of the Organizational Documents Proposals requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Organizational Documents Proposals will have no effect on the Organizational Documents Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Organizational Documents Proposal.

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Equity Incentive Plan Proposal will have no effect on the Equity Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Equity Incentive Plan Proposal.

The approval of the ESPP Proposal requires the affirmative vote of the holders of a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the ESPP Proposal will have no effect on the ESPP Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the ESPP Proposal.

The approval of the Director Election Proposal requires the affirmative vote of the holders of a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Director Election Proposal will have no effect on the Director Election Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Director Election Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, who vote thereon at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Our Initial Stockholders have agreed to vote their ordinary shares in favor of all Artius Stockholder Voting Matters (as defined in the Sponsor Letter Agreement).

Q:	What happens if the Transaction Proposal is not approved?

A:

If the Transaction Proposal is not approved and we do not consummate an initial business combination by July 16, 2022, we will be required to dissolve and liquidate the Trust Account, unless we extend the time we have to complete an initial business combination under the A&R Memorandum and Articles and the Trust Agreement.

Q:	How many votes do I have at the Special Meeting?

A:

Our shareholders are entitled to one vote on each proposal presented at the Special Meeting for each Artius Class A Ordinary Share and Artius Class B Ordinary Share held of record as of                , 2021, the record date for the Special Meeting. As of the close of business on the record date, there were 90,562,500 outstanding Artius Ordinary Shares, consisting of 72,450,000 outstanding Artius Class A Ordinary Shares and 18,112,500 outstanding Artius Class B Ordinary Shares.

Q:	What constitutes a quorum at the Special Meeting?

A:

A majority of the issued and outstanding Artius Ordinary Shares entitled to vote as of the record date at the Special Meeting must be present, in person or via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. Our Initial Stockholders, who currently own 20% of our issued and outstanding Artius Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, 45,281,251 Artius Ordinary Shares would be required to achieve a quorum.

Q:	How will Artius’s Sponsor, directors and officers vote?

A:

Concurrently with the execution of the Merger Agreement, we entered into agreements with our Sponsor, pursuant to which our Sponsor agreed to vote any Artius Ordinary Shares owned by it in favor of each of the Required Proposals and the Adjournment Proposal.

Our Initial Stockholders have agreed to vote any Artius Ordinary Shares owned by them in favor of the Transaction Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding Artius Ordinary Shares.

None of our Sponsor, directors or officers has purchased any Artius Ordinary Shares during or after the Artius IPO and, as of the date of this proxy statement/prospectus, neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding Artius Ordinary Shares, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.

Q:	What interests does the Sponsor and Artius’s current officers and directors have in the Business Combination?

A:

The Sponsor, certain members of our Board and our officers may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that the Sponsor holds an aggregate of 18,112,500 Founder Shares, which will be worthless if a business combination is not consummated by July 16, 2022;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by July 16, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $16,990,000 for its 11,326,667 Private Warrants to purchase Artius Class A Ordinary Shares and that such Private Warrants will expire worthless if a business combination is not consummated by July 16, 2022;

•

the continued right of our Sponsor to hold Combined Company Common Stock and the shares of Combined Company Common Stock to be issued to our Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•

the fact that upon the consummation of the Business Combination, Artius, the Sponsor and certain existing equityholders of Origin will enter into the Investor Rights Agreement, pursuant to which the Sponsor and signatory stockholders of Origin and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights;

•

the fact that concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Letter Agreement with the Sponsor, pursuant to which the Sponsor has agreed to (i) vote all of its Artius Class B Ordinary Shares in favor of the Artius Stockholder Voting Matters (as defined in the Sponsor Letter Agreement), (ii) certain restrictions on the Sponsor Vesting Shares, and (iii) to pay or cause to be paid to Origin on the date of the Closing the amount of any excess Artius Transaction Expenses as determined in accordance with the procedures in the Merger Agreement and the Sponsor Letter Agreement, in each case upon the terms and subject to the conditions set forth therein;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by July 16, 2022; and

•

that, the holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any Artius Ordinary Shares issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination.

These interests may influence our Board in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	Did our Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The A&R Memorandum and Articles do not require our Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target business is affiliated with our Sponsor, directors or officers. Because Origin is not affiliated with our Sponsor, directors or officers, we did not obtain such opinion.

Q:	What happens if I vote against the Transaction Proposal?

A:

If you vote against the Transaction Proposal but the Transaction Proposal still obtains the affirmative vote of the holders of a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting, then the Transaction Proposal will be approved and, assuming the approval of the Domestication Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Proposal, the ESPP Proposal and the Director Election Proposal and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the Transaction Proposal and the Transaction Proposal does not obtain the affirmative vote of the holders of a majority of Artius Ordinary Shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting, then the Transaction Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination, we may continue to try to complete an initial business combination with a different target business until July 16, 2022. If we fail to complete an initial business combination by July 16, 2022, then we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our Public Shareholders, unless we extend the period to complete our initial business combination under the A&R Memorandum and Articles and the Trust Agreement.

Q:	Do I have redemption rights?

A:

If you are a Public Shareholder, you may redeem your Public Shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our taxes, by (ii) the total number of then-outstanding Public Shares; provided that we may not redeem any Artius Class A Ordinary Shares issued in the Artius IPO to the extent that such redemption would result in our failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act). A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Artius Class A Ordinary Shares included in the Public Units sold in the Artius IPO. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to their Artius Class B Ordinary Shares in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Artius Ordinary Shares they may hold in connection with the consummation of the Business Combination. For illustrative purposes, based on the balance of our Trust Account of $724,716,475.96 as of December 31, 2020, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest not previously released to Artius or to pay our taxes) in connection with the liquidation of the Trust Account, unless we complete an alternative initial business combination prior to July 16, 2022.

Q:	Can our Initial Stockholders redeem their Founder Shares in connection with consummation of the Business Combination?

A:

No. Our Initial Stockholders, officers and other current directors have agreed to waive their redemption rights, with respect to their Founder Shares and any Public Shares they may hold, in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from exercising redemption rights with respect to more than an aggregate of 15% of the shares sold in the Artius IPO. Accordingly, all shares in excess of 15% owned by a holder or “group” of holders will not be redeemed for cash. On the other hand, a Public Shareholder who holds less than 15% of the Public Shares and is not a member of a “group” may redeem all of the Public Shares held by such shareholder for cash.

In no event is your ability to vote any or all of your shares (including those shares held by you or by a “group” in excess of 15% of the shares sold in the Artius IPO) for or against the Business Combination restricted.

We have no specified maximum redemption threshold under the A&R Memorandum and Articles, other than the aforementioned 15% threshold. Each redemption of Artius Ordinary Shares by our Public Shareholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $724,716,475.96 as of December 31, 2020. However, in no event will we redeem Artius

Ordinary Shares in an amount that would result in our failure to have at least $5,000,001 of net tangible assets.

Q:	Is there a limit on the total number of Public Shares that may be redeemed?

A:

Yes. The A&R Memorandum and Articles provide that we may not redeem our Public Shares in an amount that would result in our failure to have at least $5,000,001 of net tangible assets (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Merger Agreement. Other than this limitation, the A&R Memorandum and Articles does not provide a specified maximum redemption threshold. In the event the aggregate cash consideration we would be required to pay for all Artius Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all Artius Ordinary Shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate initial business combination.

Based on the amount of $724,716,475.96 as of December 31, 2020, approximately 39,971,647 Artius Ordinary Shares may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement. We refer to this as the maximum redemption scenario.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Charter Proposal or any of the Organizational Documents Proposals or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of the Nasdaq.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold Public Units, separate the underlying Public Shares and Public Warrants, and (ii) prior to 5:00 P.M., Eastern Time on                (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that Artius redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to the Public Shares. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares included in the Public Units sold in the Artius IPO. Accordingly, all Public Shares in excess of the aforementioned 15% threshold beneficially owned by a Public Shareholder or group will not be redeemed for cash.

Artius shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that Artius shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Artius shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Artius shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using the Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of the redemption depend on particular facts and circumstances. Please see the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—Effects of the Domestication on U.S. Holders” and “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders—Effects of Exercising Redemption Rights” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	If I am a Public Warrant holder, can I exercise redemption rights with respect to my Public Warrants?

A:	No. The holders of Public Warrants have no redemption rights with respect to such Public Warrants.

Q:	Do Artius shareholders have appraisal rights or dissenters’ rights if they object to the proposed Business Combination?

A:

No. Appraisal rights or dissenters’ rights are not available to holders of shares of Artius Ordinary Shares in connection with the Business Combination. Origin stockholders have appraisal rights. However, holders of a majority of the outstanding shares of Origin Capital Stock have waived their rights to seek appraisal in connection with the proposed Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

If the Business Combination is consummated, the funds held in the Trust Account will be used to: (i) pay our Public Shareholders who properly exercise their redemption rights; (ii) pay the Deferred Discount to the underwriters of the Artius IPO, in connection with the Business Combination; and (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred in connection with the transactions contemplated by the Merger Agreement, including the Business Combination, and pursuant to the terms of the Merger Agreement. Any remaining funds will be used by the Combined Company for general corporate purposes.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Merger Agreement, including the expiration of the applicable waiting period under the HSR Act, the approval and adoption by the Origin Stockholders of the Merger Agreement and the transactions contemplated thereby and the approval by the shareholders of the Required Proposals. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Merger Agreement and Related Agreements.”

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Merger Agreement may be terminated. Please see the section entitled “The Merger Agreement and Related Agreements” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination, we may continue to try to complete an initial business combination with a different target business until July 16, 2022. Unless we amend the A&R Memorandum and Articles and amend certain other agreements into which we have entered to extend the life of Artius, if we fail to complete an initial business combination by July 16, 2022, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Artius IPO. Please see the section entitled “Risk Factors—Risks Related to Artius and the Business Combination.”

Holders of our Founder Shares have waived any right to any liquidating distributions with respect to such shares. In addition, if we fail to complete a business combination by July 16, 2022, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:

The closing of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “The

Merger Agreement and Related Agreements—The Merger Agreement—Conditions to Closing of the Business Combination.” Following the closing of the Business Combination, Merger Sub will merge with and into Origin, with Origin surviving the Merger as the Surviving Corporation. The Merger will become effective at the time and on the date specified in the certificate of merger in accordance with the DGCL. The completion of the Business Combination is expected to occur in the second quarter of 2021. The Merger Agreement may be terminated by Artius if the closing of the Business Combination has not occurred by August 31, 2021.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Merger Agreement and Related Agreements—The Merger Agreement—Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

The Special Meeting will be held at the offices of                 and via live webcast at                 , on                 , 2021, at                 . The Special Meeting can be accessed by attending the offices of                or visiting                 , where you will be able to listen to the meeting live and vote during the meeting.

If you are a holder of record of Artius Ordinary Shares on                 , 2021, the record date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee.

For additional information, please see the section entitled “Special Meeting of the Shareholders of Artius in Lieu of the 2021 Annual Meeting of Artius Shareholders.”

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:

At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposals, the Equity Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal or the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies we receive without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters that properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting in person or via the virtual meeting platform, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe that all of the proposals presented to the shareholders at this Special Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	How will a broker non-vote impact the results of each proposal?

A:	Broker non-votes will not have any effect on the outcome of any of the proposals.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to our Secretary at the address listed below so that it is received by our Secretary prior to the Special Meeting or attend the Special Meeting in person via the virtual meeting platform and vote. You also may revoke your proxy by sending a notice of revocation to our Secretary, which must be received by our Secretary prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:

We will pay the cost of soliciting proxies for the Special Meeting. We have engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay Morrow Sodali a fee of $42,500, plus disbursements, and will reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of our Ordinary Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Artius Acquisition Inc.

3 Columbus Circle, Suite 2215

New York, New York 10019

Email: info@artiuscapital.com

You may also contact the proxy solicitor for Artius at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and Brokers call (203) 658-9400

Email: AACQ.info@investor.morrowsodali.com

To obtain timely delivery, Artius shareholders must request the materials no later than                , or five business days prior to the Special Meeting.

You may also obtain additional information about Artius from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your Public Shares (either physically or electronically) to the Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your Public Shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of Artius and Origin, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by our Public Shareholders; and (ii) no inclusion of any Public Shares issuable upon the exercise of Artius Warrants.

Artius

Artius is a special purpose acquisition company incorporated on January 24, 2020 as a Cayman Islands exempted company, limited by shares and incorporated for the purpose of effecting an initial business combination with one or more target businesses.

The Public Shares, Public Units and Public Warrants are traded on the Nasdaq under the ticker symbols “AACQ,” “AACQU” and “AACQW,” respectively. Artius will apply for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock and Common Stock Public Warrants on the Nasdaq under the symbols “ORGN” and “ORGNW,” respectively.

The mailing address of Artius’s principal executive office is 3 Columbus Circle, Suite 2215, New York, New York 10019.

Origin

Origin is a carbon negative materials company with a mission to enable the world’s transition to sustainable materials by replacing petroleum-based materials with decarbonized materials in a wide range of end products, such as food and beverage packaging, clothing, textiles, plastics, car parts, carpeting, tires, adhesives, soil amendments and more. Origin believes that its platform technology can help make the world’s transition to “net zero” possible and support the fulfillment of greenhouse gas reduction pledges made by countries as part of the United Nations Paris Agreement as well as corporations that are committed to reducing emissions in their supply chains.

Origin’s principal executive offices are located at 930 Riverside Parkway, Suite 10, West Sacramento, California 95605.

The Business Combination

General

On February 16, 2021, Artius entered into the Merger Agreement with Merger Sub and Origin. Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	at the closing of the Business Combination, Merger Sub will merge with and into Origin, with Origin continuing as the Surviving Corporation;

•

prior to the consummation of the Business Combination (and subject to approval by our shareholders), (a) Artius will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware

General Corporation Law and de-register as a Cayman Islands exempted company in accordance with Part XII of the Cayman Islands Companies Act (As Revised), (b) the Interim Certificate of Incorporation and the Bylaws will be adopted, and (c) Artius will request a certificate of de-registration from the Registrar of Companies of the Cayman Islands;

•

in connection with the Business Combination, the Origin stockholders and optionholders will receive the Aggregate Company Stock Consideration. Holders of shares of Origin Common Stock, Origin Series A Preferred Stock, Origin Series B Preferred Stock, and Origin Series C Preferred Stock will be entitled to receive a number of shares of newly-issued Combined Company Common Stock equal to the Common Exchange Ratio, Series A Exchange Ratio, Series B Exchange Ratio and Series C Exchange Ratio, respectively, each as defined in the Merger Agreement (subject to certain adjustments as described in the Merger Agreement);

•

at the closing of the Business Combination, Artius, the Sponsor and certain existing equityholders of Origin will enter into the Investor Rights Agreement, pursuant to which the Sponsor and signatory stockholders of Origin and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights;

•

concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Letter Agreement with the Sponsor, pursuant to which the Sponsor has agreed to (i) vote all of its Artius Class B Ordinary Shares in favor of the Business Combination and certain other matters, (ii) certain restrictions on the Sponsor Vesting Shares, and (iii) to pay or cause to be paid to Origin on the date of the Closing the amount of any excess Artius Transaction Expenses as determined in accordance with the procedures in the Merger Agreement, in each case upon the terms and subject to the conditions set forth therein; and

•

concurrently with the execution and delivery of the Merger Agreement, certain stockholders of Origin sufficient to approve the Merger Agreement, the Merger, and the other transactions contemplated in connection with the Business Combination have entered into the Stockholder Support Agreement with Artius and Origin, pursuant to which such stockholders of Origin have agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby, including by voting against any competing transaction or proposal, (ii) be bound by certain transfer restrictions with respect to Origin shares held by such stockholders, including any new shares acquired by such stockholders, prior to the closing of the Business Combination and (iii) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Stockholder Support Agreement.

Consideration in the Business Combination

Pursuant to the Merger Agreement, the Origin stockholders and optionholders will receive the consideration described below.

At the closing of the Business Combination, each Origin Stockholder, subject to the limited exceptions described in the Merger Agreement, will receive for each share of Origin Common Stock, Origin Series A Preferred Stock, Origin Series B Preferred Stock, and Origin Series C Preferred Stock it holds a number of shares of Combined Company Common Stock equal to the Common Exchange Ratio, Series A Exchange Ratio, Series B Exchange Ratio and Series C Exchange Ratio, respectively, each as defined in the Merger Agreement (subject to certain adjustments as described in the Merger Agreement).

At the closing of the Business Combination, each Origin Stock Option, subject to the limited exceptions described in the Merger Agreement with respect to Former Employee Options, whether vested or unvested, will be assumed by Artius and converted into an option to purchase shares of Combined Company Common Stock.

At the closing of the Business Combination, each warrant to purchase Origin stock will terminate and will be deemed to have been exercised immediately prior to the Closing and settled in the applicable number of shares of Origin Series A Preferred Stock or Origin Series B Preferred Stock, as applicable, rounded down to the nearest whole share, and then canceled and converted into the right to receive a number of shares of Combined Company Common Stock equal to the Series A Exchange Ratio or Series B Exchange Ratio, respectively (subject to certain adjustments as described in the Merger Agreement).

No fractional shares of Combined Company Common Stock will be issued. In lieu of the issuance of any such fractional shares, Artius shall aggregate the total number of shares of Combined Company Common Stock issuable to each Origin Stockholder upon the surrender for exchange of Origin stock, and then round down to the nearest whole number of shares of Combined Company Common Stock for each such Origin Stockholder.

Conditions to Closing of the Business Combination

The respective obligations of each of Origin and Artius to complete the Business Combination are subject to the satisfaction of the following conditions:

•	any applicable waiting period under the HSR Act in respect of the transactions contemplated by the Merger Agreement shall have expired or been terminated;

•

there shall not be any applicable law in effect that makes the consummation of the transactions contemplated by the Merger Agreement illegal or otherwise prohibited or any order in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•

the approval by the Artius shareholders of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal shall have been obtained;

•

after giving effect to the transactions, including the PIPE Investment, Artius shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) remaining after redemptions of any Artius Common Stock immediately after effecting the transactions;

•	Artius’s cash on hand shall not be less than $525,000,000;

•	the PIPE Investment shall have been consummated prior to or substantially concurrently with the Closing;

•	the Origin stockholder approval shall have been obtained;

•

this proxy statement/prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to this proxy statement/prospectus and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending; and

•	all ancillary agreements shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

Conditions to Artius’s Obligations

The obligations of Artius to complete the Business Combination are subject to the satisfaction of the following conditions:

•

the accuracy of the representations and warranties of Origin as of the date of the Merger Agreement and as of the closing date of the Business Combination, other than, in most cases, where the failure to be true and correct has not and would not reasonably be expected to have a material adverse effect on Origin;

•	each of the covenants of Origin to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects;

•	since the date of the execution of the Merger Agreement, no material adverse effect with respect to Origin shall have occurred that is continuing; and

•	the receipt of a certificate signed by an officer of Origin certifying that the preceding conditions have been satisfied.

Conditions to Origin’s Obligations

The obligations of Origin to complete the Business Combination are subject to the satisfaction of the following conditions:

•

the accuracy of the representations and warranties of Artius as of the date of the Merger Agreement and as of the closing date of the Business Combination, other than, in most cases, where the failure to be true and correct has not and would not reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay the ability of Artius to perform its obligations under the Merger Agreement and to consummate the Business Combination;

•	each of the covenants of Artius to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects;

•

since the date of the execution of the Merger Agreement, no event, circumstance or state of facts that, individually or in the aggregate would prevent, materially impair or materially delay the ability of Artius to perform its obligations under the Merger Agreement and to consummate the Business Combination shall have occurred that is continuing;

•	the receipt of a certificate signed by an executive officer of Artius certifying that the preceding conditions have been satisfied;

•	the shares of Combined Company Common Stock to be issued in the Merger will have been conditionally approved for listing upon the Closing on the Nasdaq subject only to official notice of issuance; and

•	certain directors and officers of Artius will have been removed from their respective positions or tendered their irrevocable resignations, effective as of the Effective Time.

Other Agreements Related to the Merger Agreement

Subscription Agreements

Concurrently with the execution of the Merger Agreement, Artius entered into the Subscription Agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase an aggregate of 20 million shares of Combined Company Common Stock for $10.00 per share in the PIPE Placement, for an aggregate purchase price equal to $200.0 million.

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, Artius is required to, within 15 business days after the Closing, submit to or file with the SEC a registration statement registering the resale of such shares. Additionally, Artius is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day following the filing date thereof (the “Effectiveness Deadline”), provided the Effectiveness

Deadline shall be extended to the 90th calendar day following the filing date thereof if the registration statement is reviewed by, and comments thereto are provided from, the SEC, and Artius will use commercially reasonable efforts to have the registration statement declared effective within ten business days of receipt of a SEC notice that the registration statement will not be “reviewed.” Artius must use commercially reasonable efforts to keep the registration statement effective until earliest to occur of: (i) two years from the issuance of the subscribed shares, (ii) the date on which all of the subscribed shares have been sold or (iii) the first date on which the PIPE Investors can sell all of their subscribed shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold.

The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement fail to occur; and (d) if the transactions contemplated by the Subscription Agreement are not consummated on or prior to August 31, 2021.

Sponsor Letter Agreement

Concurrently with the execution of the Merger Agreement, Artius and the Sponsor entered into the Sponsor Letter Agreement, pursuant to which the Sponsor agreed, among other things, to (i) vote in favor of the Artius Stockholder Voting Matters (as defined in the Sponsor Letter Agreement) and (ii) pay any excess of Artius Transaction Expenses (as defined in the Merger Agreement) over the Artius Transaction Expense Cap (as defined in the Sponsor Letter Agreement).

In addition, pursuant to the Sponsor Letter Agreement, the Sponsor agreed to subject the 4.5 million Sponsor Vesting Shares to vesting and forfeiture as follows: (A) one third of the Sponsor Vesting Shares will vest when VWAP equals or exceeds $15.00 for ten consecutive trading days during the three year period following the Closing, (B) one third of the Sponsor Vesting Shares will vest when VWAP equals or exceeds $20.00 for ten consecutive trading days during the four year period following the Closing, and (C) one third of the Sponsor Vesting Shares will vest when VWAP equals or exceeds $25.00 for ten consecutive trading days during the five year period following the Closing. Sponsor Vesting Shares (including any related dividends or distributions) that do not vest by the first business day following the applicable vesting period in the Sponsor Letter Agreement will be surrendered by the Sponsor to the Combined Company without any consideration. The vesting of the Sponsor Vesting Shares will be accelerated in the event of an Artius Sale.

Stockholder Support Agreements

Concurrently with the execution of the Merger Agreement, Artius also entered into the Stockholder Support Agreement by and among Artius, Origin and certain stockholders of Origin. Under the Stockholder Support Agreement, such Origin stockholders agreed, as promptly as practicable following the effectiveness of the proxy statement/prospectus relating to the approval by Artius shareholders of the Merger, to execute and deliver a written consent with respect to the securities of Origin set forth in the Stockholder Support Agreement adopting the Merger Agreement and approving the Merger. The securities of Origin owned by its stockholders who are party to the Stockholder Support Agreement and subject to such agreements are sufficient to approve the adoption of the Merger Agreement.

Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor, certain executive officers and directors of Origin and certain existing equityholders of Origin entered into a Lock-Up Agreement restricting, among other things, the transfer of Artius securities held by such contracting parties immediately following the Closing. Such restrictions begin at Closing and end on the earliest to occur of (i) 365 days after the date of the Closing; (ii) the first day after the date on which the closing price of the Combined Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing; or (iii) the date on which Artius completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Artius’s Public Shareholders having the right to exchange their Combined Company Common Stock for cash, securities or other property.

Investor Rights Agreement

Artius, the Sponsor and certain existing equityholders and equity award holders of Origin will enter into the Investor Rights Agreement, which will become effective upon the consummation of the Business Combination. In accordance with the Investor Rights Agreement, the Sponsor and signatory stockholders and equity award holders of Origin and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Investor Rights Agreement also provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Impact of the Business Combination on Artius’s Public Float

It is anticipated that, upon completion of the Business Combination: (i) our Public Shareholders will retain an ownership interest of approximately 39.3% in the Combined Company; (ii) our Initial Stockholders will own approximately 7.4% of the Combined Company; (iii) the Origin Equityholders will own approximately 42.4% of the Combined Company; and (iv) PIPE Investors will own approximately 10.9% of the Combined Company.

The foregoing percentages are calculated inclusive of the Rollover Options and assume (i) no exercise of redemption rights by our Public Shareholders and (ii) no inclusion of any Public Shares issuable upon the exercise of Artius Warrants. For more information, please see the sections entitled “Summary—Impact of the Business Combination on Artius’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Our Board’s Reasons for Approval of the Business Combination

We were incorporated for the purpose of effecting an initial business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both our Sponsor and our Board to identify, acquire and operate one or more businesses within or outside of the United States. Our initial focus was to identify and complete a business combination with a technology company, although we were not limited to a particular industry or sector.

In particular, our Board considered the following positive factors, although not weighted or in any order of significance:

•	Origin is one of the world’s leading carbon negative materials companies with a mission to enable the world’s transition to sustainable materials;

•	Origin’s disruptive platform technology is uniquely positioned to decarbonize the materials industry supply chain;

•

Origin’s patented drop-in technology, economics and carbon impact have been validated by trusted third parties and supported by a growing list of major global customers and investors, including Danone, Nestlé Waters, PepsiCo, Mitsubishi Gas Chemical and Packaging Equity Holdings;

•	Origin has generated approximately $1.0 billion in customer demand in offtake agreements and capacity reservations (including embedded options); and

•	Origin is building toward rapid growth, with production facilities Origin 1 and Origin 2 expected to operate by year 2022 and launch in 2025, respectively, and other detailed expansion plans to 2030.

Our Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Origin is an early stage company with a history of losses and its future profitability is uncertain;

•

Origin’s financial projections rely in part on assumptions about customer demand based on ongoing negotiations and indications of interest from potential customers. Origin’s inability to secure such customers could have an adverse impact on its financial condition and results of operations, and cause such projections to materially differ. Origin’s financial projections are also subject to other significant risks, assumptions, estimates and uncertainties, and may differ materially from actual results;

•	Origin may be unable to manage rapid growth effectively;

•

The loss of one or more of Origin’s significant customers, a significant reduction in their orders, their inability to perform under their contracts, or a significant deterioration in their financial condition could have a material adverse effect on Origin’s results of operations and financial condition;

•

Demand for Origin’s products is uncertain, and any change in such demand could materially impact Origin’s business, results of operations and financial condition. The market for Origin’s products is new and subject to significant risks and uncertainties;

•

Construction of Origin’s plants may not be completed in the expected timeframe or in a cost-effective manner. Any delays in the construction of Origin’s plants could severely impact Origin’s business, financial condition, results of operations and prospects;

•	Origin has not produced its products in large commercial quantities;

•	The technology for Origin’s current products is new and the performance of these products may be uncertain;

•

Origin’s industry is highly competitive, and Origin may lose market share to producers of products that can be substituted for its products, which may have an adverse effect on its results of operations and financial condition;

•	Increases in the cost of Origin’s raw materials may occur, which may have an adverse effect on Origin’s business if those costs cannot be passed through to Origin’s customers;

•

Maintenance, expansion and refurbishment of Origin’s facilities, the construction of new facilities and the development and implementation of new manufacturing processes involve significant risks, which may have an adverse effect on Origin’s results of operations and financial condition;

•	Compliance with extensive environmental, health and safety laws could require material expenditures, changes in Origin’s operations or site remediation;

•

Origin’s business relies on intellectual property and other proprietary information, and Origin’s failure to protect its rights could harm its competitive advantages with respect to the manufacturing of some of its products, which may have an adverse effect on Origin’s results of operations and financial condition;

•

Origin may require significant capital investment into the research and development of intellectual property and other proprietary information to improve and scale its technological processes, and failure to secure such investment could severely impact Origin’s business;

•	Origin relies in part on trade secrets to protect its technology, and any failure to obtain or maintain trade secret protection could limit Origin’s ability to compete;

•	Origin is dependent on management and key personnel, and Origin’s business would suffer if it fails to retain its key personnel and attract additional highly skilled employees;

•	If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the combined entity’s securities may decline;

•

The combined entity will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations; and

•	The unaudited pro forma financial information included herein may not be indicative of what the Combined Company’s actual financial position or results of operations will be.

For more information about our Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination—Recommendation of our Board of Directors and Reasons for the Business Combination.”

Independent Director Oversight

A majority of our Board is comprised of independent directors who are not affiliated with our Sponsor and its affiliates. In connection with the Business Combination, our independent directors, Ms. Richardson, Mr. Costello and Mr. Alesio, took an active role in evaluating the proposed terms of the Business Combination, including the terms of the Merger Agreement and Related Agreements. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates that could arise with regard to the proposed terms of the Merger Agreement and the Related Agreements. Our Board did not deem it necessary to, and did not form, a special committee of the Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as a majority of our Board is comprised of independent and disinterested directors, and our Board did not deem the formation of a special committee necessary or appropriate. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination. Please see the section entitled “The Business Combination—Independent Director Oversight.”

Satisfaction of 80% Test

It is a requirement under the A&R Memorandum and Articles and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the Deferred Discount and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. Based on the financial analysis of Origin and its subsidiaries generally used to approve the transaction, the Artius Board determined that this requirement was met. The Artius Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Artius and its shareholders and appropriately reflected the value of Origin and its subsidiaries. In reaching this determination, the Artius Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as the historical growth rate of Origin and its subsidiaries and its potential for future growth in revenue and profits. The Artius Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Origin and its subsidiaries met this requirement and make the other determinations regarding the transaction.

Special Meeting of the Shareholders of Artius in Lieu of the 2021 Annual Meeting of Artius Shareholders

Date, Time and Place of Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held at the offices of                and via live webcast at                 , on                 at                 . The Special Meeting can be accessed by attending the offices of                 or visiting                , where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing                 (toll-free within the U.S. and Canada) or                 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is                 , but please note that you cannot vote during the meeting or ask questions if you choose to participate telephonically.

Proposals

At the Special Meeting, Artius shareholders will be asked to consider and vote on:

1.

Domestication Proposal—To consider and vote upon a proposal by special resolution to change the corporate structure and domicile of Artius by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware, to be effected prior to the Closing of the Business Combination (Proposal No. 1);

2.

Transaction Proposal—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 2);

3.

Issuance Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of Artius’s issued and outstanding shares of Common Stock in connection with the Business Combination (Proposal No. 3);

4.

Interim Charter Proposal—To consider and vote upon a proposal to approve and adopt the proposed Interim Certificate of Incorporation to be in effect as of the Domestication and prior to the Effective Time, and the Bylaws of Artius to be in effect as of the Domestication, in the form attached hereto as Annex C and Annex D, respectively (Proposal No. 4);

5.

Charter Proposal—To consider and act upon a proposal to approve and adopt the proposed Certificate of Incorporation, to be in effect at the Effective Time, in the form attached hereto as Annex E (Proposal No. 5);

6.

Organizational Documents Proposals—To consider and act upon, on a non-binding advisory basis, eight separate proposals with respect to certain material differences between the Existing Organizational Documents and the proposed Interim Certificate of Incorporation, Certificate of Incorporation and Bylaws (Proposal No. 6);

7.

Equity Incentive Plan Proposal—To consider and vote upon a proposal to approve the 2021 Equity Incentive Plan including the authorization of the initial share reserve under the 2021 Equity Incentive Plan, in the form attached hereto as Annex H (Proposal No. 7);

8.

ESPP Proposal—To consider and vote upon a proposal to approve the ESPP that provides for the ability to grant stock purchase rights with respect to Combined Company Common Stock to employees of the Combined Company and its subsidiaries, in the form attached hereto as Annex I (Proposal No. 8);

9.

Director Election Proposal—To consider and vote upon a proposal to elect                directors to serve staggered terms on the board of directors of the Combined Company until the first, second and third annual meeting of stockholders following the date of the filing of the Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified (Proposal No. 9); and

10.

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal but no other proposal if the Required Proposals are approved (Proposal No. 10).

Voting Power; Record Date

Only Artius shareholders of record at the close of business on                , the record date for the Special Meeting, will be entitled to vote at the Special Meeting. Each Artius shareholder is entitled to one vote for each Ordinary Share that such shareholder owned as of the close of business on the record date. If an Artius shareholder’s shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the record date, there were                Artius Ordinary Shares outstanding, of which                 are Public Shares and                are Founder Shares held by our Initial Stockholders.

Vote of our Initial Stockholders

Our Initial Stockholders have agreed to vote any Artius Ordinary Shares owned by them in favor of all of the Artius Stockholder Voting Matters (as defined in the Sponsor Letter Agreement). As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding Artius Ordinary Shares.

Quorum and Required Vote for Proposals at the Special Meeting

A majority of the issued and outstanding Artius Ordinary Shares entitled to vote as of the record date at the Special Meeting must be present, in person or via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders at least two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. The approval of the Transaction Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. The approval of the Issuance Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. The approval of the Interim Charter Proposal requires the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. The approval of the Charter Proposal requires the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. The approval of the Organizational Documents Proposals requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Approval of the Equity Incentive Plan Proposal and the ESPP Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Directors are elected by a plurality of the votes cast in the Director Election Proposal; this means that the                individuals nominated for election to our Board who receive the most “FOR” votes (among the ordinary shares represented in person or via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting) will be elected. Approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting.

Recommendation of our Board of Directors

Our Board believes that each of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposals, the Equity Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of Artius and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

Interests of Certain Persons in the Business Combination

Interests of Artius Initial Stockholders and Artius’s Other Current Officers and Directors

In considering the recommendation of our Board to vote in favor of the Business Combination, Artius shareholders should be aware that aside from their interests as shareholders, our Sponsor and certain other members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Artius shareholders that they approve the Business Combination. Artius shareholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that the Sponsor holds an aggregate of 18,112,500 Founder Shares, which will be worthless if a business combination is not consummated by July 16, 2022;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by July 16, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $16,990,000 for its 11,326,667 Private Warrants to purchase Artius Ordinary Shares and that such Private Warrants will expire worthless if a business combination is not consummated by July 16, 2022;

•

the continued right of our Sponsor to hold Combined Company Common Stock and the shares of Combined Company Common Stock to be issued to our Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•

at the closing of the Business Combination, Artius, the Sponsor and certain existing equityholders of Origin will enter into the Investor Rights Agreement, pursuant to which the Sponsor and signatory stockholders of Origin and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights;

•

the fact that concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Letter Agreement with the Sponsor, pursuant to which the Sponsor has agreed to (i) vote all of its Artius Class B Ordinary Shares in favor of the Business Combination and certain other matters, (ii) certain restrictions on the Sponsor Vesting Shares, and (iii) to pay or cause to be paid to Origin on the date of the Closing the amount of any excess Artius Transaction Expenses as determined in accordance with the procedures in the Merger Agreement, in each case upon the terms and subject to the conditions set forth therein;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by July 16, 2022; and

•

the fact that, the holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any Artius Ordinary Shares issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of working capital loans), are entitled to registration rights pursuant to a registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination.

Redemption Rights

Pursuant to the A&R Memorandum and Articles, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our taxes, by (ii) the total number of then-outstanding Public Shares; provided that we will not redeem any Artius Class A Ordinary Shares issued in the Artius IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) of at least $5,000,001. As of December 31, 2020, the estimated per share redemption price would have been approximately $10.00. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to more than an aggregate of 15% of the Artius Class A Ordinary Shares included in the units sold in the Artius IPO.

If a holder exercises its redemption rights, then such holder will be exchanging its Artius Ordinary Shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section entitled “Special Meeting of the Shareholders of Artius in Lieu of 2021 Annual Meeting of Artius Shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Treatment of Origin Equity Awards

Each Former Employee Option that is vested and outstanding immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the closing of the Business Combination and settled in the applicable number of shares of Origin Common Stock, rounded down to the nearest whole share, and then canceled and converted into the right to receive a number of shares of Combined Company Common Stock equal to the Common Exchange Ratio. Each Former Employee Option that is unvested and outstanding immediately prior to the Effective Time shall be automatically cancelled at the closing of the Business Combination without the payment of consideration. From and after the closing of the Business Combination, except with respect to the holder’s right to receive Combined Company Common Stock, if any, each Former Employee Option shall be cancelled and cease to be outstanding and the holder shall cease to have any rights with respect thereto.

Each Origin Stock Option (other than a Former Employee Option), whether vested or unvested, will be assumed by Artius and converted into an option to purchase shares of Combined Company Common Stock (each, a “Converted Option”) equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Origin Common Stock subject to such Origin Stock Option immediately prior to the Effective Time and (b) the Common Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Origin Stock Option immediately prior to the Effective Time divided by (ii) the Common Exchange Ratio; provided, however, that the exercise price and the number of shares of Combined Company Common Stock purchasable pursuant to such Converted Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided further, however, that in the case of such Origin Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Combined Company Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments in a manner consistent with Treasury Regulation Section 1.424-1, such that the Converted Option will not constitute a modification of such Origin Stock Option for purposes of Section 409A or Section 424 of the Code. Except as specifically provided above, following the Effective Time, each Converted Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Origin Stock Option immediately prior to the Effective Time.

Certain Information Relating to Artius and Origin

Artius Board and Executive Officers before the Business Combination

The following individuals currently serve as directors and executive officers of Artius:

Name	Age	Position
Charles Drucker	57	Executive Chairman
Boon Sim	58	Chief Executive Officr and Chief Financial Officer, Director
Steven W. Alesio	66	Director
Kevin Costello	59	Director
Karen Richardson	58	Director

Combined Company Board of Directors and Executive Officers

Assuming the approval of the Director Election Proposal, the following individuals are expected to serve as directors and executive officers of the Combined Company upon consummation of the Business Combination:

Name	Age	Position
John Bissell	35	Co-Chief Executive Officer and Director
Rich Riley	47	Co-Chief Executive Officer and Director
Nate Whaley	46	Chief Financial Officer
Stephen Galowitz	56	Chief Commercial Officer
Joshua Lee	44	General Counsel
Karen Richardson	58	Chair of the Board
Boon Sim	58	Director
Charles Drucker	57	Director
William Harvey	70	Director

Listing of Securities

The Public Shares, Public Units and Public Warrants are traded on the Nasdaq under the ticker symbols “AACQ,” “AACQU” and “AACQW,” respectively. Artius will apply for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock and Common Stock Public Warrants on the Nasdaq under the symbols “ORGN” and “ORGNW,” respectively.

Comparison of Stockholder Rights

There are certain differences in the rights of Artius shareholders and Combined Company stockholders prior to the Business Combination and following the closing of the Business Combination. Please see the section entitled “Comparison of Stockholder Rights.”

Regulatory Approvals

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division makes a request for additional information or documentary material related to the Business Combination (a “Second Request”), the waiting period with respect to the Business Combination will be extended for an additional period of 30 calendar days, which will begin on the date on which Artius and Origin each certify substantial compliance with the Second Request. Complying with a Second Request can take a significant period of time. Artius and Origin each filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC on March 2, 2021. The 30-day waiting period with respect to the Business Combination, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is expected to expire at 11:59 p.m. Eastern Time on April 1, 2021 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither Artius nor Origin is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Material U.S. Federal Income Tax Consequences for Holders of Artius Common Stock

As described more fully herein, a holder of Artius Common Stock (such term to be used throughout this section “Material U.S. Federal Income Tax Consequences for Holders of Artius Common Stock” as such term is used in the section entitled “Material U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash in exchange for such shares may be treated as selling its Artius Common Stock resulting in the recognition of gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution as an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of our stock that a holder owns or is deemed to own by attribution (including through the ownership of warrants).

Additionally, because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights with respect to the Artius Common Stock, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code and the potential tax consequences of the PFIC rules as a result of the Domestication

Please see the section entitled “Material U.S. Federal Income Tax Considerations” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Accounting Treatment of the Business Combination

The Business Combination is intended to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, while Artius is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Origin issuing stock for the net assets of Artius, accompanied by a recapitalization. The net assets of Artius will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Origin.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of our Ordinary Shares in connection with the Business Combination. Pursuant to Section 262 of the DGCL, Origin Stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Origin Stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of the shares of Origin Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the consideration that would otherwise be received under the Merger Agreement. Origin Stockholders who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise Origin by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Origin or Artius that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Origin Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Origin Stockholders who are party to the Stockholder Support Agreement have waived their appraisal rights in connection with the Business Combination. For additional information on appraisal rights available to Origin Stockholders, see the section entitled “Appraisal Rights.”

Proxy Solicitation

We are soliciting proxies on behalf of our Board. Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. We have engaged Morrow Sodali to assist in the solicitation of proxies.

If an Artius shareholder grants a proxy, such shareholder may still vote its shares in person or via the virtual meeting platform if it revokes its proxy before the Special Meeting. An Artius shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of the Shareholders of Artius in Lieu of the 2021 Annual Meeting of Artius Shareholders—Revoking Your Proxy.”

Summary Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under “Risk Factors.” Below is a summary of some of these risks of which could harm our business, financial condition, results of operations and prospects.

•	Artius’s Initial Stockholders have agreed to vote in favor of the Business Combination described in this proxy statement/prospectus, regardless of how Artius’s Public Shareholders vote.

•

Artius’s Sponsor, certain members of Artius’s Board and Artius’s officers have interests in the Business Combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the Transaction Proposal and approval of the other proposals described in this proxy statement/prospectus.

•

Artius’s Sponsor, directors or officers or their affiliates may elect to purchase shares from Public Shareholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus and reduce the public “float” of Artius Common Stock.

•

Artius’s Public Shareholders will experience dilution as a consequence of, among other transactions, the issuance of Combined Company Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Artius’s current shareholders have on the management of the Combined Company.

•

Artius has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that Artius will be unable to continue as a going concern if Artius does not consummate an initial business combination by July 16, 2022, and in such case Artius may be forced to liquidate and its warrants may expire worthless.

•

Artius’s ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of the Combined Company’s key personnel, including the key personnel of Origin whom Artius expect to stay with the Surviving Corporation. The loss of key personnel could negatively impact the operations and profitability of the Combined Company and its financial condition could suffer as a result.

•

The exercise of discretion by Artius’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of Artius’s shareholders.

•

If Artius are unable to complete an initial business combination, Artius’s Public Shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that Artius’s Sponsor is unable to indemnify), and Artius’s warrants will expire worthless.

•

Subsequent to Artius’s completion of the Business Combination, Artius may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Artius’s financial condition, results of operations and Artius’s shares price, which could cause you to lose some or all of your investment.

•

Artius has no operating or financial history and Artius’s results of operations and those of the Combined Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

•	If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Artius’s securities may decline.

•	Artius’s shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

•	The Combined Company’s charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of the Combined Company’s stock.

•	Origin does not intend to pay dividends for the foreseeable future.

•	The market price and trading volume of Artius securities or Combined Company Common Stock may be volatile and could decline significantly, and may not continue.

•

The Domestication may result in adverse tax consequences for holders of Artius Class A Ordinary Shares and Artius Public Warrants, including holders exercising their redemption rights with respect to the Artius Common Stock.

•

Artius does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Artius to complete the Business Combination with which a substantial majority of Artius’s stockholders do not agree.

•	Origin is an early stage company with a history of losses and its future profitability is uncertain, and its financial projections may differ materially from actual results.

•	Origin’s business plan and financial projections assume Origin can secure substantial additional project financing and government incentives, which may be unavailable on favorable terms, if at all.

•

Origin has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain effective internal control over financial reporting, which may result in material misstatements of the Combined Company’s consolidated financial statements or result in failure to meet its periodic reporting obligations.

•

Construction of Origin’s plants may not be completed in the expected timeframe or in a cost-effective manner. Any delays in the construction of Origin’s plants could severely impact its business, financial condition, results of operations and prospects.

•	Initially, Origin plans to rely solely on a single commercial scale facility and expects to rely on a limited number of customers for a significant portion of its near-term revenue.

•	Origin has not produced its products in large commercial quantities and may not manage growth effectively.

•

Origin’s industry is highly competitive, and Origin may lose market share to producers of products that can be substituted for Origin’s products, which may have an adverse effect on Origin’s results of operations and financial condition.

•	Increases or fluctuations in the costs of Origin’s raw materials may affect Origin’s cost structure.

•	Compliance with extensive environmental, health and safety laws could require material expenditures, changes in Origin’s operations or site remediation.

•

Origin’s business relies on proprietary information and other intellectual property, and Origin’s failure to protect its intellectual property rights could harm its competitive advantages with respect to the use, manufacturing, sale or other commercialization of Origin’s processes, technologies and products, which may have an adverse effect on Origin’s results of operations and financial condition.

•

Origin may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs (including indemnification of third parties or costly licensing arrangements, if licenses are available at all) and limit Origin’s ability to use certain key technologies in the future or require development of non-infringing products or technologies, which may cause Origin to incur significant unexpected costs, prevent Origin from commercializing its products and otherwise harm its business.

•	Origin relies on trade secrets to protect its technology, and Origin’s failure to maintain trade secret protection could limit its ability to compete.

•	Origin’s management has limited experience in operating a public company.

The summary risk factors described above should be read together with the text of the full risk factors in the section titled “Risk Factors” and the other information set forth in this proxy statement/prospectus. The risks summarized above or described in full under the section titled “Risk Factors” are not the only risks that we face. Additional risks and uncertainties not precisely known to us, or that we currently deem to be immaterial may also harm our business, financial condition, results of operations and future growth prospects. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) our ability and Origin’s ability to complete the Business Combination and (ii) the business, cash flows, financial condition and results of operations of the Combined Company.

Selected Historical Financial Data for Artius

Statement of Operations Data:

The following table shows the statement of operations data for the period from January 24, 2020 (inception) through December 31, 2020.

Formation and operational costs	$341,627

Loss from operations	(341,627)
Other income:
Interest earned on marketable securities held in Trust Account	212,516
Unrealized gain on marketable securities held in Trust Account	3,960

Other income	216,476

Net loss	$ (125,151)

Weighted average shares outstanding, basic and diluted (1)	18,400,891

Basic and diluted net loss per ordinary share (2)	$(0.02)

(1)	Excludes an aggregate of 69,549,521 shares subject to possible redemption.
(2)

Net loss per ordinary share—basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $207,817 for the period from January 24, 2020 (inception) through December 31, 2020.

Balance Sheet Data:

The following table shows the balance sheet as of December 31, 2020.

ASSETS
Current Assets
Cash	$1,123,407
Prepaid expenses	220,867

Total Current Assets	1,344,274
Cash and marketable securities held in Trust Account	724,716,476

Total Assets	$726,060,750

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities—accrued expenses	$220
Deferred underwriting fee payable	25,357,500

Total Liabilities	25,357,720

Commitments
Class A ordinary shares subject to possible redemption, 69,549,521 shares at redemption value	695,703,020

Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 2,900,479 shares issued and outstanding (excluding 69,549,521 shares subject to possible redemption)	290
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 18,112,500 shares issued and outstanding	1,811
Additional paid-in capital	5,123,060
Accumulated deficit	(125,151)

Total Shareholders’ Equity	5,000,010

Total Liabilities and Shareholders’ Equity	$726,060,750

Summary Historical Financial Data for Origin

The summary historical consolidated statements of operations data of Origin for the years ended December 31, 2020 and 2019 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Origin’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Origin’s historical results are not necessarily indicative of the results that may be expected in the future. You should read the following summary historical consolidated financial data together with the sections entitled “Origin Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Origin’s consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

Origin is providing the following summary historical consolidated financial information to assist you in your analysis of the financial aspects of the Business Combination.

Statement of Operations Data	For The Year Ended December 31, 2020	For The Year Ended December 31, 2019
	(In thousands except Share and per Share Amounts)
Research and development	4,138	6,704
General and administrative	6,563	3,706
Depreciation and amortization	479	646

Loss from operations	(11,180)	(11,056)
Other income (expense):
Other expense, net	(19,123)	10,577

Net loss	(30,303)	(479)

Weighted average shares outstanding of common stock—basic and diluted	1,285,202	1,284,026

Net loss per share of common stock—basic and diluted	$(23.58)	$(0.37)

Balance Sheet Data	December 31, 2020	December 31, 2019
Total assets	47,428	47,797
Total liabilities	47,306	19,799
Total redeemable convertible preferred stock and stockholders’ deficit	122	27,998

Selected Historical Financial Data of the Combined Company on a Pro Forma Basis

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transaction contemplated by the Merger Agreement. The transaction will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Artius will be treated as the “acquired” company for financial reporting purposes. Accordingly, the transaction will be reflected as the equivalent of Origin issuing stock for the net assets of Artius, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Origin. The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2020 gives effect to the Business Combination as if it had occurred on December 31, 2020.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of Origin appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Artius and Origin for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of Origin.

Artius is providing the following Summary Pro Forma Information to assist you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Artius’s Class A Ordinary Shares:

•

Assuming No Redemptions: This presentation assumes that no public stockholders of Artius exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that stockholders holding 39,971,647 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that consummating the Business Combination is conditioned on Artius having cash on hand of at least $525,000,000 as of immediately prior to the Closing. This scenario gives effect to Public Share redemptions of 39,971,647 Public Shares for aggregate redemption payments of $400 million using a per share redemption price that was calculated as $724.7 million in the Trust Account per Artius’s historical balance sheet divided by 72,450,000 Public Shares as of December 31, 2020.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(In thousands except per share data)
Summary of Unaudited Pro Forma Condensed Combined Statement of Operations Data Year Ended December 31, 2020
Total operating expenses	11,522	11,522
Basic and diluted net loss per share—Class A and Class B	$(0.07)	$(0.09)
Basic and diluted weighted average shares outstanding—Class A and Class B	175,478,137	135,506,490
Select Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2020
Total assets	883,431	483,715
Total liabilities	47,306	47,306
Total redeemable convertible preferred stock and stockholders’ deficit	836,125	436,409

Selected Comparative Per Share Information

Comparative Per Share Data of Artius

The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by the Nasdaq on February 16, 2021, the last trading day before the Business Combination was publicly announced, and on                 the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Public Units (AACQU)	Public Shares (AACQ)	Public Warrants (AACQW)
February 16, 2021	$15.34	$14.00	$3.97
	$	$	$

The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the Public Shares, the value of the consideration that Origin Stockholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the

Merger Agreement, the date of this proxy statement/prospectus, and the date on which Artius shareholders vote on the approval of the Merger Agreement. Artius shareholders are urged to obtain current market quotations for Artius securities before making their decision with respect to the approval of the Merger Agreement.

Comparative Per Share Data of Origin

Historical market price information regarding Origin is not provided because there is no public market for Origin Stock.

RISK FACTORS

Artius shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before deciding whether to vote or instruct their vote to be cast for the relevant proposals described in this proxy statement/prospectus. The following risk factors apply to the businesses of Origin, the operations of the business by Origin and will also apply to the business and operations of the Combined Company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Combined Company. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” The Combined Company may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair the Combined Company’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Origin’s Business

Risks Related to Origin’s Financial Condition and Status as an Early Stage Company

Origin is an early stage company with a history of losses and its future profitability is uncertain.

Since Origin’s incorporation in 2008, Origin has had a history of net losses due to its primary focus on research and development, plant construction, capital expenditures and early-stage commercial activities. As of December 31, 2020, Origin had a net loss of $30.3 million and an accumulated deficit of $98.8 million.

Origin expects that its net losses will continue for the foreseeable future. Based on Origin’s estimates and projections, which are subject to significant risks and uncertainties, Origin does not expect to generate revenue until 2023 and does not expect to reach commercial scale production until 2025. Even if Origin is able to commercialize its products and generate revenue from product sales, Origin may not become profitable for many years, if at all.

Origin’s potential profitability is dependent upon many factors, including its ability to complete construction of current and future plants, maintain an adequate supply chain, anticipate and react to demand for its products, manufacture its products on a commercial scale, secure additional customer commitments, and otherwise execute its growth plan. Origin expects the rate at which it will incur losses to be significantly higher in future periods as Origin:

•	expands its commercial production capabilities and incurs construction costs associated with building its plants;

•	increases its expenditures associated with its supply chain, including sourcing primary feedstock for its products;

•	increases its spending on research and development for new products;

•	begins full scale commercial production of its products;

•	increases its sales and marketing activities and develops its distribution infrastructure; and

•	increases its general and administrative functions to support its growing operations and to operate as a public company.

Because Origin will incur the costs and expenses from these efforts before receiving meaningful revenue, its losses in future periods could be significant. Origin may find that these efforts are more expensive than Origin currently estimates or that these efforts may not result in revenues, which would further increase its losses.

Origin’s financial projections may differ materially from actual results.

The financial projections included in this proxy statement/prospectus are based on Origin’s estimates and assumptions as of the date of this proxy statement/prospectus concerning various factors which are subject to significant risks and uncertainties, many of which are beyond its control, and therefore actual results may differ materially. These estimates and assumptions include, among others: estimates of the total addressable market for Origin’s products; assumptions regarding customer demand and performance under existing offtake agreements, including the exercise of customer options, capacity reservation agreements and anticipated customer agreements currently under negotiation; and assumptions regarding Origin’s ability to scale production to meet current and future demand. These estimates and assumptions are subject to various factors beyond Origin’s control, including, for example, changes in customer demand, increased costs in its supply chain, increased labor costs, price stability of feedstock, changes in the supply of feedstock, increased construction costs for its plants, changes in the regulatory environment, the impact of global health crises (including the COVID-19 pandemic and COVID-19 variants) and changes in its executive team. Notably, Origin’s financial projections reflect assumptions regarding contracts that are currently under negotiation with, as well as indications of interest from, potential customers who may withdraw at any time. Accordingly, Origin’s future financial condition and results of operations may differ materially from its projections. Neither Origin nor Artius have any duty to update the financial projections included in this proxy statement/prospectus. Origin’s failure to achieve its projected results could harm the trading price of the Combined Company’s securities and its financial position following the completion of the Business Combination.

Origin may not manage growth effectively.

Origin’s failure to manage growth effectively could harm its business, results of operations and financial condition. Origin anticipates that a period of significant expansion will be required to address potential growth. This expansion will place a significant strain on Origin’s management, operational and financial resources. To manage the growth of its operations and personnel, Origin must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain a qualified finance, administrative and operations staff. Origin may be unable to hire, train, retain and manage the necessary personnel or to identify, manage and exploit potential strategic relationships and market opportunities.

Origin’s business plan and financial projections assume Origin can secure substantial additional project financing and government incentives, which may be unavailable on favorable terms, if at all.

Origin will need substantial additional project financing and government incentives in order to meet its financial projections, execute its growth strategy and expand its manufacturing capability. Origin has not yet secured such project financing and government incentives, and they may not be available on commercially reasonable terms, if at all. In particular, Origin’s ability to obtain financing for the construction of future plants may depend in part on its ability to first enter into customer agreements sufficient to demonstrate sufficient demand to justify the construction of such plants. If Origin is unable to obtain such financing and government incentives, or secure sufficient customer agreements, on commercially reasonable terms, or at all, Origin will not be able to execute its growth strategy.

To the extent that Origin raises additional capital in connection with or after the Business Combination through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of those securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Origin’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. Debt financing could also have significant negative consequences for Origin’s business, results of operations and financial condition, including, among others, increasing Origin’s vulnerability to adverse economic and industry conditions, limiting Origin’s ability to obtain additional financing, requiring the dedication of a substantial portion of Origin’s cash flow from operations to service Origin’s indebtedness, thereby reducing the amount of Origin’s cash flow available for other purposes, limiting Origin’s flexibility in planning for, or reacting to, changes in Origin’s business, and placing Origin at a possible competitive disadvantage compared to less leveraged competitors or competitors that may have better access to capital resources.

If Origin raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, Origin may have to relinquish valuable rights to its technologies, future revenue streams, research programs or products, or grant licenses on terms that may not be favorable to Origin. If Origin is unable to raise additional funds through equity or debt financings or other arrangements when needed, Origin may be required to delay, limit, reduce or terminate its commercialization, research and development efforts or grant rights to third parties to market and/or develop products that Origin would otherwise prefer to market and develop itself.

If Origin seeks government grants, incentives or subsidies, their terms may be limiting or restrict certain of Origin’s planned operations, thereby requiring Origin to alter its operating plans and materially impacting its financial projections and projected results of operations. Government grants may also be terminated, modified or recovered under certain conditions without Origin’s consent.

Origin has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain effective internal control over financial reporting, which may result in material misstatements of the Combined Company’s consolidated financial statements or cause the Combined Company to fail to meet its periodic reporting obligations.

In connection with the audit of its consolidated financial statements for the fiscal years ended December 31, 2019 and December 31, 2020, Origin identified material weaknesses in its internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented or detected on a timely basis. Specifically, Origin did not have in place an effective control environment with formal processes and procedures to allow for a detailed review of accounting transactions that would identify errors in a timely manner. In addition, due to its size, Origin did not have proper segregation of duties and had insufficient accounting and finance personnel with an appropriate level of technical accounting knowledge in the application of U.S. GAAP commensurate with Origin’s complexity and financial accounting and reporting requirements to design, implement and operate precise business processes and internal control activities over financial reporting to provide reasonable assurance of preventing or detecting material misstatements.

Origin has begun implementing and is continuing to implement measures designed to improve its internal control over financial reporting to remediate these material weaknesses, including retention of an accounting consultant to assist in areas of complex accounting and financial reporting, converting and upgrading its accounting system and hiring additional IT personnel. Origin also plans to hire additional accounting personnel including a staff accountant, a corporate controller and/or a director of SEC reporting.

If Origin is unable to successfully remediate its existing or any future material weaknesses in its internal control over financial reporting, or if Origin identifies any additional material weaknesses, the accuracy and timing of its financial reporting may be adversely affected, Origin may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable Nasdaq listing requirements, investors may lose confidence in its financial reporting and the Combined Company’s stock price may decline as a result. Origin also could become subject to investigations by Nasdaq, the SEC or other regulatory authorities.

As a public company, Origin will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting for future annual reports on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by management in the Combined Company’s internal control over financial reporting. The Combined Company’s independent registered public accounting firm will also be required to audit the effectiveness of the Combined Company’s internal control over financial reporting in future annual reports on Form 10-K to be filed with the SEC. The Combined Company will be required to disclose changes made in its internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject the Combined Company to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. Origin has begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but the Combined Company may not be able to complete its evaluation, testing and any required remediation in a timely fashion.

Changes in tax laws or tax rulings could materially affect Origin’s financial position, results of operations, and cash flows.

The tax regimes Origin is subject to or operate under, including income and non-income taxes, are unsettled and may be subject to significant change. Changes in tax laws, regulations, or rulings, or changes in interpretations of existing laws and regulations, could materially affect Origin’s financial position and results of operations. For example, the 2017 Tax Cuts and Jobs Act (the “Tax Act”) made broad and complex changes to the U.S. tax code, including changes to U.S. federal tax rates, additional limitations on the deductibility of interest, both positive and negative changes to the utilization of future net operating loss (“NOL”) carryforwards, allowing for the expensing of certain capital expenditures, and putting into effect the migration from a “worldwide” system of taxation to a more territorial system. Future guidance from the IRS with respect to the Tax Act may affect Origin, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation. The issuance of additional regulatory or accounting guidance related to the Tax Act could materially affect Origin’s tax obligations and effective tax rate in the period issued. In addition, many countries in Europe and a number of other countries and organizations, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase Origin’s tax obligations in the countries where Origin does business or require it to change the manner in which Origin operates its business.

The Organization for Economic Cooperation and Development has been working on a Base Erosion and Profit Shifting Project, and issued a report in 2015, an interim report in 2018, and is expected to continue to issue guidelines and proposals that may change various aspects of the existing framework under which Origin’s tax obligations are determined in many of the countries in which Origin does business. Similarly, the European Commission and several countries have issued proposals that would change various aspects of the current tax framework under which Origin is taxed. These proposals include changes to the existing framework to calculate income tax, as well as proposals to change or impose new types of non-income taxes, including taxes based on a percentage of revenue. For example, several countries have proposed or enacted taxes applicable to digital services, which could apply to Origin’s business.

As Origin expands the scale of its international business activities, these types of changes to the taxation of its activities could increase its worldwide effective tax rate, increase the amount of taxes imposed on its business, and harm its financial position. Such changes may also apply retroactively to Origin’s historical operations and result in taxes greater than the amounts estimated and recorded in its financial statements.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of Origin’s income or other tax returns could adversely affect Origin’s operating results and financial condition.

Origin is subject to taxation in Canada and other jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes Origin pays in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have an adverse impact on Origin’s liquidity and results of operations. In addition, the authorities in several jurisdictions could review Origin’s tax returns and impose additional tax, interest and penalties, which could have an impact on Origin and on its results of operations. Origin has previously participated in government programs with the Canadian federal government and Canadian provincial governments that provide investment tax credits based upon qualifying research and development expenditures. If Canadian taxation authorities successfully challenge such expenses or the correctness of such income tax credits claimed, Origin’s historical operating results could be adversely affected. As a public company, Origin will no longer be eligible for refundable tax credits under the Canadian federal Scientific Research and Experimental Development Program (“SR&ED”) credits. However, Origin is still eligible for non-refundable SR&ED credits under this program, which are eligible to reduce future income taxes payable.

Origin’s future effective tax rates in Canada could be subject to volatility or adversely affected by a number of factors.

Origin’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of Origin’s deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	future earnings being lower than anticipated in countries where Origin has lower statutory tax rates and higher than anticipated earnings in countries where Origin has higher statutory tax rates.

Origin may conduct activities in Canada and other jurisdictions through its subsidiaries pursuant to transfer pricing arrangements and may in the future conduct operations in other jurisdictions pursuant to similar arrangements. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally will require that transfer prices be the same as those between unrelated companies dealing at arms’ length. While Origin intends to operate in compliance with applicable transfer pricing laws, Origin’s transfer pricing procedures are not binding on applicable tax authorities. If tax authorities in any of these countries were to successfully challenge Origin’s transfer prices as not reflecting arm’s length transactions, they could require Origin to adjust its transfer prices and thereby reallocate Origin’s income to reflect these revised transfer prices, which could result in a higher tax liability to Origin.

Origin’s ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

Origin has incurred losses during its history. To the extent that Origin continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2020, Origin had U.S. federal NOL carryforwards of approximately $71.6 million.

Under the Tax Act, as modified by the CARES Act, U.S. federal NOL carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, Origin’s NOL carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Code, Origin’s federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of its stock. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership (as measured by value) by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Origin’s ability to utilize its NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. Origin has not yet determined the amount of the cumulative change in its ownership resulting from the Business Combination or other transactions, or any resulting limitations on its ability to utilize its net operating loss carryforwards and other tax attributes. If Origin earns taxable income, such limitations could result in increased future income tax liability to Origin and its future cash flows could be adversely affected. Origin has recorded a valuation allowance related to its NOL carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Origin’s outstanding secured and unsecured indebtedness, ability to incur additional debt and the provisions in the agreements governing its current debt, and certain other agreements, could harm Origin’s business, financial condition, results of operations and prospects.

As of December 31, 2020, after giving pro forma effect to the transactions contemplated by the Merger Agreement, Origin had total consolidated debt of $9.3 million including $9.3 million of secured indebtedness. Origin’s debt service obligations could have important consequences to the Combined Company for the foreseeable future, including that Origin’s ability to obtain additional financing for capital expenditures, working capital or other general corporate purposes may be impaired and Origin may be or become substantially more leveraged than some of Origin’s competitors, which could place Origin at a relative competitive disadvantage and make Origin more vulnerable to changes in market conditions and governmental regulations.

Origin is required to maintain compliance with certain financial and other covenants under its debt agreements. There are and will be operating and financial restrictions and covenants in certain of Origin’s debt agreements, including the Nestlé Note and the Danone Note (see the section titled “Origin Relationships and Related Party Transactions” for more detail), as well as certain other agreements to which Origin is or may become a party. These limit, among other things, Origin’s ability to incur certain additional debt, create certain liens or other encumbrances and sell assets. These covenants could limit Origin’s ability to engage in activities that may be in Origin’s best long-term interests. Origin’s failure to comply with certain covenants in these agreements could result in an event of default under the various debt agreements, allowing lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under such circumstances, Origin might not have sufficient funds or other resources to satisfy all of its obligations.

Risks Related to Origin’s Operations and Industry

Construction of Origin’s plants may not be completed in the expected timeframe or in a cost-effective manner. Any delays in the construction of Origin’s plants could severely impact its business, financial condition, results of operations and prospects.

Origin’s projected financial performance and results of operations, including its ability to achieve commercial scale production, depend on Origin’s ability to construct several commercial scale plants. While Origin expects the Origin 1 plant to be operational by the end of 2022, Origin does not expect the Origin 2 plant to be operational until 2025, and Origin’s expansion to additional commercial scale plants is not planned to commence until 2027. In particular, Origin has not selected a site for the Origin 2 plant or any of its other future planned plants, and may have difficulty finding a site with appropriate infrastructure and access to raw materials. With respect to these future plants, Origin also does not have agreements with engineering, procurement or construction firms. Consequently, Origin cannot predict on what terms such firms may agree to design and construct its future plants.

If Origin is unable to construct these plants within the planned timeframes, in a cost-effective manner or at all due to a variety of factors, including, but not limited to, a failure to acquire or lease land on which to build its plants, a stoppage of construction as a result of the COVID-19 pandemic, unexpected construction problems, permitting and other regulatory issues, severe weather, labor disputes, and issues with subcontractors or vendors, including payment disputes, which Origin has previously experienced, its business, financial condition, results of operations and prospects could be severely impacted.

The construction and commission of any new project is dependent on a number of contingencies some of which are beyond Origin’s control. There is a risk that significant unanticipated costs or delays could arise due to, among other things, errors or omissions, unanticipated or concealed project site conditions, including subsurface conditions and changes to such conditions, unforeseen technical issues or increases in plant and equipment costs, insufficiency of water supply and other utility infrastructure, or inadequate contractual arrangements. Should these or other significant unanticipated costs arise, this could have a material adverse impact on Origin’s business, financial performance and operations. No assurance can be given that construction will be completed on time or at all, or as to whether Origin will have sufficient funds available to complete construction.

In addition, Origin’s financial projections and operating assumptions assume Origin can pursue a pulp mill “brownfield” capital expenditure strategy, pursuant to which Origin plans to purchase brownfield sites in the U.S. and Canada, convert or repurpose equipment located at such sites, and integrate such equipment into Origin’s plant infrastructure. Origin’s current financial projections assume this strategy can yield up to 15% net savings on total plant capital expenditures. If Origin is unable execute on this strategy, its actual financial performance and results of operations could differ materially from Origin’s projections, which, among other things, would have a significant impact on the trading price of the Combined Company’s securities and its financial position following the completion of the Business Combination.

Initially, Origin plans to rely solely on a single commercial scale facility.

Origin’s operating plan assumes that Origin will have one commercial scale facility until 2027. Adverse changes or developments affecting this facility could impair Origin’s ability to produce its products. Any shutdown or period of reduced production at this facility, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond Origin’s control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics (such as COVID-19), equipment failure or delay in supply delivery, would, among other things, significantly disrupt Origin’s ability to generate revenue, execute its expansion plans, and meet its contractual obligations and customer demands. In addition, Origin’s plant equipment may be costly to replace or repair, and its equipment supply chains may be disrupted in connection with pandemics (such as COVID-19), trade wars or other factors. If any material amount of Origin’s equipment is damaged, Origin could be unable to predict when, if at all, Origin could replace or repair such equipment or find suitable alterative equipment, which could adversely affect Origin’s business, financial condition, results of operations and prospects. Performance guarantees may not be sufficient to cover damages or losses, or the guarantors under such guarantees may not have the ability to pay. Any insurance coverage Origin has may not be sufficient to cover all of its potential losses and may not continue to be available to Origin on acceptable terms, or at all.

Origin may be delayed in or unable to procure necessary capital equipment.

While the equipment Origin uses to produce Origin’s products is currently widely available, Origin relies on outside companies to continue to manufacture the equipment necessary to produce Origin’s products. If Origin’s suppliers of capital equipment are unable or unwilling to provide Origin with necessary capital equipment to manufacture its products or if Origin experience significant delays in obtaining the necessary manufacturing equipment, Origin’s business, results of operations and financial condition could be adversely affected. In addition, the construction of Origin’s plants may require a substantial portion of certain materials and supplies relative to the overall global supply of such materials and supplies. If Origin is unable to secure an adequate supply of such materials and supplies on commercially reasonable terms, or at all, the construction of its plants may be delayed or terminated.

Origin has not produced its products in large commercial quantities.

Origin has no experience in producing large quantities of its products. While Origin has succeeded in producing small amounts of its products in its pilot plant for customer trials and testing purposes, Origin has not yet commenced large-scale production. There are significant technological and logistical challenges associated with producing, marketing, selling and distributing products in the specialty chemicals industry, including Origin’s products, and Origin may not be able to resolve all of the difficulties that may arise in a timely or cost-effective manner, or at all. While Origin believes that it understands the engineering and process characteristics necessary to successfully build and operate its additional planned facilities and to scale up to larger facilities, Origin may not be able to cost effectively manage production at a scale or quality consistent with customer demand in a timely or economical manner.

Any decline in the value of carbon credits associated with Origin’s products could harm Origin’s results of operations, cash flow and financial condition.

The value of Origin’s products may be dependent on the value of carbon credits, programs relating to low-carbon materials and products standards and other similar regulatory regimes or the implicit value of decarbonized materials. The value of these credits fluctuates based on market and regulatory forces outside of Origin’s control. There is a risk that the supply of low-carbon alternative materials and products outstrips demand, resulting in the value of carbon credits declining. Any such declines could mean that the economic benefits from Origin’s customers’ efforts to de-carbonize their operations might not be realized. Any decline in the value of carbon credits associated with Origin’s products could harm Origin’s results of operations, cash flow and financial condition.

Origin expects to rely on a limited number of customers for a significant portion of its near-term revenue.

Origin currently has offtake and capacity reservation agreements with a limited number of customers, from which Origin expects to generate most of its revenues in the near future. The loss of one or more of Origin’s significant customers, a substantial reduction in their orders, their failure to exercise customer options, their unwillingness to extend contractual deadlines if Origin is unable to meet production requirements, their inability to perform under their contracts or a significant deterioration in their financial condition could harm Origin’s business, results of operations and financial condition. If Origin fails to perform under the terms of these agreements, the customers could seek to terminate these agreements and/or pursue damages against Origin, including liquidated damages in certain instances, which could harm Origin’s business.

Origin’s products may not achieve market success.

Origin currently has a small number of binding customer commitments for commercial quantities of Origin’s products. Some prospective customers are currently evaluating and testing Origin’s products prior to making large-scale purchase decisions. The successful commercialization of Origin’s products is dependent on Origin’s customers’ ability to commercialize the end-products that utilize Origin’s products, which may gain market acceptance slowly, if at all. Furthermore, the technology for Origin’s products is new, and the performance and ultimate carbon footprint of these products is uncertain. The market for carbon-negative products is nascent and subject to significant risks and uncertainties.

Market acceptance of Origin’s products will depend on numerous factors, many of which are outside of Origin’s control, including, among others:

•	public acceptance of such products;

•	Origin’s ability to produce products of consistent quality that offer functionality comparable or superior to existing or new products;

•	Origin’s ability to produce products fit for their intended purpose;

•	Origin’s ability to produce new products or customizations of existing products to match changes in public demand;

•	Origin’s ability to obtain necessary regulatory approvals for Origin’s products;

•	the speed at which potential customers qualify Origin’s products for use in their products;

•	the pricing of Origin’s products compared to competitive and alternative products, including petroleum-based plastics;

•	the strategic reaction of companies that market competitive products;

•	Origin’s reliance on third parties who support or control distribution channels; and

•	general market conditions, including fluctuating demand for Origin’s products.

Origin’s industry is highly competitive, and Origin may lose market share to producers of products that can be substituted for Origin’s products, which may have an adverse effect on Origin’s results of operations and financial condition.

The specialty chemicals industry is highly competitive, and Origin faces significant competition from both large established producers of fossil-based materials, recycled fossil-based materials and a variety of current and future producers of low-carbon, biodegradable, or renewable resource-based materials. Many of Origin’s current competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than Origin. Origin’s competitors may be able to adapt more quickly to new or emerging technologies, changes in customer requirements and changes in laws and regulations. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers or other third parties. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share.

Origin’s competitors may also improve their relative competitive position by successfully introducing new products or products that can be substituted for Origin’s products, improving their manufacturing processes, or expanding their capacity or manufacturing capabilities. Further, if Origin’s competitors are able to compete at advantageous cost positions, this could make it increasingly difficult for Origin to compete in markets for less-differentiated applications. If Origin is unable to keep pace with Origin’s competitors’ product and manufacturing process innovations or cost position, it could harm Origin’s results of operations, financial condition and cash flows.

Origin’s operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of Origin’s control.

Origin is subject to, among other things, the following factors that may negatively affect Origin’s operating results:

•	the announcement or introduction of new products by Origin’s competitors;

•	Origin’s ability to upgrade and develop Origin’s systems and infrastructure to accommodate growth;

•	Origin’s ability to attract and retain key personnel in a timely and cost-effective manner;

•	Origin’s ability to attract new customer and retain existing customers;

•	technical difficulties;

•	the amount and timing of operating costs and capital expenditures relating to the expansion of Origin’s business, operations and infrastructure;

•	Origin’s ability to identify and enter into relationships with appropriate and qualified third-party providers of necessary testing and manufacturing services;

•	regulation by federal, state or local governments; and

•

general economic conditions, as well as economic conditions specific to the plastics and fuels industries, and other industries related to compostable or biodegradable substitutes for non-biodegradable plastics, as well as changes to commodity prices to which prices in some of Origin’s contracts are indexed.

As a result of Origin’s limited operating history and the nature of the markets in which Origin competes, it is difficult for Origin to forecast Origin’s revenues or earnings accurately. Origin has based its anticipated future expense levels largely on its investment plans and estimates of future events, although certain of Origin’s expense levels will, to a large extent, become fixed. As a strategic response to changes in the competitive environment, Origin may from time to time make certain decisions concerning expenditures, pricing, service or marketing that could harm Origin’s business, results of operations and financial condition. Due to the foregoing factors, Origin’s revenues and operating results are difficult to forecast.

Origin’s commercial success may be influenced by the price of petroleum relative to the price of non-fossil feedstocks.

Origin’s commercial success may be influenced by the cost of Origin’s products relative to petroleum-based products. The cost of petroleum-based products is in part based on the price of petroleum, which is subject to historically fluctuating prices. Origin’s production plans assume the use of timber and forest residues as feedstock, which historically have experienced low volatility. If the price of bio-based feedstocks increases and/or the price of petroleum decreases, Origin’s products may be less competitive relative to petroleum-based products. A material decrease in the cost of conventional petroleum-based products may require a reduction in the prices of Origin’s products for them to remain attractive in the marketplace and may negatively impact Origin’s revenues.

Increases or fluctuations in the costs of Origin’s raw materials may affect Origin’s cost structure.

The price of raw materials may be impacted by external factors, including uncertainties associated with war, terrorist attacks, weather and natural disasters, health epidemics or pandemics (such as COVID-19), civil unrest, the effects of climate change or political instability, plant or production disruptions, strikes or other labor unrest, breakdown or degradation of transportation infrastructure used in the delivery of raw materials or changes in laws or regulations in any of the countries in which Origin has significant suppliers.

Origin currently uses and plans to use local timber and forest residues as Origin’s primary raw materials. The cost of these raw materials is generally influenced by supply and demand factors, and Origin’s operating plans include assumptions that the timber and forest residues Origin intends to use as feedstock will be available at prices similar to historic levels with low volatility. As Origin continues to expand Origin’s production, Origin will increase Origin’s demand for timber and forest residues which may alter the anticipated stability in the costs of Origin’s raw materials and potentially drive an increase in the cost of such raw materials.

Origin’s results of operations will be directly affected by the cost of raw materials. The cost of raw materials comprises a significant amount of Origin’s total cost of goods sold and, as a result, movements in the cost of raw materials, and in the cost of other inputs, will impact Origin’s profitability. Because a significant portion of Origin’s cost of goods sold is represented by these raw materials, Origin’s gross profit margins could be adversely affected by changes in the cost of these raw materials if Origin is unable to pass the increases on to Origin’s customers.

If Origin’s raw material prices experience volatility, there can be no assurance that Origin can continue to recover raw material costs or retain customers in the future. As a result of Origin’s pricing actions, customers may become more likely to consider competitors’ products, some of which may be available at a lower cost. Significant loss of customers could adversely impact Origin’s results of operations, financial condition and cash flows.

The failure of Origin’s raw material suppliers to perform their obligations under supply agreements, or Origin’s inability to replace or renew these agreements when they expire, could increase Origin’s cost for these materials, interrupt production or otherwise adversely affect Origin’s results of operations.

Origin’s manufacturing processes use local timber and forest residues as Origin’s primary raw materials. However, Origin may be unable to secure agreements with local suppliers for the necessary amount of raw materials in certain circumstances. If Origin is required to obtain alternate sources for raw materials because a supplier is unwilling or unable to execute or perform under raw material supply agreements, if a supplier terminates its agreements with Origin, if a supplier is unable to meet increased demand as Origin’s commercial scale production expands, if Origin is unable to renew its contracts or if Origin is unable to obtain new long-term supply agreements to meet changing demand, Origin may not be able to obtain these raw materials in sufficient quantities, on economic terms, or in a timely manner, and Origin may not be able to enter into long-term supply agreements on terms as favorable to Origin, if at all. A lack of availability of raw materials could limit Origin’s production capabilities and prevent Origin from fulfilling customer orders, and therefore harm Origin’s results of operations and financial condition.

Maintenance, expansion and refurbishment of Origin’s facilities, the construction of new facilities and the development and implementation of new manufacturing processes involve significant risks.

Origin’s facilities may require regular or periodic maintenance, upgrading, expansion, refurbishment or improvement. Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, could reduce Origin’s facilities’ production capacity below expected levels, which would reduce Origin’s production capabilities and ultimately Origin’s revenues. Unanticipated capital expenditures associated with maintaining, upgrading, expanding, repairing, refurbishing, or improving Origin’s facilities may also reduce Origin’s profitability. Origin’s facilities may also be subject to unanticipated damage as a result of natural disasters, terrorist attacks or other events.

If Origin makes any major modifications to Origin’s facilities, such modifications likely would result in substantial additional capital expenditures and could prolong the time necessary to bring the facility online. Origin may also choose to refurbish or upgrade Origin’s facilities based on Origin’s assessment that such activity will provide adequate financial returns. However, such activities require time for development and capital expenditures before commencement of commercial operations, and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs and timing, which could harm its business, financial condition, results of operations and cash flows.

The construction of new manufacturing facilities entails a number of risks and assumptions, including the ability to begin production within the cost and timeframe estimated and to attract a sufficient number of skilled workers to meet the needs of the new facility. Additionally, Origin’s assessment of the projected benefits associated with the construction of new manufacturing facilities is subject to a number of estimates and assumptions, which in turn are subject to significant economic, competitive and other uncertainties that are beyond Origin’s control. If Origin experiences delays or increased costs, Origin’s estimates and assumptions are incorrect, or other unforeseen events occur, Origin’s business, ability to supply customers, financial condition, results of operations and cash flows could be adversely impacted.

Finally, Origin may not be successful or efficient in developing or implementing new production processes. Innovation in production processes involves significant expense and carries inherent risks, including difficulties in designing and developing new process technologies, development and production timing delays, lower than anticipated manufacturing yields, and product defects. Disruptions in the production process can also result from errors, defects in materials, delays in obtaining or revising operating permits and licenses, returns of product from customers, interruption in Origin’s supply of materials or resources, and disruptions at Origin’s facilities due to accidents, maintenance issues, or unsafe working conditions, all of which could affect the timing of production ramps and yields. Production issues can lead to increased costs and may affect Origin’s ability to meet product demand, which could adversely impact Origin’s business and results from operations.

Origin may not be successful in finding future strategic partners for continuing development of additional offtake and feedstock opportunities or tolling and downstream conversion of Origin’s products.

Origin may seek to develop additional strategic partnerships to increase feedstock supply and offtake amounts due to manufacturing constraints or capital costs required to develop Origin’s products. Origin may not be successful in Origin’s efforts to establish such strategic partnerships or other alternative arrangements for Origin’s products or technology because Origin’s research and development pipeline may be insufficient, Origin’s products may be deemed to be at too early of a stage of development for collaborative effort or third parties may not view Origin’s products as having the requisite potential to demonstrate commercial success.

If Origin is unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, Origin may have to curtail the development of Origin’s products, delay commercialization, reduce the scope of any sales or marketing activities or increase expenditures and undertake development or commercialization activities at Origin’s own expense. If Origin elects to fund development or commercialization activities on Origin’s own, Origin may need to obtain additional expertise and additional capital, which may not be available to Origin on acceptable terms or at all. If Origin fails to enter into collaborations and does not have sufficient funds or expertise to undertake the necessary development and commercialization activities, Origin may not be able to develop additional products and Origin’s business, financial condition, results of operations and prospects may be materially and adversely affected.

Origin may rely heavily on future collaborative and supply chain partners.

Origin has entered into, and may enter into, strategic partnerships to develop and commercialize Origin’s current and future research and development programs with other companies to accomplish one or more of the following:

•	obtain capital, equipment and facilities;

•	obtain funding for research and development programs, product development programs and commercialization activities;

•	obtain expertise in relevant markets;

•	obtain access to raw materials;

•	obtain sales and marketing services or support;

•	obtain conversion services and other downstream supply chain support; and/or

•	obtain access to intellectual property and ensure freedom to operate.

Origin may not be successful in establishing or maintaining suitable partnerships, and Origin may not be able to negotiate collaboration agreements having terms satisfactory to Origin, or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could harm its business and financial condition.

Origin may become subject to product liability claims that may not be covered by insurance and could require Origin to pay substantial sums.

Origin is subject to an inherent risk of, and adverse publicity associated with, product liability and other liability claims, whether or not such claims are valid. In addition, Origin’s customers are subject to product liability claims, and could seek contribution from Origin. A successful product liability claim or series of claims against Origin could adversely impact the specialty chemicals industry, Origin’s reputation or Origin’s financial condition or results of operations. Product liability insurance may not be available to Origin on commercially acceptable terms, or at all. Even if such insurance is available, product liability or other claims may exceed Origin’s insurance coverage limits. A successful product liability claim that exceeds Origin’s insurance coverage limits, for which Origin is not otherwise indemnified, could require Origin to pay substantial sums and could harm Origin’s business, financial condition or results of operations.

Climate change may impact the availability of Origin’s facilities and, in addition, Origin may incur substantial costs to comply with climate change legislation and related regulatory initiatives.

Changing weather patterns and the increase in frequency of severe storms such as hurricanes and tornadoes could cause disruptions or the complete loss of Origin’s facilities or delay the construction of future facilities. In addition, climate change concerns, and changes in the regulation of such concerns, including greenhouse gas emissions, could also subject Origin to additional costs and restrictions, including increased energy and raw materials costs which could negatively impact Origin’s financial condition and results of operations. Climate change may also negatively impact the availability of Origin’s feedstock. The effects of climate change can not only adversely impact Origin’s operations, but also that of its suppliers and customers, and can lead to increased regulations and changes in consumer preferences, which could adversely affect Origin’s business, results of operations and financial condition.

Risks Related to Government Regulation

Compliance with extensive environmental, health and safety laws could require material expenditures, changes in Origin’s operations or site remediation.

Origin uses hazardous materials in Origin’s production process, and Origin’s operations also produce hazardous waste. The manufacture, transportation and sale of Origin’s products can present potentially significant health and safety concerns and are also under increased public and governmental scrutiny. Origin’s products are also used in a variety of applications that have specific regulatory requirements such as those relating to products that have contact with food or are used for medical applications.

Accordingly, Origin’s operations are subject to environmental, health and safety laws and regulations at the international, national, state and local level in multiple jurisdictions. These laws and regulations govern, among other things, air emissions, wastewater discharges, solid and hazardous waste management and disposal, occupational health and safety, including dust and noise control, site remediation programs and chemical use and management. Many of these laws and regulations have become more stringent over time and the costs of compliance with these requirements may increase, including costs associated with any necessary capital investments. In addition, Origin’s plants will require operating permits that are subject to renewal and, in some circumstances, revocation. The necessary permits may not be issued or continue in effect, and renewals of any issued permits may contain significant new requirements or restrictions. The nature of the specialty chemicals industry exposes Origin to risks of liability due to the use, production, management, storage, transportation and sale of materials that are heavily regulated or hazardous and can cause contamination or personal injury or damage if released into the environment.

Compliance with environmental laws and regulations generally increases the costs of transportation and storage of raw materials and finished products, as well as the costs of storage and disposal of wastes. Origin may incur substantial costs, including fines, damages, criminal or civil sanctions and remediation costs, or experience interruptions in Origin’s operations for violations arising under environmental laws, regulations or permit requirements.

In addition, the market for bioplastics is heavily influenced by applicable federal, state and local government laws, regulations and policies as well as public perception. Changes in these laws, regulations and policies or how these laws, regulations and policies are implemented and enforced could cause the demand for bioplastics to decline and deter investment in the research and development of bioplastics. Concerns associated with bioplastics, including land usage, national security interests, deforestation, food crop usage and other environmental concerns, continue to receive legislative, industry and public attention. This attention could result in future legislation, regulation and/or administrative action that could adversely affect Origin’s business.

Furthermore, various petrochemical products, including plastics, have faced increased public scrutiny due to negative coverage of plastic waste in the environment, which has resulted in local, state, federal and foreign governments proposing and in some cases approving, restrictions or bans on the manufacture, consumption and disposal of certain petrochemical products. Although Origin’s products are intended to replace petrochemical products, increased regulation on the use of such products or other products in the specialty chemicals industry, whatever their scope or form, could increase Origin’s costs of production, impact overall consumption of Origin’s products or result in misdirected negative publicity. Any inability to address these requirements and any regulatory or policy changes could harm Origin’s business, financial condition and results of operations.

Origin is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. Origin could face criminal liability and other serious consequences for violations, which would harm Origin’s business.

Origin is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which it conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Origin can also be held liable for the corrupt or other illegal activities of Origin’s employees, agents, contractors and other collaborators, even if Origin does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Origin’s operating plan may require Origin to source feedstock and supplies internationally, and foreign currency exchange rate fluctuations and changes to international trade agreements, tariffs, import and excise duties, taxes or other governmental rules and regulations could adversely affect Origin’s business, financial condition, results of operations and prospects.

Origin’s expansion model is global and Origin will need to source feedstock from suppliers around the world. In particular, Origin’s manufacturing process uses local timber and forest residues as Origin’s primary raw materials, which must be sourced locally. For the Origin 1 plant, this means Origin will need to source feedstock from Canadian suppliers. The U.S. federal government or other governmental bodies may propose changes to international trade agreements, tariffs, taxes and other government rules and regulations. If foreign currency exchange rates fluctuate or any restrictions or significant increases in costs or tariffs are imposed related to feedstock sourced to Origin’s plants as a result of amendments to existing trade agreements or otherwise, this may increase Origin’s supply and shipping costs, resulting in potential decreased margins. Origin may expand its operations to countries with unstable governments that are subject to instability, corruption, changes in rules and regulations and other potential uncertainties that could harm Origin’s business, financial condition, results of operations and prospects. The extent to which Origin’s margins could decrease in response to any future tariffs is uncertain. Origin continues to evaluate the impact of trade agreements, as well as foreign currency exchange rate fluctuations and other recent changes in foreign trade policy on Origin’s supply chain, costs, sales and profitability. In addition, COVID-19 has resulted in increased travel restrictions and the extended shutdown of certain businesses throughout the world. The impact of COVID-19 on Origin’s business is uncertain at this time and will depend on future developments; however, prolonged closures in Canada, Europe, Asia and elsewhere may disrupt the operations of certain feedstock suppliers, which could, in turn, negatively impact Origin’s business, financial condition, results of operations and prospects.

Risks Related to Origin’s Intellectual Property

Origin’s business relies on proprietary information and other intellectual property, and Origin’s failure to protect its intellectual property rights could harm its competitive advantages with respect to the use, manufacturing, sale or other commercialization of Origin’s processes, technologies and products, which may have an adverse effect on Origin’s results of operations and financial condition.

Origin may be required to make significant capital investments into the research and development of proprietary information and other intellectual property as Origin develops, improves and scales its processes, technologies and products, and failure to fund and make these investments, or underperformance of the technology funded by these investments, could severely impact Origin’s business, financial condition, results of operations and prospects. From time to time, Origin collaborates with partners on certain research and development activities and the success of such research and development activities is aided by the cooperation of such partners.

In addition, Origin’s failure to adequately protect Origin’s intellectual property rights could result in the reduction or loss of Origin’s competitive advantage. Origin may be unable to prevent third parties from using Origin’s proprietary information and other intellectual property without Origin’s authorization or from independently developing proprietary information and other intellectual property that is similar to Origin’s, particularly in those countries where the laws do not protect Origin’s proprietary rights to the same degree as in the U.S or those countries where Origin does not have intellectual property rights protection. The use of Origin’s proprietary information and other intellectual property by others could reduce or eliminate competitive advantages that Origin has developed, potentially causing Origin to lose sales or actual or potential customers, or otherwise harm Origin’s business. If it becomes necessary for Origin to litigate to protect these rights, any proceedings could be burdensome and costly, could result in counterclaims challenging Origin’s intellectual property (including validity or enforceability) or accusing Origin of infringement, and Origin may not prevail.

Origin’s patent applications and issued patents may be practiced by third parties without Origin’s knowledge. Origin’s competitors may also attempt to design around Origin’s patents or copy or otherwise obtain and use Origin’s proprietary information and other intellectual property. Moreover, Origin’s competitors may already hold or have applied for patents in the U.S. or abroad that, if enforced, could possibly prevail over Origin’s patent rights or otherwise limit Origin’s ability to manufacture, sell or otherwise commercialize one or more of Origin’s products in the U.S. or abroad. With respect to Origin’s pending patent applications, Origin may not be successful in securing issued patents, or the claims of such patents may be narrowed, any of which may limit Origin’s ability to protect inventions that these applications were intended to cover, which could harm Origin’s ability to prevent others from exploiting Origin’s technologies and commercializing products similar to Origin’s products. In addition, the expiration of a patent can result in increased competition with consequent erosion of profit margins.

Origin’s confidentiality agreements could be breached or may not provide meaningful protection for Origin’s trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available in the event of an unauthorized use or disclosure of Origin’s trade secrets and manufacturing expertise. Violations by others of Origin’s confidentiality agreements and the loss of employees who have specialized knowledge and expertise could harm Origin’s competitive position resulting from the exclusive nature of such knowledge and expertise and cause Origin’s sales and operating results to decline as a result of increased competition. In addition, others may obtain knowledge of Origin’s trade secrets through independent development or other access by legal means.

The applicable governmental authorities may not approve Origin’s pending service mark and trademark applications. A failure to obtain trademark registrations in the U.S. and in other countries could limit Origin’s ability to obtain and retain Origin’s trademarks in those jurisdictions. Moreover, third parties may seek to oppose Origin’s applications or otherwise challenge the resulting registrations. In the event that Origin’s trademarks are not approved or are successfully challenged by third parties, Origin could be forced to rebrand its products, which could result in loss of brand recognition and could require Origin to devote significant resources to rebranding and advertising and marketing new brands.

The failure of Origin’s patents, trademarks, trade secrets, or confidentiality agreements to protect Origin’s proprietary information and other intellectual property, including its processes, apparatuses, technology, trade secrets, trade names and proprietary manufacturing expertise, methods and compounds, could have a material adverse effect on Origin’s business and results of operations.

Licensing of intellectual property is important to Origin’s business. For example, Origin licenses one or more material patents from the University of California on a non-exclusive basis. If this license agreement terminates, or if any other agreements under which Origin acquires or licenses, or will acquire or license, material intellectual property rights is terminated, Origin’s ability to develop and operate its business may be adversely affected.

Some of Origin’s intellectual property has been or will be discovered, conceived or developed through research funded by the Canadian government and thus may be subject to federal regulations providing for certain rights for the Canadian government or imposing certain obligations on Origin, such as limitations on exploiting such intellectual property outside of Canada. Compliance with such regulations may limit Origin’s exclusive rights and ability to commercialize its products and technology outside of Canada.

Origin may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs (including indemnification of third parties or costly licensing arrangements, if licenses are available at all) and limit Origin’s ability to use certain key technologies in the future or require development of non-infringing products or technologies, which may cause Origin to incur significant unexpected costs, prevent Origin from commercializing its products and otherwise harm its business.

The various bioindustrial markets in which Origin plans to operate are subject to frequent and extensive litigation regarding patents, trade secrets and other intellectual property rights. Many of Origin’s competitors have a substantial amount of intellectual property. Origin cannot guarantee that Origin’s processes and products do not and will not infringe issued patents (whether present or future) or other intellectual property rights belonging to others.

From time to time, Origin opposes third-party patents that Origin considers overbroad or otherwise invalid in order to maintain the necessary freedom to operate fully in Origin’s various business lines without the risk of being sued for patent infringement. If, however, the oppositions are unsuccessful, Origin could be liable for infringement or have to take other remedial or curative actions to continue Origin’s manufacturing and sales activities with respect to one or more products.

Origin may also be subject to legal proceedings and claims in the ordinary course of Origin’s business, including claims of alleged infringement or misappropriation of the patents, trademarks, trade secrets and other intellectual property rights of third parties by Origin or its licensees in connection with their use of Origin’s products. Intellectual property litigation is expensive and time-consuming, regardless of the merits of any claim, and could divert Origin’s management’s attention from operating Origin’s business.

If Origin were to discover that Origin’s processes, technologies or products infringe or misappropriate the valid intellectual property rights of others, Origin might need to obtain licenses from these parties or substantially re-engineer Origin’s processes, technologies or products in order to avoid infringement. Origin may not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to re-engineer Origin’s processes, technologies or products successfully. Moreover, if Origin or Origin’s licensees are sued for infringement or misappropriation and lose, Origin could be required to pay substantial damages, indemnify Origin’s licensees and/or be enjoined from using or selling the infringing processes, technologies or products. If Origin incurs significant costs to litigate infringement or misappropriation claims or to obtain licenses, or if Origin’s inability to obtain required licenses prevents Origin from using or selling Origin’s processes, technologies or products, it could have a material adverse effect on Origin’s business and results of operations.

Origin relies on trade secrets to protect its technology, and Origin’s failure to maintain trade secret protection could limit its ability to compete.

Origin relies on trade secrets to protect some of its technology and proprietary information, especially where Origin believes patent protection is not appropriate or obtainable. However, trade secrets can be difficult to protect. The misappropriation or other compromise of Origin’s trade secrets may lead to a reduction or loss of Origin’s competitive advantages resulting from such trade secrets. Further, litigating a claim that a third party had misappropriated Origin’s trade secrets would be expensive and time consuming, and the outcome would be unpredictable. Moreover, if Origin’s competitors independently develop similar knowledge, methods and know-how, it will be difficult for Origin to enforce Origin’s rights and Origin’s business could be harmed.

Other Risks Related to Origin’s Business

Origin’s management has limited experience in operating a public company.

Origin’s executive officers and directors have limited experience in the management of a publicly traded company subject to significant regulatory oversight and reporting obligations under federal securities laws. Origin’s management team may not successfully or effectively manage Origin’s transition to a public company following the Business Combination. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to Origin’s management and growth. Origin may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

Origin is dependent on management and key personnel, and Origin’s business would suffer if Origin fails to retain Origin’s key personnel and attract additional highly skilled employees.

Origin’s success depends on the specialized skills of Origin’s management team and key operating personnel. This may present particular challenges as Origin operates in a highly specialized industry sector, which may make replacement of Origin’s management team and key operating personnel difficult. A loss of Origin’s managers or key employees, or their failure to satisfactorily perform their responsibilities, could have an adverse effect on Origin’s business, financial condition, results of operations and prospects.

Origin’s future success will depend on Origin’s ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of Origin’s organization, particularly research and development, recycling technology, operations and sales. Trained and experienced personnel are in high demand and may be in short supply. Many of the companies that Origin competes with for experienced employees have greater resources than Origin and may be able to offer more attractive terms of employment. In addition, Origin invests significant time and expense in training employees, which increases their value to competitors that may seek to recruit them. Origin may not be able to attract, develop and maintain the skilled workforce necessary to operate Origin’s business, and labor expenses may increase as a result of a shortage in the supply of qualified personnel, which will negatively impact Origin’s business, financial condition, results of operations and prospects.

While Artius and Origin work to complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources at Artius and Origin. The diversion of management’s attention and any difficulties encountered in the transition process could harm the Combined Company’s business financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on Origin’s systems, employees, customers, partners and other third parties, including regulators, may have an adverse effect on the Combined Company. These uncertainties may impair the Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

If Origin experiences a significant disruption in Origin’s information technology systems, including security breaches, or if Origin fails to implement new systems and software successfully, Origin’s business operations and financial condition could be adversely affected.

Origin depends on information technology systems to, among other functions, control Origin’s manufacturing processes, process orders and invoices, collect and make payments, interact with customers and suppliers, manage inventory and otherwise conduct Origin’s business. Origin also depends on these systems to respond to customer inquiries, contribute to Origin’s overall internal control processes, maintain records of Origin’s property, plant and equipment and record and pay amounts due to vendors and other creditors. The failure of Origin’s information technology systems to perform as Origin anticipates could disrupt Origin’s business and could result in transaction errors, processing inefficiencies and the loss of sales and customers. As Origin implements planned upgrades or changes to systems, Origin may also experience interruptions in service, loss of data or reduced functionality and other unforeseen material issues which could adversely impact its ability to provide quotes, take customer orders and otherwise run its business in a timely manner. In addition, if Origin’s new systems fail to provide accurate and increased visibility into pricing and cost structures, it may be difficult to improve or maximize Origin’s profit margins. As a result, Origin’s results of operations could be adversely affected.

In addition, cyber-attacks or security breaches could compromise confidential, business critical information, cause a disruption in Origin’s operations or harm Origin’s reputation. Origin’s information technology systems are subject to potential disruptions, including significant network or power outages, cyberattacks, computer viruses, other malicious codes and/or unauthorized access attempts, any of which, if successful, could result in data leaks or otherwise compromise Origin’s confidential or proprietary information and disrupt Origin’s operations. Despite Origin’s efforts to protect sensitive information and comply with and implement data security measures, there can be no assurance that any controls and procedures that Origin has in place will be sufficient to protect Origin. Further, as cyber threats are continually evolving, Origin’s controls and procedures may become inadequate and Origin may be required to devote additional resources to modify or enhance Origin’s systems in the future. Origin may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen Origin’s cyber security. Any such disruptions to Origin’s information technology systems, breaches or compromises of data, and/or misappropriation of information could result in violation of privacy and other laws, litigation, fines, negative publicity, lost sales or business delays, any of which could have a material adverse effect on Origin’s business, financial condition or results of operations.

Risks Related to Artius and the Business Combination

Our Initial Stockholders have agreed to vote in favor of the Business Combination described in this proxy statement/prospectus, regardless of how our Public Shareholders vote.

Unlike many other blank check companies in which the founders agree to vote their Founder Shares in accordance with the majority of the votes cast by the holders of ordinary shares in connection with an initial business combination, our Initial Stockholders have agreed to vote any Artius Ordinary Shares owned by them in favor of the Transaction Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding ordinary shares. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if our Initial Stockholders agreed to vote any Artius Ordinary Shares owned by them in accordance with the majority of the votes cast by our Public Shareholders.

Our Sponsor, certain members of our Board and our officers have interests in the Business Combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the Transaction Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering our Board’s recommendation that our shareholders vote in favor of the approval of the Transaction Proposal, our shareholders should be aware that our directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of our shareholders. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that the Sponsor holds an aggregate of 18,112,500 Founder Shares, which will be worthless if a business combination is not consummated by July 16, 2022;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by July 16, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $16,990,000 for its 11,326,667 Private Warrants to purchase Artius Ordinary Shares and that such Private Warrants will expire worthless if a business combination is not consummated by July 16, 2022;

•

the continued right of our Sponsor to hold Combined Company Common Stock and the shares of Combined Company Common Stock to be issued to our Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•

the fact that in connection with the consummation of the Business Combination, Artius, the Sponsor and certain existing equityholders of Origin will enter into the Investor Rights Agreement, pursuant to which the Sponsor and signatory stockholders of Origin and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights;

•

the fact that concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Letter Agreement with the Sponsor, pursuant to which the Sponsor has agreed to (i) vote all of its Artius Class B Ordinary Shares in favor of the Business Combination and certain other matters, (ii) certain restrictions on the Sponsor Vesting Shares, and (iii) to pay or cause to be paid to Origin on the date of the Closing the amount of any excess Artius Transaction Expenses as determined in accordance with the procedures in the Merger Agreement, in each case upon the terms and subject to the conditions set forth therein;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by July 16, 2022; and

•

the fact that the holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any Artius Ordinary Shares issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of working capital loans), are entitled to registration rights pursuant to a registration rights agreement, which requires us to register a sale of any of our securities held by them prior to the consummation of our initial business combination.

Our Sponsor, directors or officers or their affiliates may elect to purchase shares from Public Shareholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus and reduce the public “float” of Artius Common Stock.

Our Sponsor, directors or officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy closing conditions in the Merger Agreement regarding required amounts in the Trust Account where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Artius Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for Artius Common Stock.

Our Public Shareholders will experience dilution as a consequence of, among other transactions, the issuance of Combined Company Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current shareholders have on the management of the Combined Company.

The issuance of Combined Company Common Stock in the Business Combination will dilute the equity interest of our existing shareholders and may adversely affect prevailing market prices for our Public Shares and/or Public Warrants.

It is anticipated that, upon completion of the Business Combination and based on the assumptions set forth in the below paragraph: (i) our Public Shareholders will retain an ownership interest of approximately 39.3% in the Combined Company; (ii) our Initial Stockholders will own approximately 7.4% of the Combined Company; (iii) the Origin Equityholders will own approximately 42.4% of the Combined Company; and (iv) PIPE Investors will own approximately 10.9% of the Combined Company.

The foregoing percentages are calculated inclusive of the Rollover Options and assume (i) no exercise of redemption rights by our Public Shareholders and (ii) no inclusion of any Public Shares issuable upon the exercise of Artius Warrants. If the actual facts are different than these assumptions, the percentage ownership retained by Artius’s existing shareholders in the Combined Company will be different. For more information, please see the sections entitled “Summary-Impact of the Business Combination on Artius’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by July 16, 2022. If we are unable to effect an initial business combination by July 16, 2022, we may be forced to liquidate and our warrants may expire worthless.

We are a special purpose acquisition company, and as we have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by July 16, 2022. Unless we amend the A&R Memorandum and Articles to extend the life of Artius and certain other agreements into which we have entered, if we do not complete an initial business combination by July 16, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case, to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the Artius IPO. In addition, if we fail to complete an initial business combination by July 16, 2022, there will be no redemption rights or liquidating distributions with respect to our Public Warrants or the Private Warrants, which will expire worthless. We expect to consummate the Business Combination and do not intend to take any action to extend the life of Artius beyond July 16, 2022 if we are unable to effect an initial business combination by that date.

Even if we consummate the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of the Public Warrants may be amended.

The exercise price for the Public Warrants is $11.50 per share of Artius Ordinary Shares. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, including the key personnel of Origin whom we expect to stay with the Surviving Company. The loss of key personnel could negatively impact the operations and profitability of the Combined Company and its financial condition could suffer as a result.

Our ability to successfully effect the Business Combination is dependent upon the efforts of our key personnel, including the key personnel of Origin. Although some of our key personnel may remain with the Combined Company or the Surviving Company, as applicable, in senior management or advisory positions following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of the business of the Combined Company.

Origin’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. The departure of certain of Origin’s officers could have a material adverse effect on Origin’s business, financial condition, or operating results. The services of such personnel may not continue to be available to the Surviving Company.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by the A&R Memorandum and Articles and applicable laws. If our Board determines that a failure to satisfy the condition is not material, then our Board may elect to waive that condition and close the Business Combination. We may not waive the condition that our shareholders approve the Business Combination. Please see the section entitled “The Business Combination—Conditions to Closing of the Business Combination” for additional information.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our shareholders.

In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of Origin’s business, a request by Origin to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Origin’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in our discretion, acting through our Board, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for Artius and our shareholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, we will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of our shareholders with respect to the Transaction Proposal.

We and Origin will incur significant transaction and transition costs in connection with the Business Combination.

We and Origin have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and Origin may also incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by us following the closing of the Business Combination.

Our transaction expenses as a result of the Business Combination are currently estimated at approximately $62 million, including the Deferred Discount. The amount of the Deferred Discount will not be adjusted for any shares that are redeemed in connection with an initial business combination. The per-share amount we will distribute to shareholders who properly exercise their redemption rights will not be reduced by the Deferred Discount and after such redemptions, the per-share value of shares held by non-redeeming shareholders will reflect our obligation to pay the Deferred Discount.

If we are unable to complete an initial business combination, our Public Shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an initial business combination by July 16, 2022, our Public Shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that our Sponsor is unable to indemnify (as described herein)) and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waive any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of our Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under indemnity of the underwriter of the Artius IPO against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of Artius. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) other than due to the failure to obtain a waiver to seek access to the Trust Account, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine a favorable outcome is unlikely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in our Trust Account available for distribution to our Public Shareholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy, insolvency or winding-up law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Subsequent to our completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our shares price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Origin, we cannot assure you that this diligence will surface all material issues that may be present in Origin’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Origin’s business and outside of our and Origin’s control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. Accordingly, any of our shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

We have no operating or financial history and our results of operations and those of the Combined Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

We are a special purpose acquisition company and we have no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the Combined

Company. The unaudited pro forma condensed combined statement of operations of the Combined Company combines our historical audited results of operations for the year ended December 31, 2020, with the historical audited results of operations of Origin for the year ended December 31, 2020, respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Combined Company. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities following the closing of the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there has not been a public market for Origin’s stock. Accordingly, the valuation ascribed to Origin and Artius securities in the Business Combination may not be indicative of the price of the Combined Company that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Combined Company’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Combined Company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Combined Company;

•	changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Combined Company Common Stock available for public sale;

•	any major change in the board of directors of the Combined Company or management;

•	sales of substantial amounts of Common Stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	additions or departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and health epidemics and pandemics (including the ongoing COVID-19 public health emergency), acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Combined Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Past performance by our Sponsor, Artius Acquisition Partners LLC, and by our management team may not be indicative of future performance of an investment in Artius or the Combined Company.

Past performance by Artius Acquisition Partners LLC and by our management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Artius Acquisition Partners LLC or our management team’s performance as indicative of the future performance of an investment in Artius or the Combined Company or the returns Artius or the Combined Company will, or is likely to, generate going forward.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of the Combinced Company Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Combined Company Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Combined Company Common Stock. Following the closing of the Business Combination, our Initial Stockholders will hold approximately 7.4% of Combined Company Common Stock. In addition, the holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Artius Stock issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination. In addition, at the closing of the Business Combination, the Registration Rights Holders will enter into the Investor Rights Agreement, pursuant to which the Sponsor and signatory stockholders of Origin and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. In addition, concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Letter Agreement with the Sponsor, pursuant to which the Sponsor has agreed to (i) vote all of its Class B ordinary shares in favor of the Business Combination and certain other matters, (ii) certain restrictions on the Sponsor Vesting Shares, and (iii) to pay or cause to be paid to Origin on the date of the Closing the amount of any excess Artius Transaction Expenses as determined in accordance with the procedures in the Merger Agreement, in each case upon the terms and subject to the conditions set forth therein. In addition, concurrently with the execution and delivery of the Merger Agreement, the Sponsor entered into the Lock-Up Agreement pursuant to which the Sponsor agreed that, with certain limited exceptions, the Artius securities held by the Sponsor may not be transferred until the earliest to occur of (i) 365 days after the date of the Closing; (ii) the first day after the date on which the closing price of the Combined Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing; or (iii) the date on which Artius completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Artius’s public stockholders having the right to exchange their Combined Company Common Stock for cash, securities or other property. In addition, given that the lock-up period on the Founder Shares is potentially shorter than most other blank check companies, these shares may become registered and available for sale sooner than Founder Shares in such other companies.

We may be unable to obtain additional financing to fund the operations and growth of the Combined Company.

We may require additional financing to fund the operations or growth of the Combined Company. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the Combined Company. None of our officers, directors or stockholders is required to provide any financing to us in connection with or following the closing of the Business Combination.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We have not registered the shares of Artius Common Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.

If the issuance of the Artius Common Stock upon exercise of the Public Warrants is not registered, qualified or exempt from registration or qualification under the Securities Act and applicable state securities laws, holders of Public Warrants will not be entitled to exercise such Public Warrants and such Public Warrants may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of units will have paid the full unit purchase price solely for the Artius Common Stock included in the units.

We are not registering the Artius Common Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Company Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement covering the registration under the Securities Act of the Combined Company Common Stock issuable upon exercise of the Public Warrants and thereafter will use our best efforts to cause the same to become effective within 60 business days following our initial business combination and to maintain a current prospectus relating to the Combined Company Common Stock issuable upon exercise of the Public Warrants until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order.

If the shares of Combined Company Common Stock issuable upon exercise of the Public Warrants are not registered under the Securities Act, under the terms of the warrant agreement, holders of Public Warrants who seek to exercise their Public Warrants will not be permitted to do so for cash and, instead, will be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In no event will Public Warrants be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration or qualification is available.

If our shares of Combined Company Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act, we may, at our option, not permit holders of Public Warrants who seek to exercise their Public Warrants to do so for cash and, instead, require them to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act; in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares underlying the Public Warrants under applicable state securities laws, and in the event we do not so elect, we will use our best efforts to register or qualify the shares underlying the Public Warrants under applicable state securities laws to the extent an exemption is not available.

In no event will we be required to net cash settle any Public Warrant, or issue securities (other than upon a cashless exercise as described above) or other compensation in exchange for the Public Warrants in the event that we are unable to register or qualify the shares underlying the Public Warrants under the Securities Act or applicable state securities laws.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without the approval of that warrant holder.

Our Public Warrants were issued in registered form under the Continental Warrant Agreement. The Continental Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 65% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of Combined Company Common Stock purchasable upon exercise of a Public Warrant.

We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant; provided that the last reported sales price of Artius Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrant holders and provided certain other conditions are met. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force the warrant holders: (i) to exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of their Public Warrants. None of the Private Warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

Because each Public Unit contains one-third of one Public Warrant and only a whole Public Warrant may be exercised, the Public Units may be worth less than Public Units of other blank check companies.

Each Public Unit contains one-third of one Public Warrant. Because, pursuant to the Continental Warrant Agreement, the Public Warrants may only be exercised for a whole number of shares, only a whole Public Warrant may be exercised at any given time. This is different from other offerings similar to ours whose public units include one share of common stock and one public warrant to purchase one whole share. We have established the components of the Public Units in this way in order to reduce the dilutive effect of the Public Warrants upon completion of an initial business combination since the Public Warrants will be exercisable in the aggregate for one-third of the number of shares compared to Public Units that each contain a Public Warrant to purchase one whole share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our Public Units to be worth less than if they included a Public Warrant to purchase one whole share.

Warrants will become exercisable for Artius Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

We issued Public Warrants to purchase 24,150,000 Artius Ordinary Shares as part of the Artius IPO and, on the IPO Closing Date, we issued Private Warrants to our Sponsor to purchase 11,326,667 Artius Ordinary Shares, in each case at $11.50 per share. In addition, prior to consummating an initial business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the Artius Ordinary Shares on an initial business combination. The Artius Ordinary Shares issued upon exercise of our warrants will result in dilution to our then existing holders of Artius Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Artius Ordinary Shares.

The Private Warrants are identical to the Public Warrants sold as part of the Public Units issued in the Artius IPO except that, so long as they are held by our Sponsor or its permitted transferees: (i) they will not be redeemable by us; (ii) they (including the Combined Company Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until the earliest to occur of (A) 365 days after the date of the Closing, (B) the first day after the date on which the closing price of the Combined Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing, or (C) the date on which Artius completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Artius’s public stockholders having the right to exchange their Combined Company Common Stock for cash, securities or other property; (iii) they may be exercised by the holders on a cashless basis; and (iv) are subject to registration rights.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties under Cayman Islands law to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.

If, after we distribute the proceeds in the Trust Account to the Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to the Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by our shareholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the Combined Company will be required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Origin as a privately-held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the Combined Company are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the Combined Company or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Risks Related to Ownership of the Combined Company’s Shares

The Combined Company’s Certificate of Incorporation will provide, subject to limited exceptions, that the Delaware Court of Chancery will be the sole and exclusive forum for certain stockholder litigation matters, which could limit its stockholders’ ability to obtain a chosen judicial forum for disputes with the Combined Company or its directors, officers, employees or stockholders.

The Combined Company’s Certificate of Incorporation will require, to the fullest extent permitted by law, that derivative actions brought in the Combined Company’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Delaware Court of Chancery or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of the Combined Company’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Combined Company’s Certificate of Incorporation. In addition, the Combined Company’s Certificate of Incorporation will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Combined Company or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Combined Company’s Certificate of Incorporation to be inapplicable or unenforceable in an action, the Combined Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

The Combined Company’s charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of the Combined Company’s stock.

The Combined Company’s Certificate of Incorporation and Bylaws, to be in effect upon the closing of the Business Combination, will contain provisions that could delay or prevent a change in control of the Combined Company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	initially providing for a classified board of directors with staggered, three-year terms;

•	authorizing its board of directors to issue Preferred Stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control;

•	prohibiting cumulative voting in the election of directors;

•	providing that vacancies on its board of directors may generally be filled only by a majority of directors then in office, even though less than a quorum;

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prohibiting the adoption, amendment or repeal of the Bylaws or the repeal of the provisions of its Certificate of Incorporation to be in effect upon the closing of the Business Combination regarding the election and removal of directors without the required approval of at least two-thirds of the shares entitled to vote at an election of directors;

•	prohibiting stockholder action by written consent;

•	limiting the persons who may call special meetings of stockholders; and

•	requiring advance notification of stockholder nominations and proposals.

These provisions may frustrate or prevent any attempts by the Combined Company stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of the Combined Company’s board of directors, which is responsible for appointing the members of its management. In addition, the provisions of Section 203 of the DGCL will govern the Combined Company. These provisions may prohibit large stockholders, in particular those owning 15% or more of the Combined Company’s outstanding voting stock, from merging or combining with the Combined Company for a certain period of time without the consent of its board of directors.

These and other provisions in the Combined Company’s Certificate of Incorporation and its Bylaws to be in effect upon the closing of the Business Combination and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of Combined Company Common Stock and result in the market price of Combined Company Common Stock being lower than it would be without these provisions. For more information, see the section of this proxy statement/prospectus captioned “Description of Securities—Anti-Takeover Provisions.”

Claims for indemnification by the Combined Company’s directors and officers may reduce the Combined Company’s available funds to satisfy successful third-party claims against the Combined Company and may reduce the amount of money available to the Combined Company.

The Combined Company’s Certificate of Incorporation and Bylaws will provide that the Combined Company will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, the Bylaws and its indemnification agreements that it will enter into with its directors and officers will provide that:

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the Combined Company will indemnify its directors and officers for serving the Combined Company in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	the Combined Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

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the Combined Company will be required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

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the Combined Company will not be obligated pursuant to its Bylaws to indemnify a person with respect to proceedings initiated by that person against the Combined Company or its other indemnitees, except with respect to proceedings authorized by its board of directors or brought to enforce a right to indemnification;

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the rights conferred in the Bylaws are not exclusive, and the Combined Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	the Combined Company may not retroactively amend its Bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Origin and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Origin. We and certain investors, the Origin Stockholders, and directors and officers of Origin and its affiliates will become stockholders of the Combined Company. We will depend on Origin for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our Common Stock. The financial condition and operating requirements of Origin may limit our ability to obtain cash from Origin. The earnings from, or other available assets of, Origin may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

The Combined Company does not intend to pay dividends for the foreseeable future.

Origin has never declared or paid any cash dividends on its capital stock and does not intend to pay any cash dividends in the foreseeable future. The Combined Company expects to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay dividends on the Combined Company’s capital stock will be at the discretion of its board of directors. In addition, Origin’s loan agreements contain restrictions on its ability to pay dividends.

The market price and trading volume of Combined Company Common Stock may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which we intend to list the shares of Combined Company Common Stock to be issued in the Business Combination under the symbol “ORGN,” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Combined Company Common Stock following the Business Combination, the market price of Combined Company Common Stock may be volatile and could decline significantly. In addition, the trading volume in Combined Company Common Stock may fluctuate and cause significant price variations to occur. If the market price of Combined Company Common Stock declines significantly, you may be unable to resell your shares at or above the market price of Combined Company Common Stock as of the date of the consummation of the Business Combination. We cannot assure you that the market price of Combined Company Common Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities;

•	publication of research reports about Artius;

•	the performance and market valuations of other similar companies;

•	commencement of, or involvement in, litigation involving Origin or us;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

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other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of our products;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity relating to products we serve;

•	changes in consumer preferences and competitive conditions;

•	expansion to new markets; and

•	fluctuations in commodity prices.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding Combined Company Common Stock adversely, then the price and trading volume of Combined Company Common Stock could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on Artius or the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Company change their recommendation regarding Combined Company Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of Combined Company Common Stock would likely decline. If any analyst who may cover Artius were to cease coverage of the Combined Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of the Combined Company Common Stock and may be dilutive to existing stockholders.

In the future, we may incur debt or issue equity-ranking senior to the Combined Company Common Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Combined Company Common Stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Combined Company Common Stock and be dilutive to existing stockholders.

There can be no assurance that the Combined Company Common Stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that we will be able to comply with the continued listing standards of Nasdaq.

Our Class A Ordinary Shares, Public Units and Public Warrants are currently listed on Nasdaq. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed. We intend to apply to continue the listing of our publicly-traded common stock and warrants on Nasdaq. If, following the closing of the Business Combination, Nasdaq delists the Combined Company Common Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

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a determination that Combined Company Common Stock is a “penny stock” which will require brokers trading in Combined Company Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities; or

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the Artius Ordinary Shares, Public Units and Public Warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

The Combined Company’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of its Securities.

If, after listing, the Combined Company fails to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum share price requirement, Nasdaq may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, the Combined Company can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the Nasdaq minimum share price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if the Combined Company’s securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The Combined Company will qualify as an emerging growth company as well as a smaller reporting company within the meaning of the Securities Act, and if the Combined Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make the Combined Company’s securities less attractive to investors and may make it more difficult to compare the Combined Company’s performance with other public companies.

We qualify, and following the consummation of the Business Combination, the Combined Company will qualify, as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as the Combined Company continues to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Combined Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the Combined Company’s stockholders may not have access to certain information they may deem important. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Combined Company Common Stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Combined Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Combined Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026. Investors may find the Combined Company’s securities less attractive because the Combined Company will rely on these exemptions. If some investors find the Combined Company’s securities less attractive as a result of its reliance on these exemptions, the trading prices of the Combined Company’s securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Combined Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Combined Company has elected not to opt out of such extended transition period and, therefore, the Combined Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, the Combined Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Combined Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Common Stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of Common Stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent the Combined Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

Risks Related to the Domestication

The Domestication may result in adverse tax consequences for holders of Artius Class A Ordinary Shares and Artius Public Warrants, including holders exercising their redemption rights with respect to the Artius Common Stock (such term to be used throughout this section “Risks Related to the Domestication” as such term is used in the section entitled “Material U.S. Federal Income Tax Considerations”).

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” Artius intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, and subject to the PFIC rules discussed below and under “Material U.S. Income Federal Tax Considerations—U.S. Holders—PFIC Considerations,” U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

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A U.S. holder whose Artius Class A Ordinary Shares has a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock generally will recognize gain (but not loss) on the exchange of Artius Class A Ordinary Shares for Artius Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a dividend deemed paid by Artius the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Artius Class A Ordinary Shares provided certain other requirements are satisfied; and

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A U.S. holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock generally will be required to include in income as a dividend deemed paid by Artius the “all earnings and profits amount” attributable to its Artius Class A Ordinary Shares as a result of the Domestication.

Artius does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Artius Class A Ordinary Shares or Artius Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Artius Class A Ordinary Shares or Artius Public Warrants for the Artius Common Stock or Common Stock Public Warrants pursuant to the Domestication under the PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Artius Public Warrants for newly issued Common Stock Public Warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the Artius Common Stock or Common Stock Public Warrants received in the Domestication and the U.S. holder’s adjusted tax basis in the corresponding Artius Class A Ordinary Shares and Artius Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because Artius is a special purpose acquisition company with no current active business, it is likely that it was a PFIC for U.S. federal income tax purposes for the fiscal year ended December 31, 2020 and that it will be a PFIC in the current taxable year which ends as a result of the Domestication. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. holder of Artius Class A Ordinary Shares or Artius Public Warrants to recognize gain on the exchange of such shares or warrants for Artius Common Stock or Common Stock Public Warrants pursuant to the Domestication, unless such U.S. holder has made certain tax elections with respect to such U.S. holder’s Artius Class A Ordinary Shares. A U.S. holder cannot currently make the aforementioned elections with respect to such U.S. holder’s Artius Public Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. holder on the undistributed earnings, if any, of Artius. It is not possibles to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.” Each U.S. holder Artius Class A Ordinary Shares or Artius Public Warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of Artius Class A Ordinary Shares and Artius Public Warrants for Artius Common Stock and Common Stock Public Warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. holders (as defined in “Material U.S. Federal Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. holder’s Artius Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Tax Considerations—Effects of the Domestication on U.S. Holders.”

Risks Related to the Redemption

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree.

The A&R Memorandum and Articles do not, and after the Domestication, the Interim Certificate of Incorporation will not, provide a specified maximum redemption threshold, except that we will not redeem our Public Shares in an amount that would result in our failure to have at least $5,000,001 of net tangible assets (such that we are not subject to the SEC’s “penny stock” rules). As a result, we may be able to complete the Business Combination even though a substantial portion of our Public Shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by us or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Transaction Proposal or other proposals (as described in this proxy statement/prospectus) at the Special Meeting.

In the event the aggregate cash consideration we would be required to pay for all Artius Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all Artius Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate initial business combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of our Class A Ordinary Shares issued in the Artius IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of our Class A Ordinary Shares issued in the Artius IPO.

A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Artius

Class A Ordinary Shares included in the Public Units sold in the Artius IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, we will require each Public Shareholder seeking to exercise redemption rights to certify to us whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the Artius IPO and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of our Class A Ordinary Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge our determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, our shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of Artius might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Our shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our Class A Ordinary Shares for a pro rata portion of the funds held in our Trust Account.

Public Shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to our Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the Special Meeting. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and our Transfer Agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because we do not have any control over this process or over the brokers, which we refer to as “DTC,” it may take significantly longer than two weeks to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Shareholders electing to redeem their shares will receive their pro rata portion of the Trust Account less taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination.

Please see the section entitled “Special Meeting of the Shareholders of Artius in Lieu of the 2021 Annual Meeting of Artius Shareholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a shareholder fails to receive notice of our offer to redeem our Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the proxy rules, a shareholder fails to receive our proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that we are furnishing to holders of our Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

GENERAL INFORMATION

Presentation of Financial Information

This proxy statement/prospectus contains:

•	the audited financial statements of Artius as of and for the period from January 24, 2020 (inception) to December 31, 2020, prepared in accordance with GAAP; and

•	the audited consolidated financial statements of Origin as of and for the fiscal years ended December 31, 2020 and December 31, 2019, prepared in accordance with GAAP.

Unless indicated otherwise, financial data presented in this document has been taken from the audited financial statements of Artius included in this document, and the audited consolidated financial statements of Origin included in this document. Where information is identified as “unaudited,” it has not been subject to an audit.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements contained in this proxy statement/prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements include statements about future financial and operating results of Origin; benefits of the Business Combination; statements about the plans, strategies and objectives of management for future operations of Origin; statements regarding future performance; and other statements regarding the Business Combination. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this proxy statement/prospectus reflect Artius’s and Origin’s current views about the Business Combination and future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. There are no guarantees that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	changes in personnel and availability of qualified personnel;

•	the effects of the ongoing coronavirus (COVID-19) pandemic or other infectious diseases, health epidemics, pandemics and natural disasters on Origin’s business;

•	the amount and timing of future sales;

•	the Combined Company’s ability to secure additional project financing and government incentives;

•	the Combined Company’s ability to complete construction of its plants in the expected timeframe and in a cost-effective manner;

•	the Combined Company’s ability to procure necessary capital equipment and to produce its products in large commercial quantities;

•	any decline in the value of carbon credits;

•	increases or fluctuations in raw material costs;

•

possible delays in closing the Business Combination, whether due to the inability to obtain Artius shareholder or regulatory approval, litigation relating to the Business Combination or the failure to satisfy any of the conditions to closing the Business Combination, as set forth in the Merger Agreement;

•	any waivers of the conditions to closing the Business Combination as may be permitted in the Merger Agreement;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Combined Company to manage its growth and expand its business operations effectively following the consummation of the Business Combination;

•	whether the concentration of the Combined Company’s stock ownership and voting power limits the stockholders of the Combined Company’s ability to influence corporate matters;

•	the ability to obtain or maintain the listing of Combined Company Common Stock on the Nasdaq following the Business Combination; and

•	the increasingly competitive environment in which the Combined Company will operate.

In addition, statements that “Origin believes” or “Artius believes” and similar statements reflect Origin’s or Artius’s beliefs and opinions on the relevant subject. These statements are based upon information available to Origin and Artius, as the case may be, as of the date of this prospectus/proxy statement, and while Origin or Artius, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

While forward-looking statements reflect Artius’s and Origin’s good faith beliefs, they are not guarantees of future performance. Except to the extent required by applicable law, Artius and Origin are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise. For a further discussion of these and other factors that could cause the Combined Company’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Artius and Origin (or to third parties making the forward-looking statements).

SPECIAL MEETING OF THE SHAREHOLDERS OF ARTIUS IN LIEU OF THE 2021 ANNUAL MEETING OF ARTIUS SHAREHOLDERS

This proxy statement/prospectus is being provided to Artius shareholders as part of a solicitation of proxies by our Board for use at the Special Meeting of the Artius shareholders in lieu of the 2021 annual meeting of Artius shareholders to be held on                 , and at any adjournment thereof. This proxy statement/prospectus contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about                to all shareholders of record of Artius as of                 , 2021, the record date for the Special Meeting. Shareholders of record who owned Artius Ordinary Shares at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were                Artius Ordinary Shares outstanding.

Date, Time and Place of Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held at the offices of                 and via live webcast at                 , on                 at                 . The Special Meeting can be accessed by attending the offices of                or visiting                 , where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing                (toll-free within the U.S. and Canada) or                 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is                 , but please note that you cannot vote during the meeting or ask questions if you choose to participate telephonically. Please have your Control Number, which can be found on your proxy card, to join the Special Meeting via the virtual meeting platform. If you do not have a control number, please contact Continental Stock Transfer & Trust Company, the Transfer Agent.

Proposals at the Special Meeting

At the Special Meeting, Artius shareholders will vote on the following proposals:

1.

Domestication Proposal—To consider and vote upon a proposal by special resolution to change the corporate structure and domicile of Artius by way of continuation from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware, to be effected prior to the Closing of the Business Combination (Proposal No. 1);

2.

Transaction Proposal—To consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including, among other things, the Business Combination (Proposal No. 2);

3.

Issuance Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of Artius’s issued and outstanding shares of Common Stock in connection with the Business Combination (Proposal No. 3);

4.

Interim Charter Proposal—To consider and vote upon a proposal to approve and adopt the proposed Interim Certificate of Incorporation to be in effect as of the Domestication and prior to the Effective Time, and the Bylaws of Artius to be in effect as of the Domestication, in the form attached hereto as Annex C and Annex D, respectively (Proposal No. 4)

5.

Charter Proposal—To consider and act upon a proposal to approve and adopt the proposed Certificate of Incorporation, to be in effect at the Effective Time, in the form attached hereto as Annex E (Proposal No. 5);

6.

Organizational Documents Proposals—To consider and act upon, on a non-binding advisory basis, eight separate proposals with respect to certain material differences between the Existing Organizational Documents and the proposed Interim Certificate of Incorporation, Certificate of Incorporation and Bylaws (Proposal No. 6);

7.

Equity Incentive Plan Proposal—To consider and vote upon a proposal to approve the 2021 Equity Incentive Plan, including the authorization of the initial share reserve under the 2021 Equity Incentive Plan, in the form attached hereto as Annex H (Proposal No. 7);

8.

ESPP Proposal—To consider and vote upon a proposal to approve the ESPP that provides for the ability to grant stock purchase rights with respect to Combined Company Common Stock to employees of the Combined Company and its subsidiaries, in the form attached hereto as Annex I (Proposal No. 8);

9.

Director Election Proposal—To consider and vote upon a proposal to elect                directors to serve staggered terms on the board of directors of the Combined Company until the first, second and third annual meeting of stockholders following the date of the filing of the Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified (Proposal No. 9); and

10.

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal but no other proposal if the Required Proposals are approved (Proposal No. 10).

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Power; Record Date

As a shareholder of Artius, you have a right to vote on certain matters affecting Artius. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned Artius Ordinary Shares at the close of business on                 , which is the record date for the Special Meeting. You are entitled to one vote for each Artius Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On                 , the record date, there were                Artius Ordinary Shares outstanding, of which                are Public Shares and                are Founder Shares held by our Initial Stockholders.

Vote of Artius Initial Stockholders and Artius’s Other Directors and Officers

Prior to the Artius IPO, we entered into agreements with our Sponsor and each of our directors and officers, pursuant to which each agreed to vote any Artius Ordinary Shares owned by them in favor of the Transaction Proposal. None of our Sponsor, directors or officers has purchased any Artius Ordinary Shares during or after the Artius IPO and, as of the date of this proxy statement/prospectus, neither we nor our Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding Ordinary Shares, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.

Our Initial Stockholders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination within 24 months from the closing date of the Artius IPO. However, if our Initial Stockholders acquire Public Shares after the Artius IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete an initial business combination within the allotted 24-month time period.

Quorum and Required Vote for Proposals for the Special Meeting

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting “FOR” the Domestication Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes will have no effect on the Domestication Proposal.

The approval of the Transaction Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved only if the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting “FOR” the Transaction Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes will have no effect on the Transaction Proposal.

The approval of the Issuance Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Issuance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Issuance Proposal.

The approval of the Interim Charter Proposal requires the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Interim Charter Proposal will have no effect on the Interim Charter Proposal.

The approval of the Charter Proposal requires the affirmative vote of holders of a majority of our outstanding Artius Ordinary Shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal will have no effect on the Charter Proposal.

The approval of the Organizational Documents Proposals requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Organizational Documents Proposals will have no effect on the Organizational Documents Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Organizational Documents Proposals.

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Equity Incentive Plan Proposal will have no effect on the Equity Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Equity Incentive Plan Proposal.

The approval of the ESPP Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the

Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the ESPP Proposal will have no effect on the ESPP Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the ESPP Proposal.

The approval of the Director Election Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Director Election Proposal will have no effect on the Director Election Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Director Election Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Our Initial Stockholders have agreed to vote their ordinary shares in favor of all Artius Stockholder Voting Matters (as defined in the Sponsor Letter Agreement).

It is important for you to note that, in the event that the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal does not receive the requisite vote for approval, Artius will not consummate the Business Combination. If we do not consummate the Business Combination, we may fail to complete an initial business combination by July 16, 2022, and will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Shareholders.

Recommendation to Artius shareholders

Our Board believes that each of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposals, the Equity Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of Artius and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of our Board in favor of approval of the Transaction Proposal, you should keep in mind that Initial Stockholders and certain other members of our Board and officers of Artius have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Transaction Proposal. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that the Sponsor holds an aggregate of 18,112,500 Founder Shares, which will be worthless if a business combination is not consummated by July 16, 2022;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by July 16, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $16,990,000 for its 11,326,667 Private Warrants to purchase Artius Ordinary Shares and that such Private Warrants will expire worthless if a business combination is not consummated by July 16, 2022;

•

the continued right of our Sponsor to hold Combined Company Common Stock and the shares of Combined Company Common Stock to be issued to our Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•

the fact that at the closing of the Business Combination, we will enter into the Investor Rights Agreement with the Registration Rights Holders (in which certain members of our Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees;

•

the fact that concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Letter Agreement with the Sponsor, pursuant to which the Sponsor has agreed to (i) vote all of its Artius Class B Ordinary Shares in favor of the Business Combination and certain other matters, (ii) certain restrictions on the Sponsor Vesting Shares, and (iii) to pay or cause to be paid to Origin on the date of the Closing the amount of any excess Artius Transaction Expenses as determined in accordance with the procedures in the Merger Agreement, in each case upon the terms and subject to the conditions set forth therein;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by July 16, 2022; and

•

the fact that, the holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any Artius Ordinary Shares issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination.

Broker Non-Votes and Abstentions

Abstentions are considered present for the purposes of establishing a quorum. For purposes of approval, a failure to vote or an abstention will have no effect on the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposals, the Equity Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal. In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Voting Your Shares—Shareholders of Record

If you are an Artius shareholder of record, you may vote by mail or you can attend the Special Meeting in person or via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. Each Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of Ordinary Shares that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Ordinary Shares will be voted as recommended by our Board. Our Board recommends voting “FOR” the Domestication Proposal, “FOR” the Transaction Proposal, “FOR” the Issuance Proposal, FOR” the Interim Charter Proposal, “FOR” the Charter Proposal, “FOR” each of the Organizational Documents Proposals, “FOR” the Equity Incentive Plan Proposal,” “FOR” the ESPP Proposal, “FOR” the Director Election Proposal, and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by                on                 , 2021.

Voting via the Virtual Meeting Platform. You can attend the Special Meeting in person or via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the Special Meeting by visiting the website                . You will need your control number for access. If you do not have a control number, please contact the Transfer Agent. Instructions on how to attend and participate at the Special Meeting are available at                 . If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your Ordinary Shares.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “Special Meeting of the Shareholders of Artius in Lieu of the 2021 Annual Meeting of Artius Shareholders—Attending the Special Meeting.”

Attending the Special Meeting

Only Artius shareholders on the record date or their legal proxyholders may attend the Special Meeting. Please have your Control Number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the Transfer Agent.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our Secretary in writing to Artius Acquisition Inc., 3 Columbus Circle, Suite 2215, New York, New York 10019, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person via the virtual meeting platform, as indicated above.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Organizational Documents Proposals, the Equity Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal. Under the A&R Memorandum and Articles, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions about Voting

If you have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may call Morrow Sodali, our proxy solicitor, at (800) 662-5200. Banks and brokerage firms can call Morrow Sodali at (203) 658-9400.

Redemption Rights

Pursuant to the A&R Memorandum and Articles, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Artius IPO (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). For illustrative purposes, based on the balance of our Trust Account of $724,716,475.96 as of December 31, 2020, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•	if you hold Public Units, separate the underlying Public Shares and Public Warrants;

•

check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to Public Shares;

•

prior to 5:00 P.M., Eastern Time on                 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

•

deliver your Public Shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the Special Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Holders of outstanding Public Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Public Units registered in your own name, you must deliver the certificate for such Public Units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such Public Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Public Units.

While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of Artius Class A Ordinary Shares by our Public Shareholders will reduce the amount in our Trust Account, which had a balance of $724,716,476 as of December 31, 2020. In no event will we redeem our Artius Class A Ordinary Shares in an amount that would result in Artius’s failure to have at least $5,000,001 of net tangible assets.

Prior to exercising redemption rights, shareholders should verify the market price of Artius Class A Ordinary Shares as they may receive higher proceeds from the sale of their Artius Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your Artius Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Artius Class A Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your Artius Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by July 16, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Shareholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of our Ordinary Shares in connection with the Business Combination. Pursuant to Section 262 of the DGCL, Origin Stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Origin Stock, as determined by the Delaware Court of Chancery, if the Mergers are completed. The “fair value” of the shares of Origin Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the consideration that would otherwise be received under the Merger Agreement. Origin Stockholders who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise Origin by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Origin or Artius that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Origin Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Origin Stockholders who are party to the Stockholder Support Agreement have waived their appraisal rights in connection with the Business Combination.

Proxy Solicitation Costs

We are soliciting proxies on behalf of our Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. We have engaged Morrow Sodali to assist in the solicitation of proxies for the Special Meeting. We and our directors, officers and employees may also solicit proxies in person. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

We will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. We will pay Morrow Sodali a fee of $42,500 plus disbursements, reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Artius shareholders. Our directors, officers and employees who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION

Background of the Business Combination

Unless otherwise stated, all references to “we,” “us,” or “our” in this subsection titled “Background of the Business Combination” refer to Artius.

We are a special purpose acquisition company incorporated on January 24, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The entry into the Merger Agreement and proposed Merger was the result of an extensive search for a potential transaction utilizing the sourcing platform and investing and operating experience of our management team, Sponsor and Board of Directors. The terms of the Merger were the result of extensive negotiations between Artius and our representatives and Origin and its representatives. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

Prior to the consummation of the Artius IPO on July 16, 2020, neither Artius nor anyone on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Artius.

After its initial public offering, Artius conducted an active search for prospective businesses and assets to acquire. Representatives of our management team contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities. Credit Suisse and Goldman Sachs, each of which previously served as an underwriter for the Artius IPO, assisted Artius’s management and Board of Directors with deal sourcing and in conducting financial analyses of several potential acquisition targets that we reviewed prior to entering into an exclusivity agreement with Origin on January 14, 2021.

In evaluating potential businesses to acquire, Artius’s Board of Directors, together with our management team, considered various acquisition candidates, utilizing our Sponsor’s extensive network of contacts for introductions to potential target companies as well as Artius’s knowledge of the private company marketplace. Artius evaluated potential opportunities across multiple industries, including the financial and technology sectors. In evaluating potential targets, Artius considered and generally focused on businesses with proven and disruptive platform technologies, large addressable markets with strong secular tailwinds and an experienced management team.

Beginning on July 17, 2020, regularly scheduled weekly, monthly and ad-hoc meetings via teleconference were held among members of our management team, our directors, representatives of Credit Suisse and Goldman Sachs and consultants to discuss the evaluation of, and the outreach efforts directed to, potential business combination targets.

Since the initial public offering, Artius’s management and Board of Directors:

•

considered and analyzed approximately 75 potential acquisition targets in addition to Origin (the “Other Potential Targets”), and held meetings or calls with the representatives of approximately 45 Other Potential Targets; and

•	ultimately engaged in detailed discussions and/or due diligence with respect to 15 Other Potential Targets.

We considered in greater detail potential business combinations with 10 Other Potential Target businesses, prior to entering into an exclusivity agreement with Origin on January 14, 2021. These Other Potential Targets consisted of businesses engaged in providing software and technology solutions to multiple industries including the automotive, consumer, education, financial, insurance, not-for-profit organizations, retail and wealth management sectors.

On October 28, 2020, the Origin board of directors met via videoconference to authorize Origin to pursue a business combination with a special purpose acquisition company and retain BofA Securities, Inc. (“BofA Securities”) as its financial advisor. On an ongoing basis, Origin and its board of directors, together with their financial and legal advisors, have reviewed and evaluated strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, business combinations with special purpose acquisition companies and operating companies, an initial public offering, private equity and debt transactions and government-sponsored funding programs.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among representatives of Artius, Origin and their representatives.

On November 20, 2020, a representative of BofA Securities, on behalf of Origin, contacted Boon Sim, Artius’s Chief Executive Officer, to discuss the possibility of a business combination between Artius and Origin. Following this initial outreach, Mr. Sim and a representative of BofA Securities had a follow-up telephonic conversation on the business prospects of Origin.

On November 24, 2020, Artius and Origin signed and entered into a confidentiality agreement.

On November 27, 2020, representatives of Artius held a meeting by videoconference, which was attended by representatives of Credit Suisse, Shearman & Sterling LLP, counsel to Artius (“Shearman”), and other advisors of Artius, with the management of Origin to discuss its business prospects and future plans. Origin management provided an overview of Origin’s business, answered certain follow-up questions from the representatives of Artius and discussed the possibility of a business combination transaction between the companies.

Throughout the month of December 2020 and early January 2021, representatives of Artius and its advisors held multiple teleconferences with Origin and its advisors to discuss and answer due diligence questions related to Origin’s business and operations. These conversations included (i) technical due diligence related to Origin’s technology and its products on December 9, 2020, (ii) discussions regarding the plans for development and construction of Origin’s manufacturing plants on December 11, 2020, (iii) a review of Origin’s financial model and customer contracts on December 18, 2020 and December 21, 2020, and (iv) discussions related to competitive dynamics in the industry, availability of wood residues as a feedstock and scalability of Origin’s technology and manufacturing plants on December 23, 2020. Several of these teleconferences were attended by members of the Artius Board of Directors.

On December 11, 2020, Origin’s executive committee of its board of directors (the “Origin Executive Committee”) held a meeting by videoconference to discuss preparations for meetings with Artius’s technical consultants.

On December 16, 2020, the Artius Board of Directors held a meeting by videoconference to discuss a potential business combination with Origin and ongoing diligence efforts.

On December 21, 2020, representatives of Artius held a teleconference with BofA Securities to discuss the status of discussions between Artius and Origin.

On December 30, 2020, representatives of Artius and Origin held a videoconference to discuss the status of their engagement. The same day, the Origin board of directors held a meeting by videoconference to discuss Origin’s engagement with Artius.

In early January 2021, Artius’s management team prepared a form of non-binding letter of intent with respect to a business combination with Origin (the “Letter of Intent”). On January 8, 2021, the Artius Board of Directors held a meeting by videoconference to discuss the terms of the draft Letter of Intent and approved its submission to Origin.

Representatives of Artius subsequently submitted the draft Letter of Intent to Origin and BofA Securities for their consideration. The draft Letter of Intent proposed a transaction in which existing Origin stockholders would receive aggregate consideration consisting of (i) Artius Class A Ordinary Shares valued at $731 million and (ii) an earn-out opportunity to receive an additional 20 million Artius Class A Ordinary Shares based solely on the performance of the Artius share price after closing. In addition, our Sponsor proposed to defer 4.5 million of its Artius Ordinary Shares (representing approximately 25% of its total shares) to vest on the same terms as the earn-out opportunity for Origin stockholders, and proposed a $200 million private placement of Artius Class A Ordinary Shares at $10 per share (the “PIPE Placement”), that would be subscribed for concurrently with the execution of a definitive business combination transaction.

Between January 8, 2021 and January 13, 2021, Origin held meetings by videoconference with its board of directors, the Origin Executive Committee and BofA Securities to discuss the terms of, and prepare a response to, the draft Letter of Intent.

Between January 8, 2021 and January 14, 2021, representatives of Artius and Origin held multiple teleconferences to discuss the terms proposed in the draft Letter of Intent regarding the proposed transaction.

On January 13, 2021, the Artius Board of Directors discussed and approved revised terms of a business combination with Origin, as set forth in a revised draft Letter of Intent. Such revised terms provided for existing Origin stockholders to receive aggregate consideration consisting of (i) Artius Class A Ordinary Shares valued at $782 million and (ii) an earn-out opportunity to receive an additional 25 million Artius Class A Ordinary Shares based solely on the performance of the Artius share price during the five-year period after closing. As before, our Sponsor agreed to defer 4.5 million of its Artius shares to vest on the same terms as the earn-out opportunity for Origin stockholders. The revised terms also provided that certain significant Origin stockholders, as well as Origin’s directors and officers, would enter into customary lock-up agreements restricting their ability to sell their Artius shares following the closing of the transactions, on the same terms as the lock-up agreement entered into by our Sponsor at the time of the Artius IPO. The revised draft Letter of Intent also provided for a PIPE Placement of at least $150 million, with the goal of raising $200 million, as well as a period of mutual exclusivity between Artius and Origin until February 28, 2021.

On January 14, 2021, Artius and Origin entered into the Letter of Intent substantially reflecting the terms of the January 13, 2021 revised draft Letter of Intent.

Between January 13, 2021 and January 16, 2021, representatives of Artius and its counsel, Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), were granted access to an online data room established by Origin. Additional advisors of Artius were granted access to the online data room through the date of the execution of the Merger Agreement.

On January 18, 2021, the Origin Executive Committee held a meeting via videoconference to discuss the PIPE Placement process and preparations for internal and customer due diligence.

During the weeks of January 18, 2021 and January 25, 2021, representatives of Artius and its advisors held multiple teleconferences with Origin and its advisors to continue to conduct due diligence of Origin’s business. These conversations included (i) several due diligence calls with key customers, (ii) intellectual property due diligence discussions on January 21, 2021, January 26, 2021 and January 29, 2021, (iii) financial forecast and plant economics discussions on January 18, 2021, January 22, 2021, January 23, 2021 and January 25, 2021, (iv) technical due diligence discussions on chemistry technology and manufacturing processes on January 21, 2021, January 22, 2021, January 27, 2021 and January 28, 2021, (v) capital requirements, plant design and construction diligence discussions on January 25, 2021 and January 27, 2021, and (vi) a legal due diligence discussion on Jauary 27, 2021. Several of these teleconferences were attended by members of the Artius Board of Directors.

On January 19, 2021, Cleary Gottlieb submitted an initial legal due diligence request list to Origin. Representatives of Cleary Gottlieb, Wolf, Greenfield & Sacks, P.C., patent counsel to Artius, Origin’s counsel,

Cooley LLP (“Cooley”), and Origin’s internal counsel engaged in numerous telephonic and email communications from January 19, 2021 through February 16, 2021, with respect to legal due diligence and related matters. Representatives of Cleary Gottlieb continued to conduct legal due diligence, and other advisors of Artius conducted business, operational, environmental and other due diligence, through February 16, 2021.

On January 28, 2021, representatives of Artius and Origin had a meeting by videoconference to discuss the PIPE Placement, including potential investors and the preparation of a proposed investor presentation.

On January 29, 2021, Artius engaged Credit Suisse as placement agent in connection with the PIPE Placement, and authorized Credit Suisse to begin contacting potential investors in the PIPE Placement.

On January 30, 2021, Cleary Gottlieb, on behalf of Artius, provided an initial draft of the Merger Agreement to Cooley, on behalf of Origin.

On January 31, 2021, Artius engaged Goldman Sachs & Co. LLC (“Goldman Sachs”) as an additional placement agent in connection with the PIPE Placement.

On February 1, 2021, Credit Suisse and Goldman Sachs began meeting with prospective investors with respect to the PIPE Placement. From February 1, 2021 through February 16, 2021, Artius’s advisors engaged in calls and correspondence with potential investors in the PIPE Placement and their respective counsel. In conjunction therewith, an initial subscription agreement was sent to prospective investors on February 2, 2021, a draft of the Merger Agreement was made available to prospective PIPE Placement investors on February 13, 2021, a revised version of the PIPE subscription agreement was made available to prospective PIPE investors on February 13, 2021, and a near-final subscription agreement was made available to prospective investors in the PIPE Placement on February 14, 2021.

Between February 4, 2021 and February 8, 2021, the Origin Executive Committee held multiple meetings by video conference with management of Origin and representatives of Cooley and BofA Securities to discuss the Merger Agreement.

On February 6, 2021, Cooley, on behalf of Origin, provided a revised draft of the Merger Agreement to Cleary Gottlieb, on behalf of Artius.

On February 8, 2021, Cleary Gottlieb, on behalf of Artius, provided a revised draft of the Merger Agreement to Cooley, on behalf of Origin.

On February 9, 2021, Cooley and Cleary Gottlieb met telephonically to discuss the revised Merger Agreement. Later that same day, Cooley, on behalf of Origin, provided a draft of Origin’s disclosure letter with respect to the Merger Agreement to Cleary Gottlieb, on behalf of Artius.

On February 10, 2021, Mr. Sim and Messrs. Bissell and Riley met telephonically to discuss the progress of the ongoing negotiations between Artius and Origin.

Between February 11, 2021 and February 16, 2021, Cleary Gottlieb, on behalf of Artius, and Cooley, on behalf of Origin, exchanged multiple drafts of the Merger Agreement, the Stockholder Support Agreement, the Lock-Up Agreement and the Sponsor Letter Agreement, as well as various other ancillary agreements and documents to be entered into in connection with the Business Combination. See the section titled “The Merger Agreement and Related Agreements” on page 124 of this proxy statement/prospectus.

On February 13, 2021, Artius held a special meeting of its Board of Directors by videoconference to discuss the progress of the negotiations with Origin, discuss the expected final transaction terms and evaluate the proposed Business Combination. Members of Artius’s management and representatives of Credit Suisse, Cleary Gottlieb and Shearman were in attendance by invitation of Artius’s Board of Directors. Representatives of Cleary Gottlieb gave Artius’s Board of Directors a presentation describing their fiduciary duties in connection with evaluating the Business Combination, and then presented a summary of the terms of the Merger Agreement and principal related agreements. Credit Suisse presented Artius’s Board of Directors with an overview of the PIPE Placement process and the current order book of interested investors in the transaction.

On February 14, 2021, Cleary Gottlieb, on behalf of Artius, provided a draft of Artius’s disclosure letter with respect to the Merger Agreement to Cooley, on behalf of Origin. Cooley and Cleary Gottlieb continued to exchange drafts of the disclosure letters on behalf of Origin and Artius, respectively, through the time the Merger Agreement was executed on February 16, 2021.

On February 15, 2021, the Origin Executive Committee held a meeting by videoconference with BofA Securities to discuss the target size of the PIPE Placement in light of the current order book.

On February 16, 2021, Artius held a special meeting of its Board of Directors by videoconference to discuss the final terms of the Business Combination and to review the versions of the transaction agreements that had been sent to Artius’s directors before the meeting. Members of Artius’s management, Credit Suisse, Cleary Gottlieb and Shearman were in attendance by invitation of Artius’s Board of Directors. Members of Artius management and representatives of Cleary Gottlieb presented an overview of the transaction summary and process timeline and reviewed with the directors the final terms of the transaction and material changes in such terms since the February 13, 2021 meeting of the Artius Board of Directors. Credit Suisse presented an overview of the PIPE Placement and the order book. Following discussion and consideration, Artius’s Board of Directors concluded, taking into account the criteria utilized by Artius to evaluate acquisition opportunities and based upon its evaluation of Origin, that the Merger Agreement, the other agreements contemplated thereby and the Business Combination were fair to, advisable and in the best interests of Artius and its shareholders and that it was advisable for Artius to enter into the Merger Agreement and consummate the transactions contemplated thereby. Upon a motion duly made and seconded, Artius’s Board of Directors unanimously resolved that the Merger Agreement and each of the related agreements and the Business Combination be approved, and approved additional resolutions related to the Domestication, the PIPE Placement and other actions related to the Business Combination.

On February 16, 2021, the Origin board of directors held a special meeting by videoconference to discuss the final terms of the Business Combination and to review the transaction agreements sent to Origin’s directors before the meeting. Members of Origin’s management, BofA Securities and Cooley were in attendance by invitation of Origin’s board of directors. Representatives of BofA Securities and Cooley presented an overview of the transaction summary and process timeline, and reviewed with the directors the final terms of the transaction. BofA Securities presented an overview of the PIPE Placement and the order book. Following discussion and consideration, Origin’s board of directors concluded, taking into account the criteria utilized by Origin to evaluate the Business Combination, that the Merger Agreement, the other agreements contemplated thereby and the Business Combination were in the best interest of Origin and its stockholders and that it was advisable to enter into the Merger Agreement and to consummate the Business Combination. Upon a motion duly made and seconded, Origin’s board of directors unanimously resolved that the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, be approved, and also approved certain other actions related to the Business Combination.

On February 16, 2021, final subscription agreements were executed and delivered by the PIPE Placement investors.

On February 16, 2021, following the approval by the Artius Board of Directors and the Origin board of directors, the parties executed the Merger Agreement and other documentation related thereto. See the section titled “The Merger Agreement and Related Agreements” on page 124 of this proxy statement/prospectus for a discussion of the terms of the Merger Agreement. On the morning of February 17, 2021, before the opening of the U.S. stock markets, Artius and Origin announced the execution of the Merger Agreement and the proposed Business Combination.

Artius’s Board’s Reasons for the Approval of the Business Combination

In evaluating the transaction with Origin, the Artius Board consulted with its management and its legal counsel as well as financial and other advisors. The Artius Board considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Artius Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Artius Board viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Artius Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the Artius Board determined not to obtain a fairness opinion. The officers and directors of Artius have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of Artius’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Artius’s officers and directors and Artius’s advisors have substantial experience with mergers and acquisitions.

Before reaching its decision, the Artius Board discussed the material results of its management’s due diligence activities, which included:

•

conducting due diligence, assisted by domain experts from a global consulting firm, a specialist consulting firm with relevant industry expertise, leading law firms, JPMG, Franklin Associates, Quantis and Wolf Greenfield; and

•

making numerous diligence calls to current and potential customers and industry participants, including CEOs and key decision makers in order to independently evaluate Origin’s technology and business model.

The Artius Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement, and the transactions contemplated thereby, including but not limited to, the following material factors and viewpoints:

•

Compelling Investment Opportunity. The Artius Board considered that Origin is a leading carbon negative materials company, and its disruptive platform technology is uniquely positioned to decarbonize the materials industry supply chain.

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Record of High Customer Demand. The Artius Board considered that Origin has generated approximately $1.0 billion in customer demand comprised of offtake agreements and capacity reservations (including embedded options).

•

Experienced Board of Directors. The Artius directors whom we propose will serve on the Combined Company’s board of directors intend to actively support Origin’s management and contribute significant time and knowledge in their respective areas of expertise, including business strategy, public markets knowledge, experience scaling businesses, capital markets and financing expertise and investor relations, among others, and intend to use their extensive major company boardroom and “C Suite” network to provide the highest level access for Origin’s management team.

The Artius Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•

Future Financial Performance. The risk that future financial performance may not meet expectations due to factors out of the control of Artius, including due to economic cycles or other macroeconomic factors.

•	COVID-19. Uncertainties regarding the potential impacts of the COVID-19 virus and related economic disruptions on Origin’s operations and demand for its products.

•

Potential for Benefits Not Achieved. The risk that the potential benefits of the Business Combination, including Origin’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe.

•

Liquidation of Artius. The risks and costs to Artius if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Artius’s inability to effect a business combination by July 16, 2022 and force it to liquidate.

•

Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits Artius from soliciting other business combinations, which restricts its ability, so long as the Merger Agreement is in effect, to consider other potential business combinations prior to July 16, 2022.

•	Shareholder Vote. The risk that the shareholders of Artius may fail to provide the respective votes necessary to effect the Business Combination.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not entirely within Artius’s control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Other Risks. Various other risks associated with the Business Combination, the business of Artius, and the business of Origin described under “Risk Factors.”

In addition to considering the factors described above, the Artius Board also considered that some officers and directors of Artius may have interests in the Business Combination as individulas that are in addition to, and that may be different from, the interests of Artius’s shareholders (see— “Interests of Artius Initial Stockholders and Artius’s Other Current Officers and Directors”). The Artius Independent Directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Artius Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

The Artius Board concluded that the potential benefits that it expected Artius and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Artius Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, Artius and its shareholders.

The above discussion of the material factors considered by Artius’s Board is not intended to be exhaustive but does set forth the principal factors considered by Artius’s Board.

Independent Director Oversight

A majority of our Board is comprised of independent directors who are not affiliated with our Sponsor and its affiliates. In connection with the Business Combination, our independent directors, Ms. Richardson, Mr. Costello and Mr. Alesio, took an active role in evaluating the proposed terms of the Business Combination, including the terms of the Merger Agreement and the Related Agreements. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates that could arise with regard to the proposed terms of the Merger Agreement and the Related Agreements. Our Board did not deem it necessary to, and did not form, a special committee of the Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as a majority of our Board is comprised of independent and disinterested directors, and our Board did not deem the formation of a special committee necessary or appropriate. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

Satisfaction of 80% Test

It is a requirement under the A&R Memorandum and Articles and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the Deferred Discount and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. Based on the financial analysis of Origin and its subsidiaries generally used to approve the transaction, the Artius Board determined that this requirement was met. The Artius Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Artius and its shareholders and appropriately reflected the value of Origin and its subsidiaries. In reaching this determination, the Artius Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as the historical growth rate of Origin and its subsidiaries and its potential for future growth in revenue and profits. The Artius Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Origin and its subsidiaries met this requirement and make the other determinations regarding the transaction.

Certain Origin Projected Financial Information

Origin provided Artius with its internally prepared base case and upside case forecasts for each of the years in the ten-year period ending 2030. Origin does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Origin prepared the financial projections set forth below to present key elements of the forecasts provided to Artius. The Origin forecasts were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of Origin’s management, the financial projections were prepared on a reasonable basis reflecting management’s currently available estimates and judgments.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Origin, its board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Origin’s business, all of which are difficult to predict and many of which are beyond Origin’s and Artius’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Origin’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Origin Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

None of Origin’s independent registered accounting firm, Artius’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Information provided by Origin does not constitute any representation, estimate or projection of any other party. The projected financial information included in this document has been prepared by, and is the responsibility of, Origin’s management. Grant Thornton LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP report included in this document relates to Origin’s historical financial statements included herein. It does not extend to the projected financial information and should not be read to do so. Furthermore, the projected financial information does not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the projected financial information is provided in this proxy statement/prospectus because the projected financial information was made available to Artius. No person has made or makes any representation or warranty to any Artius shareholder regarding the information included in the projected financial information. The projected financial information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The projected financial information should not be viewed as public guidance.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR ORIGIN, ARTIUS UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The key elements of the most recent projections provided by management of Origin to Artius are summarized in the tables below.

Base Case	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Completed Plants	0	0	1	1	2	2	3	4	5	7
$ in millions
Total Revenue	$0	$0	$60	$122	$475	$830	$1,499	$2,138	$2,759	$4,019
Adjusted Gross Profit(1)	$0	$0	($3)	$2	$204	$407	$741	$1,205	$1,657	$2,584
Adjusted Gross Margin %(2)	—	—	—	2%	43%	49%	49%	56%	60%	64%
EBITDA(3)	($25)	($36)	($50)	($53)	$139	$296	$600	$1,041	$1,473	$2,360
EBITDA Margin %(4)	—	—	—	—	29%	36%	40%	49%	53%	59%

Upside Case	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Completed Plants (2 trains per plant)	0	0	1	1	2	2	3	4	5	7
$ in millions
Total Revenue	$0	$0	$60	$122	$887	$1,655	$3,259	$4,678	$6,126	$9,090
Adjusted Gross Profit (1)	$0	$0	($3)	$2	$444	$888	$1,823	$2,886	$3,988	$6,269
Adjusted Gross Margin %(2)	—	—	—	2%	50%	54%	56%	62%	65%	69%
EBITDA (3)	($25)	($36)	($50)	($53)	$372	$764	$1,656	$2,683	$3,752	$5,966
EBITDA Margin %(4)	—	—	—	—	42%	46%	51%	57%	61%	66%

(1)	Origin defines adjusted gross profit, a non-GAAP financial measure, as total revenue less costs of goods sold (exclusive of depreciation and amortization).
(2)	Origin defines adjusted gross margin, a non-GAAP financial measure, as adjusted gross profit divided by total revenue.
(3)	Origin defines EBITDA, a non-GAAP financial measure, as earnings before interest, taxes, depreciation and amortization.
(4)	Origin defines EBITDA margin, a non-GAAP financial measure, as EBITDA divided by total revenue.

The upside case assumes, among other things, that Origin is able to secure moderately higher prices in new customer contracts as a result of strong demand and carbon negative materials scarcity. Concurrently, the upside case assumes Origin adds capacity at a faster rate than the base case, adding two trains per new plant, effectively doubling capacity of each. Feedstock prices assumed unchanged as primary feedstock supply (forest / wood processing residues) is ample and well above Origin’s needs.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and may not be comparable to similarly titled measures used by other companies.

Interests of Certain Persons in the Business Combination

Interests of Artius Initial Stockholders and Artius’s Other Current Officers and Directors

In considering the recommendation of the Artius board of directors to vote in favor of the Business Combination, you should be aware that aside from their interests as stockholders, our Sponsor and certain other members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of your interests as a shareholder or warrantholder.

These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor holds an aggregate of 18,112,500 Founder Shares, which will be worthless if a business combination is not consummated by July 16, 2022. Such shares have an aggregate market value of approximately $            million based on the closing price of Artius Class B Ordinary Shares of $             on the Nasdaq on                 , 2021, the record date for the Special Meeting;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by July 16, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $16,990,000 for its 11,326,667 Private Warrants to purchase shares of Artius Common Stock and that such Private Warrants will expire worthless if a business combination is not consummated by July 16, 2022;

•

the continued right of our Sponsor to hold Combined Company Common Stock and the shares of Combined Company Common Stock to be issued to our Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•

at the closing of the Business Combination, Artius, the Sponsor and certain existing stockholders of Origin will enter into the Investor Rights Agreement, pursuant to which the Sponsor and signatory stockholders of Origin and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights;

•

the fact that concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Letter Agreement with the Sponsor, pursuant to which the Sponsor has agreed to (i) vote all of its Artius Class B Ordinary Shares in favor of the Business Combination and certain other matters, (ii) certain restrictions on the Sponsor Vesting Shares, and (iii) to pay or cause to be paid to Origin on the date of the Closing the amount of any excess Artius Transaction Expenses as determined in accordance with the procedures in the Merger Agreement, in each case upon the terms and subject to the conditions set forth therein;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by July 16, 2022; and

•

the fact that, the holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Artius Common Stock issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination.

Accounting Treatment of the Business Combination

The Business Combination is intended to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, while Artius is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Origin issuing stock for the net assets of Artius, accompanied by a recapitalization. The net assets of Artius will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Origin.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations to (i) holders of Artius Class A Ordinary Shares and Artius Public Warrants as a consequence of the Domestication, (ii) holders of Artius Common Stock that elect to have their Artius Common Stock redeemed for cash if the Business Combination is completed and (iii) ownership and disposition of Artius Common Stock and Common Stock Public Warrants after the Domestication. This discussion applies only to Artius Class A Ordinary Shares, Artius Public Warrants, Artius Common Stock and Common Stock Public Warrants that are held as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including, banks, insurance companies or other financial institutions, dealers in securities or currencies, traders in securities electing to mark to market, tax-exempt entities, regulated investment companies, persons that will hold more than 5% of the Artius Common Stock, persons that hold more than 10% of the Artius Class A Ordinary Shares (by vote or value) unless otherwise stated, foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii), certain former citizens or residents of the United States, nonresident alien individuals present in the United States for more than 182 days in a taxable year, a person that is a “controlled foreign corporation,” a person that is a “passive foreign investment company,” persons holding shares of Artius Common Stock as part of a hedge, straddle, conversion or other integrated financial transaction, entities that are treated as partnerships for U.S. federal income tax purposes (or partners therein), any Founder Holders, PIPE Investors, or persons that are otherwise subject to special treatment under the Code. This section does not address any other U.S. federal tax considerations (such as estate and gift taxes, the alternative minimum tax or the Medicare tax on net investment income) or any state, local or non-U.S. tax considerations.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Artius Class A Ordinary Shares, Artius Public Warrants, Artius Common Stock or Common Stock Public Warrants that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from Artius’s stock or warrants. A “Non-U.S. holder” means any beneficial owner of Artius Class A Ordinary Shares, Artius Public Warrants, Artius Common Stock or Common Stock Public Warrants that is not a U.S. holder.

This discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax considerations described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

U.S. Holders

Effects of the Domestication on U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, Artius will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.

Artius intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Artius has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. holder of Artius Class A Ordinary Shares or Artius Public Warrants is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. holder.

Assuming the Domestication qualifies as an F Reorganization, U.S. holders of Artius Class A Ordinary Shares or Artius Public Warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “ — Effects of Section 367(b) to U.S. Holders” and “ — PFIC Considerations”, and the Domestication should be treated for U.S. federal income tax purposes as if Artius (i) transferred all of its assets and liabilities to the Domesticated Entity in exchange for all of the Artius Common Stock and Common Stock Public Warrants; and then (ii) distributed the Artius Common Stock and Common Stock Public Warrants to the holders of the Artius Class A Ordinary Shares and Artius Public Warrants in liquidation of Artius. The taxable year of Artius should be deemed to end on the date of the Domestication.

If the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. holder’s tax basis in a share of Artius Common Stock or a Common Stock Public Warrant received in the Domestication should generally be the same as its tax basis in the Artius Class A Ordinary Shares or Artius Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of Artius Common Stock or Common Stock Public Warrant should generally include such U.S. holder’s holding period for the Artius Class A Ordinary Shares or Artius Public Warrants surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. holder generally would recognize gain or loss with respect to an Artius Class A Ordinary Share or Artius Public Warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of Artius Common Stock or Common Stock Public Warrant received in the Domestication and the U.S. holder’s adjusted tax basis in its Artius Class A Ordinary Share or Artius Public Warrant surrendered in exchange therefor. In such event, such U.S. holder’s basis in the share of Artius Common Stock or Common Stock Public Warrant would be equal to the fair market value of that share of Artius Common Stock or Common Stock Public Warrant on the date of the Domestication, and such U.S. holder’s holding period for the share of Artius Common Stock or Common Stock Public Warrant would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights with respect to the Artius Common Stock, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. holders considering exercising redemption rights with respect to their Artius Common Stock are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Effects of Section 367(b) to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights with respect to Artius Common Stock, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

U.S. Holders That Hold 10 Percent or More of Artius

A U.S. holder that on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all of Artius’s classes of stock entitled to vote or 10% or more of the total value of all of Artius’s classes of stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Artius Class A Ordinary Shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. holder’s ownership of Artius Public Warrants will be taken into account in determining whether such U.S. holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its Artius Class A Ordinary Shares is the net positive earnings and profits of Artius (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Artius Class A Ordinary Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Artius does not expect to have significant cumulative earnings and profits through the date of the Domestication. If Artius’s cumulative earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. holder should not be required to include in gross income an “all earnings and profits amount” with respect to its Artius Class A Ordinary Shares. If Artius’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. The determination of Artius’s earnings and profits is complex and may be impacted by numerous factors.

U.S. Holders That Own Less Than 10 Percent of Artius

A U.S. holder that, on the date of the Domestication, beneficially owns (actually and constructively) Artius Class A Ordinary Shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. holder as described below.

Unless a U.S. Holder makes the election described below, such U.S. holder generally must recognize gain (but not loss) with respect to shares of Artius Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of Artius Common Stock over the U.S. holder’s adjusted tax basis in the Artius Class A Ordinary Shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. holder may elect to include in income the “all earnings and profits amount” attributable to its Artius Class A Ordinary Shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

•	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

•	a complete description of the Domestication;

•	a description of any stock, securities or other consideration transferred or received in the Domestication;

•	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

•

a statement that the U.S. holder is making the election including (A) a copy of the information that the U.S. holder received from Artius establishing and substantiating the U.S. holder’s “all earnings and profits amount” with respect to the U.S. holder’s Artius Class A Ordinary Shares and (B) a representation that the U.S. holder has notified Artius (or Origin) that the U.S. holder is making the election; and

•	certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. holder to such U.S. holder’s timely filed U.S. federal income tax return for the taxable period in which the Domestication occurs, and the U.S. holder must send notice of making the election to the Combined Company no later than the date such tax return is filed. In connection with this election, Artius intends to provide each U.S. holder eligible to make such an election with information regarding Artius’s earnings and profits upon written request. There is no assurance, however, that Artius will timely provide the required information for making this election.

Artius does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that Artius had positive earnings and profits through the date of the Domestication, a U.S. holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Artius Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

Each U.S. holder is urged to consult its tax advisor regarding the consequences to it of making the election described herein and the appropriate filing requirements with respect to such election.

U.S. Holders that Own Artius Class A Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. holder that, on the date of the Domestication, beneficially owns (actually and constructively) Artius Class A Ordinary Shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

Tax Consequences for U.S. Holders of Artius Public Warrants

Subject to the considerations described above relating to a U.S. holder’s ownership of Artius Public Warrants being taken into account in determining whether such U.S. holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. holder of Artius Public Warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued Common Stock Public Warrants in the Domestication.

All U.S. holders are urged to consult their tax advisors with respect to the effect of section 367(b) of the code to their particular circumstances.

PFIC Considerations

In addition to the discussion under “—Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. holders under the PFIC provisions of the Code.

Artius will be classified as a PFIC in a particular taxable year if, either

•	75 percent or more of Artius’s gross income for the taxable year is passive income; or

•	the average percentage of the value of Artius’s assets that produce or are held for the production of passive income is at least 50 percent.

For this purpose, passive income generally includes dividends, interest, gains from certain commodities transactions, rents, royalties and the excess of gains over losses from the disposition of assets that produce passive income.

Based on the composition of its income and assets, Artius believes that it is likely that it was a PFIC for U.S. federal income tax purposes for the fiscal year ended December 31, 2020 and that it will be a PFIC in the current taxable year which ends as a result of the Domestication.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of Artius Class A Ordinary Shares and Artius Public Warrants upon the Domestication if (i) Artius was classified as a PFIC at any time during such U.S. holder’s holding period for such shares or warrants and (ii) the U.S. holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. holder owned such shares or in which Artius was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such shares. Generally, neither election is available with respect to the Artius Public Warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules. U.S. holders of Artius Class A Ordinary Shares or Artius Public Warrants are urged to consult their tax advisors concerning the application of the PFIC rules under their particular circumstances.

Under these rules:

•	the U.S. holder’s gain will be allocated ratably over the U.S. holder’s holding period for such U.S. holder’s Artius Class A Ordinary Shares or Artius Public Warrants;

•	the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Artius was a PFIC, will be taxed as ordinary income;

•	the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

•	an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “—Effects of Section 367(b) to U.S. Holders”, the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if Artius is a PFIC, U.S. holders of Artius Class A Ordinary Shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. holders of Artius Public Warrants may, pursuant to the proposed Treasury

Regulations, be subject to taxation on the Domestication to the extent their shares or warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its Artius Class A Ordinary Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Artius, whether or not such amounts are actually distributed to such shareholders in any taxable year.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. holder of Artius Class A Ordinary Shares would depend on whether the U.S. holder has made a timely and effective election to treat Artius as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. holder’s holding period of Artius Class A Ordinary Shares during which Artius qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621, including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met, which likely will not be satisfied with respect to Artius, or with the consent of the IRS. If applicable, U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.

A U.S. holder’s ability to make a QEF Election with respect to Artius is contingent upon, among other things, the provision by Artius of a “PFIC Annual Information Statement” to such U.S. holder. Upon written request, Artius will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. holder to make and maintain a QEF Election. There is no assurance, however, that Artius would timely provide such required information. A U.S. holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to the Artius Public Warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their Artius Class A Ordinary Shares. As a result, such a U.S. holder should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. holder of Artius Class A Ordinary Shares may also depend on whether the U.S. holder has made an election under Section 1296 of the Code. U.S. holders that hold (or are deemed to hold) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is considered “marketable” (a “mark-to-market election”). Marketable stock, generally, is stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. If such an election is available and has been timely made, such U.S. holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to the Artius Class A Ordinary Shares. A mark-to-market election is not available with respect to the A Artius Public Warrants.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Artius Class A Ordinary Shares or Artius Public Warrants are urged to consult their tax advisors concerning the application of the PFIC rules under their particular circumstances.

Redemption of Artius Common Stock

In the event that a holder’s shares of Artius Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section titled “Special Meeting of the Shareholders of

Artius in Lieu of the 2021 Annual Meeting of Artius Shareholders—Redemption Rights” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Artius Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Artius Common Stock, a U.S. holder will be treated as described below under the section titled “Effects of Ownership of Artius Common Stock or Common Stock Public Warrants on U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Artius Common Stock or Common Stock Public Warrants,” and a Non-U.S. holder will be treated as described below under the section titled “Effects of Ownership of Artius Common Stock or Common Stock Public Warrants on Non-U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Artius Common Stock or Common Stock Public Warrants”. If the redemption does not qualify as a sale of shares of Artius Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “Effects of Ownership of Artius Common Stock or Common Stock Public Warrants on U.S. Holders—Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section titled “Effects of Ownership of Artius Common Stock or Common Stock Public Warrants on Non-U.S. Holders—Taxation of Distributions.”

Whether a redemption of shares of Artius Common Stock qualifies for sale treatment will depend largely on the total number of shares of Artius’s stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning Common Stock Public Warrants and any stock that a holder would directly, indirectly or constructively acquire pursuant to the Business Combination) relative to all of the Artius Common Stock outstanding both before and after the redemption. The redemption of Artius Common Stock will generally be treated as a sale (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of Artius’s stock actually owned by the holder, but also shares of stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Artius Common Stock which could be acquired pursuant to the exercise of the Common Stock Public Warrants. Moreover, any of the Artius Common Stock that a holder directly or constructively acquires pursuant to the Business Combination should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Artius’s outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Artius Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of the outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Artius Common Stock and the Artius Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (i) all of the shares of Artius’s stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of Artius’s stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of Artius Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in Artius. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in Artius will depend on the particular facts and circumstances. The IRS has indicated in a published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the redemption of Artius Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section titled “Effects of Ownership of Artius Common Stock or Common Stock Public Warrants on U.S. Holders—Taxation of Distributions,” and the tax effects to such Non-U.S. holder will be as described below under the section titled “Effects of Ownership of Artius Common Stock or Common Stock Public Warrants on Non-U.S. Holders—Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Artius Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its Common Stock Public Warrants or possibly in other stock constructively owned by it.

Because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code and the tax rules relating to PFICs as a result of the Domestication (discussed further above).

All holders should consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their shares of Artius Common Stock pursuant to an exercise of redemption rights.

Effects of Ownership of Artius Common Stock or Common Stock Public Warrants on U.S. Holders

Taxation of Distributions.

After the Domestication, a U.S. holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of Artius Common Stock to the extent paid from Artius’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the Artius Common Stock and any remaining excess will be treated as gain realized on the sale or other disposition of the Artius Common Stock and will be treated as described below under the section titled “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Artius Common Stock or Common Stock Public Warrants.” As discussed above, Artius does not expect to have significant cumulative earnings and profits through the date of the Domestication.

Dividends received by a U.S. holder that is a taxable corporation will generally qualify for the dividends received deduction (subject to applicable requirements and limitations) if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate U.S. holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate applicable to long-term capital gains. It is unclear whether the redemption rights with respect to the Artius Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Artius Common Stock or Common Stock Public Warrants.

Upon a sale or other taxable disposition of shares of Artius Common Stock or Common Stock Public Warrants after the Domestication, a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of Artius Common Stock or Common Stock Public Warrants. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for the Artius Common Stock or Common Stock Public Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Artius

Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Artius Common Stock (shares of Artius Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Artius Common Stock and Common Stock Public Warrants so disposed of. See “—Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of Artius Common Stock and/or Common Stock Public Warrants following the Domestication. See “—Acquisition of Artius Common Stock Pursuant to Exercise of a Common Stock Public Warrant” below for a discussion regarding a U.S. Holder’s tax basis in Artius Common Stock acquired pursuant to the exercise of a Common Stock Public Warrant.

Acquisition of Artius Common Stock Pursuant to Exercise of a Common Stock Public Warrant

After the Domestication, a U.S. holder generally will not recognize gain or loss upon the exercise of a Common Stock Public Warrant for cash. Artius Common Stock acquired pursuant to the exercise of a Common Stock Public Warrant for cash generally will have a tax basis equal to the U.S. holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. A U.S. holder’s holding period for the Artius Common Stock will commence on the day following the date of exercise of the Common Stock Public Warrant; the holding period will not include the period during which the U.S. holder held the warrant. If a Common Stock Public Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a Common Stock Public Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s tax basis in the Artius Common Stock received generally would equal the U.S. holder’s tax basis in the Common Stock Public Warrants. If the cashless exercise is treated as a recapitalization, the holding period of the Artius Common Stock will include the holding period of the warrants.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered Common Stock Public Warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Stock Public Warrants deemed surrendered and the U.S. holder’s tax basis in such warrants. In this case, a U.S. holder’s tax basis in the Artius Common Stock received would equal the sum of the U.S. holder’s tax basis in the Common Stock Public Warrants exercised and the exercise price of such warrants. A U.S. holder’s holding period for the Artius Common Stock will commence on the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions to Holders of Common Stock Public Warrants

The terms of each Common Stock Public Warrant provide for an adjustment to the number of shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. However, holders of warrants may be treated as receiving a constructive distribution from Artius if the adjustment increases the Common Stock Public Warrant holders’ proportionate interest in Artius’s assets or earnings and profits. For example, without limitation, a taxable constructive distribution would occur if the number of shares of Artius Common Stock that would be obtained upon exercise of the Common Stock Public Warrants increases as a result of a distribution of cash to the holders of Artius Common Stock. Constructive distributions that are taxable would be subject to tax in the same manner as cash distributions made to U.S. holders as described under “—U.S. Holders “—Taxation of Distributions” above and to Non-U.S. holders as described below under ““—Non-U.S. Holders—Taxation of Distributions”.

Effects of Ownership of Artius Common Stock or Common Stock Public Warrants on Non-U.S. Holders

Effects of the Domestication.

Artius does not expect the Domestication to result in any U.S. federal income tax consequences to Non-U.S. holders of Artius Class A Ordinary Shares or Artius Public Warrants.

Effects of Exercising Redemption Rights.

Because the Domestication will occur immediately prior to the redemption of non-U.S. holders that exercise redemption rights with respect to the Artius Common Stock, the U.S. federal income tax consequences to a Non-U.S. Holder of shares of Artius Common Stock that exercises its redemption rights will depend on whether the redemption qualifies as a sale of the shares of Artius Common Stock redeemed, as described above under “—Redemption of Artius Common Stock.” If such a redemption qualifies as a sale of shares of Artius Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described below under “—Non-U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Artius Common Stock or Common Stock Public Warrants.” If such a redemption does not qualify as a sale of shares of Artius Common Stock, the Non-U.S. holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “—Non-U.S. Holders—Taxation of Distributions.” It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s Artius Common Stock, the withholding agent might treat the redemption as a distribution.

Taxation of Distributions

In general, after the Domestication, any cash distributions (or a constructive distribution) made to a non-U.S. Holder with respect to shares of Artius Common Stock (or Common Stock Public Warrants as described above in—Possible Constructive Distributions to Holders of Common Stock Public Warrants), to the extent paid out of Artius’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Artius Common Stock and then, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of Artius Common Stock, which will be treated as described under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Artius Common Stock or Common Stock Public Warrants.”

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Artius Common Stock or Common Stock Public Warrants

Subject to the discussions of Information Reporting and Backup Withholding below, a Non-U.S. holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of the Artius Common Stock or Common Stock Public Warrants after the Domestication.

Exercise, Lapse or Redemption of Common Stock Public Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Common Stock Public Warrant, or the lapse of such a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “—U.S. Holders—Acquisition of Artius Common Stock Pursuant to a Common Stock Public Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. holder’s gain on the sale or other disposition of the Artius Common Stock and Common Stock Public Warrants.

FATCA Withholding Taxes.

FATCA imposes withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on the Artius Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Artius Common Stock.

Information Reporting and Backup Withholding.

Information returns are required to be filed with the IRS with respect to payments made to certain U.S. holders. In addition, certain U.S. holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are Non-U.S. holders in order to avoid the application of such information reporting requirements and backup withholding tax. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

The following is a summary of the material provisions of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Merger Agreement, including the exhibits attached thereto, in its entirety for a more complete description of the terms and conditions of the Merger.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of Artius without considering the entirety of public disclosure about Artius as set forth in Artius’s SEC filings. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in this proxy statement/prospectus or in other public disclosures by Artius.

Business Combination with Origin

On February 16, 2021, Artius entered into the Merger Agreement with Merger Sub, a direct, wholly owned subsidiary of Artius, and Origin. As a result of the Merger, Merger Sub will merge with and into Origin with Origin surviving the Merger as a direct, wholly owned subsidiary of Artius (the “Surviving Corporation”). In connection with the Domestication, Artius will change its name to “Origin Materials, Inc.” The terms of the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Merger Agreement.

On March 5, 2021, Artius, Merger Sub and Origin entered into a letter agreement to provide that the Certificate of Incorporation to be filed in connection with the Business Combination will rename the Artius Class A Common Stock to “Common Stock,” and accordingly, the letter agreement clarified certain references to Artius Common Stock and Combined Company Common Stock in the Merger Agreement. A copy of the letter agreement is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

Closing and Effective Time of the Merger

Unless the parties otherwise mutually agree, the Closing will take place as promptly as practicable (and no later than three business days) after the date on which all of the closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) (such date, the “Closing Date”).

On the Closing Date, (i) Artius will make the filings necessary to effect the Domestication and (ii) Artius and Origin will effect the Merger by filing a certificate of merger with the Secretary of State of the State of Delaware, and the Merger will become effective at the time the certificate of merger has been duly filed. The time at which the Merger becomes effective is sometimes referred to in this proxy statement/prospectus as the “Effective Time”.

Immediately prior to the Effective Time, Artius will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

At the Effective Time, subject to and contingent upon the consummation of the Merger, each share of Artius Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the Artius governing documents into one share of Combined Company Common Stock, and each issued and outstanding share of common stock of Merger Sub will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the surviving corporation in the Merger.

Conditioned upon the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under applicable laws and the listing requirements of the Nasdaq, Artius shall take all actions necessary or appropriate to cause, effective as of the Closing, the board of directors of Artius to consist of three individuals designated by each of Artius and Origin and three independent directors to be mutually agreed by Artius and Origin prior to the Closing, subject to the terms of the Artius governing documents, and subject to such independent director designees satisfying the criteria to be independent for purposes of Nasdaq listing requirements.

Conversion of Origin Stock

The aggregate stock consideration to be distributed to Origin’s stockholders and optionholders in connection with the Merger is 78,213,000 shares of Combined Company Common Stock, which is subject to certain downward adjustments pursuant to the Merger Agreement. At the Effective Time, by virtue of the Merger and without any action on the part of Artius, Merger Sub, Origin or the holders of any of Origin’s securities:

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each share of Origin Common Stock, Origin Series A Preferred Stock, Origin Series B Preferred Stock and Origin Series C Preferred Stock, in each case outstanding immediately prior to the Effective Time, will be canceled and converted into the right to receive a number of shares of Combined Company Common Stock equal to the Common Exchange Ratio, Series A Exchange Ratio, Series B Exchange Ratio and Series C Exchange Ratio, respectively, each as defined in the Merger Agreement (subject to certain adjustments as described in the Merger Agreement);

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any shares of Origin stock held in the treasury of Origin or owned by Artius, Merger Sub or Origin immediately prior to the Effective Time will be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

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each warrant to purchase Origin stock will terminate, be cancelled and cease to exist and will be deemed to have been exercised immediately prior to the Closing and settled in the applicable number of shares of Origin Series A Preferred Stock or Origin Series B Preferred Stock, as applicable, rounded down to the nearest whole share, and then canceled and converted into the right to receive a number of shares of Artius Common Stock equal to the Series A Exchange Ratio or Series B Exchange Ratio, respectively (subject to certain adjustments as described in the Merger Agreement);

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each Former Employee Option that is vested and outstanding immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Origin Common Stock, rounded down to the nearest whole share, and then canceled and converted into the right to receive a number of shares of Combined Company Common Stock equal to the Common Exchange Ratio. Each Former Employee Option that is unvested and outstanding immediately prior to the Effective Time shall be automatically cancelled at the Closing without the payment of consideration. From and after the Closing, except with respect to the holder’s right to receive Combined Company Common Stock, if any, each Former Employee Option shall be cancelled and cease to be outstanding and the holder shall cease to have any rights with respect thereto;

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each Origin Stock Option (other than a Former Employee Option), whether vested or unvested, will be assumed by Artius and converted into an option to purchase shares of Combined Company Common Stock (each, a “Converted Option”) equal to the product (rounded down to the nearest whole number)

of (a) the number of shares of Origin Common Stock subject to such Origin Stock Option immediately prior to the Effective Time and (b) the Common Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Origin Stock immediately prior to the Effective Time divided by (ii) the Common Exchange Ratio; provided, however, that the exercise price and the number of shares of Combined Company Common Stock purchasable pursuant to such Converted Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided further, however, that in the case of such Origin Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Combined Company Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments in a manner consistent with Treasury Regulation Section 1.424-1, such that the Converted Option will not constitute a modification of such Origin Stock Option for purposes of Section 409A or Section 424 of the Code. Except as specifically provided above, following the Effective Time, each Converted Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Origin Stock Option immediately prior to the Effective Time; and

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no certificate or book entry representing fractional shares of Combined Company Common Stock shall be issued upon the surrender for exchange of Company Shares (as defined in the Merger Agreement), and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Combined Company Common Stock. In lieu of the issuance of any such fractional share, Artius shall aggregate the total number of shares of Combined Company Common Stock issuable to each Person upon the surrender for exchange of Company Shares, and then round down to the nearest whole number of shares of Combined Company Common Stock for each such Person.

Earnout Consideration

As additional consideration for the Merger, after the Effective Time, Origin will issue to certain holders of Origin’s securities up to 25,000,000 Earnout Shares as follows: (i) one third of the Earnout Shares will be issued when VWAP equals or exceeds $15.00 for 10 consecutive trading days during the three year period following the closing of the Business Combination, (ii) one third of the Earnout Shares will be issued when VWAP equals or exceeds $20.00 for 10 consecutive trading days during the four year period following the closing of the Business Combination, and (iii) one third of the Earnout Shares will be issued when VWAP equals or exceeds $25.00 for 10 consecutive trading days during the five year period following the closing of the Business Combination (each of (i), (ii) and (iii) as adjusted appropriately in light of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the Combined Company Common Stock). Such Earnout Shares will also become issuable in the event Artius enters into a definitive agreement with respect to an Artius Sale on or before the fifth anniversary of the Closing Date.

As used in the Merger Agreement:

“Artius Sale” means: the occurrence of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Artius representing more than 50% of the combined voting power of Artius’s then outstanding voting securities, (ii) there is consummated a merger or consolidation of Artius with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of Artius immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of Artius surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of Artius immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, (iii) there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Artius of all or substantially all of the assets of Artius and its Subsidiaries, taken as a whole, other than such sale or other disposition by Artius of all or substantially all of the assets of Artius and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Artius in substantially the same proportions as their ownership of Artius immediately prior to such sale, or (iv) any liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Artius Shareholders having the right to exchange their shares of Combined Company Common Stock for cash, securities or other property.

Representations and Warranties

The Merger Agreement contains customary representations and warranties and covenants of Origin, Artius and Merger Sub relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement.

In the Merger Agreement, Origin makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things:

•	proper corporate organization and similar corporate matters;

•	authorization, execution, delivery and enforceability of the agreement and other transaction documents;

•	capitalization and validity of share issuance

•	absence of conflicts

•	brokers and finders (these first five representations being the “fundamental representations” as used in the section titled “Conditions to Closing” below);

•	government authorization;

•	charter documents and corporate records;

•	affiliate transactions;

•	subsidiaries;

•	financial statements;

•	absence of material adverse effect on Origin;

•	absence of certain changes or events;

•	title to assets and properties;

•	litigation;

•	material contracts;

•	insurance;

•	licenses and permits;

•	compliance with laws;

•	ownership of intellectual property;

•	data security and data privacy matters;

•	employees;

•	employee benefits and compensation;

•	real property;

•	tax matters;

•	environmental matters;

•	information supplied for the registration statement and mailings to Artius’s stockholders or prospective investors;

•	labor matters;

•	insurance;

•	anti-corruption, anti-money laundering and sanctions compliance; and

•	other customary representations and warranties.

In the Merger Agreement, Artius and Merger Sub make certain representations and warranties relating to, among other things:

•	proper corporate organization and similar corporate matters;

•	authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents;

•	government authorization;

•	absence of conflicts;

•	brokers and finders;

•	capitalization and validity of share issuance;

•	minimum trust fund amount;

•	validity of Nasdaq listing;

•	Artius’s business activities;

•	SEC filing requirements and financial statements;

•	information supplied for the registration statement and mailings to Artius’s stockholders or prospective investors

•	compliance with laws;

•	litigation;

•	employees and employee benefit plans;

•	affiliate transactions;

•	the PIPE Investment; and

•	other customary representations and warranties.

Conduct of Business Pending the Merger; Covenants

Each of Origin, Artius and Merger Sub have agreed that, prior to the Closing Date, it will conduct its business in the ordinary course of business consistent with past practices and, in the case of Origin, preserve intact its business relationships with customers, suppliers and others having material business dealings with Origin and keep available the services of its officers and employees.

In addition to the general covenants above, Origin has agreed that, prior to the Closing Date or the earlier termination of the Merger Agreement, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the written consent of Artius (which may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise modify or supplement its or any of its subsidiaries’ certificate of incorporation or bylaws or other organizational or governing documents;

•	make any material changes to their accounting policies, methods or practices, other than as required by GAAP or applicable Law;

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sell, issue, assign, transfer, pledge, convey or otherwise dispose of (A) any equity interests of Origin or any of its subsidiaries or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating Origin or any of its subsidiaries to issue, deliver or sell any equity interests of Origin or any of its subsidiaries, in each case, other than upon the exercise or settlement of awards outstanding under any Origin employee benefit plan in effect on the date of the Merger Agreement in accordance with their present terms;

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redeem, purchase or otherwise acquire any equity interests or other securities of Origin or any of its subsidiaries, other than redemptions of equity securities from former employees, directors or other service providers upon the terms set forth in the underlying agreements governing such equity securities;

•	declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of Origin or any of its subsidiaries;

•	adjust, split, combine or reclassify any of the equity interests of Origin or any of its subsidiaries or effect any other change in their capitalization;

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(A) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, (B) make any advances or capital contributions to, or investments in, any Person, or (C) amend or modify in any material respect any indebtedness for borrowed money;

•	make, issue or forgive any loan to any Person, other than advances to the directors, officers or employees of Origin or any of its subsidiaries in the ordinary course of business;

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commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures consistent with Origin’s business plan made available to Artius or capital expenditures made in the ordinary course of business not to exceed $5,000,000 in the aggregate and the capitalized portion of any labor;

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enter into any amendment or termination (other than an expiration in accordance with the terms thereof or any automatic renewals in accordance with the terms thereof) of, or waive compliance with, any material contract or lease or enter into any contract that if entered into prior to the date of the Merger Agreement would be a material contract or lease;

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other than inventory and other assets acquired in the ordinary course of business, acquire the business, properties or assets (including by merger, consolidation or acquisition of stock or by purchasing or receiving an exclusive license), including equity interests, of another Person;

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propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material lien, any of the material rights (other than rights in intellectual property or technology) or material assets (other than intellectual property or technology) owned by, or leased or licensed to, Origin or any of its subsidiaries, except for (x) permitted liens and (y) as required or contemplated by the Merger Agreement;

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compromise, commence or settle any pending or threatened legal proceeding (w) involving payments (exclusive of attorney’s fees) by Origin and its subsidiaries not covered by insurance in excess of $100,000 individually or in excess of $1,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against Origin or any of its subsidiaries, (y) which imposes any material restrictions on the operations of businesses of Origin and its subsidiaries or (z) by the stockholders or any other Person which relates to the transactions contemplated by the Merger Agreement;

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except as required under applicable law or by the terms of any Origin employee benefit plan as in existence as of the date of the Merger Agreement, (A) increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of Origin or any of its subsidiaries, other than increases (including as part of the Origin’s year-end salary, merit and/or cost-of-living review process) applicable to current employees of Origin other than executive officers and that do not exceed, in the aggregate, three percent of existing aggregate levels as of the date of the Merger Agreement for all current employees of Origin other than executive officers of Origin or five percent of existing base salary compensation as of the date of the Merger Agreement for any such individual, (B) become a party to, establish, materially amend (other than as required by applicable law or as part of an annual renewal for health or welfare benefits), commence participation in, or terminate any Origin employee benefit plan, or any other plan, agreement or arrangement that would be a Origin employee benefit plan if in effect as of the date of the Merger Agreement, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock based compensation or other long term incentive compensation under any Origin employee benefit plan, (D) grant any new awards under any Origin employee benefit plan, (E) amend or modify any outstanding award under any Origin employee benefit plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of Origin or any of its subsidiaries, or (G) hire or engage any employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of $200,000;

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sell, lease, assign, transfer, convey, license, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any liens (other than permitted liens) in or on, any rights or assets (other than intellectual property or technology or, in each case, any rights therein) owned by, or leased or licensed to, Origin or its subsidiaries other than inventory or products in the ordinary course of business;

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terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, subject to any lien (except for permitted liens), license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to intellectual property or any option to any of the foregoing), sell, assign, transfer or otherwise dispose of any intellectual property, except for abandonment of such intellectual property that Origin determines in its reasonable judgment, in the ordinary course of business, is immaterial to Origin and its subsidiaries;

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disclose any trade secrets and any other confidential information of Origin or any of its subsidiaries to any Person other than to Persons who have executed such binding confidentiality agreements or agreements with comparable restrictions on the use or disclosure of confidential information;

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fail to maintain any insurance policies of Origin or any of its subsidiaries (other (A) than substitution of an insurance policy by an insurance policy on terms, including coverage, no less favorable to Origin and its subsidiaries than the insurance policy so replaced and from a carrier of the same creditworthiness or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or applicable);

•	enter into any new line of business outside of the business currently conducted by Origin and its subsidiaries as of the date of the Merger Agreement;

•	enter into, renew or modify any Company Affiliated Transaction (as defined in the Merger Agreement);

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except to the extent required by applicable law, (1) make, change or revoke any material election relating to taxes outside the ordinary course of business consistent with past practice (other than as required by applicable law), (2) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter, (4) file any amended material tax return, (5) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (6) fail to pay any material amount of tax as it becomes due, (7) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (8) surrender any right to claim any refund of a material amount of taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

•	agree to do any of the foregoing.

Artius has agreed that, prior to the Closing Date or the earlier termination of the Merger Agreement, subject to specified exceptions, it will not, without the written consent of Origin (which may not be unreasonably withheld, conditioned or delayed):

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amend or otherwise modify the Trust Agreement, the Company Warrant Agreement, or the organizational or governing documents of Artius or Merger Sub, in each case in any manner that is adverse to Origin or Artius in any material respect;

•	withdraw any funds from the Trust Account;

•	make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable law;

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except to the extent required by applicable law, (1) make, change or revoke any material election relating to taxes outside the ordinary course of business consistent with past practice (other than as required by applicable law), (2) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (3) consent to any extension or waiver of the statutory period of limitations, (4) file any amended material tax return, (5) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (6) fail to pay any material amount of tax as it becomes due, (7) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (8) surrender any right to claim any refund of a material amount of taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

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sell, issue, redeem, assign, transfer, convey or otherwise dispose of (x) any of its equity interests, or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating Artius or Sponsor to issue, deliver or sell any equity interests of Artius;

•	declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of Artius;

•	adjust, split, combine or reclassify any of its equity interests;

•	liquidate, dissolve, reorganize or otherwise wind up the business or operations of Artius or Merger Sub;

•	amend, modify or waive any of the material terms or rights set forth in any Company Warrant, including any amendment, modification or reduction of the exercise price of any Company Warrant;

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compromise, commence or settle any pending or threatened legal proceeding (w) involving payments (exclusive of attorney’s fees) by Artius not covered by insurance in excess of $2,000,000 individually or $5,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against Artius or (y) which imposes any material restrictions on the operations of businesses of Artius;

•	enter into, renew or modify any affiliate transactions;

•	form any subsidiary of Artius other than Merger Sub;

•	incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, material liabilities, debts or obligations;

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materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts, agreements and arrangements (including engagement letters) with any financial advisors in a manner adverse to Artius or that would increase, add or supplement any Artius Transaction Expenses or enter into a contract or agreement that if entered into prior to the date of the Merger Agreement would require the payment of amounts that would constitute Artius Transaction Expenses;

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amend or otherwise modify the material terms of the Subscription Agreements (including amount, conditionality, subscriber identity, and registration rights) or (B) increase or decrease the PIPE Investment;

•	acquire the business, properties or assets (including by purchasing or receiving an exclusive license), including equity interests, of another Person); or

•	agree to do any of the foregoing.

Additional Agreements

Proxy Statement; Registration Statement

As soon as reasonably practicable after the execution of the Merger Agreement, Artius and Origin agreed to prepare this proxy statement/prospectus. Artius agreed to use its reasonable best efforts to file the registration statement of which this proxy statement/prospectus is a part with the SEC no later than ten business days after the delivery of Origin’s financial statements to Artius in accordance with Section 6.20 of the Merger Agreement. Each of Artius and Origin agree to use their respective reasonable best efforts to cause the registration statement to be declared effective under the Securities Act as soon as reasonably practicable after filing. Artius shall cause this proxy statement/prospectus to be mailed to its stockholders of record, as of the Artius record date, in compliance with Section 6.9 of the Merger Agreement, as promptly as practicable following this proxy statement/prospectus becoming declared effective under the Securities Act. Artius will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (i) comply as to form with all applicable SEC requirements and (ii) otherwise comply in all material respects with all applicable law.

Artius Shareholder Meeting

Artius has agreed, in accordance with applicable law, Nasdaq rules and its existing governing documents, to establish a record date for, call and hold a meeting of its shareholders as soon as reasonably practicable after the date on which this proxy statement/prospectus is declared effective, and in no event later than thirty days after the date on which Artius mails this proxy statement/prospectus to its shareholders, unless otherwise agreed in writing between Artius, Merger Sub and Origin. Artius has agreed to use its reasonable best efforts to solicit from its shareholders the approval of the proposals contained in this proxy statement/prospectus and agreed (i) to include a statement to the effect that Artius’s board of directors has recommended that the shareholders vote in favor of the proposals in this proxy statement/prospectus and (ii) that neither Artius’s board of directors nor any committee thereof will withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, Artius’s recommendation (an “Artius Change in Recommendation”); provided that if, at any time prior to obtaining the approval of the shareholders of the proposals in this proxy statement/prospectus, the Artius board of directors determines in good faith, after consultation with its outside legal counsel, that failure to make a Artius Change in Recommendation in response to an Intervening Event would be inconsistent with its fiduciary duties to Artius’s shareholders under applicable law, then the Artius board of directors may make an Artius Change in Recommendation in response to an Intervening Event; provided, further, that Artius (to the extent lawful and reasonably practicable) first provides Origin with at least

48 hours advance written notice of such Artius Change in Recommendation describing in reasonable detail the reasons for such Artius Change in Recommendation and the material facts and circumstances relating to such Intervening Event.

No Solicitation; Exclusivity

Under the terms of the Merger Agreement, from the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, each of Artius and Origin have agreed not to, and will cause its respective subsidiaries not to and will cause its and their respective representatives not to, directly or indirectly: (i) solicit or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons that constitutes, or could reasonably be expected to lead to, a Competing Transaction or Artius Competing Transaction, as applicable, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a Competing Transaction or Artius Competing Transaction, as applicable, (iii) furnish any non-public information relating to Artius, Origin or any of their respective assets or businesses, as applicable, or afford access to the assets, business, properties, books or records of Artius or Origin to a prospective buyer or alternative target, as applicable, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction or Artius Competing Transaction, as applicable; (iv) in the case of Artius, approve, endorse or recommend any Competing Transaction, or (iv) enter into a Competing Transaction or Artius Competing Transaction, as applicable, or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or Artius Competing Transaction, as applicable, or publicly announce an intention to do so.

Each of Artius and Origin have also agreed that immediately following the execution of the Merger Agreement they will cause their representatives to cease any and all existing discussions or negotiations with any Person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a Competing Transaction or Artius Competing Transaction, as applicable.

As used in the Merger Agreement:

“Competing Transaction” means potential investment in, financing of, license, or sale of any assets (other than a sale of assets in the Ordinary Course of Business, and which could not reasonably be expected to impede, delay, interfere with or prevent the Transactions) or equity or debt securities of the Acquired Companies, whether such transaction takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, consolidation or financing, in each case that could result in a change of control of the Acquired Companies or a public offering of the Acquired Companies’ securities other than with Artius, the Sponsor and their respective Affiliates and Representatives or the PIPE Investors with respect to the PIPE Investment; provided that the foregoing limitations shall not apply to and shall not restrict the issuance of Origin Common Stock pursuant to the exercise of equity securities which are outstanding as of the date of this Agreement and described in Section 3.3(a) or set forth on Section 3.3(b) of the Origin Disclosure Letter; provided, further, that the foregoing clause shall not restrict any Pre-Closing Holder, any entity (except for Origin), or any of their respective Related Parties from making proposals or offers or otherwise agreeing to, making, implementing or consummating any transaction not involving (x) the Acquired Companies or (y) any assets or equity or debt securities of the Acquired Companies).

“Artius Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation or similar business combination with or acquisition of, purchase of all or substantially all of the assets or equity of, or similar business combination with or other transaction that would constitute a Business Combination with or involving Artius and any Person, other than Origin; provided that, notwithstanding anything herein to the contrary, “Artius Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than Artius) that is an Affiliate of the Sponsor or the Sponsor’s equityholders so long as such transaction, arrangement, Contract or understanding does not (i) involve Artius or any assets (including, for this purpose, the Trust

Account and the PIPE Investment) or Equity Interests or debt securities of Artius or (ii) impede, interfere with or prevent, or that would not reasonably be expected to materially delay, the Transactions.

Stock Exchange Listing

Through the Closing Date, Artius has agreed to use its reasonable best efforts to ensure that Artius remains listed as a public company on, and for Artius Class A Ordinary Shares and Artius Public Warrants to be listed on, the Nasdaq. Prior to the Effective Time, Artius shall, to the extent required by the rules and regulations of the Nasdaq, prepare and submit to the Nasdaq a notification form for the listing of the Combined Company Common Stock, and to cause such shares to be conditionally approved for listing (subject only to official notice of issuance).

Domestication; Name Change

Subject to the Artius shareholders’ approval of the proposals contained in this proxy statement/prospectus, prior to the Closing, Artius shall cause the Domestication to become effective in any appropriate manner at the discretion of Artius, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Artius and Origin, together with the Interim Certificate of Incorporation, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act (As Revised) in connection with the Domestication, (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands and (d) completing and making all filings required to be made with the SEC and the Nasdaq to list Combined Company Common Stock on the Nasdaq. Immediately prior to the Closing, Artius shall adopt the Artius Bylaws as its bylaws until thereafter amended in accordance with the provisions thereof, the Interim Certificate of Incorporation and the DGCL. In accordance with applicable law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Artius shareholder, (i) each Artius Class A Ordinary Share outstanding immediately prior to the effective time of the Domestication shall be converted into one share of Artius Class A Common Stock and (ii) each Artius Class B Ordinary Share outstanding immediately prior to the effective time of the Domestication shall be converted into one share of Artius Class B Common Stock. Origin shall reasonably cooperate with Artius with respect to the Domestication. In connection with the Domestication, Artius shall change its name to “Origin Materials, Inc.” By virtue of the Domestication and without any action on the part of any holder of Artius Warrants, each Artius Warrant that is outstanding immediately prior to the consummation of the Domestication shall, pursuant to and in accordance with the Continental Warrant Agreement, automatically and irrevocably be modified to provide that such Artius Warrant shall entitle the holder thereof to acquire shares of Artius Common Stock rather than Artius Class A Ordinary Shares (after giving effect to the Domestication).

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•	Origin and Artius providing the other party with annual financial statements on or before February 27, 2021;

•	Origin and Artius providing access to books and records and furnishing relevant information to the other party, subject to certain specified restrictions and conditions;

•	prompt notification of certain matters;

•

Origin, using its reasonable best efforts to cause certain of its stockholders not otherwise party to a Stockholder Support Agreement to enter into and deliver an executed counterparty of the Stockholder Support Agreement;

•	Origin and Artius using reasonable best efforts to consummate the Business Combination;

•	confidentiality and publicity relating to the Business Combination;

•	director and officer indemnification and insurance;

•	Artius agreeing to do all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements;

•	the establishment of an equity incentive award plan and employee stock purchase plan to be effective immediately following the Closing;

•

liability for expenses incurred in connection with the negotiation or execution of the Merger Agreement and the other transaction documents and the consummation of the transactions contemplated thereby;

•	Origin’s engagement in transactions involving or relating to Artius’s securities;

•	Artius making appropriate arrangements for certain disbursements from the trust account;

•	Origin obtaining the Company Stockholder Approval (as defined in the Merger Agreement) promptly after the registration statement has been declared effective by the SEC;

•	the intended tax treatment of the Business Combination; and

•	cooperation regarding any filings required under the HSR Act.

Conditions to Closing

Mutual

The obligation of each party to consummate the Business Combination to be performed by it in connection with the closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

•	Any applicable waiting period under the HSR Act shall have expired or been terminated.

•

There shall not be any applicable law in effect that makes the consummation of the transactions contemplated by the Merger Agreement illegal or otherwise prohibited or any order in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement.

•	The Required Artius Vote shall have been obtained.

•

After giving effect to the transactions, including the PIPE Investment, Artius shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) remaining after redemptions of any Artius Common Stock.

•	Artius’s cash on hand shall not be less than $525,000,000.

•	The PIPE Investment shall have been consummated prior to or substantially concurrently with the Closing.

•	The Company Stockholder Approval (as defined in the Merger Agreement) shall have been obtained.

•

This proxy statement/prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to this proxy statement/prospectus and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

•	All ancillary agreements shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

Artius’s Conditions to Closing

The obligation of Artius to consummate the Business Combination, in addition to the conditions described above, are conditioned upon, among other things the satisfaction or, to the extent permitted by applicable law, written waiver at Artius’s discretion, of each of the following conditions:

•

Each of the representations and warranties of Origin set forth in Article III of the Merger Agreement (other than certain fundamental representations and warranties of Origin concerning organization, authority, enforceability, capitalization, brokerage, noncontravention, and representations and warranties related to mailings or distributions to Artius’s stockholders or prospective investors with respect to the Business Combination), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the fundamental representations and warranties described above (other than those related to capitalization), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date). Each of the representations and warranties of Origin concerning capitalization and related to mailings or distributions to Artius’s stockholders or prospective investors with respect to the Business Combination shall be true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

•	Origin shall have performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by Origin on or prior to the Closing Date.

•	Since the date of the execution of the Merger Agreement, no Material Adverse Effect shall have occurred that is continuing.

•

Origin shall have delivered to Artius a certificate duly executed by an authorized officer of Origin, dated as of the Closing Date, certifying that the foregoing conditions to Artius’s obligations have been satisfied.

As used in the Merger Agreement:

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon the business, results of operations or financial condition of Origin, taken as a whole; provided, however, that, with respect to the foregoing, none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries, geographic areas or markets in which Origin operates; (ii) the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including the negotiation and execution of the Merger Agreement; (iii) changes in applicable law or GAAP or the official interpretation thereof, in each case effected after the date of the Merger Agreement; (iv) any failure of Origin to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the closing of the Merger (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak, or other natural disaster or act of god (including any escalation or general worsening of any of the foregoing); (viii) any national or international political conditions in or affecting any jurisdiction in which Origin conducts business; (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (x) any consequences arising from any action taken (or omitted to be taken) by Origin at the written request of Artius; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on Origin, taken as a whole, relative to other comparable entities operating in the industries and markets in which Origin operates.

Origin’s Conditions to Closing

The obligations of Origin to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon the satisfaction or, to the extent permitted by applicable law, waiver at Origin’s discretion, of each of the following conditions:

•

Each of the representations and warranties of Artius set forth in Article IV of the Merger Agreement (other than certain fundamental representations and warranties of Artius concerning organization, authority, enforceability, capitalization, brokerage, noncontravention, and representations and warranties related to mailings or distributions to Artius’s stockholders or prospective investors with respect to the Business Combination), in each case, without giving effect to any materiality, Artius Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Artius Material Adverse Effect. Each of the fundamental representations and warranties described above (other than those related to capitalization), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date). Each of the representations and warranties of Artius concerning capitalization and related to mailings or distributions to Artius’s stockholders or prospective investors with respect to the Business Combination shall be true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

•	Artius shall have performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by Artius on or prior to the Closing Date.

•	Since the date of the execution of the Merger Agreement, no Artius Material Adverse Effect shall have occurred that is continuing.

•

Artius shall have delivered to Origin a certificate duly executed by an authorized officer of Artius, dated as of the Closing Date, certifying that the foregoing conditions to Origin’s obligations have been satisfied.

•	The shares of Combined Company Common Stock to be issued in the Merger will have been conditionally approved for listing upon the Closing on Nasdaq subject only to official notice of issuance.

•	Certain directors and officers of Artius will have been removed from their respective positions or tendered their irrevocable resignations, effective as of the Effective Time.

As used in the Merger Agreement:

“Artius Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate would prevent, materially impair or materially delay the ability of Artius to perform its obligations under the Merger Agreement and to consummate the Business Combination.

Termination

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement abandoned at any time prior to the Closing by:

•	the mutual written agreement of Artius and Origin;

•

Artius or Origin, in the event that applicable law is in effect making the consummation of the Business Combination illegal or any final, non-appealable order is in effect permanently preventing the consummation of the Transactions; provided, however, the right to so terminate shall not be available to any party whose breach of any representation, warranty, covenant or agreement of the Merger Agreement results in or causes such final, non-appealable order or other action;

•

Artius or Origin, if the closing of the Business Combination has not occurred on or prior to August 31, 2021 (the “Outside Date”); provided, that the right to so terminate shall not be available to any party that has breached any of its representations, warranties, covenants or agreements under the Merger Agreement and such breach is the primary cause of or has resulted in the failure of the Merger and the other transactions to be consummated on or before such date;

•

Origin, if Artius breaches in any material respect any of its representations or warranties contained in the Merger Agreement or breaches or fails to perform in any material respect any of its covenants contained in the Merger Agreement, which breach or failure to perform (i) would render any of the conditions precedent to Origin’s obligations to consummate the transactions set forth in the Merger Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to Artius by Origin, cannot be cured by the Outside Date or has not been cured by the earlier of (x) the Outside Date and (y) the date that is thirty (30) days after receipt of such written notice and Origin has not waived in writing such breach or failure; provided, however, that Origin’s right to so terminate shall not be available to Origin if Origin is then in breach of any Origin representation, warranty, covenant or agreement contained in the Merger Agreement, which breach or failure to perform would render the conditions precedent to Artius’s obligations to consummate the transactions set forth the Merger Agreement not capable of being satisfied.

•

Artius, if Origin breaches in any material respect any of its representations or warranties contained in the Merger Agreement or breaches or fails to perform in any material respect any of its covenants contained in the Merger Agreement, which breach or failure to perform (i) would render any of the conditions precedent to Artius’s obligations to consummate the transactions set forth in the Merger Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to Origin by Artius, cannot be cured by the Outside Date or has not been cured by the date that is thirty (30) days after receipt of such written notice and Artius has not waived in writing such breach or failure; provided, however, that Artius’s right to so terminate shall not be available to Artius if Artius is then in breach of any Artius representation, warranty, covenant or agreement contained in the Merger Agreement, which breach or failure to perform would render the conditions precedent to Origin’s obligations to consummate the transactions set forth the Merger Agreement not capable of being satisfied;

•

Artius, if Origin fails to deliver the Company Stockholder Approval (as defined in the Merger Agreement) within five business days following the date the registration statement filed by Artius in connection with the Merger has been declared effective by the SEC;

•

Artius or Origin, in the event that the proposals contained in this proxy statement/prospectus are not obtained at the Special Meeting; provided, that the right to so terminate shall not be available to Artius if Artius has materially breached certain covenant or agreements set forth in the Merger Agreement covering an Artius Change in Recommendation or actions related to a competing transaction and such material breach is the primary cause of or has resulted in the failure of such approvals to be obtained; or

•	Origin, if the Board of Artius shall have made an Artius Change in Recommendation in accordance with the Merger Agreement that is adverse to Origin.

Effect of Termination

In the event of termination by either Artius or Origin, the Merger Agreement shall immediately become null and void without any liability on the part of any party, and all further obligations of the parties shall terminate, subject to certain provisions which survive termination, and other than for liability of any party for fraud or willful breach occurring prior to termination.

Other Agreements Related to the Merger Agreement

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the related agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Subscription Agreements

Concurrently with the execution of the Merger Agreement, Artius entered into the Subscription Agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase an aggregate of 20 million shares of Combined Company Common Stock for $10.00 per share in the PIPE Placement, for an aggregate purchase price equal to $200.0 million.

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, Artius is required to, within 15 business days after the Closing, submit to or file with the SEC a registration statement registering the resale of such shares. Additionally, Artius is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day following the filing date thereof (the “Effectiveness Deadline”), provided the Effectiveness Deadline shall be extended to the 90th calendar day following the filing date thereof if the registration statement is reviewed by, and comments thereto are provided from, the SEC, and Artius will use commercially reasonable efforts to have the registration statement declared effective within ten days of receipt of a SEC notice that the registration statement will not be “reviewed.” Artius must use commercially reasonable efforts to keep the registration statement effective until the earliest to occur of: (i) two years from the date of effectiveness of the registration statement or (ii) the date the PIPE Investors no longer hold any registrable shares.

The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement fail to occur; and (d) if the transactions contemplated by the Subscription Agreement are not consummated on or prior to August 31, 2021.

Sponsor Letter Agreement

Concurrently with the execution of the Merger Agreement, Artius and the Sponsor entered into the Sponsor Letter Agreement, a copy of which is attached to this proxy statement/prospectus as Annex J, pursuant to which the Sponsor agreed to (i) vote all of its Artius Class B Ordinary Shares in favor of the Business Combination and certain other matters, (ii) certain restrictions on the 4.5 million Sponsor Vesting Shares, and (iii) pay any excess of Artius Transaction Expenses (as defined in the Merger Agreement) over the Artius Transaction Expense Cap (as defined in the Sponsor Letter Agreement), in each case upon the terms and subject to the conditions set forth therein.

In connection with the Special Meeting, the Sponsor agreed to (i) appear at the Special Meeting or otherwise cause all of the Founder Shares owned by it to be counted as present thereat for the purpose of establishing a quorum; (ii) vote or cause to be voted at the Special Meeting all of its Founder Shares in favor of each voting matter and any other matters necessary or reasonably requested by Artius in connection with the Business Combination and against any proposal in opposition to the approval of the Merger Agreement or inconsistent with the Merger Agreement or the Business Combination; and (iii) not redeem any of its Founder Shares in connection with the vote.

The Sponsor also further agreed that, effective upon the Closing, all of the Sponsor Vesting Shares shall be subject to certain vesting and forfeiture provisions, as follows: (A) one third of the Sponsor Vesting Shares will vest when VWAP equals or exceeds $15.00 for 10 consecutive trading days during the three year period following the closing of the Business Combination, (B) one third of the Sponsor Vesting Shares will vest when VWAP equals or exceeds $20.00 for 10 consecutive trading days during the four year period following the closing of the Business Combination and (C) one third of the Sponsor Vesting Shares will vest when VWAP equals or exceeds $25.00 for 10 consecutive trading days during the five year period following the closing of the Business Combination. The Sponsor is entitled to any dividends or distributions paid on the Sponsor Vesting Shares, provided that such dividends or distributions shall be set aside and paid to the Sponsor upon the vesting of the Sponsor Vesting Shares. Any Sponsor Vesting Shares (including any such related dividends or distributions) that do not vest by the first business day following the applicable vesting period in the Sponsor Letter Agreement will be surrendered to the Combined Company without any consideration. The vesting of the Sponsor Vesting Shares will be accelerated in the event of an Artius Sale.

Additionally, the Sponsor agreed to abide by the lock-up provisions in Section 7 of the Letter Agreement, dated as of July 13, 2020, by and among Artius, the Sponsor and certain insiders signatory thereto, until the Closing or the termination of the Merger Agreement. Such lock-up provisions provide that the Sponsor will not transfer or sell (i) in the case of the Founder Shares, until the earlier of (A) one year after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the last reported sale price of the Combined Company Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Artius completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders of Artius having the right to exchange their Combined Company Common Stock for cash, securities or other property, and (ii) in the case of the Private Warrants and the Combined Company Common Stock underlying such warrants, until 30 days after the completion of the Business Combination, with certain exceptions for permitted transfers. Any permitted transferees must agree to be bound by the Lock-Up Agreement as a condition of any such transfer.

The Sponsor Letter Agreement shall terminate on the earlier of (i) the vesting in full and delivery of all Sponsor Vesting Shares, (ii) immediately following the liquidation of Artius or (iii) the termination of the Merger Agreement in accordance with its terms. No such termination shall relieve the Sponsor or Artius from any liability resulting from a breach of the Sponsor Letter Agreement occurring prior to such termination.

Stockholder Support Agreement

In connection with the execution of the Merger Agreement, certain stockholders of Origin sufficient to approve the Merger Agreement, the Merger, and the other transactions contemplated in connection with the Business Combination have entered into the Stockholder Support Agreement with Artius and Origin, a copy of which is attached to this proxy statement/prospectus as Annex K. Pursuant to the Stockholder Support Agreement, such stockholders of Origin have agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby, including by voting against any competing transaction or proposal, (ii) be bound by certain transfer restrictions with respect to Origin shares held by such stockholders, including any new shares acquired by such stockholders, prior to the closing of the Business Combination and (iii) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Stockholder Support Agreement.

Lock-Up Agreement

Artius has entered into a Lock-Up Agreement with the Sponsor and certain equityholders of Origin, including the directors, officers, and holders that will own at least 5% of the Combined Company, a copy of which is attached to this proxy statement/prospectus as Annex L. Under the Lock-Up Agreement, each party to the agreement agreed that it will not transfer during the lock-up period, without the prior written consent of Artius, (i) any shares of Combined Company Common Stock held by such parties immediately after the Merger, (ii) any securities convertible into or exercisable or exchangeable for Combined Company Common Stock, including the Private Warrants, held by such parties immediately after the Merger and (iii) any shares of Combined Company Common Stock issued upon conversion, exercise or exchange of any of the securities described in clause (ii). The lock-up period commences upon the Closing and continues through the earliest to occur of: (i) 365 days after the date of the Closing; (ii) the first day after the date on which the closing price of the Combined Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing; or (iii) the date on which Artius completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Artius’s Public Shareholders having the right to exchange their Combined Company Common Stock for cash, securities or other property. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will.

Investor Rights Agreement

Artius, the Sponsor and certain existing equityholders and equity award holders of Origin will enter into the Investor Rights Agreement, a form of which is attached to this proxy statement/prospectus as Annex M, which will become effective upon the consummation of the Business Combination. In accordance with the Investor Rights Agreement, the Sponsor and signatory equityholders of Origin and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Investor Rights Agreement also provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

The transactions contemplated by the Merger Agreement, including the Business Combination, are not presently believed to be subject to any additional federal or state regulatory requirement or approval other than as set forth below.

Competition and Antitrust

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division makes a request for additional information or documentary material related to the Business Combination (a “Second Request”), the waiting period with respect to the Business Combination will be extended for an additional period of 30 calendar days, which will begin on the date on which Artius and Origin each certify substantial compliance with the Second Request. Complying with a Second Request can take a significant period of time. Artius and Origin each filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC on March 2, 2021. The 30-day waiting period with respect to the Business Combination, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is expected to expire at 11:59 p.m. Eastern Time on April 1, 2021 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither Artius nor Origin is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Stock Exchange Listings

The Public Shares, Public Units and Public Warrants are traded on the Nasdaq under the ticker symbols “AACQ,” “AACQU” and “AACQW,” respectively. Artius will apply for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock and Common Stock Public Warrants on the Nasdaq under the symbols “ORGN” and “ORGNW,” respectively.

SELECTED HISTORICAL FINANCIAL DATA OF ARTIUS

The following table contains selected historical financial data for Artius as of and for the period from January 24, 2020 (inception) through December 31, 2020. Such data for the period from January 24, 2020 (inception) through December 31, 2020 and as of December 31, 2020 have been derived from the audited financial statements of Artius included elsewhere in this proxy statement/prospectus. The information below is only a summary and should be read in conjunction with the sections entitled “Artius Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Artius’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

Statement of Operations Data:
Formation and operational costs	$341,627

Loss from operations	(341,627)
Other income:
Interest earned on marketable securities held in Trust Account	212,516
Unrealized gain on marketable securities held in Trust Account	3,960

Other income	216,476

Net loss	$(125,151)

Weighted average shares outstanding, basic and diluted (1)	18,400,891

Basic and diluted net loss per ordinary share (2)	$(0.02)

(1)	Excludes an aggregate of 69,549,521 shares subject to possible redemption.
(2)

Net loss per ordinary share—basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $207,817 for the period from January 24, 2020 (inception) through December 31, 2020 (see Note 2).

Balance Sheet Data:

The following table shows the balance sheet as of December 31, 2020.

ASSETS
Current Assets
Cash	$1,123,407
Prepaid expenses	220,867

Total Current Assets	1,344,274
Cash and marketable securities held in Trust Account	724,716,476

Total Assets	$726,060,750

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities—accrued expenses	$220
Deferred underwriting fee payable	25,357,500

Total Liabilities	25,357,720

Commitments
Class A ordinary shares subject to possible redemption, 69,549,521 shares at redemption value	695,703,020

Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 2,900,479 shares issued and outstanding (excluding 69,549,521 shares subject to possible redemption)	290
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 18,112,500 shares issued and outstanding	1,811
Additional paid-in capital	5,123,060
Accumulated deficit	(125,151)

Total Shareholders’ Equity	5,000,010

SELECTED HISTORICAL FINANCIAL INFORMATION OF ORIGIN

The selected historical consolidated statements of operations data of Origin for the years ended December 31, 2020 and 2019 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Origin’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Origin’s historical results are not necessarily indicative of the results that may be expected in the future. You should read the following selected historical consolidated financial data together with the sections entitled “Origin Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Origin’s consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

Origin is providing the following selected historical consolidated financial information to assist you in your analysis of the financial aspects of the Business Combination.

Statement of Operations Data	For The Year Ended December 31, 2020	For The Year Ended December 31, 2019
	(In thousands except Share and per Share Amounts)
Research and development	4,138	6,704
General and administrative	6,563	3,706
Depreciation and amortization	479	646

Loss from operations	(11,180)	(11,056)
Other income (expense):
Other expense, net	(19,123)	10,577

Net loss	(30,303)	(479)

Weighted average shares outstanding of common stock—basic and diluted	1,285,202	1,284,026

Net loss per share of common stock—basic and diluted	$(23.58)	$(0.37)

Balance Sheet Data	December 31, 2020	December 31, 2019
Total assets	47,428	47,797
Total liabilities	47,306	19,799
Total redeemable convertible preferred stock and stockholders’ deficit	122	27,998

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “Combined Company” refer to Artius and its wholly owned subsidiaries after giving effect to the Business Combination.

The unaudited pro forma condensed combined financial information of the Combined Company has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Artius and Origin adjusted to give effect to the Business Combination and the other related events contemplated by the Merger Agreement.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the historical balance sheet of Artius as of December 31, 2020 with the historical balance sheet of Origin as of December 31, 2020 on a pro forma basis as if the Business Combination and the other related events contemplated by the Merger Agreement, summarized below, had been consummated on December 31, 2020.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited condensed statement of operations of Artius for the period from January 24, 2020 (inception) to December 31, 2020 with the historical audited condensed consolidated statement of operations of Origin for the year ended December 31, 2020 on a pro forma basis as if the Business Combination and the other related events contemplated by the Merger Agreement, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	the historical audited condensed financial statements of Artius as of December 31, 2020 and for the period from January 24, 2020 (inception) to December 31, 2020;

•

the historical audited consolidated financial statements of Origin as of and for the year ended December 31, 2020 and the historical audited consolidated financial statements of Origin as of and for the year ended December 31, 2019; and

•

other information relating to Artius and Origin included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the sections titled “The Merger Agreement and Related Agreements” and “The Business Combination.”

The unaudited pro forma condensed combined financial information should also be read together with the section titled “Artius Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Origin Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Pursuant to the Merger Agreement, Merger Sub will merge with and into Origin, with Origin surviving the Merger. Origin will become a wholly owned subsidiary of Artius and Artius will be renamed “Origin Materials, Inc.” Upon the consummation of the Business Combination, the Origin stockholders and optionholders will receive the Aggregate Company Stock Consideration. Holders of shares of Origin Common Stock, Origin Series A Preferred Stock, Origin Series B Preferred Stock, and Origin Series C Preferred Stock will be entitled to receive a number of shares of newly-issued Artius Common Stock equal to the Common Exchange Ratio, Series A Exchange Ratio, Series B Exchange Ratio and Series C Exchange Ratio, respectively, each as defined in the

Merger Agreement (subject to certain adjustments as described in the Merger Agreement), based on the following events contemplated by the Merger Agreement:

•

the cancellation of each issued and outstanding share of Origin Common Stock and Origin Preferred Stock and the conversion into a number of shares of Origin common stock equal to the applicable Exchange Ratio;

•

each Origin Warrant will terminate, be cancelled and cease to exist and will be deemed to have been exercised immediately prior to the Closing and settled in the applicable number of shares of Origin Series A Preferred Stock or Origin Series B Preferred Stock, as applicable, rounded down to the nearest whole share, and then treated in the manner described in the first bullet point in this section;

•

each Origin Stock Option that is vested and outstanding under the 2010 Plan and the 2020 Plan held by a former employee or service provider of Origin (each, a “Former Employee Option”) immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Origin Common Stock, rounded down to the nearest whole share, and treated in accordance with the first bullet point in this section. Each Former Employee Option that is unvested and outstanding immediately prior to the Effective Time shall be automatically cancelled at the Closing without the payment of consideration. From and after the Closing, except with respect to the holder’s right to receive Combined Company Common Stock, if any, the Former Employee Option shall be cancelled and cease to be outstanding and the holder shall cease to have any rights with respect thereto; and

•

each Origin Stock Option (other than a Former Employee Option), whether vested or unvested, will be assumed by Artius and converted into an option to purchase shares of Combined Company Common Stock (each, a “Converted Option”) equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Origin Common Stock subject to such Origin Stock Option immediately prior to the Effective Time and (b) the Common Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Origin Stock Option immediately prior to the Effective Time divided by (ii) the Common Exchange Ratio; provided, however, that the exercise price and the number of shares of Combined Company Common Stock purchasable pursuant to such Converted Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided further, however, that in the case of such Origin Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Combined Company Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments in a manner consistent with Treasury Regulation Section 1.424-1, such that the Converted Option will not constitute a modification of such Origin Stock Option for purposes of Section 409A or Section 424 of the Code. Except as specifically provided above, following the Effective Time, each Converted Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Origin Stock Option immediately prior to the Effective Time. At or prior to the Effective Time, Origin shall take any actions that are necessary to effectuate the treatment of the Converted Options pursuant to this paragraph.

Other Related Events in connection with the Business Combination

Other related events that are contemplated to take place in connection with the Business Combination are summarized below:

•	the issuance and sale of 20 million shares of Combined Company Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $200.0 million pursuant to the PIPE Investment;

•	during the period the Earnout Shares may be issued, the Sponsor will subject 4.5 million shares issued and outstanding of Combined Company Common Stock, comprised of three separate and equal tranches, to potential forfeiture to the Combined Company for no consideration until the occurrence of the respective earnout triggering events as more fully described in this proxy statement/prospectus. As the earnout triggering events have not yet been achieved, these issued and outstanding Sponsor Vesting Shares are treated as contingently recallable in the pro forma financial information.

•

during the period Earnout Shares may be issued, the Combined Company may issue to certain holder of Origin’s securities up to 25 million shares of additional Combined Company Common Stock, comprised of three separate and equal tranches, upon the occurrence of the respective earnout triggering events as more fully described in this proxy statement/prospectus. As the earnout triggering events have not yet been achieved, the Earnout Shares are contingently issuable and not reflected in the pro forma financial information. The issuance of the Earnout Shares would dilute all Combined Company common stock outstanding at that time. Assuming the expected capital structure as of the Closing, the shares issued in connection with each earnout triggering event would represent approximately 4.3%, 4.1% and 4.0% of shares outstanding for the no redemptions scenario and 5.5%, 5.2% and 4.9% for the maximum redemptions scenario, respectively.

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Artius is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Origin with the Business Combination treated as the equivalent of Origin issuing stock for the net assets of Artius, accompanied by a recapitalization. The net assets of Artius will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Origin in future reports of the Combined Company.

Origin has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•	The board of directors of the Combined Company will have nine members, and Origin will have the ability to nominate the three of the members of the board of directors;

•	Origin’s senior management will comprise the senior management roles of the Combined Company and be responsible for the day-to-day operations;

•	the Combined Company will assume the “doing business as” name of Origin; and

•

The intended strategy and operations of the Combined Company will continue Origin’s current strategy and operations as a carbon negative materials company with a mission to enable the world’s transition to sustainable materials.

The Sponsor Vesting Shares and the Earnout Shares are expected to be accounted for as liability classified equity instruments that are earned upon achieving the applicable earnout triggering events, which include events that are not indexed to the common stock of Origin.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Company upon consummation of the Business Combination in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Combined Company following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Artius and Origin have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the Artius shareholders approve the Business Combination. Pursuant to the Existing Organizational Documents, Artius’s public shareholders may elect to redeem their Public Shares for cash even if they approve the Business Combination. Artius cannot predict how many of its public stockholders will exercise their right to redeem their Public Shares for cash. The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:

•

Assuming No Redemptions—this scenario assumes that no public stockholders of Artius exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account; and

•

Assuming Maximum Redemptions—this scenario assumes that stockholders holding 39,971,647 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that consummating the Business Combination is conditioned on Artius having cash on hand of at least $525,000,000 as of immediately prior to the Closing. This scenario gives effect to Public Share redemptions of 39,971,647 Public Shares for aggregate redemption payments of $400 million using a per share redemption price that was calculated as $724.7 million in the Trust Account per Artius’s historical balance sheet divided by 72,450,000 Public Shares as of December 31, 2020.

The following summarizes the pro forma Combined Company Common Stock issued and outstanding immediately after the Business Combination, presented under the two redemption scenarios:

	Assuming No Redemptions	%	Assuming Maximum Redemptions	%
Origin—Combined Company Common Stock	69,415,637	37.7%	69,415,637	48.1%
Micromidas warrants, options	8,797,363	4.8%	8,797,363	6.1%

Total Origin Business Combination shares	78,213,000	42.4%	78,213,000	54.2%
Artius public shareholders	72,450,000	39.3%	32,478,353	22.5%
Holders of Artius sponsor shares	13,612,500	7.4%	13,612,500	9.4%
PIPE Investors	20,000,000	10.9%	20,000,000	13.9%

Pro Forma Common Stock	184,275,500	100.0%	144,303,853	100.0%

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding public warrants issued in connection with the Artius IPO as such securities are not exercisable until 30 days after the Closing. There are also no adjustments for the estimated 8,797,363 shares reserved for the potential future issuance of Combined Company Common Stock upon the exercise of the Combined Company stock options to be issued to holders of Origin Stock Options upon the consummation of the Business Combination, as such events have not yet occurred.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2020

(in thousands)

			No redemption scenario			Maximum redemption scenario
	As of December 31, 2020		Transaction Accounting Adjustments	Note 2	As of December 31, 2020	Transaction Accounting Adjustments	Note 2	As of December 31, 2020
					Pro Forma Combined			Pro Forma Combined
	Artius (Historical)	Origin (Historical)
ASSETS
Current Assets
Cash	$1,123	$1,309	$724,717	(a)	$837,091	$(399,716)	(i)	$437,375
			(25,358)	(b)
			(39,400)	(c)
			174,700	(d)
Restricted cash	—	565	—		565	—		565
Other receivable	—	48	—		48	—		48
Grants receivable	—	—	—		—	—		—
Prepaid expenses and other current assets	221	144	—		365	—		365

Total Current Assets	1,344	2,066	834,659		838,069	(399,716)		438,353

Property, plant, and equipment, net	—	45,104	—		45,104	—		45,104
Intangible assets, net	—	258	—		258	—		258
Cash and securities held in Trust Account	724,717	—	(724,717)	(a)	—	—		—

Total Assets	726,061	47,428	109,942		883,431	(399,716)		483,715

	—
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	—	2,700	—		2,700	—		2,700
Accrued expenses	—	593	—		593	—		593
Derivative liability	—	1,239	—		1,239	—		1,239
Shareholder convertible note payable	—	3,232	—		3,232	—		3,232
Promissory note—related party	—	—	—		—	—		—

Total Current Liabilities	—	7,764	—		7,764	—		7,764

PPP Loan	—	906	—		906	—		906
Deferred underwriting fee payable	25,358	—	(25,358)	(b)	—	—		—
Canadian Government Research and Development						—		—
Program Liability	—	6,197	—		6,197	—		6,197
Redeemable convertible preferred stock warrants liability	—	19,233	—		19,233	—		19,233
Shareholder note	—	5,189	—		5,189	—		5,189
Related party other liabilities, long-term	—	5,517	—		5,517	—		5,517
Other liabilities, long-term	—	2,500	—		2,500	—		2,500

Total Liabilities	25,358	47,306	(25,358)		47,306	—		47,306

Commitments
Class A ordinary share subject to possible redemption	695,703	—	(695,703)	(e)	—	—		—
Redeemable convertible preferred stock, Series A	—	1	—	(f)	1	—		1
Redeemable convertible preferred stock, Series B	—	1	—	(f)	1	—		1
Redeemable convertible preferred stock, Series C	—	—	—	(f)	—	—		—

			No redemption scenario			Maximum redemption scenario
	As of December 31, 2020		Transaction Accounting Adjustments	Note 2	As of December 31, 2020	Transaction Accounting Adjustments	Note 2	As of December 31, 2020
					Pro Forma Combined			Pro Forma Combined
	Artius (Historical)	Origin (Historical)
Shareholders’ Equity (Deficit)
Class A ordinary share	—	—	7	(e)	11	(4)	(i)	7
			—	(f)
			2	(g)
			2	(d)
Class B ordinary share	2	—	(2)	(g)	—	—		—
Common stock	—	—			—			—
Additional paid in capital	5,123	98,624	(39,400)	(c)	934,616	(399,712)	(i)	534,904
			695,696	(e)
			—	(f)
			(125)	(h)
			174,698	(d)
Accumulated deficit	(125)	(98,888)	125	(h)	(98,888)	—		(98,888)
Accumulated other comprehensive income (loss)	—	384	—		384	—		384

Total Shareholders’ Equity (Deficit)	5,000	120	831,003		836,123	(399,716)		436,407

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$726,061	$47,428	$109,942		$883,431	$(399,716)		$483,715

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

			No redemption scenario			Maximum redemption scenario
					As of December 31, 2020			As of December 31, 2020
	As of December 31, 2020		Transaction Accounting Adjustments	Note 2	Pro Forma Combined	Transaction Accounting Adjustments	Note 2	Pro Forma Combined
	Artius (Historical)	Origin (Historical)
Operating Expenses:
Research and development	$—	$4,138	$—		$4,138	$—		$4,138
General and administrative	342	6,563	—		6,905	—		6,905
Depreciation and amortization	—	479	—		479	—		479

Total operating expenses	342	11,180	—		11,522	—		11,522

Loss from operations	(342)	(11,180)	—		(11,522)	—		(11,522)
Other income (expense)
Interest expense	—	(342)	—		—	—		—
Interest income	213	—	—		—	—		—
Other income (expense)	4	(18,781)	—		—	—		—

Total other income (expense)	217	(19,123)	—		—	—		—

Net loss	$(125)	$(30,303)	$—		$(11,522)	$—		$(11,522)

Basic and diluted weighted average shares outstanding—Class A and Class B					175,478,137			135,506,490
Basic and diluted net loss per share—Class A and Class B					$(0.07)			$(0.09)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Artius will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Origin issuing stock for the net assets of Artius, accompanied by a recapitalization. The net assets of Origin will remain at historical cost.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Artius’s audited balance sheet as of December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•	Origin’s audited balance sheet as of December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Artius believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Artius believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of Artius and Origin.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the Combined Company. Artius and Origin have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

(a)	Reflects the reclassification of cash held in the Trust Account that becomes available following the Business Combination, assuming no redemption.

(b)	Reflects the payment of $25.4 million in deferred underwriting compensation.

(c)

Represents preliminary estimated transaction costs to be incurred by Artius and Origin of approximately $12.6 million and $26.8 million, respectively, for legal, financial advisory and other professional fees incurred in consummating the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in additional paid-in capital.

(d)

Reflects proceeds of $200 million from the issuance and sale of 20,000,000 shares of Combined Company Common Stock at $10.00 per shares in the PIPE pursuant to the Subscription Agreements, net of issuance costs of $25.3 million.

(e)	Reflects the reclassification of $696 million of Artius Class A Common Stock subject to possible redemption to permanent equity.
(f)

Reflects the conversion of 21,070,663 shares of Origin Preferred Stock and 1,285,164 shares of Origin Common Stock plus conversion of accumulated dividends on redeemable convertible preferred stock and convertible notes payable into 78,213,000 shares of Combined Company Common Stock.

(g)	Reflects the conversion of Artius Class B Common Stock held by the Sponsor into Combined Company Common Stock.

(h)	Reflects the elimination of Artius’s historical retained earnings.

(i)

Represents the redemption of the maximum number of shares of 39,971,647 shares of Artius Class A Common Stock for $399.7 million allocated to Class A common stock and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.00 per share (based on the cash held in the Trust Account as of December 31, 2020 of $725 million).

3. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period. Basic and diluted earnings per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2020:

	Year-Ended December 31, 2020
	Pro-Forma Combined Assuming No Redemptions	Pro-Forma Combined Assuming Maximum Redemptions
Pro Forma net loss (in thousands)	$(11,522)	$(11,522)
Weighted average shares outstanding, basic and diluted—Class A and Class B	175,478,137	135,506,490
Net loss per share, basic and diluted—Class A and Class B	$(0.07)	$(0.09)
Weighted average shares calculation, basic and diluted—Class A and Class B
Artius public stockholders—Combined Company Common Stock	72,450,000	32,478,353
Holders of Artius sponsor shares—Combined Company Common Stock	13,612,500	13,612,500
PIPE Investors—Combined Company Common Stock	20,000,000	20,000,000
Origin stockholders—Combined Company Common Stock (1)	69,415,637	69,415,637

	175,478,137	135,506,490

(1)	The pro forma basic and diluted shares of current Origin stockholders exclude the following as these are contingently issuable shares and would reduce diluted loss per share:

•	8,797,363 unexercised stock options

COMPARATIVE SHARE INFORMATION

The comparative per share information sets forth summary historical per share information for Artius and Origin and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, presented under two assumed redemption scenarios as follows:

•

Assuming No Redemptions—this scenario assumes that no public stockholders of Artius exercise their redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemptions—this scenario assumes that stockholders holding 39,971,647 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that consummating the Business Combination is conditioned on Artius having cash on hand of at least $525,000,000 as of immediately prior to the Closing. This scenario gives effect to Public Share redemptions of 39,971,647 Public Shares for aggregate redemption payments of $400 million using a per share redemption price that was calculated as $724.7 million of assets less liabilities per Artius’s historical balance sheet divided by 72,450,000 Public Shares as of December 31, 2020.

The selected unaudited pro forma condensed combined book value information as of December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on December 31, 2020. The selected unaudited pro forma condensed combined net income (loss) per share and weighted average shares outstanding information for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on December 31, 2020.

The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information is based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the Artius IPO as such securities are not exercisable until 30 days after the Closing. There are also no adjustments for the estimated 8,797,363 shares reserved for the potential future issuance of Combined Company Common Stock upon the exercise of the Converted Options to be issued to holders of Origin Stock Options upon the consummation of the Business Combination, as such events have not yet occurred.

This information is only a summary and should be read in conjunction with the historical financial statements of Artius and Origin and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of Artius and Origin is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of Artius and Origin would have been had the companies been combined during the periods presented.

Artius is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Business Combination.

			Combined Pro Forma		Origin equivalent pro forma per share data (2)
	Artius (Historical)	Origin (Historical)	(Assuming No Redemptions)	(Assuming Maximum Redpemtions)	(Assuming No Redemptions)	(Assuming Maximum Redpemtions)
As of and for the Year Ended December 31, 2020 (3)
Book value per share (1)	$0.24	0.09	4.76	3.22	10.91	7.38
Weighted average common shares outstanding—basic and diluted	18,400,891	1,285,202	175,478,137	135,506,490	2,943,113	2,943,113
Net loss per share—basic and diluted	$(0.02)	(23.58)	(0.07)	(0.09)	$(3.91)	$(3.91)

(1)	Book value per share = Total equity/shares outstanding.
(2)

The equivalent pro forma basic and diluted per share data for Origin is based on the exchange ratio set forth in the Business Combination Agreement. The weighted average shares outstanding includes Origin preferred stock, which will be converted into shares of Artius common stock at the effective time of the Business Combination

(3)	There were no cash dividends declared in the period presented.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Comparative Per Share Data of Artius

The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by the Nasdaq on February 16, 2021, the last trading day before the Business Combination was publicly announced, and on                , the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Public Units (AACQU)		Public Shares (AACQ)		Public Warrants (AACQW)
February 16, 2021		$15.34		$14.00		$3.97
	$		$		$

The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the Public Shares, the value of the consideration that Origin Stockholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which Artius shareholders vote on the approval of the Merger Agreement. Artius shareholders are urged to obtain current market quotations for Artius securities before making their decision with respect to the approval of the Merger Agreement.

Comparative Per Share Data of Origin

Historical market price information regarding Origin is not provided because there is no public market for Origin Capital Stock.

INFORMATION ABOUT ARTIUS

General

We are a special purpose acquisition company incorporated as a Cayman Islands exempted company limited by shares on January 24, 2020 and formed for the purpose of effecting an initial business combination. Prior to our entering into the Merger Agreement, our acquisition and value creation strategy was to identify, acquire and, after an initial business combination, to build a company in an industry or sector that complements the experience of our management team and can benefit from our operational expertise. Our acquisition selection process has leveraged our team’s network of potential transaction sources, ranging from owners and directors of private and public companies, private equity funds, investment bankers, lenders, attorneys, accountants and other trusted advisors across various sectors. We also have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting solely of cash and/or cash equivalents.

On February 4, 2020, our Sponsor subscribed for 11,500,000 Founder Shares for a total subscription price of $25,000, and fully paid for these on February 4, 2020. Such securities were issued in connection with Artius’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On June 24, 2020 and July 13, 2020, we effected share capitalizations resulting in the Sponsor holding an aggregate of 18,112,500 Founder Shares. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

On July 16, 2020, our Sponsor purchased 11,326,667 Private Warrants at a price of $1.50 per Private Warrant to the Sponsor, generating gross proceeds of $16.99 million. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

A total of $724,500,000, composed of the proceeds of the Artius IPO and the sale of the Private Warrants, including $25,357,500 of the underwriters’ deferred discount, was placed in the Trust Account.

On July 16, 2020, we consummated the Artius IPO of 72,450,000 Public Units, including 9,450,000 additional Public Units to cover over-allotments, at $10.00 per Public Unit, which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 9,450,000 Units, at $10.00 per Unit, generating gross proceeds of $724,500,000.

Initial Business Combination

Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in our Trust Account (less any Deferred Discount and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with an initial business combination. Our Board has determined that the Business Combination meets the 80% test.

Redemption Rights for Holders of Public Shares

We are providing our Public Shareholders with the opportunity to redeem all or a portion of their Artius Ordinary Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of December 31, 2020 is approximately $10.00 per Public Share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the Deferred Discount that we will pay to the underwriter. Our Initial Stockholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of Artius Ordinary Shares they may hold in connection with the consummation of the Business Combination.

Limitations on Redemption Rights

A Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from exercising redemption rights with respect to more than an aggregate of 15% of the shares sold in the Artius IPO. Accordingly, all shares in excess of 15% owned by a holder or “group” of holders will not be redeemed for cash. On the other hand, a Public Shareholder who holds less than 15% of the Public Shares and is not a member of a “group” may redeem all of the Public Shares held by such shareholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 15% of the shares sold in the Artius IPO) for or against the Business Combination restricted.

We have no specified maximum redemption threshold under the A&R Memorandum and Articles, other than the aforementioned 15% threshold. Each redemption of Artius Ordinary Shares by our Public Shareholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $724,716,476 as of December 31, 2020. However, in no event will we redeem our Artius Ordinary Shares in an amount that would result in our failure to have at least $5,000,001 of net tangible assets.

Submission of the Business Combination to a Shareholder Vote

The Special Meeting of our shareholders to which this proxy statement/prospectus relates is to solicit your approval of the Business Combination. Public Shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Shareholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Initial Stockholders, including our Sponsor, have agreed to vote any Artius Ordinary Shares owned by them in favor of the Business Combination.

Employees

We currently have two executive officers: Charles Drucker and Boon Sim. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Periodic Reporting and Financial Information

Public Units, Public Shares and Public Warrants are registered under the Exchange Act and as a result we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. The contents of this website are not incorporated into this filing. Further, our references to the uniform resource locator (“URL”) for this website are intended to be inactive textual references only. We intend to maintain a corporate website at https://www.artiuscapital.com/acquisition following the consummation of the Business Combination.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions, we may not be required to provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of Origin to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) December 31, 2026, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion (as indexed for inflation), (iii) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of Combined Company Common Stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Our executive offices are located at 3 Columbus Circle, Suite 2215, New York, New York 10019, and our telephone number is (212) 309-7668.

MANAGEMENT OF ARTIUS

Directors, Executive Officers and Corporate Governance

Our current directors and executive officers are as follows:

Name	Age	Title
Charles Drucker	57	Executive Chairman
Boon Sim	58	Chief Executive Officer and Chief Financial Officer, Director
Steven W. Alesio	66	Director
Kevin Costello	59	Director
Karen Richardson	58	Director

Charles Drucker has served as Executive Chairman of our Board of Directors since June 24, 2020. Mr. Drucker has had a decades-long career in the financial services industry. Mr. Drucker was a member of the board of directors of Fidelity National Information Services, Inc. (“FIS”) and served as Vice Chairman until March 1, 2020. From January 2019 until its acquisition by FIS, he served as Executive Chairman and Chief Executive Officer of Worldpay, a leading global payments company, and also served as Worldpay’s Executive Chairman and Co-Chief Executive Officer from January 2018 to December 2018. From 2009 to 2017, Mr. Drucker was the Chief Executive Officer of Worldpay’s predecessor, Vantiv. Prior to joining Vantiv, Inc., Mr. Drucker served as Executive Vice President of Fifth Third Bancorp from June 2005 to June 2009. Prior to joining Fifth Third Bancorp, Mr. Drucker was with First Data Corporation and Wells Fargo. Mr. Drucker has also served on the board of directors of Donnelley Financial Solutions, Inc. since 2016. Mr. Drucker has been selected to serve on our board of directors due to his extensive senior management experience in the payments and technology industries, as well as his experience with deep financial services.

Boon Sim has been our Chief Executive Officer and a director of Artius since February 4, 2020 and our Chief Financial Officer since June 24, 2020. Mr. Sim has been Managing Partner of Artius Capital Partners since September 2017. Prior to that position, Mr. Sim was Advisory Senior Director of Temasek, Singapore’s sovereign wealth fund, from April 2016 to December 2017, and President, Americas Group, Head of Markets Group and Head of Credit and Life Science Portfolio from June 2012 to April 2016. He was previously the Global Head of Mergers & Acquisitions at Credit Suisse. During his twenty-year career at Credit Suisse and its predecessor, The First Boston Corporation, Mr. Sim held several senior positions of increasing responsibility, including Head of M&A Americas and Co-head of Technology Group. Before joining The First Boston Corporation, Mr. Sim worked as a design engineer at Texas Instruments Inc., focusing on semiconductor design. Mr. Sim has also served on the board of directors of Canada Pension Plan Investment Board since 2020. Mr. Sim has been selected to serve on our board of directors due to his significant financial investment experience.

Steven W. Alesio has served on our board of directors since July 2020. Mr. Alesio is a business executive currently serving on the board of directors of CDW Corporation and Teaching Strategies. From 2010 to 2017, Mr. Alesio served as an Operating Partner at Providence Equity Partners L.L.C., a global asset management firm. Prior to joining Providence Equity, Mr. Alesio served as Chairman of the Board and Chief Executive Officer of Dun & Bradstreet Corporation, a provider of credit information on businesses and corporations, a position he held from 2005 to 2010. Mr. Alesio joined Dun & Bradstreet in 2001 as Senior Vice President, was named President and Chief Operating Officer and elected to the board of directors in 2002. Prior to joining Dun & Bradstreet, Mr. Alesio spent 19 years with the American Express Company, where he served in marketing and general management roles. Mr. Alesio has been selected to serve on our board of directors due to his extensive experience within the technology and financial services industries.

Kevin Costello has served on our board of directors since July 2020. Mr. Costello has been an active investor, operator, and advisor to a variety of technology companies. He currently sits on the board of PRGX Global, Inc., Kaufman, Hall & Associates, LLC, Blue Cat Networks, Inc., Elemica, Inc., and Kahua, Inc. He was formerly lead independent director of Rackspace Inc., a director of Cbeyond, Inc., FinancialForce.com, Inc., and The

Rainmaker Group, Inc. He was executive chairman of Top Tech Holdings, Inc. Mr. Costello served as a director of Vantiv, Inc. from 2014 to 2017 and as a director of its successor Worldpay until July 2019. Mr. Costello served in a variety of senior roles at Ariba, Inc. from 2002 to 2007 and as President from 2007 until its acquisition by SAP in 2012. Following that acquisition, Mr. Costello served as president of Ariba, an SAP Company, from 2012 to 2014. Prior to joining Ariba, Mr. Costello spent 18 years with Andersen Business Consulting, during which he served in various senior management positions. He graduated from the University of Illinois with a BS in accounting. Mr. Costello has been selected to serve on our board of directors due to his leadership experience with public companies and technology and software companies as well as his background in finance and accounting.

Karen Richardson has served on our board of directors since July 2020. Ms. Richardson has a breadth of experience in the technology services industry and currently serves as a non-executive director of BP plc, Exponent, Inc. and Doma. Ms. Richardson served as a director of Worldpay from 2018 until July 2019. Prior to this, Ms. Richardson was an independent non-executive director of Worldpay Group plc. Ms. Richardson also served as a non-executive director at BT Plc from 2011-2018. Prior to her time at Worldpay and BT, Ms. Richardson held a number of senior sales and marketing roles in technology companies, including her tenure as Chief Executive Officer at Epiphany Inc. between 2003 and 2006. Ms. Richardson has also served as an advisor to Silver Lake Partners and has served on a number of private company boards, including i2 Holdings, Ayasdi LLC, Hackerrank, Convercent, Inc., Virtuoz, Proofpoint, Inc. and Hi5 Networks, Inc. Ms. Richardson has been selected to serve on our board of directors due to her leadership experience in technologically complex organizations.

Number and Terms of Office of Officers and Directors

Our board of directors consists of 5 members is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The current term of office of the first class of directors, consisting of Mr. Costello, will expire at our first annual meeting of stockholders. The current term of office of the second class of directors, consisting of Mr. Alesio and Ms. Richardson, will expire at the second annual meeting of stockholders. The current term of office of the third class of directors, consisting of Mr. Drucker and Mr. Sim, will expire at the third annual meeting of stockholders. In the event that the Director Election Proposal is approved, the terms described above will no longer be effective, and the board will consist of the proposed directors in the three classes as outlined in the Director Election Proposal.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our A&R Memorandum and Articles.

Director Independence

The rules of the Nasdaq require that a majority of our board of directors be independent within one year of our initial public offering. Our board of directors has determined that Ms. Richardson, Mr. Costello and Mr. Alesio are “independent directors” as defined in the Nasdaq rules and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities have first been listed on the Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we have agreed to pay our Sponsor

$25,000 per month for accounting, bookkeeping, office space, IT support, professional, secretarial and administrative services provided to members of our management team. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination are being made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Artius to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

We have not established any limit on the amount of such fees that may be paid by the Combined Company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the Combined Company will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Mr. Costello, Ms. Richardson and Mr. Alesio serve as members of our audit committee, and Ms. Richardson chairs the audit committee. All members of our audit committee are independent of and unaffiliated with our Sponsor and our underwriters.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Costello qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•

assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•

setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Mr. Costello, Mr. Richardson and Mr. Alesio serve as members of our compensation committee. Mr. Alesio chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to our Sponsor of $25,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of our initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Our charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics (the “Code of Ethics”) applicable to our directors, officers and employees. We have filed a copy of our form of the Code of Ethics and our audit committee and compensation committee charters as exhibits to the registration statement in connection with our IPO. You will be able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics and the charters of the committees will be provided without charge upon request from us.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to his or her fiduciary duties under Cayman Islands law.

The references to Cayman Islands law or potential business combination transactions in the description of the conflicts of interests that directors may have assume that the Business Combination is not completed.

Potential investors should also be aware of the following other potential conflicts of interest:

•

None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•

In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•

Our initial shareholders, officers and directors have agreed to waive their redemption rights with respect to our founder shares and public shares in connection with the consummation of our business combination. Additionally, our initial shareholders, officers and directors have agreed to waive their redemption rights with respect to their Founder Shares if we fail to consummate our business combination within 24 months after our IPO. If we do not complete our business combination within such applicable time period, the proceeds of the sale of the private placement warrants held in the trust account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. With certain limited exceptions, the Founder Shares and Private Warrants will not be transferable, assignable or salable by our initial shareholders until the earliest to occur of: (i) 365 days after the date of the Closing; (ii) the first day after the date on which the closing price of the Combined Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing; or (iii) the date on which Artius completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Artius’s Public Shareholders having the right to exchange their Combined Company Common Stock for cash, securities or other property. Since our Sponsor and officers and directors may directly or indirectly own ordinary shares and warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our business combination.

The conflicts described above may not be resolved in our favor.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities.

We are not prohibited from pursuing a business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm, or from an independent accounting firm, that such a business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our business combination. Further, commencing on the date our securities are first listed on Nasdaq, we will also reimburse our Sponsor for office space and administrative support services provided to us in the amount of $25,000 per month.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In the event that we submit our business combination to our public shareholders for a vote, our initial shareholders, officers and directors have agreed, pursuant to the terms of a letter agreement entered into with us, to vote any founder shares held by them (and their permitted transferees will agree) and any public shares purchased during or after our IPO in favor of our business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our A&R Memorandum and Articles provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We maintain a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we complete a business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Fees and Services

The following is a summary of fees paid or to be paid to Marcum LLP, or Marcum, our independent public accounting firm for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from January 24, 2020 (inception) through December 31, 2020 totaled $60,025. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Marcum for consultations concerning financial accounting and reporting standards for the period from January 24, 2020 (inception) through December 31, 2020.

Tax Fees. We did not pay Marcum for tax planning and tax advice for the period from January 24, 2020 (inception) through December 31, 2020.

All Other Fees. We did not pay Marcum for other services for the period from January 24, 2020 (inception) through December 31, 2020.

ARTIUS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Artius included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “General Information-Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to Artius and its subsidiaries prior to the consummation of the Business Combination.

Overview

We are a special purpose acquisition company incorporated in the Cayman Islands on January 24, 2020 formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate the Business Combination using cash derived from the proceeds of the Artius IPO and the sale of the Private Placement Warrants, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Recent Developments

On February 16, 2021, we entered into the Merger Agreement, which provides for the Business Combination, among other things. As a result of the Merger, we will own 100% of the outstanding capital stock of the Surviving Corporation and each share of Origin Stock will be cancelled and converted into the right to receive a portion of the consideration. Following the closing of the Business Combination, we will own, directly or indirectly, all the stock of Origin and its subsidiaries, and the Origin Stockholders will hold a portion of the Combined Company Common Stock.

Concurrently with the execution of the Merger Agreement, we entered into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and we have agreed to issue and sell to the PIPE Investors, an aggregate amount of 20,000,000 shares of Combined Company Common Stock as set forth in the Subscription Agreements in exchange for an aggregate purchase price of $200.0 million at the closing of the Business Combination.

The Merger Agreement

Merger Consideration

Pursuant to the Merger Agreement, the Origin Stockholders and optionholders will receive the Aggregate Company Stock Consideration. Holders of shares of Origin Common Stock, Origin Series A Preferred Stock, Origin Series B Preferred Stock, and Origin Series C Preferred Stock will be entitled to receive a number of shares of newly-issued Combined Company Common Stock equal to the Common Exchange Ratio, Series A Exchange Ratio, Series B Exchange Ratio and Series C Exchange Ratio, respectively, each as defined in the Merger Agreement (subject to certain adjustments as described in the Merger Agreement).

No fractional shares of Combined Company Common Stock will be issued. In lieu of the issuance of any such fractional shares, we shall aggregate the total number of shares of Combined Company Common Stock issuable to each Origin Stockholder upon the surrender for exchange of Origin Stock, and then round down to the nearest whole number of shares of Combined Company Common Stock for each such Origin Stockholder.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through December 31, 2020 were organizational activities, those necessary to prepare for the Artius IPO, described below, and the search for a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held after the Artius IPO. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the period from January 24, 2020 (inception) through December 31, 2020, we had a net loss of $125,151, which consists of operating and formation costs of $341,627 offset by interest income on marketable securities held in the Trust Account of $212,516 and an unrealized gain on marketable securities held in the Trust Account of $3,960.

Liquidity and Capital Resources

On July 16, 2020, we consummated the Artius IPO of 72,450,000 Units, inclusive of the underwriters’ election to fully exercise their option to purchase an additional 9,450,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $724,500,000. Simultaneously with the closing of the Artius IPO, we consummated the sale of 11,326,667 Private Placement Warrants to the Sponsor at a price of $1.50 per Private Placement Warrant generating gross proceeds of $16,990,000.

Following the Artius IPO, the exercise of the over-allotment option in full and the sale of the Private Placement Warrants, a total of $724,500,000 was placed in the Trust Account, and we had $1,385,431 of cash held outside of the Trust Account, after payment of costs related to the Artius IPO, and available for working capital purposes. We incurred $40,686,819 in transaction costs, including $14,490,000 of underwriting fees, $25,357,500 of deferred underwriting fees and $839,319 of other offering costs.

For the period from January 24, 2020 (inception) through December 31, 2020, net cash used in operating activities was $562,274, consisting of a net loss of $125,151, interest earned on marketable securities held in the Trust Account and not available for operations of $212,516 and an unrealized gain on marketable securities held in our Trust Account of $3,960. Changes in operating assets and liabilities used $220,647 of cash from operating activities.

At December 31, 2020, we had marketable securities held in the Trust Account of $724,716,476. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, excluding deferred underwriting commissions, to complete our Business Combination. We may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

At December 31, 2020, we had cash of $1,123,407 held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $25,000 for accounting, bookkeeping, office space, IT support, professional, secretarial and administrative services provided to Artius. We began incurring these fees on July 14, 2020 and will continue to incur these fees monthly until the earlier of the completion of a business combination or Artius’s liquidation.

The underwriters are entitled to a deferred fee of $0.35 per unit, or $25,357,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Class A Ordinary Shares Subject to Redemption

We account for our Class A ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet.

Net Loss Per Ordinary Share

We apply the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Following the consummation of the Artius IPO, the net proceeds of the Artius IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in US treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Controls and Procedures

Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act, such as this proxy statement/prospectus, is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our current chief executive officer and chief financial officer (our “Certifying Officers”), the effectiveness of our disclosure controls and procedures as of December 31, 2020, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of December 31, 2020, our disclosure controls and procedures were effective.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

This proxy statement/prospectus does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of our independent registered public accounting firm due to a transition period established by rules of the SEC for newly public companies.

There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT ORIGIN

Investors should read this section in conjunction with the more detailed information about Origin, contained in this proxy statement/prospectus, including Origin’s audited and unaudited financial statements and the other information appearing in the section entitled “Origin Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition to historical data, this discussion contains forward-looking statements about our business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus.

Overview

Origin is a carbon negative materials company with a mission to help enable the world’s transition to sustainable materials by replacing petroleum-based materials with decarbonized materials in a wide range of end products, such as food and beverage packaging, clothing, textiles, plastics, car parts, carpeting, tires, adhesives, soil amendments and more. Origin believes that its platform technology can help make the world’s transition to “net zero” possible and support the fulfillment of greenhouse gas reduction pledges made by countries as part of the United Nations Paris Agreement as well as corporations that are committed to reducing emissions in their supply chains.

Origin’s technology converts sustainable feedstocks such as sustainably harvested wood, agricultural waste, wood waste and even corrugated cardboard into materials and products that are currently made from fossil feedstocks such as petroleum and natural gas. These sustainable feedstocks are not used in food production, which differentiates Origin’s technology from other sustainable materials companies that use feedstocks such as vegetable oils or high fructose corn syrup and other sugars.

Origin believes that products made using its platform technology can compete directly with petroleum-derived products on both performance and price. Due to abundant and renewable wood supplies that have historically stable pricing, Origin’s cost of production is expected to be more stable than potential competing platforms that use other types of feedstocks. Origin believes that end products made using its platform technology will have a significant unit cost advantage over products made from other low carbon feedstocks.

Origin’s platform technology converts biomass-plant-based carbon into “building block” chemicals that can be converted into both “drop-in” materials and new materials with differentiated functional performance. The “drop-in” products are chemically fungible with those produced from petroleum-based raw materials, and therefore these “drop-in” products can be fed into existing supply chains without modification to the equipment or production processes of Origin’s customers.

Origin believes it is currently the only company that will be able to produce carbon negative materials at scale. This capability is protected by Origin’s intellectual property portfolio comprised of 19 patent families as well as trade secrets covering non-discoverable aspects of its critical manufacturing processes.

Origin has developed strong partnerships with large, brand-name corporations determined to transition to sustainable materials to help meet their emissions reduction goals. For example, in 2017 Origin founded the “NaturALL Bottle Alliance” with Danone and Nestlé Waters, with PepsiCo joining in 2018, to accelerate the development of innovative packaging solutions made with 100% sustainable and renewable resources. In addition to being customers, Danone, Nestlé and PepsiCo are also investors in Origin.

Origin’s vision for the future is the replacement of fossil-based feedstocks and materials with non-food, plant-based feedstocks and materials, while capturing carbon in the process. Origin’s decarbonizing platform technology potentially addresses an estimated $1.0 trillion dollar market opportunity, and Origin believes it can help revolutionize the production of a wide range of end products.

Origin’s Platform Technology

Origin has developed a proprietary platform technology to convert biomass, or plant-based carbon, into the versatile “building block” chemicals chloromethylfurfural (CMF) and hydrothermal carbon (HTC), which we collectively refer to as Furanic Intermediates, as well as other minor products. At commercial scale, Origin’s platform technology is expected to produce CMF and HTC with a negative carbon footprint. We believe these chemicals can replace petroleum-based inputs, lowering the carbon footprint of a wide range of materials without sacrificing performance or cost.

CMF. CMF is a chemically flexible intermediate that can be converted into a variety of products, including paraxylene (PX), that can “drop in” to current supply chains to produce purified terephthalic acid (PTA), and subsequently polyethylene terephthalate (PET). CMF and its derivatives can be used to produce numerous commodity and specialty chemicals. Origin has developed products made from CMF that can be used in applications such as food and beverage packaging and apparel and carpet fibers, and Origin’s product development pipeline includes applications such as adhesives, coatings and plasticizers.

HTC. HTC is a diverse, high-potential carbon-negative material. Current applications of Origin’s HTC include a drop-in, energy-dense solid fuel. HTC can also be calcined to produce a carbon-negative activated carbon for food and water treatment and filtration. Origin’s HTC product development pipeline includes carbon black replacement for tires, foams and dyes, paint and coating applications, and agriculture and soil products. Notably, Origin’s carbon black has no detectable carcinogenic compounds, known as polyaromatic hydrocarbons, found in carbon black produced from fossil feedstocks.

Origin’s manufacturing process to produce CMF and HTC consists of front end feedstock handling, and subsequent liquid phase reaction with Origin’s catalyst mixture, followed by downstream separation processes to separate and purify CMF, HTC and other co-products, as described in the following diagram.

28 Origin is delivering transformational chemistry through mature, industrystandardequipment, materials, and technical processes Wood yard transport Filtration ~100% of pulp facilities Liquid phase reactors Decantation Distillation Majorityof oil and chemical company processes Ubiquitous in oil and chemical company processes Zero untested mechanical processes required for operations / scale-up1 19 Patent families protect unique CMF and HTC production processes Material recycling and reuse Used in Existing industry Origin IP, chemistry, and production processes 1. Unit operations have been used extensively in industry. Source: Origin Materials.

Market Opportunity

Global Decarbonization Commitments

Origin believes that increasing consumer awareness and growing governmental initiatives are driving a shift in the global community towards decarbonized materials. The UN Paris Agreement of 2015, joined by 189 countries to date, includes commitments to limit the global average temperature increase by 2100 to well below 2°C compared to pre-industrial levels. To achieve this target, the UN estimated in 2019 that annual carbon dioxide (CO2) emissions must be 15 gigatons lower than current nationally determined contributions imply.

According to the Ellen MacArthur Foundation, approximately 45% of global CO2 emissions are associated with manufacturing products, including the production of materials and chemicals from which those products are made. Barclays estimates that the chemicals market consumes 10.6 million barrels of oil per day, releasing massive quantities of new carbon into the atmosphere in the process. Origin’s vision for the future is to replace fossil-based feedstocks and materials with sustainably harvested wood and other non-food, sustainable feedstocks. As a tree grows, it consumes existing CO2 from the atmosphere, and when it dies and decays, that CO2 is released back into the atmosphere. However, through Origin’s proprietary manufacturing process, Origin converts the wood into manufacturing and feedstock materials, thereby capturing that CO2.

Many companies have already pledged to achieve net zero carbon targets, with some aiming to achieve that target within the next decade. Despite the progress in the shift to renewable energy generation and electric vehicles, Origin believes that reducing emissions from energy use alone is insufficient to achieve the goals and commitments established by companies and governments. Consequently, in the near-term, Origin believes that these companies will need to integrate decarbonized materials into their supply chains.

The graphic below highlights some of the notable companies that have made public commitments to decarbonization and their respective decarbonization targets:

Source: Company websites and press search.

Origin’s Addressable Market

According to the International Energy Agency, the chemical sector is the largest industrial consumer of both oil and gas. Currently, organic chemicals are predominantly derived from fossil sources such as petroleum. These chemicals are used to produce a wide array of materials from paints to plastics, space suits to solar panels, and medicines to electronics. More than 10 million barrels of oil are consumed daily to create these materials, releasing massive quantities of new carbon into the atmosphere in the process. According to a 2018 report by The Association of Plastic Recyclers, for example, every kilogram of virgin fossil-PET has a life cycle global warming potential of 2.78 kilograms of carbon emissions. Origin’s platform technology enables companies to lower their overall CO2 emissions and meet their emissions reduction commitments by substituting decarbonizing Furanic Intermediates and their derivatives for all or a portion of the fossil-based content of materials like PET in their supply chains.

Source: Our World in Data, 2020

Origin’s platform technology produces carbon-negative and low carbon replacements for chemicals that have many potential applications. Origin’s platform technology is expected to address some of these applications as soon as its initial production capacity is online, and to address other potential applications over time.

$390+ billion near-term market focus. Origin believes its technology can serve near-term markets representing an aggregate market opportunity that we believe is over $390 billion when its first two commercial-scale plants open. These markets include polyesters for textiles, PET resin for packaging, solid fuels, activated carbon and carbon black for tires and polymer fillers. Origin expects its Origin 1 plant to be operational by the end of 2022 and its Origin 2 plant to be operational in mid-2025.

$750+ billion long-term market focus. Origin’s platform technology produces versatile chemical “building blocks” that Origin anticipates, in the long term, can be converted into products to replace a broad range of chemicals and materials representing an addressable market that we believe is more than $750 billion. These markets include paints, coatings, soil additives, advanced polyesters, epoxies, plasticizers, polyurethanes, elastomers, emulsions and solvents.

Competitive Landscape

Origin expects its products to compete with traditional, petroleum-based materials currently used in its target markets, as well as compete with alternatives to these materials that both established and new companies seek to produce.

In Origin’s near-term markets, Origin expects to compete with established producers of PET fibers and resins, activated carbon and carbon black. Producers of these materials include global oil and petrochemical companies and large international diversified chemical companies. Several of these producers are seeking to develop materials from renewable sources that could compete with Origin’s products. Moreover, a number of established companies and new entrants have announced intentions to develop renewable alternatives for existing chemical products used in Origin’s near-term focus markets.

In addition to competition from producers of petroleum-based materials and renewable alternatives, Origin expects to face competition from recycled materials such as recycled PET (“rPET”) in certain applications in Origin’s near-term focus markets. Origin does not believe that recycled materials will achieve the required scale and penetration to impact the market demand for Origin’s products before 2030 because recycling streams are significantly supply-constrained. Origin believes that improving the supply constraint for recycling will require substantial investments in infrastructure and fundamental changes to the existing entrenched governmental and institutional recycling systems and customer behavior and habits. Additionally, unless there are major changes to current technology and infrastructure, Origin believes that it will be difficult to implement 100% rPET material sourcing for many applications.

In Origin’s long-term focus markets, Origin expects to face competition from, among others, incumbents that include large chemical companies that continue to rely on petroleum-based feedstocks in their production processes.

Given Origin’s leading position in decarbonized materials, Origin also expects to compete with alternative technologies targeting different sources of emissions. These competitors include electric vehicles, renewable power generation, and food technology. While Origin does not anticipate competing directly for market share with producers of these technologies, Origin expects to compete for wallet share from customers looking to reduce overall carbon emissions throughout their supply chain and operations. In the long-term, once adoption of various technologies has increased and customers no longer have to prioritize different methods of reducing overall carbon emission, Origin expects only to compete against other materials producers.

Origin’s Competitive Strengths

Origin believes that its platform technology can replace petroleum as the foundational feedstock for the materials economy. Origin’s competitive strengths include:

•

Flexible platform enables drop-in solutions serving a large addressable market. Origin believes that its platform technology is well-positioned to address a substantial global market that is just beginning to transition from petroleum-based materials to sustainable materials. Many of Origin’s products are drop-in replacements for traditional petrochemicals, enabling Origin’s customers to use Origin’s products in their existing manufacturing processes to produce chemically and physically identical end products with little to no change in customer behavior.

•

Abundant, low-cost and historically price-stable feedstock. Origin’s platform technology can use timber and forest residues such as pine pulpwood, which is currently abundant and renewable, as its base-case feedstock. The feedstock for the pulp industry in North America is plentiful and the cost has historically been relatively low and stable, varying – according to the NC State University Extension Quarterly Price Report – from between $9.29 and $10.11 per ton between Q1 2015 and Q4 2020. The market for these feedstocks tends to be local due to relatively high transport costs, and therefore is insulated from typical commodity price volatility. Furthermore, Origin’s pulpwood feedstock does not compete for use as a food source, insulating Origin’s products from demand price pressures faced by other agricultural-based renewable feedstocks such as corn and sugarcane.

•	Unit Economics. Origin’s proprietary platform technology converts low-cost renewable feedstock into flexible chemical intermediates in a single catalytic reaction.

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Carbon Footprint. Origin believes its products can help enable prospective customers to achieve their net zero carbon emissions commitments by transitioning away from fossil-based materials towards materials made with Origin’s platform technology, which uses sustainable, non-food, plant-based feedstock. Origin estimates that a single commercial-scale Origin plant producing CMF and HTC can eliminate or avoid more than 1.3 million tons of emitted carbon dioxide annually.

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High Barriers to Entry. Over the course of 12 years, Origin has generated a robust patent portfolio as well as critical trade secrets. Origin believes its competitors now significantly lag Origin and will be unable to replicate the efficiency, yield and quality of Origin’s process, as Origin expects to continue to improve its existing technology and processes.

Business Strategy

Origin’s goal is to build a commercially successful business that can scale and meet current and future expected demand for carbon negative materials. Origin plans to construct plants that can produce materials at a commercial scale and expects to continue to develop new products and applications, together with its platform partners, to maintain and increase its competitive advantage

Key elements of Origin’s strategy include:

Continue construction of Origin 1 and launch construction of Origin 2:

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Origin is undertaking two significant initial capital projects: “Origin 1” and “Origin 2”. Origin’s strategic intent for Origin 1 is to serve and develop longer term focus markets that require Origin’s customers to reformulate existing products and applications. Origin 2 is intended to supply Origin’s near-term focus markets at scale.

•

Origin 1 is under construction in Sarnia, Ontario, Canada. The modules comprising the process technology unique to Origin have been fabricated and delivered to the site in Sarnia; Origin expects that those modules will be erected, interconnected, Origin and the remaining civil and site work completed over the remainder of 2021 and 2022. Origin 1 is expected to become operational before the end of 2022 and begin production in 2023.

•

Origin 2 is in the project definition and development stage. The execution of project definition and development is expected to continue through 2021, front-end engineering is expected to continue through 2022, and procurement and construction is expected to proceed through 2025. Origin 2 is expected to become operational in 2025.

Sell-out contracted capacity in future plants years ahead of mechanical completion:

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Origin has already generated more than $1.0 billion in customer demand from a diverse mix of industries. These large customers include Global Fortune 500 companies with long-term commitments to decarbonizing their supply chain and operations. While Origin estimates that these existing customers alone represent PET demand sufficient to fill the capacity of 20 commercial scale Origin facilities, Origin expects continued expanding demand from potential new customers and to continue contracting capacity reservations for new high margin products at premium pricing, including PEF and many other chemicals and materials. Because Origin believes that demand for its products will outpace supply for the foreseeable future, Origin expects that it will need to identify and prioritize sales to customers for applications that command the highest margins.

Expand and develop new partnerships across the value chain:

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Origin’s strategy includes working with upstream partners to identify suitable aging/defunct pulp mills, convert key equipment components, and integrate those components into a refurbished and repurposed Origin chemical plant. Origin expects this to enable Origin to partner with the existing forest products supply chains and government entities relating concerned with forest management and potential local labor and economic benefits associated with repurposing the pulp mills. Origin plans to engage procurement and construction companies and enter into joint ventures for production, which would provide Origin with best of class capabilities to efficiently implement the construction of its plants. In addition, Origin expects to collaborate with partners who have the market knowledge and expertise to design compelling products and penetrate new markets. Origin believes that helping these partners build profitable new businesses and product lines using Origin’s cost-advantaged chemical intermediate platform enhances the value of Origin’s platform and promotes long-term committed customer relationships for an expanding and diversifying set of markets. Origin also intends to continue creating industry collaborations like the NaturALL Bottle Alliance to commercialize decarbonizing solutions with the help of end users and brands. Origin intends to continue using demand from industry-leading brands to motivate and align the intermediate supply chain to meet carbon reduction commitments.

Continue development of next-gen materials and applications:

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Origin’s strategy is to develop low and negative carbon materials for use in a variety of products, including textiles and fabrics, next generation packaging, paints, coatings, and epoxies, fillers for tires and other rubber products, fuels, and agricultural products.

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Origin’s CMF near-term product focus is on low or negative carbon PET. In the medium term, Origin will focus on improving PET polyester with the incorporation of furanic content to make “PETF” blended products, and in the longer term (2027+), Origin expects to focus on producing next generation high-performance polyesters with strong gas barrier and high heat resistance that can be fully recyclable with current technologies.

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Origin’s HTC near-term product focus is on “drop-in” energy-dense solid fuels. In the medium term, Origin will focus on carbon negative carcinogen-free carbon black replacement for tires and other rubber and polymer filled materials. In the longer term (2027+), Origin expects to focus on next generation agricultural products such as slow-release fertilizers as well as microbial and biologics delivery.

Develop new revenue streams through technology licensing:

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Origin has developed technology to convert CMF and HTC into a variety of valuable end products, and Origin expects to continue to develop this technology. Origin expects, over time, to license this technology to relevant manufacturers of those end products while Origin supplies the CMF and HTC to the licensees.

Origin’s Products

The majority of Origin’s product output is comprised of the versatile Furanic Intermediates. Depending on the specific feedstock, Origin may also produce several minority co-products, including levulinic acid, furfural, and various extractives.

CMF—chloromethylfurfural:

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CMF is an organic compound derived directly from cellulosic biomass through Origin’s patented process, consisting of furan substituted at the 2 and 5 positions with a formyl group and chloromethyl group. CMF is easily derivatized into multiple products including those for polyesters, nylons, epoxies, surfactants, and several others. Origin’s process is expected to be able to produce CMF with –1.21 kg CO2 equivalent based on The Life Cycle Assessment of Coproducts according to a life cycle analysis by Deloitte SAS.

HTC—hydrothermal carbon:

•

HTC is a carbonaceous composite consisting of furanic resin and lignin fragments. It is derived from ligno-cellulose through Origin’s patented process, and is a structured composite resin comprising furanic chemical groups that can be further functionalized or de-functionalized while retaining nano-scale morphology of the HTC. Via functionalization or de-functionalization, HTC may be further derivatized into products such as carbon black, activated carbon, as well as a variety of agricultural products. Origin’s process is expected to be able to produce HTC with –1.67 kg CO2 equivalent based on The Life Cycle Assessment of Coproducts according to a life cycle analysis by Deloitte SAS.

Customers and Product Applications

Origin believes it is ideally positioned to fulfill industry demand for carbon-negative and low-carbon materials. As of February 2021, Origin has generated approximately $779 million in offtake agreements (including $264 million specified as a customer option, which may not be exercised) and $243 million in capacity reservations. These agreements have terms ranging from 5-10 years and encompass production from one or more of Origin’s first three commercial-scale plants. Origin’s customers include fellow NaturALL Bottle Alliance members and Global Fortune 500 companies Danone, Nestlé Waters, and PepsiCo, as well as Mitsubishi Gas Chemical and Packaging Equity Holdings.

Raw Materials Supply

Origin’s platform technology can produce building block chemicals from a variety of abundant, low-cost bio-feedstocks including forest residues and wood processing waste. Origin’s process was designed to take advantage of idled and aging pulp mills. Beginning with the Origin 2 commercial-scale plant, Origin plans to co-locate its commercial scale plants with such mills to secure access to existing site-specific feedstock supplies and skilled labor while lowering required capital investment. Origin believes it will be able to contract for the necessary quantity and quality of these or suitable alternative feedstocks needed to manufacture its products. Origin’s expected demand for forest residues and wood processing waste in 2030 represents less than 1% of the world’s total supply of these feedstocks and less than 0.5% of the global supply of suitable alternative feedstocks that can be used in Origin’s process, such as agricultural wastes, mixed paper waste, and construction wastes.

Research and Development

Origin’s strategy depends upon both continued improvement of its platform technology and development of new chemical pathways, next-generation materials and product applications, and Origin’s research and development efforts are focused on supporting these two objectives. Origin operates an in-house laboratory and pilot-scale manufacturing facilities in West Sacramento, California and Sarnia, Ontario, Canada to conduct research and development work. In addition, Origin conducts joint research and development work with third parties including academic institutions, vendors, and other partners such as members of the NaturALL Bottle Alliance.

Intellectual Property

Origin has a two-part patent portfolio, focusing on biomass to CMF and HTC and downstream products, respectively. Origin aims to retain exclusive rights to commercially work its biomass to CMF and HTC pathways, while allowing its customers to derivatize multiple products from its platform. Origin’s Furanic Intermediates can be used for diverse applications, such as textiles, food and beverage packaging, tire filler, foams, adhesives, and more. Origin aims to balance access to its developed downstream technology while maintaining incentives for partners to further develop and practice the technology.

Patents. Origin’s core technology—biomass to CMF and HTC—is protected with patents, trade secrets, and know-how. Downstream derivatization technologies have also been developed, patented, published, and licensed with the intent of enabling manufacturing based on Origin’s Furanic Intermediates.

Trade secrets. Origin maintains a secure vault of its trade secrets with heightened confidentiality protections. Access to this vault is limited to a select group and is granted on a need-to-know basis. Further, the information in the vault is left strategically incomplete and requires corroboration from referenced internal documents to ensure that the entirety of any trade secret is known only by someone who has access to each such document. Origin employees are further required to participate in invention assignment and non-disclosure protocols to further ensure the protection of Origin’s trade secrets.

Know-how. An important aspect of Origin’s intellectual property, in addition to its patent portfolio and trade-secrets, is the depth of understanding and proficiency Origin has gained in the behavior of its platform chemical reactions, the handling of feedstocks, and the process-ability of feedstocks given certain conditions. This know-how into Origin’s process and materials is carefully captured in many ways, such as by being photographed, videoed, measured, quantified, summarized, compared, and otherwise described. Within this information set, Origin has identified many key insights without which Origin believes a would-be competitor could not successfully operate in Origin’s industry or replicate its results.

Licenses. Origin’s inbound patent licenses are largely in the downstream derivatives area, such as those around 2,5-Furandicarboxylic Acid (“FDCA”) and FDCA-based products. Origin has a strong downstream license portfolio with a goal to ensure that its supply chain partners can benefit from the derivatization of Origin’s Furanic Intermediates. Coupled with Origin’s patent portfolio, these licenses offer Origin’s partners the benefit of a comprehensive portfolio derived from low carbon Furanic Intermediates such as CMF and their derivatives.

Regulatory

Regulation by government authorities in the United States and other countries is a significant factor in the production and sale of Origin’s products and its ongoing research and development activities. In order to research, develop and manufacture products for Origin’s customers and ultimately for consumer use, Origin must satisfy mandatory procedures and standards established by various regulatory bodies. Compliance with these standards is complex, and failure to comply with any of these standards can have significant consequences.

The products and intermediates that Origin is producing require compliance with, and in some cases new applications under, the Toxic Substances Control Act (TSCA) administered by the U.S. Environmental Protection Agency (the EPA). Additionally, some applications will involve food contact and will be regulated by the U.S. Food and Drug Administration (the FDA). When operating or selling internationally, Origin will be subject to regulatory agencies and requirements of the corresponding countries. This is likely to include regulations under Canadian Environmental Protection Act (the CEPA) in Canada and the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH) in the European Union.

Facilities

Origin’s corporate headquarters, pilot-scale plant and research and development laboratories are located in West Sacramento, California, where Origin occupies approximately 25,845 square feet of office, plant and laboratory space. Origin’s lease for this facility expires in October 31, 2025. Origin believes that the facility that it currently leases is adequate for its needs for the immediate future and that, should it be necessary, Origin can lease additional space to accommodate any future growth.

Origin also owns a production facility in Sarnia, Ontario, Canada, Origin 1, a demonstration-scale production plant that is currently under construction. This production facility is on approximately two acres of land and contains a construction trailer complete with approximately 720 square feet of office space. Construction of this plant began in September 2018. The land is owned and the offices are leased by Origin’s wholly owned subsidiary, Origin Materials Canada Pioneer Limited.

Employees

As of December 31, 2020, Origin had approximately 33 employees located in the United States and two employees in Canada, all of whom were full-time employees. None of Origin’s employees is subject to a collective bargaining agreement and Origin believes it has a good relationship with its employees.

Legal Proceedings

Origin is not currently a party to any material pending legal proceedings.

Corporate Information

Origin was incorporated in 2008 as a Delaware corporation. Origin’s principal executive offices are located at 930 Riverside Parkway, Suite 10, West Sacramento, California 95605. Origin has the following wholly-owned Canadian subsidiaries:

•	Origin Materials Canada Holding Limited;

•	Origin Materials Canada Pioneer Limited;

•	Origin Materials Canada Polyesters Limited; and

•	Origin Materials Canada Research Limited.

MANAGEMENT OF ORIGIN

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-Business Combination basis.

For the year ended December 31, 2020, Origin’s named executive officers consisted of its co-principal executive officers and the next two most highly compensated executive officers:

•	John Bissell, Origin’s Co-Chief Executive Officer;

•	Rich Riley, Origin’s Co-Chief Executive Officer;

•	Nate Whaley, Origin’s Chief Financial Officer; and

•	Joshua Lee, Origin’s General Counsel and Secretary.

Summary Compensation Table

The following table sets forth information concerning the compensation of Origin’s named executive officers for the year ended December 31, 2020:

Name and Principal Position	Salary	Option Awards (1)	All Other Compensation (2)	Total
John Bissell Co-Chief Executive Officer	$190,000	$612,000	$64	$802,064
Rich Riley(3) Co-Chief Executive Officer	56,667	5,988,000	—	6,044,667
Nate Whaley (4) Chief Financial Officer	66,667	1,815,706	22	1,882,395
Joshua Lee General Counsel	211,827	304,920	64	516,811

(1)

Amounts reported in this column do not reflect the amounts actually received by Origin’s named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each option award granted to the named executive officers during 2020, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see Note 2 to Origin’s audited financial statements for the year ended December 31, 2020 included elsewhere in the prospectus/registration statement.

(2)	Consists of amounts paid for life insurance premiums paid by Origin on behalf of Mr. Bissell, Mr. Whaley and Mr. Lee.
(3)	Mr. Riley joined Origin as Co-Chief Executive Officer in October 2020.
(4)	Mr. Whaley joined Origin as Chief Financial Officer in September 2020.

Outstanding Equity Awards as of December 31, 2020

The following table presents information regarding outstanding equity awards held by Origin’s named executive officers as of December 31, 2020:

			Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date
John Bissell	6/15/2012	5/25/2012	183,118	—		$0.59	6/14/2022
	8/27/2015	3/25/2012	65,000	—		0.78	8/26/2025
	10/28/2020	02/16/2021	—	900,000	(1)	0.29	10/27/2030
Rich Riley	10/28/2020	10/28/2020	31,250	718,750	(2)	0.29	10/27/2030
	10/28/2020	N/A	—	450,000	(3)	0.29	10/27/2030
Nate Whaley	10/7/2020	9/1/2020	—	250,000	(4)	0.29	10/6/2030
Joshua Lee	4/9/2019	2/5/2018	5,666	2,334	(5)	2.56	4/8/2029
	11/23/2020	11/23/2020	—	42,000	(5)	0.29	11/22/2030

(1)

250,000 shares underlying this option vest in equal monthly amounts over a period of four years on the same day of the month as the vesting commencement date, such that 250,000 shares subject to this option will have vested as of the fourth anniversary of the vesting commencement date, subject to Mr. Bissell’s continued service at each vesting date. 200,000 shares underlying this option vest immediately prior to any fundraising transaction (or series of related transactions) by Origin in which the aggregate gross proceeds to Origin equal at least $100,000,000, provided that at least $50,000,000 of said proceeds are attributable to either (1) the sale of Origin’s preferred stock in a bona fide private financing transaction or series of related transactions, or (2) a business combination of Origin with a special purpose acquisition company pursuant to which all or substantially all of the outstanding shares of capital stock of Origin and all or substantially all other securities of Origin issuable or convertible into such capital stock are converted into cash and/or shares of such special purpose acquisition company, subject to Mr. Bissell’s continued service at the closing date of such transaction. 100,000 shares underlying this option vest when the VWAP (as defined in the Merger Agreement) of a share of common stock of Origin equals or exceeds $15.00 for 10 consecutive trading days during the three year period following the closing of the Business Combination, subject to Mr. Bissell’s continued service at the date such milestone is achieved. 150,000 shares underlying this option vest when the VWAP of a share of common stock of Origin equals or exceeds $25.00 for 10 consecutive trading days during the five year period following the closing of the Business Combination, subject to Mr. Bissell’s continued service at the date such milestone is achieved. 200,000 shares underlying this option vest when the VWAP of a share of common stock of Origin equals or exceeds $50.00 for 10 consecutive trading days during the five year period following the closing of the Business Combination, subject to Mr. Bissell’s continued service at the date such milestone is achieved.

(2)

1/48th of the shares underlying this option vest monthly, subject to Mr. Riley’s continued service at each vesting date. The shares underlying this option are subject to single and double trigger acceleration. 25% of the total shares subject to this option shall be deemed to be vested and fully exercisable immediately prior to the consummation of the Business Combination and 1/36th of the remaining shares subject to this option shall vest each month on the same day of the month as the closing date of the Business Combination (and if there is no corresponding day, on the last day of the month), such that all of the shares subject to this option will have vested as of the third anniversary of the closing date of the Business Combination, subject to Mr. Riley’s continued service at each vesting date. If Mr. Riley is terminated for any reason other than cause (as defined in the 2020 Plan), then 12.5% of the total number of shares subject to this option shall immediately vest as of the date of such termination. If there is a change in control (which, as defined in the 2020 Plan, would include the consummation of the Business Combination) and if, during the period of time commencing forty-five (45) days prior to the consummation of such change in control and ending on the first anniversary of the consummation of such change in control, (i) Mr. Riley’s services in all capacities as a service provider of Origin or the Combined Company, as applicable, are involuntarily terminated without cause, or (ii) Mr. Riley resigns his service in all capacities as a service provider of Origin or the Combined Company, as applicable, for good reason (as defined in the 2020 Plan), and in either case other than as a result of death or disability, and provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), then, effective as of such separation, 100% of the then-unvested shares subject to this option as of such separation will become vested shares subject to this option.
(3)

200,000 shares underlying this option vest immediately prior to any fundraising transaction (or series of related transactions) by Origin in which the aggregate gross proceeds to Origin equal at least $100,000,000, provided that at least $50,000,000 of said proceeds are attributable to either (1) the sale of Origin’s preferred stock in a bona fide private financing transaction or series of related transactions, or (2) a business combination of Origin with a special purpose acquisition company pursuant to which all or substantially all of the outstanding shares of capital stock of Origin and all or substantially all other securities of Origin issuable or convertible into such capital stock are converted into cash and/or shares of such special purpose acquisition company, subject to Mr. Riley’s continued service at the closing date of such transaction. 100,000 shares underlying this option vest when the VWAP of a share of common stock of Origin equals or exceeds $15.00 for 10 consecutive trading days during the three year period following the closing of the Business Combination, subject to Mr. Riley’s continued service at the date such milestone is achieved. 150,000 shares underlying this option vest when the VWAP of a share of common stock of Origin equals or exceeds $25.00 for 10 consecutive trading days during the five year period following the closing of the Business Combination, subject to Mr. Riley’s continued service at the date such milestone is achieved.

(4)

25% of the shares underlying this option vest on the date that is six months following the vesting commencement date, and the remaining 75% of the shares underlying this option vest in 36 equal monthly installments thereafter, subject to Mr. Whaley’s continued service at each vesting date. The shares underlying this option are subject to double trigger acceleration and shall be deemed to be vested and fully exercisable if Mr. Whaley is terminated as a direct result of a change of control, which, as defined in Mr. Whaley’s grant agreement, would include the consummation of the Business Combination.

(5)

25% of the shares underlying this option vest on the one year anniversary of the vesting commencement date, and the remaining 75% of the shares underlying this option vest in 36 equal monthly installments thereafter, subject to Mr. Lee’s continued service at each vesting date. The shares underlying this option are subject to single trigger acceleration and shall be deemed to be vested and fully exercisable immediately prior to the consummation of the Business Combination, subject to Mr. Lee’s continued service through the consummation of the Business Combination.

Employment Arrangements with Executive Officers

Each of Origin’s named executive officers is an at-will employee. Each named executive officer other than John Bissell is currently party to an offer letter setting forth their terms of employment as of the date of the offer letter, including title, salary and severance provisions (if any), as set forth below. Please see the section titled “Outstanding Equity Awards as of December 31, 2020” for additional information regarding the equity awards held by such named executive officers.

Rich Riley

In October 2020, Origin entered into an offer letter with Rich Riley, its Co-Chief Executive Officer. For 2020, Mr. Riley’s initial annual base salary was $58,240. In February 2021, Origin issued and sold convertible promissory notes with an aggregate principal amount of $10.0 million and an interest rate of 8% per annum (the “2021 Note Financing”). Pursuant to the terms of the employment agreement, upon the closing of the 2021 Note Financing, Mr. Riley is entitled to an annual base salary of $400,000 for 2021, and Mr. Riley is entitled to receive a bonus in an amount equal to the difference between what Mr. Riley would have been paid from his start date through the closing date of the 2021 Note Financing had his annual base salary been $400,000 and what Mr. Riley had been paid over such period.

Nate Whaley

In August 2020, Origin entered into an offer letter with Nate Whaley, its Chief Financial Officer. For 2020, Mr. Whaley’s annual base salary was $200,000. Pursuant to the terms of the employment agreement, upon the closing of the 2021 Note Financing, Mr. Whaley is entitled to an annual base salary of $285,000 for 2021.

Joshua Lee

In January 2018, Origin entered into an offer letter with Joshua Lee, its General Counsel. During 2021, Mr. Lee will be entitled to receive an annual base salary of $210,000.

Executive Compensation

Following the consummation of the Business Combination, Origin’s compensation committee will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by Origin will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of Origin and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Emerging Growth Company Status

Origin will be an “emerging growth company,” as defined in the Jobs Act. As an emerging growth company it will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Pension Benefits

Origin’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Origin during 2020.

Nonqualified Deferred Compensation

Origin’s named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by Origin during 2020.

Employee Benefit Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as Origin believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Origin believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2021 Plan described in Proposal No. 7 will be an important element of Origin’s compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP described in Proposal No. 8. Below is a description of the 2010 Plan and the 2020 Plan.

2020 Plan

Origin’s board of directors adopted the 2020 Plan (the “2020 Plan”) in October 2020 and Origin’s stockholders approved the 2020 Plan in December 2020.

Stock Awards. The 2020 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards, or collectively, stock awards. ISOs may be granted only to Origin’s employees and the employees of Origin’s affiliates. All other awards may be granted to Origin’s employees, non-employee directors and consultants and the employees and consultants of Origin’s affiliates. We have granted stock options and restricted stock awards under the 2020 Plan.

Share Reserve. Subject to certain capitalization adjustments, the aggregate number of shares of Origin’s common stock that may be issued pursuant to stock awards under the 2020 Plan is 4,173,924 shares.

If a stock award granted under the 2020 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of Origin’s common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2020 Plan. In addition, the following types of shares of Origin’s common stock under the 2020 Plan may become available for the grant of new stock awards under the 2020 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award.

Administration. Origin’s board of directors, or a duly authorized committee thereof, has the authority to administer the 2020 Plan. Origin’s board of directors may also delegate to one or more of Origin’s officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2020 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply.

The plan administrator has the authority to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Origin’s common stock on the date of grant. Options granted under the 2020 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2020 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of Origin’s affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or Origin’s insider trading policy. If an optionholder’s service relationship with us or any of Origin’s affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft, electronic funds transfer or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Origin’s common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) deferred payment or a similar arrangement with the optionholder and (6) other legal consideration approved by the plan administrator.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of Origin’s common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of Origin’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Origin’s total combined voting power or that of any of Origin’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Incentive Stock Option Limit. The maximum number of shares of Origin’s common stock that may be issued upon the exercise of ISOs under the 2020 Plan is 12,521,772.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or Origin’s affiliates or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in Origin’s favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Origin’s common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of Origin’s common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2020 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation right agreement provide otherwise, if a participant’s service relationship with us or any of Origin’s affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of Origin’s affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to Origin’s common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event that there is a specified type of change in Origin’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2020 Plan, (2) the class and maximum number of shares that may be issued upon the exercise of ISOs and (3) the class and number of shares and price per share of stock subject to outstanding stock awards.

Corporate Transactions. The 2020 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between us and the award holder, the administrator may take one or more of the following actions with respect to such stock awards: (1) arrange for the assumption, continuation or substitution of a stock award by a successor corporation, (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation, (3) accelerate the vesting, in whole or in part, of the stock award and provide for its termination prior to the transaction, (4) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us, (5) cancel or arrange for the cancellation of the stock award prior to the transaction in exchange for a cash payment, or no payment, as determined by the board of directors or (6) make a payment, in the form determined by the board of directors, equal to the excess, if any, of the per share amount (or value of property per share) payable to holders of Origin’s common stock in connection with the transaction over the per share exercise price under the applicable stock award, multiplied by the number of shares subject to the stock award. Any escrow, holdback, earnout or similar provisions in the definitive agreement for the transaction may apply to such payment to the same extent and in the same manner as the provisions apply to holders of Origin’s common stock. The plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.

Under the 2020 Plan, a significant corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of Origin’s consolidated assets, (2) a sale or other disposition of more than 50% of Origin’s outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of Origin’s common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. In the event of a change in control, awards granted under the 2020 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in a stock award agreement. Under the 2020 Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of Origin’s combined voting power other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which Origin’s stockholders cease to own more than 50% of the combined voting power of the surviving entity or (3) a consummated sale, lease or exclusive license or other disposition of all or substantially all of Origin’s consolidated assets other than to an entity more than 50% of the combined voting power of which is owned by Origin’s stockholders.

Transferability. A participant generally may not transfer stock awards under the 2020 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2020 Plan.

Amendment and Termination. Origin’s board of directors has the authority to amend, suspend or terminate the 2020 Plan, provided that, with certain exceptions, such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Origin’s stockholders. No ISOs may be granted after the tenth anniversary of the date Origin’s board of directors adopted the 2020 Plan.

2010 Stock Incentive Plan

Origin’s board of directors adopted the Micromidas, Inc. 2010 Stock Incentive Plan (the “2010 Plan”) in March 2010 and Origin’s stockholders also approved the 2010 Plan in March 2010. The 2010 Plan terminated by its own terms at the conclusion of its ten-year term in March 2020, but awards granted pursuant to the 2010 Plan continue to be governed by its terms.

Stock Awards. The 2010 Plan provides for the grant of ISOs, NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, dividend equivalent rights and other stock awards, or collectively, stock awards. The 2010 Plan provides that ISOs may be granted only to Origin’s employees and the employees of Origin’s affiliates. The 2010 provides that all other awards may be granted to Origin’s employees, non-employee directors and consultants and the employees and consultants of Origin’s affiliates. We have granted stock options under the 2010 Plan.

Share Reserve. Subject to certain capitalization adjustments, the aggregate number of shares of Origin’s common stock reserved for issuance under the 2010 Plan is 992,352 shares, which represents the number of shares of Origin’s common stock subject to awards that remain outstanding under the 2010 Plan.

Administration. Origin’s board of directors, or a duly authorized committee thereof, has the authority to administer the 2010 Plan. The 2010 Plan authorizes the plan administrator to determine the award recipients, dates of grant, forms of award agreements, the numbers and types of stock awards granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award, any repurchase rights that may apply and any other additional terms, conditions rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions. The 2010 Plan also authorizes the plan administrator to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, and canceling any outstanding stock award in exchange for new stock awards, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs were granted under the 2010 Plan pursuant to stock option agreements adopted by the plan administrator. The plan administrator determined the exercise price for a stock option, which was not less than 100% of the fair market value of Origin’s common stock on the date of grant. The plan administrator determined the term of stock options granted under the 2010 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of Origin’s affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of thirty days following the cessation of service, or such other period specified in the applicable award agreement. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or Origin’s insider trading policy. If an optionholder’s service relationship with us or any of Origin’s affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause, subject to the terms of the applicable award agreement. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option, as determined by the plan administrator, may include (1) cash, (2) check, (3) delivery of a promissory note with such recourse, interest, security and redemptions provisions as the plan administrator determines as appropriate, (4) surrender of shares held for the requisite period, if any, necessary to avoid a charge to Artius’s earnings for financial reporting purposes, (5) a broker-assisted cashless exercise, (6) a net exercise of the option if it is an NSO, or (7) any combination of the foregoing methods of payment.

Changes to Capital Structure. In the event that there is a specified type of change in Origin’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to the number of shares covered by each outstanding award, and the number of shares which have been authorized for issuance under the 2010 Plan but as to which no awards have yet been granted or which have been returned to the 2010 Plan, the exercise or purchase price of each such outstanding award, the maximum number of shares with respect to which awards may be granted to any participant in any calendar year, as well as any other terms that the plan administrator determines require adjustment.

Corporate Transactions. The 2010 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between us and the award holder, all outstanding awards issued under the 2010 Plan shall terminate, except to the extent that they are assumed in connection with the corporate transaction. The plan administrator has the authority, exercisable either in advance of any actual or anticipated corporate transaction or at the time of an actual corporate transaction and exercisable at the time of the grant of an award under the 2010 Plan or any time while an award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested awards under the 2010 Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such awards in connection with a corporate transaction, on such terms and conditions as the plan administrator may specify. The plan administrator also has the authority to condition any such award vesting and exercisability or release from such limitations upon the subsequent termination of the continuous service of the participant within a specified period following the effective date of the corporate transaction. Any ISO accelerated in connection with a corporate transaction remains exercisable as an ISO only to the extent the $100,000 dollar limitation is not exceeded.

Under the 2010 Plan, a significant corporate transaction is generally the consummation of (1) a merger or consolidation in which we are not the surviving entity, except for a transaction the principal purpose of which is to change the state in which Artius is incorporated, (2) the sale, transfer or other disposition of all or substantially all of Origin’s assets, (3) Origin’s complete liquidation or dissolution, (4) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which we are the surviving entity but securities possessing more than 50% of the total combined voting power are transferred to a person or persons different from those who held such securities immediately prior to such merger or transaction, or (5) the acquisition in a single or series of related transactions by any person or related group of persons (other than by us or by a company-sponsored employee benefit plan) of beneficial ownership of securities possessing more than 50% of the total combined voting power of Origin’s outstanding securities.

Transferability. A participant generally may not transfer stock awards under the 2010 Plan other than by will, the laws of descent and distribution or to the extent and in the manner authorized by the plan administrator by gift or pursuant to a domestic relations order to members of a participant’s immediate family.

Amendment and Termination. Origin’s board of directors has the authority to amend, suspend or terminate the 2010 Plan, provided that, with certain exceptions, such action does not adversely affect the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Origin’s stockholders. The 2010 Plan terminated by its own terms at the conclusion of its ten-year term in March 2020.

Health and Welfare Benefits

Origin’s named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. Origin pays the premiums for the basic life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers. Origin generally does not provide perquisites or personal benefits to its named executive officers.

Rule 10b5-1 Sales Plans

Origin’s directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Origin’s directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy and the lock-up agreements such persons have entered into in connection with the Business Combination. For more information regarding such lock-up agreements, please see the section titled “The Merger Agreement and Related Agreements—Lock-up Agreements“.

ORIGIN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Origin’s financial condition and results of operations should be read in conjunction with the sections titled “Selected Historical Financial Data of Origin” and Origin’s consolidated financial statements and related notes and other information included elsewhere in this proxy statement/prospectus. In addition to historical data, this discussion contains forward-looking statements about Origin’s business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. Origin’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “General Information—Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, Origin’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Origin is a Delaware corporation founded in November 2008, with operations in California and Ontario, Canada. Origin’s mission is to help enable the world’s transition to sustainable materials by replacing petroleum-based materials with decarbonized materials in a wide range of end products, such as food and beverage packaging, clothing, textiles, plastics, car parts, carpeting, tires, adhesives, soil amendments and more. Origin’s technology converts sustainable feedstocks such as sustainably harvested wood, agricultural waste, wood waste and even corrugated cardboard into materials and products that are currently made from fossil feedstocks such as petroleum and natural gas. These sustainable feedstocks do not compete with food production, which differentiates Origin’s technology from other sustainable materials companies that use feedstocks, such as vegetable oils or high fructose corn syrup and other sugars.

Origin believes that products made using its platform technology can compete directly with petroleum-derived products on both performance and price. Due to abundant and renewable wood supplies that have historically stable pricing, Origin’s cost of production is expected to be more stable than potential competing platforms that use other types of feedstocks. Origin believes that end products made using its platform technology will have a significant unit cost advantage over products made from other low carbon feedstocks.

Origin has developed a proprietary platform technology to convert biomass, or plant-based carbon, into the versatile “building block” chemicals chloromethylfurfural (CMF) and hydrothermal carbon (HTC), as well as other product intermediates. At a commercial scale, Origin’s platform technology is expected to produce CMF and HTC with a negative carbon footprint. Origin believes these chemicals can replace petroleum-based counterparts, lowering the carbon footprint of a wide range of materials without sacrificing performance or cost.

Origin is currently developing and constructing its first manufacturing plant in Ontario, Canada (Origin 1), which is expected to become operational by the end of 2022. Origin is also currently in the planning phase for the construction of a significantly larger manufacturing plant (Origin 2), which is expected to become operational in 2025.

The Business Combination

Origin, Merger Sub and Artius entered into the Merger Agreement on February 16, 2021. Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by Artius’s shareholders and Origin’s stockholders, Merger Sub, a newly formed subsidiary of Artius, will be merged with and into Origin. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub shall cease, Origin will survive and become a wholly-owned subsidiary of Artius. The Business Combination is anticipated to be accounted for as a reverse recapitalization. Origin will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Origin’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, Artius will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results is expected to be an estimated $925 million net increase in cash and cash equivalents and an estimated $863 million net increase in total stockholders’ equity, in each case as compared to Origin’s consolidated balance sheet at December 31, 2020. This increase in cash and cash equivalents and stockholders’ equity assumes the receipt of $200 million in gross proceeds from the PIPE Investment that will close concurrently with the consummation of the Business Combination, and assumes no stockholder redemptions from Artius’s shareholders in connection with the Business Combination. Total transaction costs are estimated to be approximately $62 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Impact of the COVID-19 Pandemic

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. The pandemic has resulted in governments around the world implementing increasingly stringent measures to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments, school closures and other measures. In addition, governments and central banks in several parts of the world have enacted fiscal and monetary stimulus measures to counteract the impacts of the COVID-19 pandemic.

Origin continues to monitor the rapidly evolving conditions and circumstances, as well as guidance from international and domestic authorities, including public health authorities, and Origin may need to take additional actions based on their recommendations. There is considerable uncertainty regarding the impact on Origin’s business stemming from current measures and potential future measures that could restrict access to Origin’s facilities, limit manufacturing and support operations and place restrictions on Origin’s workforce and suppliers. The measures implemented by various authorities related to the COVID-19 outbreak have caused Origin to change its business practices including those related to where employees work, the distance between employees in Origin’s facilities, limitations on in-person meetings between employees and with customers, suppliers, service providers and stakeholders, as well as restrictions on business travel to domestic and international locations or to attend trade shows, investor conferences and other events.

The full extent to which the ongoing COVID-19 pandemic adversely affects Origin’s financial performance will depend on future developments, many of which are outside of Origin’s control, that are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the effectiveness of actions to contain the virus (including the availability and effectiveness of vaccines) or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. The COVID-19 pandemic could also result in additional governmental restrictions and regulations, which could harm Origin’s business and financial results. In addition, a recession, depression or other sustained adverse market impact resulting from COVID-19 could harm Origin’s business and its access to needed capital and liquidity. Even after the COVID-19 pandemic has subsided, Origin may continue to experience adverse impacts on its business and financial performance as a result of the global economic impact of the COVID-19 pandemic.

To the extent that the COVID-19 pandemic adversely affects Origin’s business, results of operations, financial condition or liquidity, it may also heighten other risks, such as the risk that, if the business impacts of COVID-19 carry on for an extended period, Origin may be required to recognize impairments for certain long-lived assets including amortizable intangible assets.

On March 27, 2020, the President of the United States signed and enacted into law the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The CARES Act contains numerous tax provisions, including a correction to the applicable depreciation rates available under the original Tax Cuts and Jobs Act for Qualified Improvement Property. Origin is currently evaluating the impact of this change and will adjust historical income tax filings if deemed beneficial. Additional income tax provisions of the CARES Act are currently being evaluated and not expected to have a material impact on Origin’s business, results of operations or financial condition. The CARES Act also contains a provision for deferred payment of 2020 employer payroll taxes to future years. Origin elected not to take advantage of this provision.

Key Factors and Trends Affecting Origin’s Operating Results

Origin is a pre-revenue company. Origin believes that its performance and future success depend on several factors that present significant opportunities for Origin but also pose risks and challenges, including those discussed below and under “Risk Factors.”

Basis of Presentation

Origin currently conducts its business through one operating segment. As a pre-revenue company with no commercial operations, Origin’s activities to date have been limited, and its historical results are reported under U.S. Generally Accepted Accounting Principles (“GAAP”) and in U.S. dollars. Upon commencement of commercial operations, Origin expects to expand its operations substantially, including in the United States and Canada, and as a result, Origin expects its future results to be sensitive to foreign currency transaction and translation risks and other financial risks that are not reflected in its historical financial statements. As a result, Origin expects that the financial results it reports for periods after it begins commercial operations will not be comparable to the financial results included in this proxy statement/prospectus.

Components of Results of Operations

Origin is a pre-revenue company and its historical results may not be indicative of its future results for reasons that may be difficult to anticipate. Accordingly, the drivers of Origin’s future financial results, as well as the components of such results, may not be comparable to Origin’s historical or projected results of operations.

Research and Development Expenses

To date, Origin’s research and development expenses have consisted primarily of development of Origin’s four key product intermediates (chloromethylfurfural (CMF), hydrothermal carbon (HTC), levulinic acid and furfural) and the conversion of those intermediates into products familiar to and desired by Origin customers, such as PX and PET. Origin research and development expenses also include investments associated with the expansion of the Origin 1 plant and planning and construction of the Origin 2 plant, including the material and supplies to support product development and process engineering efforts. As Origin ramps up its engineering operations to complete the development of its Origin 1 and Origin 2 plants, it anticipates that research and development expenses will increase significantly in the foreseeable future, due to Origin expanding its hiring and increasing investment in additional plant and equipment for product development and testing.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including stock-based compensation, professional fees, including, for each, the costs of accounting, audit, legal, regulatory and tax compliance. Additionally, costs related to advertising, trade shows, corporate marketing, as well as an allocated portion of Origin’s occupancy costs also comprise general and administrative expenses.

Other Income (Expense)

Origin’s other income (expense) consists of income from governmental grant programs, interest expense for convertible notes and income or expenses related to changes in the fair value for outstanding convertible preferred stock warrants and derivative instruments.

Income Tax Expense (Benefit)

Origin’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Origin maintains a valuation allowance against the full value of its U.S. and state net deferred tax assets because Origin believes the recoverability of the tax assets is not more likely than not.

Results of Operations

Comparison of the Years Ended December 31, 2020 and 2019

•	The following table summarizes Origin’s results of operations for the years ended December 31, 2020 and 2019.

	Year Ended December 31,		Change
	2020	2019	$	%
	(in thousands, except percentages)
Operating expenses:
Research and development	$4,138	$6,704	$(2,566)	(38%)
General and administrative	6,563	3,706	2,857	77%
Depreciation and amortization	479	646	(167)	(26%)

Total operating expenses	11,180	11,056	124	1%

Loss from operations	(11,180)	(11,056)	(124)	1%
Other income (expense), net:
Other expense (income), net	19,123	(10,577)	(29,700)	n.m.

Total other income (expense), net	(19,123)	10,577	29,700	n.m.

Net loss	$(30,303)	$(479)	$(29,824)	6,226%

Research and Development Expenses

Research and development expenses decreased $2.6 million, or 38%, from 2019 compared to 2020. This decrease was primarily due to shifting focus to technical expenditures, as well as a reduction in operating expenses due to the COVID-19 pandemic.

General and Administrative Expenses

General and administrative expenses increased $2.9 million, or 77%, from 2019 compared to 2020. This increase was primarily related to increased expenditures related to construction of Origin 1, including additional focus of executive, accounting, and procurement, sales efforts, and supply-chain development, as well as services in support of the Merger.

Depreciation and amortization

Depreciation and amortization decreased $0.2 million, or 26%, from 2019 compared to 2020.

Other Income (Expense)

Other expense was $19.1 million for 2020 compared to other income of $10.6 million for 2019. This change was primarily due to the $28.8 million increase in the fair value of the redeemable convertible preferred stock warrants liability in 2020.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, Origin has financed its operations principally from the sales and issuances of redeemable preferred stock and convertible notes, and governmental grant programs. As of December 31, 2020, Origin had $1.9 million in cash, cash equivalents and restricted cash. Origin’s cash equivalents are invested primarily in U.S. Treasury money market funds and Origin’s marketable securities are primarily U.S. Treasury notes and bonds.

As of the date of this proxy statement/prospectus, Origin has yet to generate any revenue from its business operations. Origin’s ability to successfully develop its products, commence commercial operations and expand its business will depend on many factors, including its ability to meet its working capital needs, the availability of equity or debt financing and, over time, its ability to generate cash flows from operations.

Origin will require a significant amount of cash for capital expenditures as it invests in the construction of its Origin 1 and Origin 2 plants, and additional research and development. Origin expects to continue to incur operating losses in the near term as its operating and capital expenses will increase to support the growth of its business. Origin expects that its general and administrative expenses and research and development expenses will continue to increase as it increases its sales and marketing activities, develops its distribution infrastructure, supports its growing operations and operates as a public company.

In April 2020, the Origin received an unsecured loan in the amount of $905,838 under the Paycheck Protection Program (the “PPP Loan”). The Paycheck Protection Program was established under the CARES Act and is administered by the U.S. Small Business Administration. The PPP Loan has a two-year term and bears interest at a rate of 1.00% per annum.

In November 2019, Origin entered into secured convertible note agreements (the “2019 Notes”) with certain Origin preferred stockholders, whereby Origin can borrow up to $6,000,000 in aggregate from the noteholders. The 2019 Notes bear an annual interest rate of 10% and mature on September 30, 2021. All principal and accrued interest under the 2019 Notes will convert into shares of Origin Common Stock immediately prior to the closing of the Business Combination. As of December 31, 2020, $3,260,208 of aggregate principal was outstanding under the 2019 Notes.

In February 2021, Origin issued and sold convertible promissory notes with an aggregate principal amount of $10,000,000 and an interest rate of 8.0% per annum (the “2021 Notes”). The 2021 Notes mature on September 30, 2021. All principal and accrued interest on the 2021 Notes will convert into shares of Origin Common Stock immediately prior to the closing of the Business Combination.

Cash Flows

The following table summarizes Origin’s cash flows for the periods indicated:

	Years Ended December 31,
	2020	2019
	(in thousands)
Net cash provided by (used in):
Operating activities	$(5,462)	$(7,328)
Investing activities	(2,054)	(7,150)
Financing activities	5,829	4,417

Cash Flows Used in Operating Activities

Net cash used in operating activities was $5.5 million in 2020, compared to net cash used in operating activities of $7.3 million in 2019. The decrease of 24.7% was primarily attributable to a decrease in net loss (after adjusting for non-cash items) and increases in Origin’s accounts payable, as well a reduction in operating expenditures due to the COVID-19 pandemic, offset by increased expenses in support of the Merger.

Cash Flows Used in Investing Activities

Origin’s cash flows used in investing activities, to date, have been comprised of purchases of property and equipment related to the construction of its Origin 1 and Origin 2 plants. As a result, Origin expects the cash flows used in investing activities to increase substantially in the near future as it completes construction of the plants.

Net cash used in investing activities for 2020 and 2019 was $2.1 million and $7.2 million, respectively, consisting primarily of purchases of property and equipment and capitalization of interest related to the construction of the Origin 1 and Origin 2 plants. The decrease in net cash used in investing activities in 2020 was due to a reduction in capital expenditures due to the COVID-19 pandemic.

Cash Flows Provided by Financing Activities

Through December 31, 2020, Origin has financed its operations primarily through the sale of equity securities, notes payable, and the receipt of government grants.

Net cash provided by financing activities was $5.8 million in 2020 compared to net cash provided by financing activities of $4.4 million in 2019. The increase of 31.8% was driven by an increased amount of financing through notes payable, partially offset by a decreased amount of financing from government grants.

Contractual Obligations and Other Commitments

Origin leases office space and research and development space in Sacramento, California under noncancelable lease agreements that expire in October 2025. Rental expense was $265,671 and $274,547 during 2020 and 2019, respectively. Origin has annual future minimum lease payments of approximately $216,000 to $252,000 through 2025.

Origin executed operating and maintenance agreements for certain services commencing in different periods between July 2018 and September 2019, and all generally for five-year periods. The agreements are generally automatically extended for one-year periods thereafter. The agreements include annual fixed payments subject to escalation clauses at the beginning of each calendar year, as defined in the agreement. The minimum fixed aggregate payments under these agreements are $350,000 (in Canadian dollars) per year over the fixed term. Certain of the agreements include quantities that are based on volumes, as defined in the applicable agreements. Origin is also responsible for applicable taxes under these agreements. During 2020 and 2019, the total amount capitalized into Property, Plant and Equipment, Net under the agreements were $257,910 and $210,577, respectively.

In May 2019, the Company also concurrently executed a take-or-pay steam supply agreement commencing by October 1, 2019, through December 31, 2022, whereby the Company will receive up to 25% for the first year and 50% thereafter of the steam generated, up to 140,000 MMbtus per year. The price paid for the steam is based on a fixed amount plus the supplier’s cost of natural gas, as defined in the agreement. During 2020 and 2019, the total amount capitalized into Property, Plant and Equipment, Net under the agreement was $110,140 and zero, respectively.

In May 2018, the Company entered into a joint development agreement (the “JDA”) with a stockholder to evaluate alternative uses for one of the Company’s products. The term of the JDA is the later of (i) three years from the JDA effective date and (ii) the final expected development program completion date as specified in the JDA. During 2020 and 2019, general and administrative expenses under the agreement totaled approximately zero and $2,876, respectively.

Origin also enters into contracts in the normal course of business with various vendors that generally provide for contract termination following a certain notice period. These contracts do not contain any minimum purchase commitments, and as a result, are not included here. Payments due upon cancellation consist only of payments for services provided, expenses incurred up to the date of cancellation and de minimis termination penalties.

Off-Balance Sheet Arrangements

Origin did not have any off-balance sheet arrangements during the periods presented, as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures about Market Risk

Origin is exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation and foreign currency translation and transaction risks, as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

The market interest risk in Origin’s financial instruments and financial positions represents the potential loss arising from adverse changes in interest rates. As of December 31, 2020, Origin had cash and cash equivalents of $1.9 million, consisting of interest-bearing money market accounts and marketable securities for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of Origin’s investments, an immediate 10% change in the interest rate would not have a material effect on the fair market value of Origin’s cash and cash equivalents and marketable securities.

Foreign Currency Risk

Origin’s functional currency is the U.S. dollar, while its subsidiaries’ functional currency is the Canadian dollar. This can expose Origin to both currency transaction and translation risk. To date, Origin has not had material exposure to foreign currency fluctuations and has not hedged such exposure, although it may do so in the future.

Critical Accounting Policies and Significant Management Estimates

Origin management’s discussion and analysis of its financial condition and results of operations is based on its financial statements included elsewhere in this proxy statement/prospectus that have been prepared in accordance with GAAP. The preparation of these financial statements requires Origin to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported income generated and expenses incurred during the reporting periods. Origin’s estimates are based on its historical experience and on various other factors that Origin believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. While Origin’s significant accounting policies are more fully described in Note 2 to its audited financial statements included elsewhere in this proxy statement/prospectus, Origin believes that the accounting policies discussed below are critical to understanding Origin’s historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Stock-Based Compensation

Origin measures stock options and other stock-based awards granted to employees, directors and other service providers based on their fair value on the date of grant and recognizes compensation expenses of those awards over the requisite service period, which is generally the vesting period of the respective award. Origin estimates forfeitures at the grant date based on historical activity of the grantee class and adjust stock-based compensation expenses based on that historical percentage. Origin applies the straight-line method of expense recognition to all awards with only service-based vesting conditions.

Origin estimates the fair value of each stock option grant on the date of grant using the Black-Scholes option-pricing model, which requires the use of highly subjective assumptions including:

•

Expected Term—Origin have opted to use the “simplified method” for estimating the expected term of plain-vanilla options, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally 10 years).

•	Risk-Free Interest Rate—The risk-free rate assumption is based on the U.S. Treasury zero-coupon instruments with maturities similar to the expected term of Origin’s stock options.

•	Expected Dividend—Origin has not issued any dividends and does not anticipate issuing dividends on Origin’s common stock. As a result, Origin has estimated the dividend yield to be zero.

•

Expected Volatility—Due to Origin’s limited operating history and a lack of company-specific historical and implied volatility data, Origin has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the various companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.

Determination of Fair Value of Common Stock

The grant date fair value of Origin common stock is determined by Origin’s board of directors with the assistance of management and a third-party valuation specialist consistent with ASC 820. While Origin has not yet determined its valuation approach for future grants, given its pre-revenue stage of development, management believes that an Option Pricing Model (“OPM”) may be the most appropriate method for allocating enterprise value to determine the estimated fair value of Origin common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding Origin’s expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Following the Business Combination, Origin will not be required to determine the fair value of Combined Company Common Stock as the shares will be traded in a public market.

Redeemable Convertible Preferred Stock Warrant Liabilities

Warrants to purchase shares of redeemable convertible preferred stock are classified as liabilities on the consolidated balance sheets at fair value upon issuance because the warrants may conditionally obligate Origin to transfer assets at some point in the future. The initial liability recorded is adjusted for changes in the fair value at each reporting date and recorded as interest expense in the accompanying statements of operations and comprehensive loss. Origin will continue to adjust the convertible preferred stock warrant liability for changes in fair value until the earlier of the exercise of the warrants, at which time the liability will be reclassified to redeemable convertible preferred stock, or the expiration of the warrants, at which time the entire amount would be reversed and reflected in the accompanying statements of operations and comprehensive loss. The redeemable convertible preferred stock warrant liabilities will increase or decrease each period based on the fluctuations of the fair value of the underlying security. Origin expects the fair value of the warrants to increase leading up to the Business Combination, but Origin does not expect any future charges following the closing of the Business Combination as the redeemable convertible preferred stock warrants outstanding will automatically convert into shares of Origin Preferred Stock prior to the closing.

The above listing is not intended to be a comprehensive list of all of Origin’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP. There are also areas in which Origin management’s judgment in selecting any available alternative would not produce a materially different result. Please see Origin’s financial statements and the related notes included elsewhere in this proxy statement/prospectus, which contain accounting policies and other disclosures required by GAAP, for further information.

Recently Issued and Adopted Accounting Standards

See Note 2 to Origin’s audited financial statements included elsewhere in this proxy statement/prospectus for more information.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Artius is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Combined Company expects expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards and relevant laws and regulations. This may make it difficult or impossible to compare the Combined Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Combined Company Common Stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Combined Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Combined Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026.

Implications of being a Smaller Reporting Company

Additionally, the Combined Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Combined Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Combined Company Common Stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of Combined Company Common Stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent Combined Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

MANAGEMENT OF THE COMBINED COMPANY

The following sets forth certain information, as of December 31, 2020, concerning the persons who are expected to serve as directors and executive officers of the Combined Company following the consummation of the Business Combination as well as certain key employees of the Combined Company.

Name	Age	Position
Executive Officers
John Bissell	35	Co-Chief Executive Officer and Director
Rich Riley	47	Co-Chief Executive Officer and Director
Nate Whaley	46	Chief Financial Officer
Stephen Galowitz	56	Chief Commercial Officer
Joshua Lee	44	General Counsel

Non-Employee Directors
Karen Richardson	58	Chair of the Board
Boon Sim	58	Director
Charles Drucker	57	Director
William Harvey	70	Director

Key Employees
Ryan Smith	42	Chief Technology Officer
Makoto Masuno	45	Vice President of R&D
Roman Wolff	58	Vice President of Engineering

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Compensation Committee.

Executive Officers

John Bissell has served as the President and Co-Chief Executive Officer of Origin, and a member of the Origin board of directors, since November 2008. Mr. Bissell received a B.S. in Chemical Engineering from the University of California, Davis. We believe that Mr. Bissell’s extensive experience in the materials industry, his experience as an executive, and his leadership of Origin qualify him to serve as a director of the Combined Company.

Rich Riley has served as Co-Chief Executive Officer of Origin and a member of the Origin board of directors since October 2020. From April 2013 to January 2019, Mr. Riley was the Chief Executive Officer of Shazam Entertainment Ltd, a private company that develops mobile music recognition applications and was acquired by Apple Inc. in 2018. Since February 2020, Mr. Riley has served as Chairman of the Board of JourneyPure LLC, a private addiction treatment and behavioral health services company. Mr. Riley has served as an Industry Advisor to KKR & Co. L.P., a private equity company, since April 2013. Mr. Riley is also a co-founder and member of the board of HomePoint Maintenance, Inc., a private home maintenance services company he helped found in May 2019. Mr. Riley was previously an Executive Vice President and a member of the executive management team at Yahoo! Inc. through May 2012, having joined Yahoo! when it acquired his company Log-Me-On.com LLC in January 1999. Mr. Riley received a B.S. in Economics with concentrations in finance and entrepreneurial management from the Wharton School of the University of Pennsylvania. We believe that Mr. Riley’s broad experience as an executive and advisor across industries qualify him to serve as a director of the Combined Company.

Nate Whaley joined Origin in September 2020 and serves as Chief Financial Officer. Prior to joining Origin, Mr. Whaley was a Principal at Whaley Group, a private provider of CFO, corporate financial and asset management advisory services, whose engagements included serving as Chief Financial Officer and Strategic Advisor to Stikwood, a private wood wall planking manufacturer, and Senior Vice President of Finance and Strategy for Mammoth Resorts during its growth from a large ski and summer resort to a multi-resort portfolio operator. Prior to founding Whaley Group, Mr. Whaley served as Chief Financial Officer and President – Development of Kirkwood Capital Partners, the holding company of the operating businesses, real estate development and sales, and gas and electric utility companies at Kirkwood Mountain Resort in Lake Tahoe, California. Mr. Whaley received a B.S. in Civil & Environmental Engineering from the University of California, Davis and an MBA from the Graduate School of Management at the University of California, Davis.

Stephen Galowitz has served as Chief Commercial Officer of Origin Materials since May 2014. As Chief Commercial Officer, Mr. Galowitz oversees the development of strategic relationships for commercialization of sustainable products using Origin Materials’ technology. Mr. Galowitz formerly served as co-founder and Chief Development Officer at Broadrock Renewables, LLC, where he led electricity generating projects. Mr. Galowitz received a B.A. in Philosophy from the University of Pennsylvania, a B.S. in Finance from The Wharton School of the University of Pennsylvania and a J.D. from Harvard Law School.

Joshua Lee joined Origin as Corporate Counsel in February 2018 and has served as General Counsel since December 2020. Mr. Lee has served as Origin’s Secretary since February 12, 2020. Prior to joining Origin, Mr. Lee was an attorney at Miller Barondess, LLP from September 2016 to February 2018, and at Irell & Manella LLP from August 2009 to September 2016. Mr. Lee received a B.A. in Economics and German from the University of Southern California, an M.A. in Economics from the University of Southern California, and a J.D. from Yale Law School.

Non-Employee Directors

Karen Richardson has served on the board of directors of Artius since July 2020. Ms. Richardson has a breadth of experience in the technology services industry and currently serves as a non-executive director of BP plc, Exponent, Inc. and Doma. Ms. Richardson served as a director of Worldpay from 2018 until July 2019. Prior to this, Ms. Richardson was an independent non-executive director of Worldpay Group plc. Ms. Richardson also served as a non-executive director at BT Plc from 2011-2018. Prior to her time at Worldpay and BT, Ms. Richardson held a number of senior sales and marketing roles in technology companies, including her tenure as Chief Executive Officer at Epiphany Inc. between 2003 and 2006. Ms. Richardson has also served as an advisor to Silver Lake Partners and has served on a number of private company boards, including i2 Holdings, Ayasdi LLC, Hackerrank, Convercent, Inc., Virtuoz, Proofpoint, Inc. and Hi5 Networks, Inc. Ms. Richardson has been selected to serve on our board of directors due to her leadership experience in technologically complex organizations.

Boon Sim has been the Chief Executive Officer and a director of Artius since February 4, 2020 and its Chief Financial Officer since June 24, 2020. Mr. Sim has been Managing Partner of Artius Capital Partners since September 2017. Prior to that position, Mr. Sim was Advisory Senior Director of Temasek, Singapore’s sovereign wealth fund, from April 2016 to December 2017, and President, Americas Group, Head of Markets Group and Head of Credit and Life Science Portfolio from June 2012 to April 2016. He was previously the Global Head of Mergers & Acquisitions at Credit Suisse. During his twenty-year career at Credit Suisse and its predecessor, The First Boston Corporation, Mr. Sim held several senior positions of increasing responsibility, including Head of M&A Americas and Co-head of Technology Group. Before joining The First Boston Corporation, Mr. Sim worked as a design engineer at Texas Instruments Inc., focusing on semiconductor design. Mr. Sim has also served on the board of directors of Canada Pension Plan Investment Board since 2020. Mr. Sim has been selected to serve on our board of directors due to his significant financial investment experience

Charles Drucker has served as Executive Chairman of the Board of Directors of Artius since June 24, 2020. Mr. Drucker has had a decades-long career in the financial services industry. Mr. Drucker was a member of the board of directors of Fidelity National Information Services, Inc. (“FIS”) and served as Vice Chairman until March 1, 2020. From January 2019 until its acquisition by FIS, he served as Executive Chairman and Chief

Executive Officer of Worldpay, a leading global payments company, and also served as Worldpay’s Executive Chairman and Co-Chief Executive Officer from January 2018 to December 2018. From 2009 to 2017, Mr. Drucker was the Chief Executive Officer of Worldpay’s predecessor, Vantiv. Prior to joining Vantiv, Inc., Mr. Drucker served as Executive Vice President of Fifth Third Bancorp from June 2005 to June 2009. Prior to joining Fifth Third Bancorp, Mr. Drucker was with First Data Corporation and Wells Fargo. Mr. Drucker has also served on the board of directors of Donnelley Financial Solutions, Inc. since 2016. We believe that Mr. Drucker is qualified to serve on the board of the Combined Company because of his extensive senior management experience in the payments and technology industries, as well as his experience with deep financial services.

William Harvey has served as a member of the Origin board of directors since June 2017. Mr. Harvey served from July 2009 to December 2016 as the President of DuPont Packaging & Industrial Polymers (P&IP), a global business unit of E. I. du Pont de Nemours & Company, Inc. Mr. Harvey became a member of the board of directors of Bridgestone Americas, Inc., the North American subsidiary of a Japanese multinational auto and truck parts manufacturer, in June 2017. Since March 2011, Mr. Harvey has served on the board of directors of Kennametal, Inc., a public supplier of tooling and industrial materials. In March 2020, Mr. Harvey joined the Management Board of Huber Engineered Woods LLC, a manufacturer and supplier of wood products and a wholly-owned subsidiary of J.M. Huber Corporation. Mr. Harvey received an MBA from the Darden School at the University of Virginia and a B.S. in Economics from Virginia Commonwealth University. We believe that Mr. Harvey’s broad experience as an executive and board member in the packaging and materials industries qualify him to serve as a director of the Combined Company.

Key Employees

Ryan Smith is the co-founder of Origin and has served as Chief Technology Officer and a member of the Origin board of directors since 2008. Mr. Smith studied Chemical Engineering at the University of California, Davis.

Makoto Masuno, Ph.D. served as the Head of Research and Development at Origin from March 2011 to August 2020 and as Vice President of R&D since August 2020. Mr. Masuno is an Assistant Adjunct Professor at Sacramento City College. Mr. Masuno received a B.S. in Chemistry from Westmont College and a Ph.D. in Marine Natural Product Organic Synthetic Chemistry from the University of California, Davis.

Roman Wolff has served as the Vice President of Engineering at Origin since September 2020. Mr. Wolff is also the President of Enhanced Biofuels, LLC, a private technology development and licensing company. From March 2013 to September 2020, Mr. Wolff was an Engineering Manager at TETRA Technologies, Inc., a public energy services company. Mr. Wolff received an M.S. in Chemical Engineering from the University of Houston.

Family Relationships

There are no family relationships among any of the Combined Company’s directors or executive officers.

Corporate Governance

Composition of the Board of Directors

The Combined Company’s business and affairs will be organized under the direction of its board of directors. Karen Richardson will serve as Chair of the Board. The primary responsibilities of the board of directors of the Combined Company will be to provide oversight, strategic guidance, counseling and direction to the Combined Company’s management. The board of directors of the Combined Company will meet on a regular basis and additionally as required.

In accordance with the terms of the proposed Certificate of Incorporation and Bylaws, which will be effective upon the consummation of the Business Combination, the board of directors shall establish the authorized number of directors from time to time exclusively by resolution. The board of directors will consist of nine members upon the consummation of the Business Combination. In accordance with the proposed Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, the Combined Company’s board of directors will initially be divided into three classes with staggered three-year terms. At each annual meeting of stockholders prior to 2024, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The directors elected at the 2024 annual meeting of stockholders will serve for a two-year term, and the directors elected at the 2025 annual meeting of stockholders will serve for a one-year term. Beginning at the 2026 annual meetings of stockholders, all directors of the Combined Company will be elected for one-year terms expiring at the following annual meeting of stockholders. The Combined Company’s initial directors will be divided among the three classes as follows:

•	the Class I directors will be , and and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be , and and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be , and and their terms will expire at the annual meeting of stockholders to be held in 2024.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The initial division of the Combined Company’s board of directors into three classes with staggered three-year terms may delay or prevent a change of Origin’s management or a change in control.

Director Independence

As a result of the Combined Company Common Stock being listed on Nasdaq following the consummation of the Business Combination, the Combined Company will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the consummation of this Business Combination, Artius’s board of directors undertook a review of the independence of the individuals named above and have determined that each of                ,                and                 qualifies as “independent” as defined under the applicable Nasdaq rules. Messrs. Bissell and Riley are not deemed independent due their expected positions as Co-Chief Executive Officers of the Combined Company.

Role of the Board in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the board of directors will be informed oversight of the Combined Company’s risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company’s board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors of the Combined Company will be responsible for monitoring and assessing strategic risk exposure and the Combined Company’s audit committee will have the responsibility to consider and discuss the Combined Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The Combined Company’s compensation committee will also assess and monitor whether the Combined Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

The Combined Company’s board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Combined Company’s board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by the board of directors. The board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The Combined Company’s audit committee will consist of                ,                 and                . Artius’s Board of Directors has determined that each member of the audit committee satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee will be                . Artius’s Board of Directors has determined that                is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the Combined Company’s audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, Artius’s Board of Directors has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee will be to discharge the responsibilities of the board of directors with respect to the Combined Company’s corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the Combined Company’s independent registered public accounting firm. Specific responsibilities of the audit committee include:

•	helping the board of directors oversee corporate accounting and financial reporting processes;

•

managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the Combined Company’s consolidated financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the Combined Company’s interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes the Combined Company’s internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee will consist of                ,                 and                . The chair of the compensation committee will be                . Artius’s Board of Directors has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•	reviewing and approving the compensation of the chief executive officers, other executive officers and senior management;
•	reviewing and recommending to the board of directors the compensation of directors;

•	administering the equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will consist of                ,                and                 . The chair of the nominating and corporate governance committee will be                . Artius’s Board of Directors has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.

Specific responsibilities of the nominating and corporate governance committee will include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the board of directors;

•	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.

Code of Ethics

Following the consummation of the Business Combination, the Combined Company will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on the Combined Company’s website, http://www.originmaterials.com/investors. In addition, the Combined Company intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to the Combined Company’s website address does not constitute incorporation by reference of the information contained at or available through the Combined Company’s website, and you should not consider it to be a part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the Combined Company’s compensation committee has ever been an executive officer or employee of Origin. None of the Combined Company’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Combined Company’s board of directors or compensation committee.

Non-Employee Director Compensation

During 2020, other than a stock option to purchase shares of Origin Common Stock granted to Mr. William Harvey as described below, no director received cash, equity or other non-equity compensation for service on Origin’ board of directors. Origin currently has no formal arrangements under which directors receive compensation for their service on Origin’ board of directors or its committees. Origin’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Messrs. John Bissell, Rich Riley and Ryan Smith do not receive additional compensation for their services as directors.

In October 2020, Origin’s board of directors granted Mr. Harvey a stock option to purchase 150,000 shares of Origin Common Stock, of which 50,000 shares were fully vested and exercisable upon grant. 25,000 shares underlying this option vest on the one-year anniversary of the date Mr. Harvey accepts (verbally or in writing) the position of Chairman of Origin’s board of directors and the remaining 75,000 shares underlying this option vest monthly in equal installments over three years, subject to Mr. Harvey’s continued service at each vesting date. If Mr. Harvey is removed from the position of Chairman of Origin’s board of directors without cause (as defined in the 2020 Plan), other than as a result of death or disability, then the vesting of the shares subject to the option shall accelerate as to the lesser of (x) all then unvested shares and (y) 6 months’ worth of vesting. Notwithstanding the foregoing, in the event of a business combination of Origin with a special purpose acquisition company pursuant to which all or substantially all of the outstanding shares of capital stock of Origin and all or substantially all other securities of Origin issuable or convertible into such capital stock are converted into cash and/or shares of such special purpose acquisition company, (i) a total of 75,000 shares underlying this option shall be deemed to be vested and fully exercisable immediately prior to the closing of such transaction, and (ii) the remaining 75,000 shares underlying this option shall be automatically forfeited and Mr. Harvey shall no longer have any rights to such forfeited shares, subject to Mr. Harvey’s continuous service (as defined in the 2020 Plan) through the closing of such transaction. The value of Mr. Harvey’s option award is $1,089,423.80, which does not reflect amounts actually received by Mr. Harvey. Instead, this amount reflects the grant date fair value of the option award, as computed in accordance with FASB ASC 718. As required by SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions.

The Combined Company’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that the Combined Company is able to recruit and retain qualified directors. Upon the consummation of the Business Combination, the Combined Company will adopt a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward directors who contribute to the long-term success of the Combined Company.

Limitation on Liability and Indemnification of Directors and Officers

The Combined Company’s proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Bylaws provide that the Combined Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Combined Company will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Combined Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

The Combined Company plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Combined Company’s Certificate of Incorporation and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF SECURITIES

The following description summarizes the most important terms of the Combined Company’s capital stock, as expected to be in effect upon the consummation of the Business Combination. Assuming the adoption of the Certificate of Incorporation and the Bylaws by our shareholders at the Special Meeting in connection with the closing of the Business Combination, this description summarizes the provisions that will be included in such documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Securities,” you should refer to the Certificate of Incorporation, Bylaws and Investor Rights Agreement, which are included as Annexes E, D and M to this proxy statement/prospectus, and to the applicable provisions of Delaware law.

Authorized and Outstanding Stock

Upon the consummation of the Business Combination, the Combined Company’s authorized capital stock will consist of:

•	shares of Combined Company Common Stock, $0.0001 par value per share; and

•	shares of undesignated Preferred Stock, $0.0001 par value per share.

Pursuant to the terms of the Certificate of Incorporation, upon the consummation of the Business Combination, issued and outstanding shares of Artius Class B Common Stock will automatically convert into an equal number of shares of Combined Company Common Stock without any action on the part of any person, including the Combined Company, and concurrently with such conversion, the number of authorized shares of Artius Class B Common Stock shall be reduced to zero. It is intended that the conversion of Artius Class B Common Stock into Combined Company Common Stock will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the U.S. Tax Code.

As of the record date for the Special Meeting, there were                 Artius Ordinary Shares outstanding, held of record by approximately                 holders of Artius Ordinary Shares, no shares of preferred stock outstanding and                warrants outstanding held of record by approximately                holders of warrants. The number of stockholders of record does not include DTC participants or beneficial owners holding shares through nominee names. The Combined Company will be authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of its capital stock.

Voting Rights

Holders of Combined Company Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

The Certificate of Incorporation will prohibit cumulative voting for the election of directors unless otherwise provided by law.

Dividend Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Combined Company Common Stock are entitled to receive dividends out of funds legally available if the board of directors of the Combined Company, in its discretion, determines to issue dividends and then only at the times and in the amounts that the board of directors of the Combined Company may determine.

No Preemptive or Similar Rights

Combined Company Common Stock will not be entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If the Combined Company becomes subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to the stockholders would be distributable ratably among the holders of Combined Company Common Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Fully Paid and Non-Assessable

All of the outstanding shares of Combined Company Common Stock will be fully paid and non-assessable.

Preferred Stock

The board of directors of the Combined Company will be authorized, subject to limitations prescribed by Delaware law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. The board of directors of the Combined Company can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

The board of directors of the Combined Company may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Combined Company Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Combined Company and may adversely affect the market price of Combined Company Common Stock and the voting and other rights of the holders of Combined Company Common Stock. There are no current plans to issue any shares of Preferred Stock.

Warrants

Public Warrants

Upon the consummation of the Business Combination, each whole Public Warrant will entitle the registered holder to purchase one whole share of Combined Company Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Artius IPO or 30 days after the completion of the Business Combination. Pursuant to the Continental Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Combined Company Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the Public Units and only whole warrants will trade. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Combined Company Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Combined Company Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Combined Company Common Stock upon exercise of a Public Warrant unless Combined Company Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public

Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a Public Unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Combined Company Common Stock underlying such Public Unit.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Combined Company Common Stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective within 60 days of closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Public Warrants in accordance with the provisions of the Continental Warrant Agreement. Notwithstanding the above, if Combined Company Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and pursuant to the terms of the Continental Warrant Agreement and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Combined Company Common Stock equals or exceeds $18.00. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the Combined Company Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the Combined Company Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Combined Company Common Stock equals or exceeds $10.00. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Combined Company Common Stock except as otherwise described below; and

•

if, and only if, the closing price of Combined Company Common Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Warrants—Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the “redemption prices,” or the number of shares of Combined Company Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Combined Company Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume-weighted average price of the Combined Company Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “ —Anti-dilution adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

		Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Combined Company Common Stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. Finally, as reflected in the table above, we can redeem the Public Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of Combined Company Common Stock is below the exercise price of the Public Warrants) and about to expire.

As stated above, we can redeem the Public Warrants when the shares of Combined Company Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the Combined Company Common Stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer shares of Combined Company Common Stock than they would have received if they had chosen to wait to exercise their warrants for Combined Company Common Stock if and when such shares of Combined Company Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Combined Company Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Combined Company Common Stock to be issued to the holder.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (as specified by the holder) of the Combined Company Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Combined Company Common Stock is increased by a stock dividend payable in shares of Combined Company Common Stock, or by a split-up of shares of Combined Company Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Combined Company Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Combined Company Common Stock. A rights offering to holders of Combined Company Common Stock entitling holders to purchase shares of Combined Company Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Combined Company Common Stock equal to the product of (a) the number of shares of Combined Company Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Combined Company Common Stock) multiplied by (b) 1 minus the quotient of (x) the price per share of Combined Company Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Combined Company Common Stock, in determining the price payable for Combined Company Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Combined Company Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Combined Company Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Combined Company Common Stock or Ordinary Shares, as applicable, on account of such shares of Combined Company Common Stock or Ordinary Shares (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Artius Ordinary Shares in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of

Combined Company Common Stock or Artius Ordinary Shares in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to redeem 100% of the Artius Ordinary Shares included in the units sold in the Artius IPO if we do not complete the Business Combination within 24 months from the closing of our IPO or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity or (e) in connection with the redemption of our Public Shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Combined Company Common Stock or Artius Ordinary Shares in respect of such event.

If the number of outstanding shares of Combined Company Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Combined Company Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Combined Company Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Combined Company Common Stock.

Whenever the number of shares of Combined Company Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Combined Company Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Combined Company Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Combined Company Common Stock (other than those described above or that solely affects the par value of such shares of Combined Company Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Combined Company Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Combined Company Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration received by the holders of Combined Company Common Stock in such a transaction is payable in the form of securities or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Continental Warrant Agreement based on the Black-Scholes value (as defined in the Continental Warrant Agreement) of the Public Warrant.

The Public Warrants will be issued in registered form under the Continental Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Continental Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Continental Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrant.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Combined Company Common Stock and any voting rights until they exercise their warrants and receive shares of Combined Company Common Stock. After the issuance of shares of Combined Company Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Combined Company Common Stock to be issued to the warrant holder.

Private Warrants

The Private Warrants (including the Combined Company Common Stock issuable upon exercise of the Private Warrants) will not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until the earliest to occur of (i) 365 days after the date of the Closing, (ii) the first day after the date on which the closing price of the Combined Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing, or (iii) the date on which Artius completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Artius’s public stockholders having the right to exchange their Combined Company Common Stock for cash, securities or other property; and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Public Units in the Artius IPO, including as to exercise price, exercisability and exercise period. If the Private Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the Public Units sold in the Artius IPO.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Combined Company Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Combined Company Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Combined Company Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of issuance whether they would be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if such insider is in possession of material non-public information. Accordingly, unlike Public Stockholders who could sell the shares of Combined Company Common Stock issuable upon exercise of the Public Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Anti-Takeover Provisions

Some provisions of Delaware law, the Certificate of Incorporation and Bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of the Combined Company by means of a tender offer; an acquisition of the Combined Company by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Combined Company’s best interests, including transactions that provide for payment of a premium over the market price for the Combined Company’s shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Combined Company to first negotiate with the board of directors of the Combined Company. We believe that the benefits of the increased protection of the Combined Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Combined Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

The Combined Company will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board of directors of the Combined Company does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Certificate of Incorporation and Bylaws Provisions

The proposed Certificate of Incorporation and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Combined Company’s management team, including the following:

•	Board of Directors Vacancies. The Certificate of Incorporation and Bylaws will authorize only the board of directors of the Combined Company to fill vacant and newly created directorships, unless the board of directors determines by resolution that such vacancies or newly created directorships be filled by the shareholders, or as otherwise provided by law. In addition, the number of directors constituting the board of directors of the Combined Company is permitted to be set only by a resolution adopted by the board of directors. These provisions prevent a stockholder from increasing the size of the board of directors of the Combined Company and then gaining control of the board of directors of the Combined Company by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the board of directors of the Combined Company but promotes continuity of management.

•

Classified Board. The Certificate of Incorporation and Bylaws will provide that the board of directors of the Combined Company is divided into three classes of directors for a period of time following the Closing of the Business Combination. For more information on the classified board, see the section entitled “Management of the Combined Company.” Beginning at the 2026 annual meeting of stockholders, all directors will be elected to one-year terms and the board of directors will cease to be classified. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Combined Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•

Directors Removed Only for Cause. The Certificate of Incorporation will provide that stockholders may remove directors only for cause while the board of directors remains classified. Beginning at the 2026 annual meeting of stockholders, directors may be removed with or without cause by the stockholders.

•

Supermajority Requirements for Amendments of The Certificate of Incorporation and Bylaws. The Certificate of Incorporation will further provide that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock will be required to amend certain provisions of the Certificate of Incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, the liability of directors and indemnification. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock will be required to amend or repeal the Bylaws, although the Bylaws may be amended by a simple majority vote of the board of directors of the Combined Company.

•

Stockholder Action; Special Meeting of Stockholders. The Certificate of Incorporation and Bylaws will provide that special meetings of stockholders may be called only by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption), the chairperson of the board of directors of the Combined Company, or any chief executive officer, thus prohibiting a stockholder from calling a special meeting. The Certificate of Incorporation will provide that the stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, holders of capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•

Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws will provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Company.

•

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation and Bylaws will prohibit cumulative voting unless otherwise provided by law.

•

Issuance of Undesignated Preferred Stock. The board of directors of the Combined Company will have the authority, without further action by the stockholders, to issue up to                 shares of undesignated Preferred Stock with rights and preferences, including voting rights, designated from time to time by the board of directors of the Combined Company. The existence of authorized but unissued shares of Preferred Stock will enable the board of directors of the Combined Company to render more difficult or to discourage an attempt to obtain control of the Combined Company by means of a merger, tender offer, proxy contest, or other means.

•

Choice of Forum. The Certificate of Incorporation will provide that the Delaware Court of Chancery (or, if and only if the the Delaware Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative claim or cause of action brought on behalf of the Combined Company; (2) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Combined Company to the Combined Company or the Combined Company’s stockholders; (3) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Delaware Court of Chancery; and (6) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company, governed by the internal affairs doctrine or otherwise related to the Combined Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The provisions would not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Combined Company Common Stock or warrants of the Combined Company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of the Combined

Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Combined Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Combined Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Combined Company Common Stock or warrants of the Combined Company for at least six months but who are affiliates of the Combined Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of the Combined Company Common Stock then outstanding; or

•	the average weekly reported trading volume of the Combined Company Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Combined Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Combined Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, Artius had                 Artius Ordinary Shares outstanding. If the Business Combination is approved, the Combined Company Common Stock that stockholders of Origin receive in connection with the Business Combination will be freely tradable without restriction or further registration under the Securities Act, except for certain shares of Combined Company Common Stock issued pursuant to the Equity Incentive Plan, and any shares issued to affiliates of the Combined Company within the meaning of Rule 144.

As of the date of this proxy statement/prospectus, there are                 warrants of Artius outstanding, consisting of                Public Warrants originally sold as part of the units issued in the Artius IPO, and                Private Warrants that were sold in a private sale to the Sponsor in connection with the Artius IPO. Following the Business Combination, each warrant will entitle the registered holder to purchase one share of Combined Company Common Stock at a price of $11.50 per share, in accordance with the terms of the warrant agreements governing the warrants.                of these warrants are Public Warrants and are freely tradable. In addition, the Combined Company will be obligated to use its best efforts to file no later than 15 days after the closing a registration statement under the Securities Act covering                shares of the Combined Company Common Stock that may be issued upon the exercise of the Public Warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Public Warrants.

Artius anticipates that following the consummation of the Business Combination, the Combined Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Investor Rights Agreement

Artius, the Sponsor and certain existing stockholders of Origin will enter into the Investor Rights Agreement, a form of which is attached to this proxy statement/prospectus as Annex M, which will become effective upon the consummation of the Business Combination. In accordance with the Investor Rights Agreement, the Sponsor and signatory stockholders of Origin and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Investor Rights Agreement also provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

For a detailed description of the Investor Rights Agreement, see the section titled “The Merger Agreement and Related Agreements—Investor Rights Agreement.”

Limitation of Liability and Indemnification

The Bylaws will provide that the Combined Company will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Delaware law.

Delaware law prohibits the Certificate of Incorporation from limiting the liability of the Combined Company’s directors for the following:

•	any breach of the director’s duty of loyalty to the Combined Company or to its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Combined Company’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Bylaws, the Combined Company can purchase insurance on behalf of any person whom it is required or permitted to indemnify.

In addition to the indemnification required in the Certificate of Incorporation and Bylaws, the Combined Company will enter into an indemnification agreement with each member of its board of directors and each of its officers. These agreements will provide for the indemnification of the Combined Company’s directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Combined Company, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at the Combined Company’s request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Combined Company, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions that will be in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Combined Company and its stockholders. Moreover, a stockholder’s investment may be harmed to the extent the Combined Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Exchange Listing

Artius will apply for listing, to be effective at the time of the Business Combination, of the Combined Company Common Stock and Common Stock Public Warrants on the Nasdaq under the symbols “ORGN” and “ORGNW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for the Combined Company’s Common Stock is Continental Stock Transfer & Trust Company.

COMPARISON OF STOCKHOLDER RIGHTS

General

As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the Artius Board has unanimously approved the Domestication Proposal. If approved, the Domestication will become effective simultaneously with the completion of the Business Combination and will be effected by the filing of a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and the filing of an application to de-register with the Registrar of Companies of the Cayman Islands. The Domestication Proposal, if approved, will authorize a change of Artius’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Artius is currently governed by the Cayman Islands Companies Act, upon Domestication, Artius and the Combined Company will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Organizational Documents and the proposed Certificate of Incorporation and Bylaws of the Combined Company.

Comparison of Stockholder Rights

Set forth below is a summary comparison of material differences between the rights of Artius shareholders under the A&R Memorandum and Articles (right column) and the rights of the Combined Company stockholders under the proposed forms of the Certificate of Incorporation and Bylaws (left column), which will be effective at the Business Combination and which are attached to this proxy statement/prospectus as Annex N and Annexes E & D, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the Cayman Islands Companies Act (As Revised) and the DGCL.

	Delaware Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association

Corporate Purpose	The purpose shall be to engage in any lawful act or activity for which a corporation may be organized under the DGCL.	The objects for which Artius was established are unrestricted and it shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Capital Stock	The total number of shares of all classes of capital stock which the Combined Company shall have authority to issue is of which shares shall be Common Stock, and shall be Preferred Stock, par value $0.0001 per share.	Artius’s authorized share capital is $45,100, which consists of 451,000,000 shares, consisting of 400,000,000 Artius Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Artius Class B Ordinary Shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share.

	Preferred Stock. The board of directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series the number of shares constituting such series and fix or alter for each such series the voting powers (if any), such designation, preferences and relative, participating, optional, or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such series and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the board of directors or by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Combined Company entitled to vote thereon, without a separate vote of the holders of the Combined Company Common Stock or Preferred Stock, unless a vote of any such holders is required pursuant to the Certificate of Incorporation or any Preferred Stock designation	Preference Shares. The Directors may allot, issue, grant options over or otherwise dispose of preference shares (including fractions of a preference share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the articles of association) vary such rights.

	Common Stock. Each holder of Combined Company Common Stock is entitled to one vote on each matter properly submitted to the stockholders of the Combined Company for their vote, except for certain matters related solely to the terms of one or more outstanding series of Preferred Stock as set forth in the Certificate of Incorporation.	Ordinary Shares. The Directors may allot, issue, grant options over or otherwise dispose of Ordinary Shares (including fractions of an Ordinary Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies

Act and the articles of association) vary such rights.

Directors; Classes	Subject to the Certificate of Incorporation, the board of directors will determine the number of directors who will serve on the board. The exact number of directors will be fixed from time to time by a majority of the board of directors. The board of directors will be divided into three classes designated as Class I, Class II and Class III. Class I, Class II and Class III directors shall initially serve for a term expiring at the first, second and third annual meeting of stockholders following the consummation of the Business Combination, respectively. At each succeeding annual meeting until 2024, successors to the class of directors whose term expires at that annual meeting will be elected for a term expiring at the third succeeding annual meeting of stockholders. The directors elected at the 2024 annual meeting of stockholders will serve for a two-year term, and the directors elected at the 2025 annual meeting of stockholders will serve for a one-year term. Beginning at the 2026 annual meetings of stockholders, all directors of the Combined Company will be elected for one-year terms expiring at the following annual meeting of stockholders. There will be no limit on the number of terms a director may serve on the board of directors.	The holders of the Artius Class B Ordinary Shares may, by ordinary resolution, increase or decrease the number of directors. The Board of Directors are divided into three classes designated as Class I, Class II and Class III. Class I directors initially served for a term expiring at the 2021 annual general meeting of Artius. Class II and Class III directors’ terms expire at the 2022 and 2023 annual general meeting, respectively. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term of three years. There is no limit on the number of terms a director may serve on the board of Directors.

Board Vacancies; Removal	Any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, unless the board of directors determines by resolution that such vacancies or newly created directorships be filled by the shareholders, or as otherwise provided by law.	Except as the Cayman Islands Companies Act or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the charter documents), or by the sole remaining Director. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Stockholder/Shareholder Voting

Subject to the rights of holders of any series of Preferred Stock, special meetings of the stockholders of the Combined Company may be called only by or at the direction of the board, the chairman of the board or the chief executive officer of the Combined Company.

Stockholders must comply with certain advance notice procedures to nominate candidates to the Combined Company board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Unless, pursuant to a certificate of designation by the holders of one or more series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, any action required or permitted to be taken by the holders of stock of the Combined Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of the Combined Company then in office.

Voters of shareholders shall be decided on a poll.

Amendments to the Governing Documents

Subject to certain limitations, the board of directors is expressly empowered to adopt, amend or repeal the Bylaws.

The affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeat or rescind the Bylaws.

Certain provisions of the Certificate of Incorporation may only be altered, amended or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then

The Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of the shareholders.

outstanding shares of stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class.

Authority of the Directors	The management of the business and the conduct of the affairs of the Combined Company shall be vested in its board of directors.	The business shall be managed by the Directors who may exercise all the powers of Artius.

Liability of Directors	The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Amended and Restated Memorandum and Articles of Association provides for indemnification of officers and directors, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

Indemnification of Directors, Officers, Employees and Others	The Certificate of Incorporation and Bylaws will provide for indemnification for directors and officers to the fullest extend under the DGCL or any other applicable law, and shall be authorized to indemnify its other officers, employees and other agents as set forth in the DGCL or other applicable law.	See “Liability of Directors” above.

Exclusive Forum	The Delaware Court of Chancery (or, if and only if the Delaware Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative claim or cause of action brought on behalf of the Combined Company; (2) any claim or cause of actionfor breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Combined	No Similar Provision.

Company to the Combined Company or the Combined Company’s stockholders; (3) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Delaware Chancery Court; and (6) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company, governed by the internal affairs doctrine or otherwise related to the Combined Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The provisions would not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Business Opportunities	In the event that a member of the board of directors of the Combined Company who is not an employee of the Combined	Artius renounces any interest or expectancy that it has in, or right to be offered an opportunity to participate in.

Company, or any partner, member, director, stockholder, employee or agent of such member, other than someone who is an employee of the Combined Company, acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such person expressly and solely in connection with such individual’s service as a member of the board of directors of the Combined Company, then the Combined Company, pursuant to Section 122(17) of the DGCL and to the maximum extent permitted from time to time under Delaware law, (i) renounces any expectancy that such person offer an opportunity to participate in such opportunity to the Combined Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a corporate opportunity that should have been presented by such person to the Combined Company or any of its affiliates.	any business opportunities that may be a corporate opportunity for both Artius and its management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Artius Relationships and Related Party Transactions

Founder Shares

On January 24, 2020, the Sponsor subscribed for 11,500,000 Artius Class B Ordinary Shares (the “Founder Shares”) for a total subscription price of $25,000, and fully paid for these on February 4, 2020. On June 24, 2020 and July 13, 2020, we effected share capitalizations resulting in the Sponsor holding an aggregate of 18,112,500 Founder Shares. The Founder Shares will automatically convert into shares of Artius Class B Common Stock in connection with the Domestication and into Combined Company Common Stock at the time of the completion of the Business Combination on a one-for-one basis, subject to certain adjustments.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of the Artius securities owned by the Sponsor (including the Founder Shares) during a lock-up period pursuant to the Lock-Up Agreement.

Private Warrants

Simultaneously with the closing of the Artius IPO, Artius consummated the Private Placement of 11,326,667 Private Warrants, at a price of $1.50 per Private Warrant to the Sponsor ($16,990,000 in the aggregate), with the over-allotment option being exercised in full.

Each whole Private Warrant is exercisable for one whole Artius Class A Ordinary Share (or one whole share of Combined Company Common Stock following the Business Combination) at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If Artius does not complete a business combination within the Combination Period, the Private Warrants will expire worthless.

Investor Rights Agreement

Artius, the Sponsor and certain existing equityholders of Origin will enter into the Investor Rights Agreement, a form of which is attached to this proxy statement/prospectus as Annex M, which will become effective upon the consummation of the Business Combination. In accordance with the Investor Rights Agreement, the Sponsor and signatory stockholders of Origin and their permitted transferees will be entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Investor Rights Agreement also provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Sponsor Letter Agreement

Concurrently with the execution of the Merger Agreement, Artius and the Sponsor entered into the Sponsor Letter Agreement, pursuant to which the Sponsor agreed, among other things, to (i) vote in favor of the Artius Stockholder Voting Matters (as defined in the Sponsor Letter Agreement), and (ii) pay any excess of Artius Transaction Expenses (as defined in the Merger Agreement) over the Artius Transaction Expense Cap (as defined in the Sponsor Letter Agreement).

In addition, pursuant to the Sponsor Letter Agreement, the Sponsor agreed to subject the 4.5 million Sponsor Vesting Shares to vesting and forfeiture as follows: (A) one third of the Sponsor Vesting Shares will vest when VWAP equals or exceeds $15.00 for ten consecutive trading days during the three year period following the Closing, (B) one third of the Sponsor Vesting Shares will vest when VWAP equals or exceeds $20.00 for ten consecutive trading days during the four year period following the Closing, and (C) one third of the Sponsor Vesting Shares will vest when VWAP equals or exceeds $25.00 for ten consecutive trading days during the five year period following the Closing. Sponsor Vesting Shares (including any related dividends or distributions) that do not vest by the first business day following the applicable vesting period in the Sponsor Letter Agreement will be surrendered to the Combined Company without any consideration. The vesting of the Sponsor Vesting Shares will be accelerated in the event of an Artius Sale.

Related Party Loans

On January 24, 2020, the Sponsor agreed to loan Artius an aggregate of up to $300,000 to cover expenses related to the Artius IPO pursuant to the Note. This loan is non-interest bearing and payable upon the completion of the Artius IPO. The outstanding balance under the Note of $215,215 was repaid in full upon the closing of the Artius IPO.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of Artius’s officers and directors may, but are not obligated to, loan Artius funds as may be required (“Working Capital Loans”). If Artius completes a business combination, Artius would repay the Working Capital Loans out of the proceeds of the Trust Account released to Artius. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Artius may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of

$1.50 per warrant. The warrants would be identical to the Private Warrants. As of December 31, 2020, Artius had no borrowings under the Working Capital Loans.

Administrative Services Agreement

On the July 14, 2020, we entered into an agreement to pay $25,000 a month for office space, administrative and support services to an affiliate of our Sponsor, and will terminate the agreement upon the earlier of a business combination or our liquidation.

Director Independence

Upon the consummation of the Business Combination, the board of directors of the Combined Company is expected to determine that each of the directors on the Combined Company board of directors other than                will qualify as “independent directors”, as defined in the Nasdaq rules and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Code of Business Conduct and Ethics

Upon the consummation of the Business Combination, we expect to adopt a Code of Business Conduct and Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of Nasdaq. The Code of Business Conduct and Ethics will codify the business and ethical principles that govern all aspects of our business. We have previously filed copies of the Artius form Code of Business Conduct and Ethics and our form of Audit Committee Charter as exhibits to our registration statement in connection with the Artius IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 3 Columbus Circle, Suite 2215, New York, New York 10019 or by telephone at (212) 309-7668.

Origin Relationships and Related Party Transactions

Other than compensation arrangements for Origin’s directors and executive officers, which are described elsewhere in this proxy statement/prospectus, below is a description of transactions since January 1, 2018 to which Origin was a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of (1) $120,000, or (2) 1% of the average of Origin’s total assets at year end for the last two completed fiscal years; and

•

any of Origin’s directors, executive officers or holders of more than 5% of any class of Origin’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Series C Preferred Stock Financing

In August 2018, Origin issued and sold an aggregate of 1,590,675 shares of its Series C Preferred Stock at a purchase price of $14.7736 per share, for an aggregate purchase price of $23.5 million, to PepsiCo, Inc. (together with its affiliates, “Pepsi”). Kevin O’Sullivan, a former member of Origin’s board of directors, is a senior vice president at Pepsi.

2019 Convertible Note Financing

From November 2019 to February 2021, Origin issued and sold senior secured convertible notes with an aggregate principal amount of $5.0 million (the “2019 Notes”) pursuant to a note purchase agreement, which was amended in February 2020. The 2019 Notes, which were amended in May 2020, January 2021 and February

2021, accrue interest at a rate of 10.0% per annum. All principal and accrued interest thereupon will convert into shares of Origin Common Stock immediately prior to the closing of the Business Combination. As of December 31, 2019 and 2020, $1.0 million and $3.4 million of aggregate principal plus accrued interest was outstanding under the 2019 Notes.

The participants in the convertible note financing included entities affiliated with members of the Origin board of directors and an executive officer of Origin. The following table sets forth the aggregate principal amount of the 2019 Notes issued to such parties. No principal payments have been made on the 2019 Notes and such principal amounts remain outstanding as of December 31, 2020.

Noteholders	Aggregate Principal Amount of 2019 Notes	Shares of Artius Common Stock
PM Operating, LTD (1)	$1,500,000
PepsiCo, Inc. (2)	524,109
OM Funding I, LLC (3)	400,000
JLA Asset Management LLC (3)	322,000
Riley Separate Property Trust (4)	250,000
Noteholders affiliated with Alexander Millar (5)	250,350

(1)	Anne M. Smalling is the chief executive officer of PM Operating, LTD. Richard Smalling, a member of Origin’s board of directors, is Ms. Smalling’s husband.
(2)	Kevin O’Sullivan, a former member of Origin’s board of directors, is a senior vice president at Pepsi.
(3)	Lior Amram, a member of Origin’s board of directors, is the manager of OM Funding I, LLC and managing member of JLA Asset Management LLC.
(4)	Rich Riley, Origin’s Co-Chief Executive Officer and a member of Origin’s board of directors, is the trustee of the Riley Separate Property Trust.
(5)

2019 Notes are held by (i) Alex & Kristin Millar, (ii) Buff Investments L.P., (iii) Buff, Amanda Trust Under Deed of Trust Dated January 11, 1997, (iv) Buff, Jonathan David Trust Under Deed of Trust Dated January 11, 1997 and (v) Buff, Jon Charles. Alexander Millar is a member of Origin’s board of directors. Mr. Millar’s wife Kristin Millar, father-in-law Jon Charles Buff and sister-in-law Katharine Buff Leraris are co-owners of Buff Investments L.P. Mr. Millar’s father-in-law, Jon Charles Buff, is the settlor of “Buff, Amanda Trust Under Deed of Trust Dated January 11, 1997” and “Buff, Jonathan David Trust Under Deed of Trust Dated January 11, 1997.” Additionally, Mr. Millar’s sister-in-law Amanda Buff is the beneficiary of “Buff, Amanda Trust Under Deed of Trust Dated January 11, 1997,” and Mr. Millar’s brother-in-law Jonathan Buff is the beneficiary of “Buff, Jonathan David Trust Under Deed of Trust Dated January 11, 1997.”

2021 Convertible Note Financing

In February 2021, Origin issued and sold convertible promissory notes with an aggregate principal amount of $10 million and an interest rate of 8.0% per annum (the “2021 Notes”). All principal and accrued interest thereupon will convert into shares of Origin Common Stock immediately prior to the closing of the Business Combination.

The participants in the convertible note financing included entities affiliated with members of the Origin board of directors. The following table sets forth the aggregate principal amount of the 2021 Notes issued to such parties:

Noteholders	Aggregate Principal Amount of 2021 Notes	Shares of Artius Common Stock
Noteholders affiliated with Gavin H. Wolfe (1)	$2,650,000
Snipes 2005 Trust (2)	2,000,000
JLA Asset Management LLC (3)	2,000,000
Evergreen Capital, L.P. (3)	1,450,000
AMS DE LLC (4)	500,000

(1)

2021 Notes are held by (i) Gavin H. Wolfe, a former member of Origin’s board of directors, and his spouse, and (ii) a trust established for the benefit of their immediate family members, of which Mr. Wolfe and his spouse are co-trustees.

(2)	Jeff Snipes is the trustee of the Snipes 2005 Trust. Richard Smalling, a member of Origin’s board of directors, is Mr. Snipe’s brother-in-law.
(3)

Lior Amram, a member of Origin’s board of directors, is the managing member of JLA Asset Management LLC and manager of Evergreen Capital, L.P. Additionally, Gavin H. Wolfe, a former member of Origin’s board of directors, and his spouse are co-trustees of a trust established for the benefit of their children that is a holder of equity interests in Evergreen Capital, L.P.

(4)	Anne M. Smalling is the chief executive officer of AMS DE LLC. Richard Smalling, a member of Origin’s board of directors, is Ms. Smalling’s husband.

Omnibus Warrant Amendment

In November 2019, Origin entered into an omnibus warrant amendment to extend the exercise period of certain warrants by 10 years, including warrants held by entities affiliated with (i) NewGen Plastics, LLC, which is expected to hold more than 5% of the Combined Company’s capital stock and is affiliated with director Lior (Lee) Amram and former director Gavin H. Wolfe, (ii) Millar Midas Investment Holdings, LLC, which is affiliated with director Alexander C. Millar, (iii) AMS DE LLC and PM Operating, LTD, which are affiliated with director Richard Smalling, and (iv) Rich Riley, a director and Co-Chief Executive Officer of Origin.

Nestlé Promissory Note

In November 2016, Origin received a $5.0 million prepayment from Nestlé Waters Management & Technology (together with its affiliates, “Nestlé”) for product from Origin 1 pursuant to that certain Amended and Restated Offtake Supply Agreement between Origin and Nestlé, dated as of May 23, 2019 (the “Nestlé Offtake Agreement”). The prepayment is to be credited against the purchase of products from Origin 1 over the term of the Nestlé Offtake Agreement. The prepayment is secured by a promissory note (the “Nestlé Promissory Note”) to be repaid in cash in the event the prepayment cannot be credited against the purchase of product, for example, if Origin 1 is never constructed. The Nestlé Promissory Note is collateralized substantially by Origin 1 and other assets of Origin Material Canada Pioneer Limited, a wholly-owned subsidiary of Origin. If repaid in cash, the Nestlé Promissory Note bears an annual interest rate of the three-month London Interbank Offered Rate (LIBOR) plus 0.25% (2.16% at December 31, 2020) and matures five years from the commercial operation date of Origin 1. The Nestlé Promissory Note is subordinated to the 2019 Notes. At December 31, 2020 and 2019, the total note principal outstanding was $5,105,055 and $5,000,000 plus accrued interest of $117,293 and $42,462, respectively.

Danone Promissory Note

In November 2016, Origin received a $5.0 million prepayment from Danone Asia Pte Ltd. (together with its affiliates, “Danone”) for product from Origin 1. The prepayment was secured by a promissory note (the “Danone Promissory Note”). In May 2019, Origin and Danone amended and restated the Danone Promissory Note. The amendment added accrued interest of $189,169 to the principal balance of the prepayment. The Danone Promissory Note bears interest at 3.50% per annum and is to be repaid in three installments of $2.2 million, $2.1 million, and $2.1 million (inclusive of accrued but unpaid interest) on December 20, 2024, December 19, 2025, and December 18, 2026, respectively, unless the 2019 Notes have not been converted or repaid by December 30, 2021, in which case the Danone Promissory Note maturity date would be December 31, 2021. At December 31, 2020 and 2019, the total debt outstanding was $5,189,169. The Promissory Note is subordinate to the 2019 Notes. At December 31, 2020 and 2019 accrued interest totaled $294,630 and $113,009, respectively, and is included in other liabilities, long-term, on the consolidated balance sheets.

Other Transactions

Origin has entered into offer letters with certain of its executive officers. For more information regarding offer letters with Origin’s named executive officers, see the section titled “Management of Origin—Executive Compensation.”

Origin has also granted stock options to its executive officers and certain of its non-employee directors. For a description of these equity awards, see the section titled “Management of Origin—Executive Compensation.”

Subscription Agreements

Concurrently with the execution of the Merger Agreement, Artius entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have subscribed for shares of Combined Company Common Stock in connection with the PIPE Investment. Pepsi, Nestlé and Danone have agreed to purchase 97,500, 100,000 and 100,000 shares of Combined Company Common Stock in the PIPE Investment, respectively, for an aggregate purchase price of $975,000, $1.0 million and $1.0 million, respectively.

The PIPE Investment will be consummated substantially concurrently with the closing of the Business Combination. For additional information, see the section titled “The Merger Agreement and Related Agreements—Other Agreements Related to the Merger Agreement—Subscription Agreements.”

Stockholder Support Agreement

On February 16, 2021, Artius, Origin and certain stockholders of Origin entered into the Stockholder Support Agreement, whereby each of the parties thereto agreed to, among other things, vote to adopt and approve, upon the effectiveness of this registration statement, the Merger Agreement and all other documents and transactions contemplated thereby. Additionally, certain stockholders of Origin agreed, among other things, not to transfer any of their shares of Origin Common Stock and Origin Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Indemnification Agreements

The Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, will contain provisions limiting the liability of executive officers and directors, and the Bylaws, which will be effective as of the Domestication and continue upon the consummation of the Business Combination, will provide that the Combined Company will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law. The Certificate of Incorporation and the Bylaws will also provide the board of directors with discretion to indemnify certain key employees when determined appropriate by the board of the Combined Company.

Artius and Origin have entered into indemnification agreements with each of its directors and officers, and the Combined Company intends to enter into new indemnification agreements with all of its directors and executive officers and certain other key employees. The indemnification agreements will provide that the Combined Company will indemnify each of its directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of the Combined Company’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Certificate of Incorporation and the Bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the Combined Company will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee. For more information regarding these indemnification agreements, see the section entitled “Description of Securities.”

Policies and procedures for related party transactions

The Combined Company intends to adopt a new written related party transaction policy to be effective upon the consummation of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of the Combined Company’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Combined Company without the prior consent of the audit committee, or other independent members of the Combined Company’s board of directors in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Combined Company to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

All of the transactions described in this section were entered into prior to the adoption of this policy.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of outstanding Artius Ordinary Shares as of December 31, 2020, and (ii) the expected beneficial ownership of Combined Company Common Stock immediately following the consummation of the Business Combination (assuming that no Public Shares are redeemed, and alternatively that the maximum number of our shares are redeemed), in each case, by:

•	each person who is known to be the beneficial owner of more than 5% of Artius Ordinary Shares and is expected to be the beneficial owner of more than 5% of Combined Company Common Stock;

•	each of our current executive officers and directors;

•	each person who will become an executive officer or director of the Combined Company; and

•	all current executive officers and directors of Artius as a group, and all executive officers and directors of the Combined Company as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days of December 31, 2020, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The beneficial ownership of Artius Ordinary Shares pre-Business Combination is based on 90,562,500 Artius Ordinary Shares issued and outstanding as of December 31, 2020.

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination assumes two scenarios:

•	Assuming no redemptions: This presentation assumes that no Public Shares are redeemed and the PIPE investment is fully subscribed.

•

Assuming maximum redemptions: This presentation assumes that 39,971,647 of the Public Shares are redeemed, the PIPE investment is fully subscribed and the minimum cash condition is satisfied or waived.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all of our Ordinary Shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the private placement warrants as these warrants are not exercisable within

60 days of December 31, 2020. To our knowledge, no shares of Artius Ordinary Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

				After the Business Combination
	Before the Business Combination (1)			Assuming No Redemption			Assuming Maximum Redemption
Name and Address of Beneficial Owners (1)	Number of Shares (2)%		% of Total Voting Power	Number of Shares	%	% of Total Voting Power	Number of Shares	%	% of Total Voting Power
Directors and Named Executive Officers of Artius
Boon Sim (3)	18,112,500	20%
Charles D. Drucker (3)	18,112,500	20%
Steven W. Alesio	—	—
Kevin Costello	—	—
Karen Richardson	—	—
All directors and executive officers as a group (5 individuals)	18,112,500	20%
Five Percent Holders
Artius Acquisition Partners LLC (our sponsor) (3)	18,112,500	20%
Directors and Named Executive Officers of the Combined Company After Consummation of the Business Combination
John Bissell (4)	—	—
Rich Riley (5)	—	—
Nate Whaley (6)	—	—
Joshua Lee (7)	—	—
William Harvey (8)	—	—
Karen Richardson	—	—
Boon Sim (3)	18,112,500	20%
Charles D. Drucker (3)	18,112,500	20%
All directors and executive officers of the Combined Company as a group (12 individuals)
Five Percent Holders of the Combined Company
Lior Amram (9)	—	—

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following is 3 Columbus Circle, Suite 2215, New York, New York 10019.
(2)

Interests shown consist solely of founder shares, classified as Artius Class B Ordinary Shares. Such shares will automatically convert into Artius Class B Common Stock and then into Combined Company Common Stock immediately prior to and concurrently with, respectively, the consummation of our initial business combination on a one-for-one basis, subject to adjustment, as described in the section entitled “Description of Securities.”

(3)

Artius Acquisition Partners LLC is the record holder of the shares reported herein. Mr. Sim and Mr. Drucker are the founding members of Artius Acquisition Partners LLC and together exercise voting and investment power with respect to the Artius Class B Ordinary Shares held by Artius Acquisition Partners LLC. The shares beneficially owned by Artius Acquisition Partners LLC may also be deemed to be beneficially owned by Mr. Sim and Mr. Drucker.
(4)

Consists of (i)                shares of Combined Company Common Stock held directly by Mr. Bissell and (ii)                shares of Combined Company Common Stock issuable to Mr. Bissell pursuant to options exercisable within 60 days of December 31, 2020.

(5)

Consists of (i)                shares of Combined Company Common Stock issuable to Mr. Riley pursuant to options exercisable within 60 days of December 31, 2020; (ii)                shares of Combined Company Common Stock held by Riley Family Trust; (iii)                shares of Combined Company Common Stock held by Riley Investment Trust I; and (iv)                shares of Combined Company Common Stock held by Riley Separate Property Trust. Mr. Riley is co-trustee of the Riley Family Trust and by virtue of his shared control over Riley Family Trust, may be deemed to beneficially own the shares of Combined Company Common Stock held by Riley Family Trust. Mr. Riley is sole trustee of each of Riley Investment Trust I and Riley Separate Property Trust and may be deemed to hold sole voting and dispositive power over the Combined Company Common Stock shares held by Riley Investment Trust I and Riley Separate Property Trust.

(6)	Consists of shares of Combined Company Common Stock issuable to Mr. Whaley pursuant to options exercisable within 60 days of December 31, 2020.
(7)	Consists of shares of Combined Company Common Stock issuable to Mr. Lee pursuant to options exercisable within 60 days of December 31, 2020.
(8)	Consists of shares of Combined Company Common Stock issuable to Mr. Harvey pursuant to options exercisable within 60 days of December 31, 2020.
(9)

Consists of (i)                shares of Combined Company Common Stock held directly by Mr. Amram; (ii)                shares of Combined Company Common Stock held by Evergreen InvestCo I, LLC (“Evergreen InvestCo I”); (iii)                shares of Combined Company Common Stock held by Evergreen Capital, L.P. (“Evergreen Capital”); (iv)                shares of Combined Company Common Stock held by JLA Asset Management, LLC (“JLA Asset Management”); and (v)                shares of Combined Company Common Stock held by JLA Construction, LLC 401k Plan (“JLA Construction”). Mr. Amram is the sole manager of each of Evergreen InvestCo I, Evergreen Capital, and JLA Construction, and the managing member of JLA Asset Management, and may be deemed to hold sole voting and dispositive power over the Combined Company Common Stock shares held by these entities. With respect to the shares of Combined Company Common Stock held by these entities, Mr. Amram disclaims beneficial ownership other than to the extent he may have a pecuniary interest therein, directly or indirectly. The principal business address for Mr. Amram is c/o Evergreen Capital, L.P. 551 Fifth Avenue, Suite 2100, New York, New York 10176.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Artius

Price Range of Artius Securities

The Public Units, each of which consists of one Public Share and one-third of a Public Warrant, began trading on Nasdaq under the symbol “AACQU” on July 14, 2020. On September 3, 2020, we announced that holders of the Public Units could elect to separately trade the Public Shares and Public Warrants included in the Public Units. On September 4, 2020, the Public Shares and Public Warrants began trading on Nasdaq under the symbols “AACQ” and “AACQW,” respectively.

Each whole Public Warrant entitles the registered holder to purchase one whole Artius Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Artius IPO or 30 days after the completion of the Business Combination. Pursuant to the Continental Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of Artius Class A Ordinary Shares. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the Public Units and only whole warrants will trade. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Public Unit, Public Share and Public Warrant as reported on Nasdaq for the periods presented:

	Public Units (AACQU)		Public Shares (AACQ)		Public Warrants (AACQW)
	High	Low	High	Low	High	Low
Fiscal Year 2020:
Quarter ended December 31, 2020	11.33	10.00	10.63	9.62	2.36	1.08
Quarter ended September 30, 2020 (1)(2)	10.49	10.01	10.00	9.87	1.75	1.41

(1)	Beginning on July 14, 2020 with respect to AACQU.
(2)	Beginning on September 4, 2020 with respect to AACQ and AACQW.

On February 16, 2021, the trading date before the public announcement of the Business Combination, the Public Units, Public Shares and Public Warrants closed at $15.34, $14.00 and $3.97, respectively.

Holders

On                , 2021, there was one holder of record of the Public Units, one holder of record of our separately traded Public Shares, and one holder of record of Artius’s separately traded Public Warrants.

Dividend Policy

We have not paid any cash dividends on the Public Shares to date and do not intend to pay cash dividends prior to the completion of the Business Combination.

Origin

Price Range of Origin’s Securities

Historical market price information regarding shares of Origin Stock is not provided because there is no public market for Origin Stock.

Dividend Policy

Origin has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the closing of the Business Combination.

PROPOSAL NO. 1—THE DOMESTICATION PROPOSAL

Overview

Artius is proposing to change its corporate structure and domicile from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. This change will be implemented as a legal continuation of Artius under the applicable laws of Cayman Islands and the State of Delaware as described under “—Manner of Effecting the Domestication and the Legal Effect of the Domestication.”

The Domestication will be effected by (i) filing of a Certificate of Corporate Domestication and the Interim Certificate of Incorporation with the Delaware Secretary of State, (ii) completing, making and procuring all filings required to be made with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act (As Revised) in connection with the Domestication, (iii) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands, and (iv) completing and making all filings required to be made with the SEC and the Nasdaq to list Combined Company Common Stock on the Nasdaq. In connection with the Domestication, all outstanding securities of Artius will convert to outstanding securities of the continuing Delaware corporation. The Domestication will become effective prior to the Closing of the Business Combination. The proposed Interim Certificate of Incorporation, which will become effective upon the Domestication until the Effective Time, and the Bylaws, which will become effective upon the Domestication, are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

At the effective time of the Domestication, prior to the Closing of the Business Combination, the separate existence of Artius will cease as a Cayman Islands exempted company and will become and continue as a Delaware corporation. The A&R Memorandum and Articles will be replaced by the Interim Certificate of Incorporation and Bylaws and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and you will become a stockholder of Artius with all rights as such governed by Delaware law.

In connection with the Domesetication, the corporate name of Artius will change to “Origin Materials, Inc.”

Reasons for the Domestication

The Artius Board believes that it is in the best interests of Artius, prior to the Closing of the Business Combination, to effect the Domestication. The primary reason for the Domestication is to enable Artius to avoid certain taxes that would be imposed on Artius if Artius were to conduct an operating business in the United States as a foreign corporation following the Business Combination.

In addition, because Artius will operate within the United States following the Business Combination, it was the view of the Artius Board that Artius should also be structured as a corporation organized in the United States. In addition, the Artius Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by Artius’s officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures Artius is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its prevalence as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to Artius’s corporate legal affairs.

Regulatory Approvals; Third Party Consents

Artius is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication; however, because the Domestication must occur prior to the Closing of the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described below under the section entitled “Proposal 2: The Transaction Proposal”. Artius must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with the Nasdaq of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon Artius and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Certificate of Incorporation and Bylaws

Commencing with the effective time of the Domestication, the Interim Certificate of Incorporation and Bylaws will govern the rights of stockholders in Artius.

A chart comparing your rights as a holder of ordinary shares of Artius as a Cayman Islands exempted company with your rights as a holder of Artius Common Stock as a Delaware corporation can be found below in “—Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication.”

Directors and Officers Following the Domestication and the Business Combination

John Bissell, Charles Drucker, William Harvey, Karen Richardson, Rich Riley, Boon Sim,                will comprise the board of directors of the Combined Company following the completion of the Business Combination. The officers of the Combined Company following the completion of the Business Combination will be the officers of Origin who held such positions immediately prior to the completion of the Business Combination and the Domestication.

Tax Consequences to U.S. Holders of Artius Class A Ordinary Shares Who Receive Artius Common Stock as a Result of the Domestication

In connection with the Domestication, U.S. holders of Artius Class A Ordinary Shares who do not elect to exercise their Redemption Right will receive shares of Artius Common Stock. For a discussion of the material U.S. federal income tax consequences of the Domestication, see the section entitled “—Material U.S. Federal Income Tax Consequences—U.S. Holders—Effects of the Domestication to U.S. Shareholders.”

Manner of Effecting the Domestication and the Legal Effect of the Domestication

Delaware Law

Pursuant to Section 388 of the DGCL, a non-United States entity may become domesticated as a Delaware corporation by filing with the Delaware Secretary of State a Certificate of Corporate Domestication and a Certificate of Incorporation, certifying to the matters set forth in Section 388 of the DGCL. The Domestication must be approved in the manner provided for by the instrument or other writing governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-Delaware law, as appropriate and the Certificate of Incorporation must be approved by the same authorization required to approve the Domestication.

When a non-United States entity has become domesticated as a Delaware corporation, for all purposes of Delaware law, the corporation will be deemed to be the same entity as the domesticating non-United States entity and the domestication will constitute a continuation of the existence of the domesticating non-United States entity in the form of a Delaware corporation. When any domestication will have become effective, for all purposes of Delaware laws, all of the rights, privileges and powers of the non-United States entity that has been domesticated and all property, real, personal and mixed and all debts due to such non-United States entity, as well as all other things and causes of action belonging to such non-United States entity, will remain vested in the corporation to which such non-United States entity has been domesticated (and also in the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and will be the property of such corporation (and also of the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication); but all rights of creditors and all liens upon any property of such non-United States entity will be preserved unimpaired and all debts, liabilities and duties of the non-United States entity that has been domesticated will remain attached to the corporation to which such non-United States entity has been domesticated (and also to the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such corporation. The rights, privileges, powers and interests in property of the non-United States entity, as well as the debts, liabilities and duties of the non-United States entity, will not be deemed, as a consequence of the domestication, to have been transferred to the corporation to which such non-United States entity has domesticated for any purpose of the laws of the State of Delaware.

Cayman Islands Law

If the Domestication Proposal is approved, Artius will also apply to deregister as a Cayman Islands exempted company pursuant to the Cayman Islands Companies Act. Upon the deregistration, Artius will no longer be subject to the provisions of the Cayman Islands Companies Act. Except as provided in the Cayman Islands Companies Act, the deregistration will not affect the rights, powers, authorities, functions and liabilities or obligations of Artius or any other person.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication

When the Domestication is completed, the rights of stockholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Cayman Islands Companies Act that will alter certain of the rights of shareholders and affect the powers of Artius Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Islands Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement prospectus, we may continue to refer to the share owners of Artius as “shareholders.”

Provision	Delaware	Cayman Islands
Applicable Legislation	General Corporation Law of the State of Delaware.	The Companies Act (As Revised).

General Vote Required for Combinations with Interested Stockholders/Shareholders	Generally a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person	No Similar Provision.

became an interested stockholder, unless the corporation opts out of the statutory provision.

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a business combination agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.	Shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Requirements for Stockholder/Shareholder Approval	Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or Artius’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares, provided a quorum is present, present and voting at a meeting. Where the proposed action requires approval by “Special Resolution” (such as the amendment of Artius’s constitutional documents) the approval of not less than two-thirds of the shares present and voting at a meeting is required, subject to any additional higher thresholds that may be included in an entity’s articles of association.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one third of shares entitled to vote at the meeting.	Quorum is set in Artius’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by Artius’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of Artius only in certain limited circumstances.

Removal of Directors	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the charter otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. Because the corporation board will be classified after the Closing for an initial period, a director may be removed from office during such period only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors	The number of directors is fixed by or in the manner provided in the bylaws, unless the certificate of incorporation	Subject to the memorandum and articles of association, the board may

	fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.	increase the size of the board and fill any vacancies.

Classified or Staggered Boards Fiduciary Duties of Directors	Classified boards are permitted. Directors must exercise a duty of care and duty of loyalty and good faith to Artius and its stockholders.

Classified boards are permitted.

A director owes a fiduciary duty to exercise loyalty, honesty and good faith to Artius as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to Artius but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and. with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct,	Liability of directors may be limited, except with regard to their own fraud or willful default.

unlawful stock repurchases or dividends, or improper personal benefit.

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication

When the Domestication is completed, the rights of shareholders will be governed by the Interim Certificate of Incorporation and Bylaws, rather than the Amended and Restated Memorandum and Articles of Association (which will cease to be effective) and the rights of shareholders and the scope of the powers of Artius Board and management will be altered as a result.

Shareholders should consider the following summary comparison of the Interim Certificate of Incorporation and Bylaws, on the one hand, and the Amended and Restated Memorandum and Articles of Association, on the other. This comparison assumes that the changes to be made to the proposed Interim Certificate of Incorporation and proposed Bylaws in connection with the Organizational Documents Proposals are approved. This comparison is not intended to be complete and is qualified in its entirety by reference to the Amended and Restated Memorandum and Articles of Association and the proposed Interim Certificate of Incorporation and Bylaws of Artius. You should read the form of Interim Certificate of Incorporation and form of Bylaws attached to this proxy statement/prospectus as Annex C and Annex D, respectively, carefully in their entirety.

	Delaware Interim Certificate of Incorporation and Bylaws	Cayman Islands Amended and Restated Memorandum and Articles of Association
Corporate Purpose	The purpose shall be to engage in any lawful act or activity for which a corporation may be organized under the DGCL.	The objects for which Artius was established are unrestricted and it shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Capital Stock	The total number of shares of all classes of capital stock which the Artius shall have authority to issue is of which shares shall be Artius Class A Common Stock, shares shall be Artius Class B Common Stock and shall be Preferred Stock, par value $0.0001 per share.	Artius’s authorized share capital is $45,100, which consists of 451,000,000 shares, consisting of 400,000,000 Artius Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Artius Class B Ordinary Shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share.

	Preferred Stock. The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series the number of shares constituting such series and fix or alter for each such series the voting powers (if any), such designation, preferences and relative, participating, optional, or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of	Preference Shares. The Directors may allot, issue, grant options over or otherwise dispose of preference shares (including fractions of a preference share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the articles of association) vary such rights.

Directors providing for the issue of such series and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the Board of Directors or by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of Artius entitled to vote thereon, without a separate vote of the holders of Artius Common Stock or Preferred Stock, unless a vote of any such holders is required pursuant to the Interim Certificate of Incorporation or any Preferred Stock designation.

	Common Stock. Each holder of Artius Common Stock is entitled to one vote on each matter properly submitted to the stockholders of Artius for their vote, except for certain matters related solely to the terms of one or more outstanding series of Preferred Stock as set forth in the Interim Certificate of Incorporation.	Ordinary Shares. The Directors may allot, issue, grant options over or otherwise dispose of Ordinary Shares (including fractions of an Ordinary Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the articles of association) vary such rights.

Directors; Classes	Subject to the Interim Certificate of Incorporation, the Board of Directors will determine the number of directors who will serve on the board. The exact number of directors will be fixed from time to time by a majority of the Board of Directors. The Board of Directors will be divided into three classes designated as Class I, Class II and Class III. Class I, Class II and Class III directors shall initially serve for a term expiring at the first, second and third annual meeting of stockholders following the consummation of the Business Combination, respectively. At each succeeding annual meeting until 2024, successors to the class of directors whose term expires at that annual meeting will be elected for a	The holders of Artius Class B Ordinary Shares may, by ordinary resolution, increase or decrease the number of directors. The Board of Directors are divided into three classes designated as Class I, Class II and Class III. Class I directors initially served for a term expiring at the 2021 annual general meeting of Artius. Class II and Class III directors’ terms expire at the 2022 and 2023 annual general meeting, respectively. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term of three years. There is no limit on the number of terms a director may serve on the board of Directors.

term expiring at the third succeeding annual meeting of stockholders. The directors elected at the 2024 annual meeting of stockholders will serve for a two-year term, and the directors elected at the 2025 annual meeting of stockholders will serve for a one-year term. Beginning at the 2026 annual meetings of stockholders, all directors will be elected for one-year terms expiring at the following annual meeting of stockholders. There will be no limit on the number of terms a director may serve on the Board of Directors.

Board Vacancies; Removal	Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, unless the Board of Directors determines by resolution that such vacancies or newly created directorships be filled by the shareholders, or as otherwise provided by law.	Except as the Cayman Islands Companies Act or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the charter documents), or by the sole remaining Director. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Stockholder/Shareholder Voting

Subject to the rights of holders of any series of Preferred Stock, special meetings of the stockholders of the Artius may be called only by or at the direction of the board, the chairman of the board or the chief executive officer of the Artius.

Stockholders must comply with certain advance notice procedures to nominate

Voters of shareholders may be decided either on a poll or a show of hands and otherwise in accordance with the provisions of the Amended and Restated Memorandum and Articles of Association.

candidates to the Artius Board of Directors or to propose matters to be acted upon at a stockholders’ meeting.

Unless, pursuant to a certificate of designation by the holders of one or more series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, any action required or permitted to be taken by the holders of stock of Artius must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of Artius then in office.

Amendments to the Governing Documents

Subject to certain limitations, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws.

The affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of capital stock of Artius entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeat or rescind the Bylaws.

Certain provisions of the Interim Certificate of Incorporation may only be altered, amended or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock of Artius entitled to vote generally in the election of directors, voting together as a single class.

The Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of the shareholders.

Authority of the Directors	The management of the business and the conduct of the affairs of Artius shall be vested in its Board of Directors.	The business shall be managed by the Directors who may exercise all the powers of Artius.

Liability of Directors	The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman

Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Amended and Restated Memorandum and Articles of Association provides for indemnification of officers and directors, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

Indemnification of Directors, Officers, Employees and Others	The Interim Certificate of Incorporation and Bylaws will provide for indemnification for directors and officers to the fullest extend under the DGCL or any other applicable law, and shall be authorized to indemnify its other officers, employees and other agents as set forth in the DGCL or other applicable law.	See “Liability of Directors” above.

Exclusive Forum	The Delaware Court of Chancery (or, if and only if the Delaware Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative claim or cause of action brought on behalf of Artius; (2) any claim or cause of actionfor breach of a fiduciary duty owed by any current or former director, officer, or other employee of Artius to Artius or Artius’s stockholders; (3) any claim or cause of action against Artius or any current or former director, officer or other employee of Artius arising out of or pursuant to any provision of the DGCL, the Interim Certificate of Incorporation or the Bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Interim Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder); (5) any claim or	No Similar Provision.

cause of action as to which the DGCL confers jurisdiction on the Delaware Chancery Court; and (6) any claim or cause of action against Artius or any current or former director, officer or other employee of Artius, governed by the internal affairs doctrine or otherwise related to Artius’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The provisions would not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Interim Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Business Opportunities	In the event that a member of the Doard of Directors of Artius who is not an employee of Artius, or any partner, member, director, stockholder, employee or agent of such member, other than someone who is an employee of Artius, acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such person expressly and solely in connection with such individual’s	Artius renounces any interest or expectancy that it has in, or right to be offered an opportunity to participate in. any business opportunities that may be a corporate opportunity for both Artius and its management.

service as a member of the Board of Directors of Artius, then Artius, pursuant to Section 122(17) of the DGCL and to the maximum extent permitted from time to time under Delaware law, (i) renounces any expectancy that such person offer an opportunity to participate in such opportunity to Artius and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a corporate opportunity that should have been presented by such person to Artius or any of its affiliates.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of Artius. There will be no accounting effect or change in the carrying amount of the assets and liabilities of Artius as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Artius immediately following the Domestication will be the same as those immediately prior to the Domestication.

The Resolution

“RESOLVED, as a special resolution, that Artius Acquisition Inc. be de-registered in the Cayman Islands pursuant to Article 6 of the Amended and Restated Memorandum and Articles of Association of Artius Acquisition Inc. and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of Artius Acquisition Inc. in the State of Delaware as a corporation, governed by the Interim Certificate of Incorporation attached as Annex C to the proxy statement/prospectus in respect of the Shareholders Meeting of Artius, with the laws of the State of Delaware, the name of Artius be changed from ‘Artius Acquisition Inc.’ to ‘Origin Materials, Inc.’”

Vote Required for Approval

The Domestication Proposal is conditioned on the approval of the Transaction Proposal. Therefore, if the Transaction Proposal is not approved, the Domestication Proposal will have no effect, even if approved by Artius’s shareholders.

This Domestication Proposal will be approved only if the holders of at least two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting “FOR” the Domestication Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Domestication Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Domestication Proposal.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT ARTIUS SHAREHOLDERS VOTE “FOR”

THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 2—THE TRANSACTION PROPOSAL

Overview

We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Artius shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Merger Agreement and Related Agreements” for additional information and a summary of certain terms of the Business Combination and the Merger Agreement. Artius shareholders are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

The Resolution

“RESOLVED, that the Agreement and Plan of Merger and Reorganization, dated as of February 16, 2021 (as amended by the letter agreement dated March 5, 2021, and as further amended or modified from time to time, the “Merger Agreement”) (in the form attached to the proxy statement/prospectus in respect of the meeting as Annex A) by and among Artius, Zero Carbon Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Artius, and Micromidas, Inc., a Delaware corporation doing business as Origin Materials, and Artius’s entry into the same and the transactions contemplated thereby (such transactions, the “Business Combination”) be approved in all respects.”

Vote Required for Approval

The Business Combination is conditioned on the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. Each of the proposals other than the Domestication Proposal, Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal is conditioned on the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal, other than the Organizational Documents Proposals and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

This Transaction Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved only if the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting “FOR” the Transaction Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Transaction Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Transaction Proposal.

Our Initial Stockholders have agreed to vote any Artius Ordinary Shares owned by them in favor of the Business Combination. As of the record date, our Sponsor, directors and officers own 20% of our issued and outstanding Artius Ordinary Shares.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT ARTIUS SHAREHOLDERS VOTE “FOR”

THE TRANSACTION PROPOSAL.

PROPOSAL NO. 3—THE ISSUANCE PROPOSAL

Overview

Assuming the Domestication Proposal, the Transaction Proposal, the Interim Charter Proposal and the Charter Proposal are approved, our shareholders are also being asked to approve the Issuance Proposal.

Artius’s Public Units, Public Shares and Public Warrants are listed on the Nasdaq and, as such, we are seeking shareholder approval for the issuance of approximately                shares of Combined Company Common Stock.

Upon the Closing, we will issue an aggregate of                shares of Combined Company Common Stock to the holders of Origin Stock. We will also issue 20 million shares of Combined Company Common Stock to the PIPE Investors upon the consummation of the PIPE Investment.

As contemplated by the Equity Incentive Plan Proposal, we intend to reserve                shares of Combined Company Common Stock for grants of awards under the 2021 Equity Incentive Plan. For more information on the Equity Incentive Plan Proposal, please see the section entitled “Proposal No. 7—The Equity Incentive Plan Proposal.”

As contemplated by the ESPP Proposal, we intend to reserve          shares of Combined Company Common Stock for purchase by employees under the ESPP. For more information on the ESPP Proposal, please see the section entitled “Proposal No. 8—The ESPP Proposal.”

The terms of the Aggregate Company Stock Consideration and the 2021 Equity Incentive Plan and the ESPP are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement, which is attached as Annex A hereto and the form of the Investor Rights Agreement, which is attached as Annex M hereto. A copy of the 2021 Equity Incentive Plan is attached as Annex H hereto and a copy of the ESPP is attached as Annex I hereto. The discussion herein is qualified in its entirety by reference to such documents.

Reasons for the Approval of the Issuance Proposal

We are seeking shareholder approval in order to comply with Section 312.03(c) of the Nasdaq Listed Company Manual.

Under Section 312.03(c) of the Nasdaq Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. Artius will issue shares representing 20% or more of the number of outstanding shares of Combined Company Common Stock prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Merger Agreement.

The Resolution

“RESOLVED, that for purposes of complying with applicable provisions of Section 312.03(c) of the Nasdaq Listed Company Manual, the issuance of more than 20% of Artius’s issued and outstanding voting power to Origin shareholders in connection with the Business Combination be approved in all respects.”

Vote Required for Approval

The approval of the Issuance Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Issuance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Issuance Proposal.

The Business Combination is conditioned on the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan, the ESPP Proposal and the Director Election Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. If the Domestication Proposal, the Transaction Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal is not approved, this Issuance Proposal will have no effect, even if approved by our shareholders.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT ARTIUS SHAREHOLDERS VOTE “FOR”

THE ISSUANCE PROPOSAL.

PROPOSAL NO. 4—THE INTERIM CHARTER PROPOSAL

Overview

Our shareholders are being asked to adopt the new Interim Certificate of Incorporation and Bylaws in the forms attached hereto as Annex C and Annex D, respectively, which in the judgment of our Board, are necessary to adequately address the needs of Artius.

For a summary of the key differences between the A&R Memorandum and Articles under Cayman Islands law and the new Interim Certificate of Incorporation and Bylaws under the DGCL, please see “Proposal No. 6: The Organizational Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Interim Certificate of Incorporation and Bylaws, a copy of which is included as Annex C and Annex D, respectively.

Reasons for the Name Change

The Artius Board believes that it would be in the best interests of Artius to, in connection with the Domestication, change the corporate name to “Origin Materials, Inc.” in order to more accurately reflect the business purpose and activities of the Combined Company.

The Resolution

“RESOLVED, as a special resolution, that, concurrently with the Domestication, the Amended and Restated Memorandum and Articles of Association of Artius Acquisition Inc. currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed Interim Certificate of Incorporation and Bylaws (copies of which are attached to the proxy statement/prospectus in respect of the Stockholders Meeting as Annex C and Annex D, respectively) including the authorization of the change in authorized share capital as indicated therein.”

Vote Required for Approval

The approval of the Interim Charter Proposal requires the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal will have no effect on the Charter Proposal.

The Business Combination is conditioned on the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. If the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal is not approved, this Interim Charter Proposal will have no effect, even if approved by our shareholders.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT ARTIUS SHAREHOLDERS VOTE “FOR”

THE INTERIM CHARTER PROPOSAL.

PROPOSAL NO. 5—THE CHARTER PROPOSAL

Overview

Our shareholders are being asked to adopt the new Certificate of Incorporation, to be effective at the Effective Time, in the form attached hereto as Annex E, which in the judgment of our Board, is necessary to adequately address the needs of the Combined Company.

For a summary of the key differences between the A&R Memorandum and Articles under Cayman Islands law and the new Certificate of Incorporation under the DGCL, please see “Proposal No. 6: The Organizational Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Certificate of Incorporation and the Bylaws, a copy of which is included as Annex E and Annex D, respectively.

The Resolution

“RESOLVED, as a special resolution, that, at the Effective Time, the Interim Certificate of Incorporation that is in effect immediately prior to the Effective Time be amended and restated by the deletion in their entirety and the substitution in their place of the proposed Certificate of Incorporation (a copy of which is attached to the proxy statement/prospectus in respect of the Stockholders Meeting as Annex E) including the authorization of the change in authorized share capital as indicated therein.”

Vote Required for Approval

The approval of the Charter Proposal requires the holders of at least two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal will have no effect on the Charter Proposal.

The Business Combination is conditioned on the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal at the Special Meeting. If we fail to obtain sufficient votes for any of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination. If the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal is not approved, this Charter Proposal will have no effect, even if approved by our shareholders.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT ARTIUS SHAREHOLDERS VOTE “FOR”

THE CHARTER PROPOSAL.

PROPOSAL NO. 6—THE ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

In this Proposal No. 6, we are asking our shareholders to consider and vote upon, on a non-binding advisory basis, eight separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Existing Organizational Documents with the proposed Interim Certificate of Incorporation, the Certificate of Incorporation and Bylaws (together, the “Proposed Organizational Documents”).

In the judgment of the Artius Board, these provisions are necessary to adequately address the needs of Artius and its stockholders following the consummation of the Business Combination and the Domestication. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Artius intends that the Interim Certificate of Incorporation and Bylaws in the forms set forth on Annex C and Annex D, respectively, will take effect following the Domestication and prior to the Effective Time, assuming the adoption of the Interim Charter Proposal, and the Certificate of Incorporation in the form set forth on Annex E will take effect at the consummation of the Business Combination, assuming adoption of the Charter Proposal.

The Proposed Organizational Documents differ materially from the Existing Organizational Documents. The following table sets forth a summary of the principal changes proposed to be made between our A&R Memorandum and Articles of Association and the proposed Interim Certificate of Incorporation, Certificate of Incorporation and Bylaws. This summary is qualified by reference to the complete text of the Existing Organizational Documents of Artius, attached to this proxy statement/prospectus as Annex N, the complete text of the proposed Interim Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C, the complete text of the proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex E, and the complete text of the proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms.

Additionally, as the Existing Organizational Documents are governed by the Cayman Islands law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under “Proposal 1: The Domestication Proposal—Comparison of Stockholder Rights under the Applicable Organizational Documents Before and After the Domestication,” “Proposal 4: The Interim Charter Proposal” and “Proposal 5: The Charter Proposal.”

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal 6A)

The Existing Organizational Documents authorized 451,000,000 shares, consisting of 400,000,000 Artius Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Artius Class B Ordinary Shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share.

Interim Certificate of Incorporation:

The Interim Certificate of Incorporation authorizes shares, consisting of shares of Artius Class A Common Stock, shares of Artius Class B Common Stock and shares of Preferred Stock.

See paragraph 5 of our Existing Organizational Documents.

See Article     , subsection      of the Interim Certificate of Incorporation

Certificate of Incorporation:

The Certificate of Incorporation authorizes shares, consisting of shares of Combined Company Common Stock and shares of Preferred Stock.

See Article    , subsection    of the Certificate of Incorporation

	Existing Organizational Documents	Proposed Organizational Documents

Authorize Artius to Make Issuances of Preferred Stock Without Stockholder Consent (Organizational Documents Proposal 6B)

The Existing Organizational Documents authorize the issuance of 1,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Organizational Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

See Article 3 of our Existing Organizational Documents.

The Proposed Organizational Documents authorize the board of directors to make issuances of all or any shares of Preferred Stock in one or more classes or series, with such terms and conditions and at such future dates as may be expressly determined by the board of directors and as may be permitted by the DGCL.

See Article    , subsection     of the Interim Certificate of Incorporation, and Article    , subsection     of the Certificate of Incorporation.

Shareholder/Stockholder Written Consent in Lieu of a Meeting (Organizational Documents Proposal 6C)

The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

See Articles 22, subsection 3 and 23 of our Existing Organizational Documents.

The Proposed Organizational Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

See Article    , subsection     of the Interim Certificate of Incorporation, and Article    , subsection     of the Certificate of Incorporation.

Classified Board (Organizational Documents Proposal 6D)

The Existing Organizational Documents provide that the Artius Board be divided into three classes with only one class of directors being elected in each year and each class serving for a three year term.

See Article 27, subsection 2 of our Existing Organizational Documents.

The Proposed Organizational Documents will provide that the board of directors will initially continue to be divided into three classes with only one class of directors being elected in each year and each class serving for a three-year term. The directors elected at the 2024 annual meeting of stockholders will serve for a two-year term, and the directors elected at the 2025 annual meeting of stockholders will serve for a one-year term. Beginning at the 2026 annual meetings of stockholders, all directors of the Combined Company will be elected for one-year terms expiring at the following annual meeting of stockholders.

See Article of the Interim Certificate of Incorporation, and Article of the Certificate of Incorporation.

Exclusive Forum (Organizational Documents Proposal 6E)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the U.S. federal district courts as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

See Article     of the Interim Certificate of Incorporation, and Article     of the Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal 6F)	The Existing Organizational Documents provide the name of Artius is “Artius Acquisition Inc.” See paragraph 1 of our Existing Organizational Documents.

The Proposed Organizational Documents will provide that the name of the company will be “Origin Materials, Inc.”

See Article    , subsection                of the Interim Certificate of Incorporation, and Article     subsection     of the Certificate of Incorporation.

Perpetual Existence (Organizational Documents Proposal 6G)

The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by July 16, 2022, Artius shall cease all operations except for the purposes of winding up and shall redeem the shares issued in the Artius IPO and liquidate our trust account.

See Article 49, subsection 7 of our Existing Organizational Documents.

The Proposed Organizational Documents do not include any provisions relating to the company’s ongoing existence; the default under the DGCL will make the company’s existence perpetual.

This is the default rule under the DGCL.

Provisions Related to Status as a Special purpose acquisition company (Organizational Documents Proposal 6H)

The Existing Organizational Documents set forth various provisions related to our status as a special purpose acquisition company prior to the consummation of a business combination.

See Article 49 of our Existing Organizational Documents.

The Proposed Organizational Documents do not include such provisions related to our status as a special purpose acquisition company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a special purpose acquisition company at such time.

The Resolution

The full text of the resolution to be passed in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents is as follows:

“RESOLVED, as a non-binding advisory resolution, that the proposed Interim Certificate of Incorporation, the proposed Certificate of Incorporation and proposed Bylaws (copies of which are attached to the proxy statement/prospectus in respect of the Shareholders Meeting as Annex C, Annex E and Annex D, respectively), will be approved and adopted with such principal changes as described in the Organizational Documents Proposals 6 A-H.”

Vote Required for Approval

The approval of the Organizational Documents Proposals requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Organizational Documents Proposals will have no effect on the Organizational Documents Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Organizational Documents Proposals.

As discussed above, a vote to approve the Organizational Documents Proposals is an advisory vote, and therefore, is not binding on Artius, Origin, our Board or Origin’s board of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Artius and Origin intend that the proposed Interim Certificate of Incorporation and the proposed Bylaws, in the form set forth on Annex C and Annex D, respectively, will take effect following the Domestication and prior to the Effective Time, and the proposed Certificate of Incorporation, in the form set forth on Annex E, will take effect at the Closing of the Business Combination, assuming adoption of the Interim Charter Proposal and Charter Proposal, respectively.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT ARTIUS SHAREHOLDERS VOTE “FOR”

THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 7—THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

In this proposal, we are asking our shareholders to approve the 2021 Equity Incentive Plan. Artius’s Board of Directors approved the 2021 Equity Incentive Plan on                 , 2021, subject to shareholder approval at the Special Meeting. If shareholders approve this proposal, the 2021 Equity Incentive Plan will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other Required Proposals. If the 2021 Equity Incentive Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder and the Board will be able to grant awards under the Micromidas, Inc. 2020 Plan, which we refer to herein as the “2020 Plan.” If the 2021 Equity Incentive Plan is adopted, no awards will be granted under the 2020 Plan following the Closing. The 2021 Equity Incentive Plan is described in more detail below.

General Information

The purpose of the 2021 Equity Incentive Plan is to provide a means whereby Origin can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of Origin and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards under the 2021 Equity Incentive Plan.

Approval of the 2021 Equity Incentive Plan by our shareholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options and restricted stock units under the 2021 Equity Incentive Plan. If this Equity Incentive Plan Proposal is approved by our shareholders, the 2021 Equity Incentive Plan will become effective as of the date of the closing of the Business Combination. In the event that our shareholders do not approve this proposal, the 2021 Equity Incentive Plan will not become effective.

Origin’s equity compensation program, as implemented under the 2021 Equity Incentive Plan, will allow Origin to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to Origin’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. Approval of the 2021 Equity Incentive Plan will allow Origin to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for Origin’s success and ultimately increase stockholder value. The 2021 Equity Incentive Plan allows Origin to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for Origin.

If the request to approve the 2021 Equity Incentive Plan is approved by our shareholders, there will be a number of shares of Combined Company Common Stock not exceeding              percent (    %) of the fully-diluted Combined Company Common Stock immediately following consummation of the Business Combination, subject to adjustment for specified changes in Origin’s capitalization, available for grant under the 2021 Equity Incentive Plan as of the effective time of the Business Combination. In addition, as further described below under the section titled “—Description of the Origin Materials, Inc. 2021 Equity Incentive Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of              percent (    %) of the fully-diluted Combined Company Common Stock (or a lesser number determined by the Board). Artius’s Board of Directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the 2021 Equity Incentive Plan

A summary description of the material features of the 2021 Equity Incentive Plan is set forth below. The following summary describes what we expect to be the material terms of the 2021 Equity Incentive Plan. This summary is not a complete description of all provisions of the 2021 Equity Incentive Plan and is qualified in its entirety by reference to the 2021 Equity Incentive Plan, the form of which is attached to this proxy statement/prospectus as Annex H and incorporated by reference in its entirety. Artius’s shareholders should refer to the 2021 Equity Incentive Plan for more complete and detailed information about the terms and conditions of the 2021 Equity Incentive Plan.

Eligibility. Any individual who is an employee of Origin or any of its affiliates, or any person who provides services to Origin or its affiliates, including consultants and members of the Board, is eligible to receive awards under the 2021 Equity Incentive Plan at the discretion of the plan administrator. If this proposal is approved by the shareholders, all of Origin’s employees, directors and consultants will be eligible to receive awards following the closing of the Business Combination. Following the Closing, Origin is expected to have approximately      employees,      non-employee directors and      consultants who may be eligible to receive awards under the 2021 Equity Incentive Plan.

Awards. The 2021 Equity Incentive Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of Origin’s affiliates.

Authorized Shares. Initially, the maximum number of shares of Combined Company Common Stock that may be issued under the 2021 Equity Incentive Plan after it becomes effective will not exceed a number of shares of Combined Company Common Stock equal to              percent (    %) of the fully-diluted Combined Company Common Stock immediately following consummation of the Business Combmination. In addition, the number of shares of Combined Company Common Stock reserved for issuance under the 2021 Equity Incentive Plan will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (1)              percent (    %) of the fully-diluted shares of Combined Company Common Stock on December 31 of the preceding year, (2) a lesser number of shares of Combined Company Common Stock determined by the Board prior to the date of the increase, or             . The maximum number of shares of Combined Company Common Stock that may be issued on the exercise of ISOs under the 2021 Equity Incentive Plan is              shares. As of     , 2021, the record date of the Special Meeting, the closing price of Artius’s common stock as reported on Nasdaq was $             per share.

The unused shares subject to stock awards granted under the 2021 Equity Incentive Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in Origin acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2021 Equity Incentive Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2021 Equity Incentive Plan. The following shares of Combined Company Common Stock will not be added to the shares authorized for grant and will not be available for future grants of stock awards: (i) shares of Combined Company Common Stock subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (ii) shares purchased on the open market with the cash proceeds from the exercise of options; and (iii) shares delivered to Origin by a participant to satisfy the exercise or purchase price of a stock award or to satisfy any applicable tax withholding obligation with respect to a stock award (including shares of Common Stock retained by Artius from the Award being exercised or purchased and/or creating the tax obligation).

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $                in total value or (2) if such non-employee director is first

appointed or elected to the Board during such calendar year, $                in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

Plan Administration. The Board, or a duly authorized committee thereof, will administer the 2021 Equity Incentive Plan and is referred to as the “plan administrator” herein. The Board may also delegate to one or more of Origin’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Equity Incentive Plan, the Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Equity Incentive Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Combined Company Common Stock on the date of grant. Options granted under the 2021 Equity Incentive Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Equity Incentive Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with Origin or any of Origin’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with Origin or any of Origin’s affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of death or disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Combined Company Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Combined Company Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Combined Company Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of Origin’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Origin’s total combined voting power or that of any of Origin’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Combined Company Common Stock, a combination of cash and shares of Combined Company Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with Origin ends for any reason, Origin may receive any or all of the shares of Combined Company Common Stock held by the participant that have not vested as of the date the participant terminates service with Origin through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Combined Company Common Stock on the date of grant. A stock appreciation right granted under the 2021 Equity Incentive Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Combined Company Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Equity Incentive Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with Origin or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with Origin or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2021 Equity Incentive Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Combined Company Common Stock.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to Combined Company Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in the capital structure of the Combined Company, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Equity Incentive Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2021 Equity Incentive Plan in the event of a corporate transaction (as defined in the 2021 Equity Incentive Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with Origin or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2021 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by the Combined Company with respect to the stock award may be assigned to the Combined Company’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Combined Company Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination. The Board has the authority to amend, suspend, or terminate the 2021 Equity Incentive Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of Origin’s stockholders. No ISOs may be granted after the tenth anniversary of the date Artius’s Board of Directors adopts the 2021 Equity Incentive Plan. No stock awards may be granted under the 2021 Equity Incentive Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the 2021 Equity Incentive Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the 2021 Equity Incentive Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Equity Incentive Plan. The 2021 Equity Incentive Plan is not qualified under the provisions of

Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. the Combined Company’s ability to realize the benefit of any tax deductions described below depends on the Combined Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Combined Company’s tax reporting obligations.

Nonstatutory Stock Options. Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by Origin or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options. The 2021 Equity Incentive Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The Combined Company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or the Combined Company timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the IRS, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards. Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights. Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to Origin

Compensation of Covered Employees. The ability of the Combined Company to obtain a deduction for amounts paid under the 2021 Equity Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Combined Company’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments. The ability of the Combined Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2021 Equity Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2021 Equity Incentive Plan are subject to the discretion of the compensation committee of the Board. Therefore, Artius cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Interests of Artius’s Directors and Officers in the Equity Incentive Plan Proposal

When you consider the recommendation of Artius’s Board of Directors in favor of approval of the 2021 Equity Incentive Plan, you should keep in mind that certain of Artius’s Board of Directors and officers have interests in the 2021 Equity Incentive Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the potential future issuance of awards to              as a director of Origin. See the section titled “Risk Factors—Risks Related to Artius and the Business Combination” for a further discussion.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Artius’s adoption of Origin 2021 Equity Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Vote Required for Approval

The Equity Incentive Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT ARTIUS SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Artius’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Artius and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Artius’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Risk Factors—Risks Related to Artius and the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 8—THE ESPP PROPOSAL

Overview

In this proposal, Artius is asking its shareholders to approve the ESPP. Artius’s Board of Directors approved the ESPP on                , 2021, subject to shareholder approval at the Special Meeting. If shareholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other Required Proposals. If the ESPP is not approved by the shareholders, it will not become effective. The ESPP is described in more detail below.

The purpose of the ESPP is to provide a means whereby Origin can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the board of directors believes that the ability to allow its employees to purchase shares of Combined Company Common Stock will help Origin to attract, retain, and motivate employees and encourage them to devote their best efforts to Origin’s business and financial success. Approval of the ESPP by Artius’s shareholders will allow Origin to provide its employees with the opportunity to acquire an ownership interest in Origin through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of Origin’s stockholders.

Description of the ESPP

The following summary describes what we expect to be the material terms of the ESPP. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex I. Artius’s shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose. The purpose of the ESPP is to provide a means by which eligible employees of Origin and certain designated companies may be given an opportunity to purchase shares of Combined Company Common Stock following the closing of the Business Combination, to assist Origin in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for Origin’s success.

The Plan includes two components: a 423 Component and a Non-423 Component. Origin intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve. The maximum number of shares of Combined Company Common Stock that may be issued under the ESPP is a number of shares equal to                  of the shares of Combined Company Common Stock outstanding immediately following consummation of the Business Combination. Additionally, the number of shares of Combined Company Common Stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1)              percent (    %) of the total number of shares of Combined Company Common Stock outstanding on December 31st of the preceding calendar year, (2)                  shares of Combined Company Common Stock, or (3) such lesser number of shares of the Combined Company as determined by the Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of                 , 2021, the record date of the Special Meeting, the closing price of Artius’s common stock as reported on Nasdaq was $             per share.

Administration. The Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations. Origin employees and the employees of any of its designated affiliates, as designated by the Board, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with Origin or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with Origin or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the employees of Origin and its related corporations will be eligible to participate in the ESPP following the closing of the Business Combination. Following the Closing, Origin is expected to have approximately              employees who will be eligible participate in the ESPP. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Origin stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Origin stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Combined Company Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of Combined Company Common Stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Combined Company Common Stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of Combined Company Common Stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of Combined Company Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with Origin and its related corporations.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to Origin and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, Origin will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by Origin or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, Origin will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. The Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the Combined Company stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of Combined Company Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Combined Company Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of Combined Company Common Stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by Origin or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

There are no U.S. federal income tax consequences to the Combined Company by reason of the grant or exercise of rights under the ESPP. The Combined Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, Artius cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Interests of Artius’s Directors and Officers in the ESPP Proposal

When you consider the recommendation of Artius’s Board of Directors in favor of approval of the ESPP, you should keep in mind that certain of Artius’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section titled “Risk Factors—Risks Related to Artius and the Business Combination” for a further discussion.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Artius’s adoption of the Origin 2021 Employee Stock Purchase Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Vote Required for Approval

The ESPP Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT ARTIUS SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 9—THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal are approved at the Special Meeting, shareholders are being asked to elect                directors to the Combined Company board of directors, effective upon the closing of the Business Combination, with each Class I director having a term that expires at the Combined Company’s annual meeting of stockholders in 2022, each Class II director having a term that expires at the Combined Company’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at the Combined Company’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal.

Our Board has nominated                to serve as Class I directors,                to serve as Class II directors and                 to serve as Class III directors of the Combined Company. The following sets forth information regarding each nominee:

Class I

Class II

Class III

The Resolution

“RESOLVED, that                be elected and shall serve as Class I directors,                be elected and shall serve as Class II directors and                 shall be elected and serve as Class III directors on the board of directors of the Combined Company, until the first, second and third annual meetings of stockholders following the date of the filing of the Certificate of Incorporation, as applicable, and until their respective successors are duly elected and qualified.”

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, via the virtual meeting platform or by proxy. This means that the                director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes will have no effect on the vote.

This Director Election Proposal is conditioned upon the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal and the ESPP Proposal. If any of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal or the ESPP Proposal is not approved, this Director Election Proposal will have no effect, even if approved by our shareholders.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT ARTIUS SHAREHOLDERS VOTE “FOR”

THE ELECTION OF EACH OF THE                DIRECTOR NOMINEES

TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 10—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the chairperson of the Special Meeting, at his or her option, to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of each of the Required Proposals but no other proposal if each of the Required Proposals is approved.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Artius that more time is necessary or appropriate to approve the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal but no other proposal if the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal are approved, at the Special Meeting be confirmed, ratified and approved.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our shareholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Transaction Proposal, the Issuance Proposal, the Interim Charter Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting. Accordingly, an Artius shareholder’s failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT ARTIUS SHAREHOLDERS VOTE “FOR”

THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

ACCOUNTING TREATMENT

The Business Combination is intended to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Artius will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Origin issuing stock for the net assets of Artius, accompanied by a recapitalization. The net assets of Artius will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Origin.

LEGAL MATTERS

The legality of shares of Combined Company Common Stock and warrants to purchase Combined Company Common Stock offered by the proxy statement/prospectus will be passed upon for Artius by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The financial statements of Micromidas, Inc. included in this proxy statement/prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Artius Acquisition Inc. as of December 31, 2020 and for the period from January 24, 2020 (inception) to December 31, 2020 have been included herein and in the registration statement in reliance upon the report of Marcum LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

APPRAISAL RIGHTS

Appraisal rights or dissenters’ rights are not available to holders of our Ordinary Shares in connection with the Business Combination.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Artius shareholders will be “householding” this proxy statement/prospectus. Artius shareholders who participate in “householding” will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

•

If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at Artius Acquisition Inc., 3 Columbus Circle, Suite 2215, New York, New York 10019 or by telephone at (212) 309-7668, to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

FUTURE STOCKHOLDER PROPOSALS

The Special Meeting to be held on                 will be held in lieu of the 2021 annual meeting of Artius. The next annual meeting of stockholders will be held in 2022. For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the stockholders at Artius’s 2022 Annual Meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the proposed Bylaws. Such proposals must be received by us at our executive offices a reasonable time before we begin to print and mail its 2022 annual meeting proxy materials in order to be considered for inclusion in the proxy materials for the 2022 annual meeting.

In addition, the proposed Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary of the Combined Company at the principal executive offices of the Combined Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that, in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. However, in no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement has been made, commence a new time period for the giving of a stockholder’s notice as described above.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements

Micromidas, Inc. dba Origin Materials

December 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Artius Acquisition Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Artius Acquisition Inc. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from January 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from January 24, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Houston, TX

March 8, 2021

ARTIUS ACQUISITION INC.

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Current Assets
Cash	$1,123,407
Prepaid expenses	220,867

Total Current Assets	1,344,274

Cash and marketable securities held in Trust Account	724,716,476

Total Assets	$726,060,750

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – accrued expenses	$220
Deferred underwriting fee payable	25,357,500

Total Liabilities	25,357,720

Commitments

Class A ordinary shares subject to possible redemption, 69,549,521 shares at redemption value	695,703,020

Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 2,900,479 shares issued and outstanding (excluding 69,549,521 shares subject to possible redemption)	290
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 18,112,500 shares issued and outstanding	1,811
Additional paid-in capital	5,123,060
Accumulated deficit	(125,151)

Total Shareholders’ Equity	5,000,010

Total Liabilities and Shareholders’ Equity	$726,060,750

The accompanying notes are an integral part of the financial statements.

ARTIUS ACQUISITION INC.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operational costs	$341,627

Loss from operations	(341,627)

Other income:
Interest earned on marketable securities held in Trust Account	212,516
Unrealized gain on marketable securities held in Trust Account	3,960

Other income	216,476

Net loss	$(125,151)

Weighted average shares outstanding, basic and diluted (1)	18,400,891

Basic and diluted net loss per ordinary share (2)	$(0.02)

(1)	Excludes an aggregate of 69,549,521 shares subject to possible redemption.
(2)

Net loss per ordinary share—basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $207,817 for the period from January 24, 2020 (inception) through December 31, 2020 (see Note 2).

The accompanying notes are an integral part of the financial statements.

ARTIUS ACQUISITION INC.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM JANUARY 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 24, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor (1)	—	—	18,112,500	1,811	23,189	—	25,000
Sale of 72,450,000 Units, net of underwriting discounts and offering costs	72,450,000	7,245	—	—	683,805,936	—	683,813,181
Sale of 11,326,667 Private Placement Warrants	—	—	—	—	16,990,000	—	16,990,000
Class A ordinary shares subject to possible redemption	(69,549,521)	(6,955)	—	—	(695,696,065)	—	(695,703,020)
Net loss	—	—	—	—	—	(125,151)	(125,151)

Balance – December 31, 2020	2,900,479	$290	18,112,500	$1,811	$5,123,060	$(125,151)	$5,000,010

The accompanying notes are an integral part of the financial statements.

ARTIUS ACQUISITION INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 24, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(125,151)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(212,516)
Unrealized gain on marketable securities held in Trust Account	(3,960)
Changes in operating assets and liabilities:
Prepaid expenses	(220,867)
Accrued expenses	220

Net cash used in operating activities	(562,274)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(724,500,000)

Net cash used in investing activities	(724,500,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	710,010,000
Proceeds from sale of Private Placement Warrants	16,990,000
Proceeds from promissory note – related party	215,215
Repayment of promissory note – related party	(215,215)
Payment of offering costs	(814,319)

Net cash provided by financing activities	726,185,681

Net Change in Cash	1,123,407
Cash – Beginning	—

Cash – Ending	$1,123,407

Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$695,806,610

Change in value of Class A ordinary shares subject to possible redemption	$(103,590)

Deferred underwriting fee payable	$25,357,500

Offering costs paid directly by Sponsor from proceeds from issuance of Class B ordinary shares	$25,000

The accompanying notes are an integral part of the financial statements.

ARTIUS ACQUISITION INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Artius Acquisition Inc. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 24, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on technology enabled businesses that directly or indirectly offer specific technology solutions, broader technology software and services, or financial and transactional services to companies of all sizes. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from January 24, 2020 (inception) through December 31, 2020 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and the search for a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering became effective on July 13, 2020. On July 16, 2020, the Company consummated the Initial Public Offering of 72,450,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 9,450,000 Units, at $10.00 per Unit, generating gross proceeds of $724,500,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 11,326,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Artius Acquisition Partners LLC (the “Sponsor”), generating gross proceeds of $16,990,000, which is described in Note 4.

Transaction costs amounted to $40,686,819, consisting of $14,490,000 of underwriting fees, $25,357,500 of deferred underwriting fees and $839,319 of other offering costs.

Following the closing of the Initial Public Offering on July 16, 2020, an amount of $724,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. So long as the Company obtains and maintains a listing for its securities on Nasdaq, the Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the Company signing a definitive agreement in connection with the Company’s initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, provided that the Company shall not redeem shares that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until July 16, 2022 (the “Combination Period”) to consummate a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its

ARTIUS ACQUISITION INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Loss Per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share.

ARTIUS ACQUISITION INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Ordinary shares subject to possible redemption at December 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 35,476,667 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period presented.

Reconciliation of Net Loss Per Ordinary Share

The Company’s net loss is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

For the Period from January 24, 2020 (Inception) Through December 31, 2020

Net loss	$(125,151)
Less: Income attributable to ordinary shares subject to possible redemption	(207,817)

Adjusted net loss	$(332,968)

Weighted average shares outstanding, basic and diluted	18,400,891

Basic and diluted net loss per ordinary share	$(0.02)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying financial statements.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 72,450,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 9,450,000 Units, at a purchase price of $10.00 per

ARTIUS ACQUISITION INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 11,326,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $16,990,000. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 4, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 11,500,000 of the Company’s Class B ordinary shares (the “Founder Shares”). On June 24, 2020 and July 13, 2020, the Company effected share capitalizations resulting in the Sponsor holding an aggregate of 18,112,500 Founder Shares. The Founder Shares will automatically convert into Class A ordinary shares at the time of the completion of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.

The Founder Shares included an aggregate of up to 2,362,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the the earliest to occur of: (i) 365 days after the date of the Closing; (ii) the first day after the date on which the closing price of the Public Shares (or any successor securities thereto) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing; or (iii) the date on which Artius completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Artius’s Public Shareholders having the right to exchange their Public Shares (or any successor securities thereto) for cash, securities or other property.

Promissory Note—Related Party

On February 4, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000, The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $215,215 was repaid in full upon the closing of the Initial Public Offering.

ARTIUS ACQUISITION INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on July 14, 2020, the Company will pay an affiliate of the Sponsor up to $25,000 per month for accounting, bookkeeping, office space, IT support, professional, secretarial and administrative services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the period from January 24, 2020 (inception) through December 31, 2020, the Company incurred and paid $137,500, in fees for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on July 13, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities and any other equity securities that such persons may hold from time to time for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of 20% of these securities will be entitled to make up to four demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $25,357,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Consulting Arrangements

In September 2020, the Company entered into an acquisition support agreement with an unrelated party. Under the terms of the agreement, the Company will pay $215,000 a week plus expenses for services rendered. Payment for such services will become due and payable only upon the closing of the Company’s initial Business

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Combination. Interest will be charged at a rate of 8% per annum on fees incurred under the terms of the agreement. There have been no services provided under the agreement for the period ended December 31, 2020. For the period from January 1, 2021 through March 3, 2021 fees for services provided are approximately $450,000.

NOTE 7. SHAREHOLDERS’ EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 2,900,479 Class A ordinary shares issued and outstanding, excluding 69,549,521 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 18,112,500 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B Shares will automatically convert into Class A ordinary shares at the time of a Business Combination, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares issued and outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed to be exempt under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like), for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

•	in whole and not in part;

ARTIUS ACQUISITION INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company send the notice of redemption to warrant holders.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price and the “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until the earliest to occur of: (i) 365 days after the date of the Closing; (ii) the first day after the date on which the closing price of the Public Shares (or any successor securities thereto) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing; or (iii) the date on which Artius completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Artius’s Public Shareholders having the right to exchange their Public Shares (or any successor securities thereto) for cash, securities or other property, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial

ARTIUS ACQUISITION INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable under all redemption scenarios by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$724,716,476

NOTE 9. SUBSEQUENT EVENTS

On February 16, 2021, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and between the Company, Zero Carbon Merger Inc., a Delaware corporation and our direct, wholly owned subsidiary (“Merger Sub”), and Micromidas, Inc., a Delaware corporation doing business as Origin Materials (“Micromidas”).

Pursuant to the Merger Agreement, (i) the Company will domesticate from a Cayman Islands exempted company to a Delaware corporation (the “Domestication”) and (ii) Merger Sub will merge with and into

ARTIUS ACQUISITION INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Micromidas with Micromidas continuing as the surviving entity and a wholly owned subsidiary of the Company (the “Merger” and together with the Domestication and the other transactions contemplated by the Merger Agreement, the “Proposed Business Combination”). In connection with the Domestication, the Company will change its name to “Origin Materials, Inc.” We refer to the Company following the Business Combination as “Origin.”

As a result of the Proposed Business Combination, each issued and outstanding Class A ordinary share and Class B ordinary share of the Company will convert into a share of Class A common stock and Class B common stock of Artius, respectively, and then such shares will each convert into a share of common stock of Origin (“Common Stock”), and each issued and outstanding warrant to purchase Class A ordinary shares of the Company will be exercisable by its terms to purchase an equal number of shares of Common Stock following the Business Combination.

The aggregate stock consideration to be distributed to Micromidas’s holders at the effective time of the Merger (the “Effective Time”) is 78,213,000 shares of Common Stock, which is subject to certain downward adjustments pursuant to the Merger Agreement. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Micromidas or the holders of any of Micromidas’s securities:

(a)

each share of Micromidas common stock (“Micromidas Common Stock”), series A preferred stock (“Micromidas Series A Preferred Stock”), series B preferred stock (“Micromidas Series B Preferred Stock”) and series C preferred stock (“Micromidas Series C Preferred Stock”), in each case outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive a number of shares of Common Stock equal to the Common Exchange Ratio, Series A Exchange Ratio, Series B Exchange Ratio and Series C Exchange Ratio, respectively, each as defined in the Merger Agreement (subject to certain adjustments as described in the Merger Agreement);

(b)

any shares of Micromidas capital stock held in the treasury of Micromidas or owned by the Company, Merger Sub or Micromidas immediately prior to the Effective Time will be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c)

each issued and outstanding share of common stock of Merger Sub will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the surviving corporation in the Merger; and

(d)

each warrant to purchase Micromidas stock will terminate, be cancelled and cease to exist and will be deemed to have been exercised immediately prior to the closing of the Merger (the “Closing”) and settled in the applicable number of shares of Micromidas Series A Preferred Stock or Micromidas Series B Preferred Stock, as applicable, rounded down to the nearest whole share, and then treated in the manner described in (a), above;

(e)

each option to purchase Micromidas Common Stock that is outstanding under Micromidas’s 2010 Stock Incentive Plan and the 2020 Equity Incentive Plan (the “Equity Incentive Plans”) (each, a “Company Option”) held by a former employee or service provider of Micromidas, Inc. (each, a “Former Employee Option”) that is vested and outstanding immediately prior to the Effective Time shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Micromidas Common Stock, rounded down to the nearest whole share, and treated in accordance with clause (a) above. Each Former Employee Option that is unvested and outstanding immediately prior to the Effective Time shall be automatically cancelled at the Closing without the payment of consideration. From and after the Closing, except with respect to the holder’s right to receive Common Stock, if any, the Former Employee Option shall be cancelled and cease to be outstanding and the holder shall cease to have any rights with respect thereto;

(f)	each Company Option (other than a Former Employee Option), whether vested or unvested, will be assumed by Artius and converted into an option to purchase shares of Common Stock (each, a “Converted

ARTIUS ACQUISITION INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Option”) equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Micromidas Common Stock subject to such Company Option immediately prior to the Effective Time and (b) the Common Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (ii) the Common Exchange Ratio; provided, however, that the exercise price and the number of shares of Common Stock purchasable pursuant to such Converted Options shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, further, however, that in the case of such Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments in a manner consistent with Treasury Regulation Section 1.424-1, such that the Converted Option will not constitute a modification of such Company Option for purposes of Section 409A or Section 424 of the Code. Except as specifically provided above, following the Effective Time, each Converted Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the Company shall take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this paragraph.

As additional consideration for the Merger, after the Effective Time, Origin will issue to certain holders of Micromidas’s securities up to 25 million additional shares of Common Stock (the “Earnout Shares”) as follows: (i) one third of the Earnout Shares will be issued when the volume weighted average price of Common Stock (“VWAP”) equals or exceeds $15.00 for 10 consecutive trading days during the three year period following the closing of the Proposed Business Combination, (ii) one third of the Earnout Shares will be issued when VWAP equals or exceeds $20.00 for 10 consecutive trading days during the four year period following the closing of the Proposed Business Combination, and (iii) one third of the Earnout Shares will be issued when VWAP equals or exceeds $25.00 for 10 consecutive trading days during the five year period following the closing of the Proposed Business Combination.

Under the Merger Agreement, the obligations of the parties to consummate the transactions contemplated thereby are subject to the satisfaction or waiver of certain customary closing conditions, including, the Company obtaining the requisite approval of its shareholders, which the company expects to seek at a special meeting of the Company. The Merger Agreement may be terminated at any time prior to the Closing by mutual written consent of the Company and Micromidas and, among other things, if the Proposed Business Combination has not occurred by August 31, 2021. As such, the Closing cannot be assured.

Concurrently with the execution of the Merger Agreement, the Company entered into the following agreements:

•

Subscription Agreements with certain qualified institutional buyers and accredited investors (collectively, the “Investors”), pursuant to which, among other things, the Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Investors, an aggregate of 20,000,000 newly issued shares of Common Stock in connection with the closing of the Proposed Business Combination for aggregate gross proceeds of $200,000,000 (the “PIPE Placement”);

•

A Sponsor Letter Agreement, pursuant to which the Sponsor agreed to, among other things, (i) vote in favor of the Artius Stockholder Voting Matters (as defined in the Merger Agreement), (ii) pay any excess of Artius Transaction Expenses (as defined in the Merger Agreement) over the Artius Transaction Expense Cap (as defined in the Sponsor Letter Agreement), and (iii) subject 4,500,000 of its Class B ordinary shares to certain vesting and forfeiture provisions pursuant to the Sponsor Letter Agreement, as further described below under “Sponsor Letter Agreement”.

ARTIUS ACQUISITION INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

•

A Transaction Support Stockholder Support Agreement with Micromidas and certain stockholders of Micromidas pursuant to which the parties agreed, as promptly as practicable following the effectiveness of the proxy statement/prospectus relating to the approval by Artius shareholders of the Merger, to execute and deliver a written consent with respect to certain securities of Micromidas adopting the Merger Agreement and approving the Merger, delivered promptly, and in any event within one business day after (i) the registration statement related to the Merger is declared effective and (ii) the Company has requested such delivery. The securities of Micromidas owned by its stockholders who are party to the Company Transaction Stockholder Support Agreements and subject to such the agreements are sufficient to approve the adoption of the Merger Agreement.

•

A Lock-up Agreement, pursuant to which the Sponsor, certain executive officers and directors of Micromidas and certain existing stockholders of Micromidas agreed to restrict, among other things, the transfer of Company securities held by such holders immediately following the Closing until the earliest to occur of (i) 365 days after the date of the Closing, (ii) the first day after the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing, or (iii) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing date that results in all of the public stockholders of the Company having the right to exchange their shares of Common Stock for cash, securities or other property.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Micromidas, Inc. dba Origin Materials

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Micromidas, Inc. dba Origin Materials (a Delaware Corporation) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), redeemable convertible preferred stock and common stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2020.

San Jose, California

March 8, 2021

Micromidas, Inc. dba Origin Materials

Consolidated Balance Sheets

	December 31
	2020	2019
Assets
Current Assets
Cash and cash equivalents	$1,309,183	$3,047,208
Restricted cash	564,520	564,520
Other receivables	47,804	1,055,036
Grants receivable	—	86,908
Prepaid expenses and other current assets	144,699	197,458

Total current assets	2,066,206	4,951,130
Property, plant, and equipment, net	45,103,857	42,551,530
Intangible assets, net	257,672	295,105

Total assets	$47,427,735	$47,797,765

Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current Liabilities
Accounts payable	$2,700,463	1,497,950
Accrued expenses	593,246	149,821
Derivative liability	1,238,511	150,375
Stockholder convertible notes payable	3,232,033	780,858

Total current liabilities	7,764,253	2,579,004
PPP Loan	905,838	—
Canadian Government Research and Development
Program Liability	6,197,053	3,534,814
Redeemable convertible preferred stock warrants liability	19,232,628	734,830
Stockholder note	5,189,169	5,189,169
Related party other liabilities, long-term	5,516,978	5,260,526
Other liabilities, long-term	2,500,000	2,500,000

Total liabilities	47,305,919	19,798,343

Commitments and contingencies (see Note 14)
Redeemable convertible preferred stock, Series A, $0.0001 par value, 15,500,000 shares authorized; 13,204,284 issued and outstanding, redemption value of $35,959,227 as of December 31, 2020 and 2019, respectively	1,320	1,320
Redeemable convertible preferred stock, Series B, $0.0001 par value, 7,000,000 shares authorized; 6,275,704 issued and outstanding redemption value of $46,979,920 as of December 31, 2020 and 2019, respectively	628	628
Redeemable convertible preferred stock, Series C, $0.0001 par value, 6,800,000 shares authorized; 1,590,675 issued and outstanding redemption value of $23,499,996 as of December 31, 2020 and 2019, respectively	159	159
STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value, 33,000,000 shares authorized; 1,285,164 and 1,283,788 issued and outstanding as of December 31, 2020 and 2019, respectively	128	128
Additional paid-in capital	98,623,356	96,992,034
Accumulated deficit	(98,888,188)	(68,585,340)
Accumulated other comprehensive income (loss)	384,413	(409,507)

Total stockholders’ equity	119,709	27,997,315

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$47,427,735	$47,797,765

The accompanying notes are an integral part of the consolidated financial statements.

Micromidas, Inc. dba Origin Materials

Consolidated Statements of Operations and Comprehensive Income (Loss)

	December 31
	2020	2019
OPERATING EXPENSES
Research and development	$4,137,838	$6,704,147
General and administrative	6,563,179	3,706,333
Depreciation and amortization	479,355	645,756

Total operating expenses and loss from operations	11,180,372	11,056,236
OTHER (INCOME) EXPENSE
Interest expense, net of capitalized interest	341,639	51,589
Change in fair value of derivative liability	1,088,136	—
Change in fair value of redeemable convertible preferred stock warrants liability	18,497,798	(10,287,616)
Other income, net	(805,097)	(340,800)

Total other (income) expense, net	19,122,476	(10,576,827)

Net loss	$(30,302,848)	$(479,409)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment, net of tax	$793,920	1,746,949

Total comprehensive (loss) income	$(29,508,928)	$1,267,540
Basic and Diluted net loss per share	$(23.58)	$(0.37)
Basic and Diluted weighted-average common shares outstanding	1,285,202	1,284,026

The accompanying notes are an integral part of the consolidated financial statements.

Micromidas, Inc. dba Origin Materials

Consolidated Statements of Redeemable Convertible Preferred Stock and Common Stockholders’ Equity

	Redeemable Convertible Preferred Stock						Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total Stockholders’ Equity
	Series A		Series B		Series C
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE, January 1, 2019	13,204,284	$1,320	6,275,704	$628	1,590,675	$159	1,282,588	$128	$96,945,553	$(68,105,931)	$(2,156,456)	$26,683,294
Common stock issued upon exercise of stock options	—	—	—	—	—	—	1,200	—	2,716	—	—	2,716
Stock-based compensation	—	—	—	—	—	—	—	—	43,765	—	—	43,765
Net loss	—	—	—	—	—	—	—	—	—	(479,409)	—	(479,409)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	1,746,949	1,746,949

BALANCE, December 31, 2019	13,204,284	1,320	6,275,704	628	1,590,675	159	1,283,788	128	96,992,034	(68,585,340)	(409,507)	27,997,315
Common stock issued upon exercise of stock options	—	—	—	—	—	—	1,376	—	1,073			1,073
Stock-based compensation	—	—	—	—	—	—	—	—	1,630,249	—	—	1,630,249
Net loss	—	—	—	—	—	—	—	—	—	(30,302,848)	—	(30,302,848)
Other comprehensive income	—	—		—	—	—	—	—	—	—	793,920	793,920

BALANCE, December 31, 2020	13,204,284	$1,320	6,275,704	$628	1,590,675	$159	1,285,164	$128	$98,623,356	$(98,888,188)	$384,413	$119,709

The accompanying notes are an integral part of the consolidated financial statements.

Micromidas, Inc. dba Origin Materials

Consolidated Statements of Cash Flows

	December 31
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(30,302,848)	$(479,409)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	479,355	645,756
Stock-based compensation	1,630,249	43,765
Amortization of debt issuance costs	90,267	30,089
Accretion of debt discount	100,700	21,500
Change in fair value of derivative liability	1,088,136	—
Change in fair value of redeemable convertible preferred stock warrants liability	18,497,798	(10,287,616)
Changes in operating assets and liabilities:
Other receivables	1,007,232	(427,650)
Grants receivable	86,908	48,045
Prepaid expenses and other current assets	52,759	249,653
Accounts payable	1,202,513	192,185
Accrued expenses	605,231	2,635,794

Net cash used in operating activities	(5,461,700)	(7,327,888)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment, net of grants	(1,785,824)	(6,916,782)
Capitalized interest on plant construction	(268,043)	(233,012)

Net cash used in investing activities	(2,053,867)	(7,149,794)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable, net of debt issuance costs of $120,356	3,166,046	879,644
Proceeds from Canadian Government Research and Development Program	2,662,239	3,534,814
Issuance of common stock	1,073	2,716

Net cash from financing activities	5,829,358	4,417,174

EFFECT ON EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(51,816)	425,221
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(1,738,025)	(9,635,287)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of year	3,611,728	13,247,015

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of year	$1,873,703	$3,611,728

The accompanying notes are an integral part of the consolidated financial statements.

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

NOTE 1 – DESCRIPTION OF OPERATIONS

Operations – Micromidas, Inc. dba Origin Materials, (Micromidas, or the Company) is a Delaware corporation incorporated in November 2008. The Company’s mission to help enable the world’s transition to sustainable materials by replacing petroleum-based materials with decarbonized materials in a wide range of end products, such as food and beverage packaging, clothing, textiles, plastics, car parts, carpeting, tires, adhesives, soil amendments and more. The Company’s technology converts sustainable feedstocks, such as sustainably harvested wood, agricultural waste, wood waste and corrugated cardboard, into materials and products that are currently made from fossil feedstocks, such as petroleum and natural gas. The Company’s products are intended to compete directly with petroleum-derived products on both performance and price, as well as provide a significant unit cost advantage over products made from other low-carbon feedstocks.

The Company is currently developing and constructing its first manufacturing plant in Ontario, Canada (Origin 1), which is expected to become operational by 2022. The Company is also currently in the planning phase for the construction of a significantly larger manufacturing plant (Origin 2), with which is expected to become operational in 2025.

Pending Business Combination – On February 16, 2021, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Artius Acquisition Inc., a Cayman Islands exempted company (“Artius”), and Zero Carbon Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Artius (“Merger Sub”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by Artius’s stockholders and Micromidas’s stockholders, Merger Sub will be merged with and into Micromidas (the “Merger”), with Micromidas surviving the Merger as a wholly-owned subsidiary of Artius. At the effective time of the Merger (the “Effective Time”): (a) each share of Micromidas capital stock outstanding immediately prior to the Effective Time (including shares of Micromidas common stock issuable prior to the closing of the Merger (the “Closing”) upon termination of warrants and stock options held by former employees and service providers of the Company) will be converted solely into the right to receive a number of Artius common stock equal to the applicable exchange ratios described in the Merger Agreement, and (b) each other Micromidas option, whether vested or unvested, will be assumed by Artius and converted into an option to purchase shares of Artius common stock based on the exchange ratio applicable to shares of Micromidas common stock.

Under the exchange ratio formula in the Merger Agreement, following the Closing, the former Micromidas security holders immediately before the Merger are expected to own approximately 42% (on a fully diluted basis) of the aggregate number of the outstanding securities of Artius, and the securityholders of Artius immediately before the Merger are expected to own approximately 47% (on a fully diluted basis) of the aggregate number of the outstanding securities of Artius, subject to certain assumptions and subject to adjustment pre-closing of the Merger based on Micromidas’ net cash balance at the time of the Closing.

Liquidity and Capital Resources – The Company has incurred losses since its inception, has a working capital deficit of $5,698,047, and has an accumulated deficit at December 31, 2020 of $98,888,188. As of December 31, 2020, the Company had $9,327,040 of outstanding indebtedness which includes stockholder convertible notes payable, PPP loan, and stockholder notes. During the 12 months ended December 31, 2020, the Company received $550,000 from the admission of an additional member to the consortium agreement (see note 5), $2,662,239 from the Canadian Government under several different grant programs, $2,260,208 from the issuance of convertible bridge notes and $905,838 from a Payroll Protection Program loan (“PPP loan”). The Company has used debt proceeds principally to fund general operations and capital projects.

The Company’s plan is to seek additional funding through the completion of the Merger, which is subject to approval of the stockholders of both companies, and other customary closing conditions.

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

The Company issued $10,000,000 in convertible notes in February 2021 (see Note 15). If the Company does not complete the Merger, the Company has sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements, however, this would involve slowing spending on Origin 1 and thus delaying completion of Origin 1 until additional capital was secured. Management has determined that the issuance of the convertible notes are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Merger or one year from the date of issuance of these financial statements.

COVID-19 Update – In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. The pandemic has resulted in governments around the world implementing increasingly stringent measures to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments, school closures and other measures. In addition, governments and central banks in several parts of the world have enacted fiscal and monetary stimulus measures to counteract the impacts of the COVID-19 pandemic.

As a response to the COVID-19 pandemic, the Company transitioned most of its employees to remote work and implemented a controlled schedule, social distancing, mask requirements for employees permitted to use the office, implementation of an infectious disease prevention policy, prohibited business travel and required quarantine for out of state travel of any kind before returning to work.

The Company considered the emergence and pervasive economic impact of the COVID-19 pandemic in its assessment of its financial position, results of operations, cash flows, and certain accounting estimates as of and for the year ended December 31, 2020. The Company received a PPP loan (see Note 7) and issued $10,000,000 in unsecured convertible notes (see Note 15) in order to mitigate risk to business operations from the effect of the COVID-19 pandemic. The Company has not identified any specific impairment trigger event from circumstances originating from COVID-19. Due to the evolving and uncertain nature of the COVID-19 pandemic, it is possible that the effects of the COVID-19 pandemic could materially impact the Company’s estimates and consolidated financial statements in future reporting periods.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation – The consolidated financial statements include the accounts of Micromidas and its wholly-owned subsidiaries, Micromidas Pioneer, LLC, Origin Materials Canada Holding Limited, Origin Materials Canada Polyesters Limited, Origin Material Canada Pioneer Limited, and Origin Materials Canada Research Limited, (collectively the “Company”). Micromidas Pioneer, LLC was dissolved in September 2019. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of presentation – The significant accounting policies of Micromidas, which are summarized below, are consistent with accounting principles generally accepted in the United States (U.S. GAAP) and reflect practices appropriate to the businesses in which they operate.

Use of estimates – The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from these estimates. Any effects on the business, financial position or results of operations from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Significant items subject to estimates and assumptions include the carrying amount and useful lives of property and equipment and intangible assets, impairment assessments, stockholder convertible notes, redeemable convertible preferred stock warrants, income taxes, and share-based compensation expense.

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

Concentration of credit risk – Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents accounts with a financial institution where, at times, deposits exceed federal insurance limits. Management believes that the Company is not exposed to significant credit risk as the Company’s deposits are held at financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on these deposits.

Cash and cash equivalents – The Company considers all highly liquid investments with an initial maturity of three months or less at the date of purchase to be cash equivalents. The Company maintains such funds in cash deposits and money market accounts.

Restricted cash – Restricted cash consists of cash held in a control account as collateral for the Company’s credit card services, escrow services, and standby letter of credit.

At December 31, 2020 and 2019, the Company had $75,000, of restricted cash held as collateral for the Company’s credit card services.

In October 2019, the Company entered into an escrow agreement for $1,341,725, whereby the funds would be used for construction and transportation services in connection with Origin 1. At December 31, 2020 and 2019, the escrow account had a balance of $313,820.

In October 2018, the Company entered into a standby letter of credit, whereby the funds may be used for the completion of work, services, and improvements in connection with Origin 1. The standby letter of credit matures and automatically renews in October of each year. At December 31, 2020 and 2019, the standby letter of credit was $175,700.

Cash, cash equivalents, and restricted cash consisted of the following at December 31:

	2020	2019
Cash and cash equivalents	$1,309,183	$3,047,208
Restricted cash	564,520	564,520

Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$1,873,703	$3,611,728

Other receivable – Other receivable consists of amounts due from foreign governmental entities related to the Canadian harmonized sales tax (HST) and goods and services tax (GST) for goods and services transacted in Canada.

AgriScience grant – In January 2019, the Company entered into an agreement in which it will participate in the AgriScience Program Cluster Component grant through the Canadian Agricultural Partnership, whereby the Company will receive reimbursements for eligible expenditures up to approximately $2,700,000 Canadian dollars through March 2022. Grants are received through reimbursements from the Canadian government and recognized, upon completion of scope of services on a quarterly basis. Grants are recognized as a reduction of property, plant, and equipment or expense based on the nature of the cost the grant is reimbursing. At December 31, 2020 and 2019, the Company recorded a grant receivable of zero and $86,908, respectively, on the consolidated balance sheets.

Property, plant, and equipment – Property, plant, and equipment are recorded at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the respective assets. Existing useful

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

lives range from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the lease term. Major additions and improvements are capitalized, while replacements, repairs, and maintenance that do not extend the life of an asset are charged to operations. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation or amortization are removed from the accounts. Construction in progress relates to costs capitalized in conjunction with major improvements that have not yet been placed in service, and accordingly are not currently being depreciated. The Company capitalizes interest cost incurred on funds used to construct property, plant and equipment. The estimated useful lives of assets are as follows:

Computer equipment	3 Years
Office furniture	5 Years
Machinery and equipment	5 Years
Leasehold Improvements	1-5 Years

Impairment of long-lived assets – The Company reviews its long-lived assets, including property, equipment, software and intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If indicators of impairment exist, management identifies the asset group which includes the potentially impaired long-lived asset, at the lowest level at which there are separate, identifiable cash flows. If the total of the expected undiscounted future net cash flows for the asset group is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. No impairment was identified for the year ended December 31, 2020 and 2019.

Intangible assets – Intangible assets are recorded at cost and are amortized using the straight-line method over the estimated useful lives of the respective assets, ranging from 7 to 15 years. The cost of servicing the Company’s patents is expensed as incurred. Upon retirement or sale, the cost of intangible assets is disposed of and the related accumulated amortization is removed from the accounts.

Stock-based compensation – The Company has issued common stock options under two equity incentive plans. The Company estimates the calculated value of stock options granted using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Assumptions used to value the equity instruments are as follows:

Expected term – The expected term of the options is based on the simplified method, which takes into consideration the grant’s contractual life and vesting period and assumes that all options will be exercised between the vesting date and the contractual term of the option which averages an award’s vesting term and its contractual term.

Expected volatility – The Company uses the trading history of various companies in its industry sector in determining an estimated volatility factor.

Expected dividend – The Company has not declared common stock dividends and does not anticipate declaring any common stock dividends in the foreseeable future.

Forfeiture – The Company estimates forfeitures based on historical activity and considers voluntary and involuntary termination behavior as well as analysis of actual historical option forfeitures, netting the estimated expense by the derived forfeiture rate.

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

Risk-free interest rate – The Company bases the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with the same or substantially equivalent remaining term.

Net loss per share – Basic earnings per share is computed by dividing income (loss) by the weighted average number of common shares outstanding for the periods presented. The calculation of basic earnings per share for the years ended December 31, 2020 and December 31, 2019, respectively, includes the weighted average of common shares outstanding. Diluted net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common and common equivalent shares outstanding during the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity, such as convertible preferred stock, common stock options, convertible preferred stock warrants or convertible notes.

Income taxes – Deferred income taxes are determined using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when the expected recognition of a deferred income tax asset is considered to be unlikely.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters as a component of income tax expense.

Debt issuance costs – The costs incurred in connection with the issuance of debt obligations, principally financing and legal costs, are capitalized. These costs are accreted over the term of the debt using the interest method. During 2020 and 2019, accretion expense for debt issuance cost was $90,267 and $30,089, respectively.

Redeemable convertible preferred stock warrants – The Company accounts for its warrants to purchase shares of redeemable convertible preferred stock as liabilities based upon the characteristics and provisions of each instrument. Warrants classified as derivative liabilities and other derivative financial instruments that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and are revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded in the consolidated statements of operations.

Fair value of financial instruments – The Company applies the fair value measurement accounting standard whenever other accounting pronouncements require or permit fair value measurements. Fair value is defined in the accounting standard as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy under current accounting guidance prioritizes the inputs to valuation techniques used to measure fair value into three broad levels (Level 1, Level 2, and Level 3).

Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability and reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk) in a principal market.

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

The carrying amounts of working capital balances approximate their fair values due to the short maturity of these items. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest rate, currency, or credit risks arising from its financial instruments. The fair value of debt approximates its carrying value based on prevailing market rates.

The fair values of the derivative liability and redeemable convertible preferred stock warrant liability were estimated using Level 3 inputs.

Functional currency translation – The functional currency of the Company’s wholly-owned subsidiaries is the Canadian dollar, whereby their assets and liabilities are translated at period-end exchange rates except for nonmonetary capital transactions and balances, which are translated at historical rates. All income and expense amounts of the Company are translated at average exchange rates for the respective period. Translation gains and losses are not included in determining net loss but are accumulated in a separate component of stockholders’ equity. Foreign currency transaction gains and losses are included in the determination of net loss in the period in which they occur. The foreign currency loss for 2020 was $3,391, while the foreign currency gain for 2019 was $24,460. These amounts are included in other income, net, of the consolidated statements of operations and comprehensive loss.

Comprehensive loss – The Company’s comprehensive income or loss consists of net income or loss and other comprehensive loss. Foreign currency translation gains and losses are included in the Company’s other comprehensive income or loss.

Segment Reporting – The Company operates in a single segment. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has determined that its Co-Chief Executive Officers are the CODM. To date, the Company’s CODM has made such decisions and assessed performance at the Company level.

As of December 31, 2020 and 2019, the Company had $45,417,949 and $43,813,351, respectively, of assets located outside of the United States.

Government loans – Government loans are classified as a noncurrent liability and recorded at amortized cost. Forgiveness of the balances due is recorded through earnings and occurs when there is confirmation from the governmental authority that the Company has complied with the conditions for forgiveness attached to the loan.

Subsequent events – Subsequent events are events or transactions that occur after the consolidated balance sheet date but before the consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet but arose after the consolidated balance sheet date and before consolidated financial statements were available to be issued. The Company has evaluated subsequent events through March 8, 2021, which is the date the consolidated financial statements were available to be issued.

Recently Adopted Accounting Pronouncements – In May 2014, the FASB issued ASC 606, Revenue from Contracts with Customers (“ASC 606”). This guidance applies to any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

contracts are within the scope of other standards. The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance supersedes existing revenue recognition guidance, including most industry-specific guidance, as well as certain related guidance on accounting for contract costs. The Company early adopted ASC 606 upon its inception. As the Company does not have any contracts with customers, the adoption of this guidance did not have any impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued Accounting Standards Update (“ASU”) No. 2018-07, Compensation – Stock Compensation (ASC Topic 718) (“ASU 2018-07”). This update is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to non-employees (for example, service providers, external legal counsel, suppliers, etc.). The ASU expands the scope of Topic 718, Compensation—Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to non-employees for goods and services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. The Company early adopted ASU 2018-07 upon its inception. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements at inception.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“ASC Topic 820”), which modifies, removes and adds certain disclosure requirements on fair value measurements based on the FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements. The amendments on changes in unrealized gains and losses, the range and weighted-average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The Company adopted ASU 2018-13 as of January 1, 2020 for the annual period and it will be applied to interim periods after December 31, 2020. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In November 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-18, Statement of Cash Flows (Topic 230), which requires the statement of cash flows to explain the change during the period in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The Company adopted ASU 2016-18 for the annual period beginning January 1, 2019, and applied it on a retrospective basis for cash flow presentation. The adoption did not have any impact on the Company’s other consolidated financial statements as of December 31, 2020.

Recently Issued Accounting Pronouncements not yet adopted –

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), as amended, with guidance regarding the accounting for and disclosure of leases. This update requires lessees to recognize the liabilities related to all leases, including operating leases, with a term greater than 12 months on the balance sheets. This update also requires lessees and lessors to disclose key information about their leasing transactions. This guidance will become effective for the Company for annual reporting periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of this standard on its financial statements.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which requires a financial asset (or a group of financial assets) measured on the basis of amortized cost to be presented at the net amount expected to be collected. This ASU requires that the income statement reflect the measurement

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

of credit losses for newly recognized financial assets as well as the increases or decreases of expected credit losses that have taken place during the period. This ASU requires that credit losses of debt securities designated as available-for-sale be recorded through an allowance for credit losses and limits the credit loss to the amount by which fair value is below amortized cost. This guidance will become effective for the Company for annual reporting periods beginning after December 15, 2022 and interim periods therein. The Company is currently evaluating the impact of this standard on its financial statements.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The guidance is effective for fiscal years beginning on or after December 15, 2023, with early adoption permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of the guidance on its Consolidated Financial Statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), to simplify the accounting for income taxes. The new guidance changes various subtopics of accounting for income taxes including, but not limited to, accounting for “hybrid” tax regimes, tax basis step-up in goodwill obtained in a transaction that is not a business combination, intraperiod tax allocation exception to incremental approach, ownership changes in investments, interim-period accounting for enacted changes in tax law, and year-to-date loss limitation in interim-period tax accounting. The guidance is effective for fiscal years beginning on or after December 15, 2021, with early adoption permitted. The Company is currently evaluating this new guidance to determine the impact it may have on the Consolidated Financial Statements.

NOTE 3 – PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consisted of the following at December 31:

	2020	2019
Land	$39,480	$96,267
Pilot plant	5,236,939	5,209,333
Lab equipment	1,958,290	1,957,002
Machinery and equipment	655,350	655,350
Computer and other equipment	294,973	294,806
Construction in process	43,961,280	40,929,442

	52,146,312	49,142,200
Less accumulated depreciation and amortization	(7,042,455)	(6,590,670)

Total property, plant, and equipment, net	$45,103,857	$42,551,530

Depreciation expense totaled $437,399 and $601,464 during 2020 and 2019, respectively.

At December 31, 2020 and 2019, the Company capitalized $268,043 and $233,012, respectively, of interest cost into Origin 1.

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

NOTE 4 – INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31:

	2020	2019
Patents	$429,977	$420,893
Less accumulated amortization	(172,305)	(125,788)

	$257,672	$295,105

The weighted average useful life of the intangible assets was 9.87 years. Amortization expense was $41,956 and $44,292 during 2020 and 2019, respectively.

The Company’s estimated future intangible assets amortization expense is as follows:

Years Ending December 31,
2021	$42,954
2022	42,954
2023	42,954
2024	42,954
2025	42,954
Thereafter	42,902

$257,672

NOTE 5 – CONSORTIUM AGREEMENT

In December 2016, the Company entered into a consortium agreement with two Series B preferred stock investors to collaborate on development of a process to commercialize bio-based, decarbonizing materials for application on an industrial scale at a competitive price. Under the consortium agreement, the Company received $500,000. The agreement expires once performance of the research and development program has been completed.

In August 2018, the agreement was amended, whereby a Series C preferred stock investor (the “Series C Investor”, and collectively with the two Series B investors, the “Investors”) was added to the agreement and committed to invest $1,500,000 of research and development in the consortium. As of December 31, 2020, the Series C Investor had not invested any funds in the consortium.

In 2020 an additional counterparty, that is an unrelated party, was added to the consortium agreement. During 2020 and 2019, the Company received $550,000 and zero, respectively, under the consortium agreement which was recorded as other income, net in the consolidated statement of operations and comprehensive income and loss.

NOTE 6 – OFFTAKE AGREEMENTS

The Company maintains four separate offtake supply agreements (the “Offtake Agreements”). All are with stockholders or affiliates of stockholders. Pursuant to the Offtake Agreements, the Company will construct manufacturing plants with specific capacity and product quality requirements within certain timeframes for the manufacture of product for sale to the counterparties to the agreements, and the counterparties will make minimum annual purchases at a set price, subject to adjustments, all as defined in the agreements.

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

Under two of the Offtake Agreements, if certain milestone dates are not met at Origin 1, the Company is subject to payment of liquidated damages. The Company and its counterparties to these two Offtake Agreements entered into letter agreements whereby the counterparties deferred enforcement of the milestone dates until June 30, 2021, and no liquidated damages will accrue prior to this date. The Company currently is in discussions with the counterparties to amend the Offtake Agreements resulting in an extension of the milestone dates. There is no guarantee that such discussions will result in an extension of the milestone dates, in which case the Company will be subject to the payment of liquidated damages. Further, per these Offtake Agreements, if Origin 1 has not commenced commercial operation by December 31, 2021, the counterparties have the option of terminating the Offtake Agreements with any outstanding advances under the promissory notes due immediately (see Note 7). The Company expects to amend this term in these Offtake Agreements as part of the current amendment discussions with the counterparties. There is no guarantee that such discussions will result in this amendment to these Offtake Agreements, the impacts of which are further described in Notes 7 and 9.

One of the Offtake Agreements provides the counterparty the option, exercisable within one year of the first delivery of product from Origin 1, to enter into a contract to purchase a range of quantities of product from Origin 2 for a maximum term of 10 years. If the option is exercised and the Company directly or indirectly constructs Origin 2, the Company must either enter into an agreement with the counterparty within 90 days or pay a fee. The are no impacts to these financial statements from this stipulation.

NOTE 7 – DEBT

PPP Loan

In April 2020, the Company executed a promissory note (the “PPP Note”) evidencing an unsecured loan in the amount of $905,838 under the Paycheck Protection Program (the “PPP Loan”). The Paycheck Protection Program (or “PPP”) was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). The Loan has been made through First Republic Bank (the “Lender”).

The PPP Loan has a two-year term and bears interest at a rate of 1.00% per annum, accruing upon funding. Unless the PPP Loan is forgiven, the Company will be required to make monthly payments of principal and interest to the Lender. The Company does not intend to seek forgiveness of the PPP loan.

The PPP Note contains customary events of default relating to, among other things, payment defaults, providing materially false and misleading representations to the SBA or Lender, or breaching the terms of the PPP Loan documents. The occurrence of an event of default may result in the immediate repayment of all amounts outstanding, collection of all amounts owing from the Company, or filing suit and obtaining judgment.

Under the terms of the CARES Act, PPP Loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. However, no assurance is provided that forgiveness for any portion of the PPP Loan will be obtained.

Stockholder Convertible Notes Payable

In November 2019, the Company entered into secured convertible note agreements (“Bridge Notes”) with certain preferred stockholders, whereby the Company can borrow up to $6,000,000. The Bridge Notes bear an annual interest rate of 10% and mature on March 31, 2021, unless converted. If the Company issues shares of a new series of preferred stock prior to maturity, the outstanding principal and unpaid accrued interest will convert at

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

70% of the per share price of the new series of preferred stock. Upon a liquidation event, as defined in the agreements, the Company will repay purchasers in cash an amount equal to 200% of the outstanding principal amount plus the outstanding principal and accrued interest. The Bridge Notes are collateralized by substantially all of the Company’s assets. At December 31, 2020 and 2019 there were $3,260,208 and $1,000,000, respectively, outstanding on the Bridge Notes. Debt issuance costs are recorded against the outstanding payable balances. Those costs at December 31, 2020 and 2019 were zero and $90,267, respectively. The conversion and liquidation features were deemed to be derivatives under ASC 815 (see Note 8) and separately measured and recognized from the Bridge Notes through a debt discount. The balance of the debt discount was $28,175 and $128,875 at December 31, 2020 and 2019, respectively. The Bridge Notes were amended in January 2021 to extend the maturity date and add a SPAC transaction as a conversion event (see Note 15).

Stockholder Note

In November 2016, the Company received a $5,000,000 prepayment from a stockholder for product from Origin 1 pursuant to an Offtake Agreement (see Note 6). The prepayment was to be credited against the purchase of products over the term of the Offtake Agreement. The prepayment was secured by a promissory note (the “Promissory Note”) to be repaid in cash in the event that the prepayment could not be credited against the purchase of product, for example, if Origin 1 was never constructed. The Promissory Note was collateralized substantially by Origin 1 and other assets of Origin Material Canada Pioneer Limited. In May 2019, the Company and stockholder amended the Offtake Agreement and Promissory Note. The amendment added accrued interest of $189,169 to the principal balance of the prepayment and provided for the prepayment amount to be repaid in three annual installments rather than being applied against the purchase of product from Origin 1. The Promissory Note would bear interest at 3.50% per annum and be repaid in three installments of $2,204,733, $2,139,611, and $2,069,806 (inclusive of accrued but unpaid interest) on December 20, 2024, December 19, 2025, and December 18, 2026, respectively, unless the Bridge Notes have not been converted or repaid by December 30, 2021, in which case the Promissory Note maturity date would be December 31, 2021. At December 31, 2020 and 2019, the total debt outstanding was $5,189,169.

The Promissory Note is subordinate to the Bridge Notes. At December 31, 2020 and 2019 accrued interest totaled $294,630 and $113,009, respectively, and is included in other liabilities, long-term, on the consolidated balance sheets.

NOTE 8 – DERIVATIVE LIABILITY

The Company evaluated the Bridge Notes in accordance with ASC 815 Derivatives and Hedging and determined that the embedded components of these contracts qualify as a derivative to be separately accounted for as a liability. The Company records the fair value of the embedded components in accordance with ASC 815, Derivatives and Hedging. The fair value of the derivatives was calculated using a model that estimated the value that would be paid to transfer the liability in an orderly transaction between market participants at the measurement date. The fair value of the derivative liabilities is revalued on each balance sheet date with a corresponding gain or loss recorded in the consolidated statement of operations. For the years ended December 31, 2020 and 2019, the Company recorded a loss on the change in the fair value of derivative liability of $1,088,136 and zero, respectively. At December 31, 2020 and 2019, the Company recorded a derivative liability of $1,238,511 and $150,375, respectively.

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

NOTE 9 – OTHER LIABILITIES, LONG-TERM AND RELATED PARTY OTHER LIABILITIES, LONG-TERM

Other Liabilities, Long-term

In September 2019, the Company entered into a $5,000,000 prepayment agreement for the purchase of products from Origin 2. The prepayment is to be made in two equal installments: the first $2,500,000 was in October 2019 and the remaining $2,500,000 is due within 30 days of the customer confirming that a sample from Origin 1 meets the customer’s specifications. The Company and customer agreed to work in good faith to execute an Offtake Agreement, the agreed terms of which are set forth in the prepayment agreement, whereby 100% of the prepayment will be applied against future purchases. The prepayment agreement provides the customer a capacity reservation of up to a specified annual volume of product from Origin 1 for a term of ten years, pursuant to the terms of an Offtake Agreement. At December 31, 2020 and 2019, the total amount outstanding on this agreement was $2,500,000.

Related Party Other Liabilities, Long-term

In November 2016, the Company received a $5,000,000 prepayment from a stockholder for product from Origin 1 pursuant to an Offtake Agreement (see Note 6). The prepayment is to be credited against the purchase of products from Origin 1 over the term of the Offtake Agreement. Specifically, repayment is effected by applying a credit to product purchases each month over the first five years of operation of Origin 1 up to a fixed percentage in excess of the aggregate lump sum advance payments, as defined in the Offtake Agreement. If product purchases are not sufficient to recover the advances, the application of the credit to purchases as payment of the advances will continue until fully repaid. The prepayment is secured by a note to be repaid in cash in the event the prepayment cannot be credited against the purchase of product, for example, if Origin 1 is never constructed. The note is collateralized substantially by Origin 1 and other assets of Origin Material Canada Pioneer Limited. If repaid in cash, the note bears an annual interest rate of the three-month London Interbank Offered Rate (LIBOR) plus 0.25% (2.16% at December 31, 2020) and matures five years from the commercial operation date of Origin 1. The note is subordinated to the Bridge Notes. At December 31, 2020 and 2019 the total note principal outstanding was $5,105,055 and $5,000,000 plus accrued interest of $117,293 and $42,462, respectively.

NOTE 10 – CANADIAN GOVERNMENT RESEARCH AND DEVELOPMENT PROGRAM LIABILITY

In April 2019, the Company entered into a contribution agreement related to the research and development and construction associated with the operation of Origin 1 in which the Company will participate in a Canadian government research and development program (the “R&D Agreement”). Pursuant to the R&D Agreement, the Company will receive funding for eligible expenditures through March 31, 2023 up to the lesser of approximately 22.14% of eligible costs and $23,000,000 (in Canadian dollars).

The funding will be repaid over 15 years after completion of Origin 1, commencing no sooner than the third fiscal year of consecutive revenues from a commercial plant, but no later than the fifth year following the earlier of (i) the year in which the Company completes construction of Origin 1 or (ii) March 2023. Repayment of the funding will be reduced by 50% if the Company begins construction before December 31, 2024 of one or more commercial plants that operate in Canada, with costs exceeding $500,000,000 (in Canadian dollars), and the plants being constructed and operational within 30 months of the final investment decision, as defined in the R&D Agreement. Once begun, repayments will be paid annually by April of each year through March 31, 2037. Payments will be determined by a formula of the funded amount based on the fiscal year gross business revenue, as defined in the R&D Agreement. At December 31, 2020 and 2019, the Company recorded a liability for the amount received of $6,197,053 and $3,534,814, respectively.

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

NOTE 11 – REDEEMABLE CONVERTIBLE PREFERRED STOCK WARRANTS LIABILITY

In connection with the issuance of Series A preferred stock during 2012, the Company issued preferred stock warrants to purchase 1,000,000 shares of Series A preferred stock at an exercise price of $2.7233 per share. These warrants were initially exercisable any time within 10 years of issuance. In November 2019, as part of the Bridge Notes issuance (see Note 7), these Series A preferred stock warrants had their contractual exercise period extended 10 years to October 2032.

In connection with the issuance of Series A preferred stock during 2015, the Company issued preferred stock warrants to purchase 1,134,653 shares of Series A preferred stock at an exercise price of $2.7233 per share. These warrants were initially exercisable any time within 10 years of issuance. In November 2019, as part of the Bridge Notes issuance (see Note 7), these Series A preferred stock warrants had their contractual exercise period extended 10 years to October 2035.

In connection with the issuance of Series A preferred stock during April 2016, the Company issued a preferred stock warrant to purchase 122,400 shares of Series A preferred stock at an exercise price of $2.7233 per share. As of December 31, 2020, this warrant is exercisable and expires in April 2036.

In connection with the issuance of convertible promissory notes in 2016, the Company in 2016 and 2017 issued preferred stock warrants to purchase 331,927 and 35,412 shares, respectively, of Series B preferred stock at an exercise price of $7.486 per share. These preferred stock warrants are exercisable and expire from June through July 2026 and June 2036 through January 2037.

As of December 31, 2020, the Company had 2,257,053 Series A preferred stock warrants and 367,339 Series B preferred stock warrants, respectively, outstanding.

The following schedule rolls forward the fair value of the redeemable convertible preferred stock warrants liability during 2020 and 2019:

	2020	2019
Balance at beginning of the year	$734,830	$11,022,446
Change in fair value of preferred stock warrants	18,497,798	(10,287,616)

Balance at end of the year	$19,232,628	$734,830

At December 31, 2020 and 2019, the fair value of the preferred stock warrants was determined using a Black-Scholes option pricing model (OPM). The Company estimates the fair value of these liabilities using an OPM and assumptions that are based on the individual characteristics of the warrants on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate. A summary of key assumptions for determining the fair value of redeemable convertible preferred stock warrants at December 31, 2020 and 2019 include:

	2020	2019
Expected life (years)	3.00	4.00
Risk-free interest rate	0.17%	1.66%
Expected volatility	70.00%	50.00%
Dividend yield	0%	0%

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

NOTE 12 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue two classes of stock, which are designated as common and preferred stock. There are three types of redeemable convertible preferred stock – Series A, Series B, and Series C.

Common stock – As of December 31, 2020 and 2019, the Company has reserved shares of common stock for future issuances as follows:

	2020	2019
Series A preferred stock	13,204,284	13,204,284
Series B preferred stock	6,275,704	6,275,704
Series C preferred stock	1,590,675	1,590,675
Series A preferred stock warrants	2,257,053	2,257,053
Series B preferred stock warrants	367,339	367,339
Options outstanding	3,885,113	1,041,855

	27,580,168	24,736,910

A summary of the terms of Series A, Series B, and Series C preferred stock is as follows:

Dividends – Holders of Series A, Series B, and Series C preferred stock are entitled to receive cumulative dividends prior and in preference to any declaration or payment of any dividend on the common stock at the rate of $0.2179, $0.5989, and $1.1819 per share per annum on each outstanding share of Series A, Series B, and Series C preferred stock, respectively. At December 31, 2020, the cumulative dividends for Series A, Series B, and Series C preferred stock were approximately $20,521,000, $15,381,000, and $4,538,000, respectively. At December 31, 2019, the cumulative dividends for Series A, Series B, and Series C preferred stock were approximately $17,636,000, $11,612,000, and $2,653,000, respectively.

After payment of the full amount of any dividends to holders of Series A, Series B, and Series C preferred stock, any additional dividends are distributed among all holders of common stock and Series A, Series B, Series C preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of such series of Series A, Series B, and Series C preferred stock were converted to common stock at the then effective conversion rate for such series of preferred stock.

Liquidation rights – Holders of Series A, Series B, and Series C preferred stock are entitled to a liquidation preference for each share of stock held by them, of one times the original issue price of $2.7233, $7.4860, and $14.7736 per share, respectively, plus unpaid cumulative dividends thereon. Holders of Series A, Series B, and Series C preferred stock will share distributions ratably in proportion to their full preferential amount.

After the payment to the holders of Series A, Series B, and Series C preferred stock of the full amounts specified, the entire remaining assets of the Company legally available for distribution are distributed to the holders of the common stock.

Conversion rights – Each share of Series A, Series B, and Series C preferred stock is convertible, at the option of the holder, at any time into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price by the conversion price. At December 31, 2020, the conversion price was $2.7233 for Series A preferred stock, $7.4860 for Series B preferred stock, and $14.7736 for Series C preferred stock.

Voting – Each holder of Series A, Series B, and Series C preferred stock has the same voting rights as the holders of common stock, and the holders of common stock and preferred stock will vote together as a single

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

class, except in each case as set forth in the Company’s certificate of incorporation. Each holder of common stock is entitled to one vote for each share of common stock held and each holder of preferred stock has voting rights equal to the number of shares of common stock into which the holder’s preferred stock is convertible at the record date.

Stock option plan – As of December 31, 2020 there were 5,166,276 shares of common stock reserved under the Company’s 2010 Stock Incentive Plan and 2020 Equity Incentive Plan, each as amended (together, the “Stock Plan”). Under the Stock Plan, options must be issued at prices no less than the estimated fair value of the stock on the date of grant and are exercisable for a period not exceeding 10 years from the date of grant. Options granted to employees under the Stock Plan generally vest 25% one year from the vesting commencement date and 1/36th per month thereafter, although certain arrangements call for vesting over other periods. Options granted to nonemployees under the Stock Plan vest over periods determined by the Company’s Board of Directors (generally immediate to four years).

The following tables summarize the activity under the Stock Plan for 2020 and 2019:

	Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance at January 1, 2019	1,049,353	$0.70	4.36
Granted	365,000	$2.56
Exercised	(1,200)	$2.26
Forfeited / canceled	(371,298)	$2.32

Balance at December 31, 2019	1,041,855	$0.77	3.89
Granted	2,974,895	$0.30
Exercised	(1,376)	$0.78
Forfeited / canceled	(130,261)	$0.90

Balance as of December 31, 2020	3,885,113	$0.40	8.30

Vested and expected to vest at December 31, 2020	3,472,989

A summary of key assumptions for determining the fair value of stock option grants at December 31, 2020 and 2019 include:

	2020	2019
Expected life (years)	6.25	6.08
Risk-free interest rate	0.38% - 0.72%	1.53% - 2.36%
Expected volatility	71.9% - 77.0%	86.6% - 90.3%
Dividend yield	0%	0%

As of December 31, 2020 and 2019, there were 1,199,029 and 1,050,813 options, respectively, available for grant under the Stock Plan. As of December 31, 2020 and 2019, there were 1,016,289 and 1,019,305 exercisable options, respectively. The aggregate intrinsic value of options vested and expected to vest at December 31, 2020 is $16,067,662. The weighted-average grant date fair value per share for stock options granted during the year ended December 31, 2020 and 2019 was $7.24 and $0.43, respectively. The total fair value of options granted was $11,547,389 and $156,087 in 2020 and 2019, respectively. The Company issued 1,380,000 of performance and market based stock options during 2020. No expense has been recorded for these options as the performance event was deemed not probable of being achieved.

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

During 2020 and 2019 stock compensation expense of $1,493,035 and $27,306, respectively, was recognized in general and administrative expenses on the consolidated statements of operations and comprehensive income and loss. During 2020 and 2019 stock compensation expense of $137,214 and $16,459, respectively, was recognized in research and development expenses on the consolidated statements of operations and comprehensive income and loss. Total remaining compensation expense to be recognized under the Stock Plan is $8,345,850 as of December 31, 2020, and will be amortized on a straight-line basis over the remaining vesting periods of approximately four years.

NOTE 13 – INCOME TAXES

A reconciliation of the income tax provision to that computed by applying the statutory federal income tax rate to the income before the provision for income taxes is as follows for the years ended December 31:

	2020	2019
Federal income tax benefit at statutory federal rate	$(6,363,637)	$(100,676)
State income tax expense, net of federal taxes	25,306	(14,674)
Permanent differences	3,983,030	(2,155,884)
Valuation allowance	1,943,881	2,328,324
Foreign Rate Differential	(62,730)	(81,953)
Stock based compensation	449,720	—
Other	24,430	24,863

Total income tax expense	$—	$—

Deferred income tax amounts result from temporary differences between financial statements and income tax reporting. Components of the Company’s net deferred tax assets at December 31 are as follows:

	2020	2019
Deferred income tax assets
Net operating loss carryforwards	$18,400,304	$16,546,428
Other	149,027	33,011
Depreciation and amortization	113,873	139,885

Total deferred income tax assets	18,663,204	16,719,324
Valuation allowance	(18,663,204)	(16,719,324)

Total deferred income tax assets, net of valuation allowance	$—	$—

Loss before provision for income taxes on the accompanying statement of operations and comprehensive income and loss included the following:

	2020	2019
Domestic	(29,162,313)	1,009,544
Foreign	(1,140,535)	(1,488,953)

Total worldwide	(30,302,848)	(479,409)

As of December 31, 2020 and 2019, deferred income tax assets of $18,663,204 and $16,719,324, respectively, arising principally as a result of the Company’s net operating loss carryforwards, property, plant, and equipment

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

tax basis differences, non-qualified stock options, and certain accruals and reserves not deductible for tax purposes, were fully offset by a valuation allowance as the Company believes it is more likely than not that it will not recover its deferred income tax assets as of December 31, 2020 and 2019. During 2020 and 2019, the net change in the valuation allowance was an increase of approximately $1,900,000 and $2,400,000, respectively.

At December 31, 2020, the Company had federal net operating loss carryforwards of approximately $71,600,000 to offset future federal taxable income, with $45,000,000 available through 2037 and $26,600,000 available indefinitely. At December 31, 2020, the Company had state and foreign net operating loss carryforward of approximately $40,300,000 and $4,800,000, respectively, that may offset future state and foreign taxable income through 2040.

The Company has research and development credit carryforwards for foreign income tax purposes of approximately $27,800 as of December 31, 2020 and 2019. If not utilized, the foreign credit carryforwards of $27,800 will expire in 2038.

Under certain provisions of the Internal Revenue Code of 1986, as amended, a portion of the federal and state net operating loss carryforwards may be subject to an annual utilization limitation as a result of a change in ownership of the Company. Federal and California tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company, as defined by Internal Revenue Code Section 382 (“Section 382”). The Company believes a change in ownership, as defined by Section 382, has occurred but a formal study has not been completed. In addition, in the future the Company may experience ownership changes, which may limit the utilization of net operating loss carryforwards or other tax attributes.

There were no unrecognized tax benefits in the years ended December 31, 2020, and 2019. The Company files income tax returns in the United States, various US states, and Canada. All tax years remain open in all jurisdictions. The Company is not currently under examination by income tax authorities in federal, state or other foreign jurisdictions. The Company does not anticipate any significant changes within 12 months of this reporting date of its uncertain tax positions.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Commitments – The Company leases office space and research and development space in Sacramento, California under noncancelable lease agreements, that expire in October 2025. Rental expense was $265,671 and $274,547 during 2020 and 2019, respectively. The Company has annual future minimum lease payments of approximately $216,000 to $252,000 through 2025.

In May 2018, the Company executed operating and maintenance agreements for certain services, to facilitate the development and thus bring Origin 1 to the condition necessary for its intended use, commencing in different periods between July 2018 and September 2019, and all generally for five-year periods. The agreements are generally automatically extended for one-year periods thereafter. The agreements include annual fixed payments subject to escalation clauses at the beginning of each calendar year, as defined in the agreement. The minimum fixed payments are $350,000 (in Canadian dollars) per year over the fixed term. Certain of the agreements include quantities that are based on volumes, as defined in the applicable agreements. The Company is also responsible for applicable taxes under these agreements. During 2020 and 2019, the total amount capitalized into Property, Plant and Equipment, Net under the agreement was $257,910 and $210,577, respectively.

In May 2019, the Company also concurrently executed a take-or-pay steam supply agreement commencing by October 1, 2019, through December 31, 2022, whereby the Company will receive up to 25% for the first year and

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

50% thereafter of the steam generated, up to 140,000 MMBtus per year. The price paid for the steam is based on a fixed amount plus the supplier’s cost of natural gas, as defined in the agreement. During 2020 and 2019, the total amount capitalized into Property, Plant and Equipment, Net under the agreement was $110,140 and zero, respectively.

In May 2018, the Company entered into a joint development agreement (the “JDA”) with a stockholder to evaluate alternative uses for one of the Company’s products. The term of the JDA is the later of (i) three years from the JDA effective date and (ii) the final expected development program completion date as specified in the JDA. During 2020 and 2019, general and administrative expenses under the agreement totaled approximately zero and $2,876, respectively.

Patent licenses – In July 2017, the Company entered into a patent license agreement for $50,000, which expires upon expiration of the last patent in December 2025. Under this agreement, the Company will pay minimum royalty payments of $5,000 per year and, if the Company develops and sells certain products based on the patent, up to a maximum of $25,000 per year. Certain products that Origin is currently developing and anticipate selling are expected to utilize these patents.

In December 2016, the Company entered into a patent license agreement for $500,000, which expires upon expiration of the patent. Under this agreement, if the Company develops and sells specific products based on the patent, the Company would pay a royalty up to a cumulative $500,000 from Origin 1, whereby no further payments will be due for any production at Origin 1. If production of those products occurs at subsequent facilities, the Company will pay an upfront license fee royalty and a variable royalty based on production at that subsequent facility, capped at an aggregate $10,000,000 per facility. Certain products that the Company is currently developing and anticipate selling are expected to utilize these patents. No payments were made during 2020 or 2019.

In November 2016, the Company entered into a patent license agreement for $35,000, which expires upon expiration of the patent. Under this agreement, if the Company produces products based on the patent, the Company will pay an annual royalty upon commencement of operations on Origin 1 of $25,000 up to a cumulative $1,000,000. The pipeline of Company products and sales are not currently expected to be subject to this patent. No payments were made during 2020 or 2019.

In August 2015, the Company entered into a patent license agreement, which expires upon expiration of the patent. Under this agreement, if the Company develops and sells specific products based on the patent, the Company would pay a royalty up to $2,000,000 per year and $10,000,000 in the aggregate. Certain products that the Company is currently developing and anticipate selling are expected to utilize these patents. No payments were made during 2020 or 2019.

In June 2011, the Company entered into a nonexclusive patents license agreement, which expires upon expiration of the last patent to expire. Under this agreement, the Company pays a royalty of $5,000 annually and if the Company develops and sells specific products based on the patent, 0.4% of net sales. The pipeline of Company products and sales are not currently expected to be subject to this patent.

During 2020 and 2019, royalties expense was $41,346 and $46,491, respectively, under the license agreements.

Contingencies – At times there are claims and legal proceedings generally incidental to the normal course of business that are pending or threatened against the Company. Although the Company cannot predict the outcome of these matters when they arise, in the opinion of management, any liability arising from them will not have a material adverse effect on the consolidated financial position, results of operations, or liquidity of the Company. At December 31, 2020 and 2019, there were no claims or legal proceedings.

Micromidas, Inc. dba Origin Materials

Notes to Consolidated Financial Statements

NOTE 15 – SUBSEQUENT EVENTS

In January of 2021, the Company amended the Bridge Notes to extend the maturity date from March 31, 2021 to September 30, 2021. The amendment also added a SPAC transaction to the conversion provision such that the Bridge Notes convert if the Company issues at least $50,000,000 of shares of a new series of preferred stock or closes a SPAC transaction (each a “Qualified Financing”) prior to maturity. In a Qualified Financing that is a preferred stock issuance, the notes convert at 70% of the cash price paid per share for the preferred shares. In a Qualified Financing that is a SPAC transaction, the notes convert at the lesser of (i) 70% of the per share value attributed to the shares of the Company’s common stock as set forth in the Merger Agreement or (ii) the per share value that would be attributed to the Company’s common stock assuming a pre-transaction valuation of the Company in connection with the SPAC transaction of $700,000,000.

In February of 2021 the Company issued $10,000,000 of new, unsecured convertible notes (the “Convertible Notes”). The Convertible Notes bear an annual interest rate of 8% and mature on September 30, 2021, unless converted. If the Company issues at least $50,000,000 worth of shares of a new series of preferred stock prior to maturity or closes a SPAC transaction (each a Qualified Financing), the outstanding principal and unpaid accrued interest will convert at 80% of the per share price of the new series of preferred stock or, in the case of a SPAC transaction, at 80% of the per share value attributed to the shares of the Company’s common stock as set forth in the Merger Agreement. Upon a Change of Control (other than a Qualified Financing), as defined in the Convertible Notes, the Company will repay purchasers in cash an amount equal to the outstanding principal and accrued interest plus a repayment premium equal to 100% of the outstanding principal amount of the notes.

On February 16, 2021, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Artius Acquisition Inc. (See Note 1).

NOTE 16 – NET LOSS PER SHARE

Basic earnings per share includes no dilution and is computed by dividing income (loss) by the weighted average number of common shares outstanding for the periods presented. The calculation of basic earnings per share for the years ended December 31, 2020 and December 31, 2019, respectively, includes the weighted average of common shares outstanding. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity, such as convertible preferred stock, stock options, warrants or convertible securities.

Due to their anti-dilutive effect, the calculation of diluted earnings per share for the years ended December 31, 2020 and December 31, 2019 excludes: 1) options to purchase 3,885,113 and 1,047,855 shares, respectively, of common stock, 2) warrants to purchase 2,257,053 shares of series A redeemable convertible preferred stock, 3) warrants to purchase 367,339 shares of series B redeemable convertible preferred stock, 4) redeemable convertible series A preferred stock which is convertible into 13,189,261 shares of common stock, 4) redeemable convertible series B preferred stock which is convertible into 5,107,614 shares of common stock, and 5) redeemable convertible series C preferred stock which is convertible into 1,590,675 shares of common stock.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

ARTIUS ACQUISITION INC.,

ZERO CARBON MERGER SUB INC.,

and

MICROMIDAS, INC.

DATED AS OF FEBRUARY 16, 2021

4.10	Noncontravention	AA-55
4.11	Business Activities	AA-55
4.12	Tax Matters	AA-56
4.13	Affiliate Transactions	AA-57
4.14	Compliance with Laws	AA-57
4.15	Employees	AA-58
4.16	PIPE Investment	AA-58
4.17	Inspections; Company	AA-58

ARTICLE V INTERIM OPERATING COVENANTS		AA-59

5.1	Interim Operating Covenants of the Company	AA-59
5.2	Interim Operating Covenants of Artius	AA-61

ARTICLE VI PRE-CLOSING AGREEMENTS		AA-63

6.1	Reasonable Best Efforts; Further Assurances	AA-63
6.2	Trust & Closing Funding	AA-63
6.3	Listing	AA-63
6.4	Confidential Information	AA-64
6.5	Access to Information	AA-64
6.6	Notification of Certain Matters	AA-64
6.7	Regulatory Approvals; Efforts	AA-65
6.8	Communications; Press Releases	AA-66
6.9	Registration Statement	AA-66
6.10	Artius Stockholder Meeting; Board Recommendation	AA-68
6.11	Expenses	AA-68
6.12	Directors and Officers	AA-69
6.13	Equity Financing; Cooperation	AA-69
6.14	Stock Transactions	AA-70
6.15	Exclusivity	AA-70
6.16	Tax Matters	AA-71
6.17	Additional Support Agreements	AA-72
6.18	Company Stockholder Approval	AA-72
6.19	LTIP; ESPP	AA-72
6.20	Delivery of Financial Statements	AA-72
6.21	Domestication	AA-73
6.22	Name Change	AA-73
6.23	Artius Warrants	AA-73
6.24	Section 280G	AA-73

ARTICLE VII TERMINATION		AA-74

7.1	Termination	AA-74
7.2	Effect of Termination	AA-75

ARTICLE VIII MISCELLANEOUS		AA-75

8.1	Amendment and Waiver	AA-75
8.2	Waiver of Remedies; Survival of Representations and Warranties	AA-75
8.3	Notices	AA-76
8.4	Assignment	AA-77
8.5	Severability	AA-77
8.6	Interpretation	AA-77
8.7	Entire Agreement	AA-78
8.8	Counterparts; Electronic Delivery	AA-78
8.9	Governing Law; Waiver of Jury Trial; Jurisdiction	AA-78
8.10	Trust Account Waiver	AA-79

8.11	Specific Performance	AA-79
8.12	No Third-Party Beneficiaries	AA-79
8.13	Disclosure Letters and Exhibits	AA-80
8.14	No Recourse	AA-80
8.15	Legal Representation	AA-81
8.16	Acknowledgements	AA-82
8.17	Equitable Adjustments	AA-82

EXHIBITS

Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of Lock-up Agreement
Exhibit C	Form of Company Transaction Support Agreement
Exhibit D	Artius Board Members

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of February 16, 2021, by and among (i) Artius Acquisition Inc., a Cayman Islands exempted company (“Artius”), (ii) Micromidas, Inc., a Delaware corporation (the “Company”), and (iii) Zero Carbon Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Artius (“Merger Sub”). Each of Artius, the Company, and Merger Sub is also referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, (a) Artius is a special purpose acquisition company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses and (b) Merger Sub is a newly formed, wholly owned, direct subsidiary of Artius that was formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, prior to the Closing, (a) Artius will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Act (As Revised) (the “Domestication”), (b) pursuant to the Domestication, Artius shall adopt the Interim Artius Certificate of Incorporation and the Artius Bylaws, and (c) pursuant to the Domestication, Artius will request a certificate of de-registration from the Registrar of Companies of the Cayman Islands;

WHEREAS, at the Closing, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and, after giving effect to the Merger, becoming a wholly owned Subsidiary of Artius, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, concurrently with the execution of this Agreement, Artius has entered into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Artius has agreed to issue and sell to the PIPE Investors, an aggregate number of shares of Artius Class A Common Stock as set forth in the Subscription Agreements, at $10.00 per share, in exchange for an aggregate purchase price of $200,000,000 (the “PIPE Investment Amount”) in a private placement or placements to be consummated substantially concurrently with, but immediately prior to, the Closing, on the terms and subject to the conditions set forth in such Subscription Agreements (such issuance and sale, the “PIPE Investment”);

WHEREAS, for U.S. federal and applicable state income tax purposes, the Parties intend that (a) the Merger will qualify as a “reorganization” under Section 368(a) of the Code (the “Intended Tax Treatment”) and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor has entered into a letter agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”) pursuant to which the Sponsor has agreed to (i) vote all of its Artius Class B Ordinary Shares in favor of the Artius Stockholder Voting Matters and (ii) certain restrictions on certain of its shares of Artius Class A Common Stock (the “Sponsor Vesting Shares”), in each case upon the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Artius, the Sponsor and certain existing stockholders of the Company has entered into a Lock-Up Agreement, substantially in the form attached hereto as Exhibit B, to be effective upon the Closing (the “Lock-up Agreement”);

WHEREAS, immediately prior to the Effective Time, each share of Artius Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the Artius Governing Documents into one share of Artius Class A Common Stock;

WHEREAS, simultaneously with the Closing, the Company, Artius, the Sponsor and certain existing stockholders of the Company will enter into an Investor Rights Agreement, in a form to be mutually agreed by the parties prior to the Effective Time (the “Investor Rights Agreement”);

WHEREAS, simultaneously with the execution of this Agreement, the Company, Artius and certain existing stockholders of the Company sufficient to approve the adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Transactions”) have entered into transaction support agreements in the form attached hereto as Exhibit C (the “Company Transaction Support Agreements”), which provide that as promptly as practicable following the time at which the Registration Statement shall have been declared effective and made available to the stockholders of the Company, the Company stockholders party thereto will approve and adopt this Agreement and the Transactions in accordance with all applicable Laws, the Company Governing Documents and Contracts by which any Acquired Company is bound, in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”) through a written consent pursuant to Section 228 of the DGCL;

WHEREAS, the respective boards of directors or similar governing bodies of each of Artius, the Company and Merger Sub have each approved and declared advisable the Transactions and resolved to recommend to their respective stockholders the Transactions upon the terms and subject to the conditions of this Agreement and, in accordance with the DGCL and the Cayman Islands Companies Law (2020 Revision); and

WHEREAS, in furtherance of the Transactions, Artius shall provide an opportunity to the Artius Stockholders to have their Artius Class A Ordinary Shares redeemed for consideration on the terms and subject to the conditions set forth in the Artius Governing Documents and the Trust Agreement in conjunction with obtaining the Required Artius Vote.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“280G Approval” has the meaning set forth in Section 6.24.

“280G Waiver” has the meaning set forth in Section 6.24.

“2010 Stock Incentive Plan” means the Micromidas, Inc. 2010 Stock Incentive Plan, as amended and restated on March 30, 2010.

“2020 Equity Incentive Plan” means the Micromidas, Inc. 2020 Equity Incentive Plan, adopted on October 7, 2020.

“Acquired Companies” means the Company and its Subsidiaries.

“Additional Support Agreements” has the meaning set forth in Section 6.17.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, however, that in no event shall the Company be considered an affiliate of any portfolio company (other than the Company) of any investment fund affiliated with any direct or indirect equityholder of the Company.

“Aggregate Liquidation Preference Consideration” means a number of shares of Artius Class A Common Stock equal to (a) the sum of (i) the Series A Aggregate Liquidation Preference Amount, plus (ii) the Series B Aggregate Liquidation Preference Amount, plus (ii) the Series C Aggregate Liquidation Preference Amount, divided by (b) the Artius Trading Price.

“Aggregate Stock Consideration” means 78,213,000 shares of Artius Class A Common Stock less the Closing Adjustment Shares.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Target” has the meaning set forth in Section 6.15(b).

“Ancillary Agreements” means the Investor Rights Agreement, the Lock-up Agreement, the Subscription Agreements, the Company Transaction Support Agreements, any Additional Support Agreements, the Sponsor Letter Agreement, and each other agreement, document, instrument and certificate entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering of any jurisdictions in which the Acquired Companies conduct business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Laws” has the meaning set forth in Section 6.7(c).

“Artius” has the meaning set forth in the Preamble.

“Artius A&R Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of Artius, dated as of July 13, 2020.

“Artius Accounting Principles” means: (a) the policies, practices, bases and methodologies, in particular exercising any valuation and recognition options in the same way, as in Artius’ audited consolidated financial statements for the fiscal year ending on December 31, 2020; (b) to the extent not addressed in clause (a) above, the policies, practices, bases and methodologies, in particular exercising any valuation and recognition options in the same way, as in the unaudited consolidated balance sheet of Artius for the nine months ended September 30, 2020; and (c) to the extent not addressed in clauses (a) or (b) above, GAAP. Clause (a) in the preceding sentence shall prevail over clauses (b) and (c), and clause (b) shall prevail over clause (c).

“Artius Affiliated Transactions” has the meaning set forth in Section 4.13.

“Artius Balance Sheet” has the meaning set forth in Section 4.11(c).

“Artius Board” means the board of directors of Artius.

“Artius Board Recommendation” has the meaning set forth in Section 6.10(b).

“Artius Bylaws” means the bylaws of Artius following the Domestication, in a form to be mutually agreed by the parties prior to the Effective Time.

“Artius Capital Stock” means (a) prior to the Domestication, the Artius Class A Ordinary Shares and the Artius Class B Ordinary Shares and (b) following the Domestication, the Artius Class A Common Stock and the Artius Class B Common Stock.

“Artius Cash on Hand” means, as of immediately prior to the Closing (and for avoidance of doubt, after giving effect to the PIPE Investment and the Artius Share Redemptions), an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, less amounts required for the Artius Share Redemptions, plus (b) the aggregate proceeds received by Artius from the PIPE Investment.

“Artius Certificate of Incorporation” means the certificate of incorporation of Artius following the Effective Time, in a form to be mutually agreed by the parties prior to the Effective Time.

“Artius Change in Recommendation” has the meaning set forth in Section 6.10(b).

“Artius Class A Common Stock” means, following the Domestication, the Class A common stock of Artius, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Interim Artius Certificate of Incorporation (or, following the Effective Time, the Artius Certificate of Incorporation).

“Artius Class A Ordinary Shares” means, prior to the Domestication, the Class A ordinary shares of Artius, par value one ten-thousandth of one dollar ($0.0001) per share.

“Artius Class B Common Stock” means, following the Domestication, the Class B common stock of Artius, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Interim Artius Certificate of Incorporation.

“Artius Class B Ordinary Shares” means, prior to the Domestication, the Class B ordinary shares of Artius, par value one ten-thousandth of one dollar ($0.0001) per share.

“Artius Closing Report” has the meaning set forth in Section 2.2(a).

“Artius Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation or similar business combination with or acquisition of, purchase of all or substantially all of the assets or equity of, or similar business combination with or other transaction that would constitute a Business Combination with or involving Artius and any Person, other than the Company; provided that, notwithstanding anything herein to the contrary, “Artius Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than Artius) that is an Affiliate of the Sponsor or the Sponsor’s equityholders so long as such transaction, arrangement, Contract or understanding does not (i) involve Artius or any assets (including, for this purpose, the Trust Account and the PIPE Investment) or Equity Interests or debt securities of Artius or (ii) impede, interfere with or prevent, or that would not reasonably be expected to materially delay, the Transactions.

“Artius Executives” means Charles Drucker and Boon Sim.

“Artius Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Capitalization), Section 4.3 (Brokerage) and Sections 4.10(a) (solely with respect to clauses (B) and (C) thereof) and 4.10(b) (Noncontravention).

“Artius Governing Documents” means, prior to the Domestication, the Artius A&R Memorandum and Articles, and following the Domestication, the Interim Artius Certificate of Incorporation, the Artius Certificate of Incorporation and the Artius Bylaws, as applicable.

“Artius Group” has the meaning set forth in Section 8.15(b).

“Artius IPO” has the meaning set forth in Section 8.10.

“Artius Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate would prevent, materially impair or materially delay the ability of Artius to perform its obligations under this Agreement and to consummate the Transactions.

“Artius Parties” has the meaning set forth in Section 8.2(a).

“Artius Pre-Closing Conversion” has the meaning set forth in Section 2.1(d).

“Artius Preference Shares” has the meaning set forth in Section 4.2(a).

“Artius Private Warrants” has the meaning set forth in Section 4.2(a).

“Artius Public Securities” has the meaning set forth in Section 4.8.

“Artius Public Warrants” has the meaning set forth in Section 4.2(a).

“Artius Sale” means the occurrence of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Artius representing more than 50% of the combined voting power of Artius’ then outstanding voting securities, (ii) there is consummated a merger or consolidation of Artius with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of Artius immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of Artius immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, (iii) there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Artius of all or substantially all of the assets of Artius and its Subsidiaries, taken as a whole, other than such sale or other disposition by Artius of all or substantially all of the assets of Artius and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Artius in substantially the same proportions as their ownership of Artius immediately prior to such sale, or (iv) any liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Artius Stockholders having the right to exchange their shares of Artius Class A Common Stock for cash, securities or other property.

“Artius SEC Documents” has the meaning set forth in Section 4.5(a).

“Artius Share Redemption” means the election of an eligible holder of Artius Class A Ordinary Shares (as determined in accordance with the applicable Artius Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Artius Class A Ordinary Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable Artius Governing Documents and the Trust Agreement), by tendering such holder’s Artius Class A Ordinary Shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Artius Stockholder Meeting.

“Artius Stockholder Meeting” has the meaning set forth in Section 6.10(a).

“Artius Stockholder Voting Matters” means, collectively, (a) approval of this Agreement and the Transactions, (b) approval of the Artius Certificate of Incorporation and Artius Bylaws, (c) approval of the issuance of more than 20% of the issued and outstanding shares of Artius Class A Common Stock in connection with the Merger and the transactions contemplated by to this Agreement, pursuant to NASDAQ requirements, (d) election of directors of Artius in accordance with Section 2.1(i), (e) approval of the LTIP, (f) approval of the ESPP, (g) approval of the change of the name of Artius to “Origin Materials, Inc.”, (h) adoption and approval of the Domestication, (i) approval of any adjournment of the Artius Stockholder Meeting in the event Artius does not receive the requisite vote to approve the matter set forth in clause (a)-(h) above and (j) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the Artius Stockholders in the Registration Statement and agreed to by Artius and the Company.

“Artius Stockholders” means, prior to the Domestication, the holders of Artius Class A Ordinary Shares and Artius Class B Ordinary Shares, and following the Domestication, the holders of Artius Class A Common Stock and Artius Class B Common Stock.

“Artius Trading Price” means the per share value of Artius Class A Common Stock (as adjusted appropriately in light of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the Artius Class A Common Stock prior to the Effective Time), as calculated in accordance with Article IV., Section B(2)(c)(ii)(A) of the Company Charter.

“Artius Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, the Sponsor or Artius, in each case, as set forth herein.

“Artius Warrant Agreement” has the meaning set forth in Section 5.2(a)(i).

“Artius Warrants” has the meaning set forth in Section 4.2(a).

“Artius’ Disclosure Letter” means the Disclosure Letter delivered by Artius to the Company concurrently with the execution and delivery of this Agreement.

“Asset” has the meaning set forth in Section 3.19(a).

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Business Combination” has the meaning ascribed to such term in the Artius A&R Memorandum and Articles.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“CARES Act” means the CARES Act (Pub. L. 116-136 (2020)) and any similar applicable federal, state or local Law in response to COVID-19 pandemic and the associated economic downturn.

“Cash” means, as of any date of determination, with respect to the Acquired Companies (without duplication), (a) all cash, cash equivalents and marketable securities, plus (b) all checks, deposits in transit or amounts held for deposit that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit, minus (c) any outstanding checks or other negotiable instruments used like checks of the Acquired Companies, plus (d) any cash used to repay the PPP Loan prior to the Closing.

“Certificate of Merger” has the meaning set forth in Section 2.1(e)(ii).

“Cleary” has the meaning set forth in Section 8.15(b).

“Closing” has the meaning set forth in Section 2.3.

“Closing Adjustment Shares” means a number of shares of Artius Class A Common Stock, rounded to the nearest whole number, equal to (i) the sum of the Closing Net Indebtedness Adjustment and the Closing Transaction Expense Adjustment, divided by (ii) $10.00.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Net Indebtedness Adjustment” means the excess, if any, of the Net Indebtedness over $15.3 million.

“Closing Transaction Expense Adjustment” means the excess, if any, of the Company Transaction Expenses over $17.5 million.

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Common Exchange Ratio” means an amount equal to (a) (i) the Aggregate Stock Consideration, minus (ii) the Aggregate Liquidation Preference Consideration, divided by (b) the Company Fully Diluted Share Amount.

“Company” has the meaning set forth in the Preamble.

“Company Accounting Principles” means: (a) the policies, practices, bases and methodologies, in particular exercising any valuation and recognition options in the same way, as in the Acquired Companies’ audited consolidated financial statements for the fiscal year ending on December 31, 2020; (b) to the extent not addressed in clause (a) above, the policies, practices, bases and methodologies, in particular exercising any valuation and recognition options in the same way, as in the Interim Balance Sheet; and (c) to the extent not addressed in clauses (a) or (b) above, GAAP. Clause (a) in the preceding sentence shall prevail over clauses (b) and (c), and clause (b) shall prevail over clause (c).

“Company Affiliated Transactions” has the meaning set forth in Section 3.22.

“Company Bylaws” means the amended and restated bylaws of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated August 3, 2018, as may be amended from time to time in accordance with Section 5.1.

“Company Closing Report” has the meaning set forth in Section 2.2(c).

“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to Artius concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, material fringe or other material compensatory or benefit plan, program, policy, practice, arrangement or Contract, but excluding regular salary or wages (each of the foregoing, an “Employee Benefit Plan”), in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by the Acquired Companies or under or with respect to which the Acquired Companies have or may reasonably have any material Liability.

“Company Fully Diluted Share Amount” means an amount equal to, without duplication, the sum of (a) the aggregate number of shares of Common Stock outstanding as of immediately prior to the Effective Time, plus (b) the aggregate number of shares of Common Stock that are issuable upon the conversion in full of all shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock outstanding immediately prior to the Effective Time, plus (c) the aggregate number of shares of Common Stock issuable upon exercise of Company Options outstanding immediately prior to the Effective Time, calculated using the treasury method of accounting, plus (d) the aggregate number of shares of Common Stock that are issuable upon (i) exercise in full of each Company A Warrant and (ii) conversion in full of shares of Series A Preferred Stock issuable upon such exercise, calculated using the treasury method of accounting, plus (e) the aggregate number of shares of Common Stock that are issuable upon (i) exercise in full of each Company B Warrant and (ii) conversion in full of shares of Series B Preferred Stock issuable upon such exercise, calculated using the treasury method of accounting, plus (f) the aggregate number of shares of Common Stock that are issuable upon the conversion of the Bridge Agreements (as defined in Section 3.4(e) of the Company Disclosure Letter), plus (g) the aggregate number of shares of Common Stock that are issuable upon the conversion of the Unsecured Convertible Notes (as defined in Section 3.4(e) of the Company Disclosure Letter).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), Section 3.14 (Brokerage) and Sections 3.2(a) (solely with respect to clauses (B) and (C) thereof) and 3.2(b) (Noncontravention).

“Company Governing Documents” means, at any time prior to the Closing, the Amended and Restated Certificate of Incorporation of the Company, dated August 3, 2018, and the Company Bylaws, in each case as may be amended from time to time in accordance with Section 5.1.

“Company Group” has the meaning set forth in Section 8.15(a).

“Company Indemnified Person” has the meaning set forth in Section 6.12(a).

“Company Intellectual Property” means all Intellectual Property and Technology that is owned or purported to be owned by (in each case, whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to, an Acquired Company.

“Company Option” means each option to purchase Company Common Stock issued and outstanding under the Equity Incentive Plans.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by (in each case, whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, an Acquired Company.

“Company Parties” has the meaning set forth in Section 8.2(a).

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock.

“Company Products and Processes” means all products, materials, processes and services developed (including products, materials, processes and services for which development is ongoing), manufactured, delivered, deployed, made publicly or commercially available, marketed, distributed, provided, sold, offered for sale, imported or exported for resale or licensed out by or on behalf of an Acquired Company (in each case, whether solely or in collaboration with third parties) since its inception, or with respect to which an Acquired Company intends to do the same within twelve (12) months after the date hereof.

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is registered or applied-for with a Governmental Entity or domain name registrar, whether applied for or registered in the United States or internationally.

“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Series B Preferred Stock” means the shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

“Company Series C Preferred Stock” means the shares of the Company’s Series C Preferred Stock, par value $0.0001 per share.

“Company Share” means each share of Company Capital Stock.

“Company Stockholders” means the holders of Company Capital Stock immediately prior to the Closing.

“Company Stockholder Approval” has the meaning set forth in the Recitals.

“Company Software” means all Software the rights to which are included in the Company Intellectual Property.

“Company Technology” means all Technology the rights to which are included in the Company Intellectual Property.

“Company Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, the Acquired Companies as set forth herein, and only to the extent the Company is obligated to pay, has paid or agreed to pay such Transaction Expense, in each case, as set forth herein; provided, however, that to the extent the Company incurs any such Transaction Expense at the direction or request of Artius for matters to occur after the Closing, any such amounts shall not be deemed a Company Transaction Expense.

“Company Transaction Support Agreements” has the meaning set forth in the Recitals.

“Company Warrant” means a Series A Warrant or Series B Warrant issued and outstanding immediately prior to the Effective Time.

“Competing Buyer” has the meaning set forth in Section 6.15(a).

“Competing Transaction” means potential investment in, financing of, license, or sale of any assets (other than a sale of assets in the Ordinary Course of Business, and which could not reasonably be expected to impede, delay, interfere with or prevent the Transactions) or equity or debt securities of the Acquired Companies, whether such transaction takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, consolidation or financing, in each case that could result in a change of control of the Acquired Companies or a public offering of the Acquired Companies’ securities other than with Artius, the Sponsor and their respective Affiliates and Representatives or the PIPE Investors with respect to the PIPE Investment; provided that the foregoing limitations shall not apply to and shall not restrict the issuance of Company Common Stock pursuant to the exercise of equity securities which are outstanding as of the date of this Agreement and described in Section 3.3(a) or set forth on Section 3.3(b) of the Company Disclosure Letter; provided, further, that the foregoing clause shall not restrict any Pre-Closing Holder, any entity (except for the Company), or any of their respective Related Parties from making proposals or offers or otherwise agreeing to, making, implementing or consummating any transaction not involving (x) the Acquired Companies or (y) any assets or equity or debt securities of the Acquired Companies).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 24, 2020, by and between Artius and the Company, as amended from time to time.

“Contaminant” means any back door, time bomb, Trojan horse, worm, drop dead device, virus or other Software routine or hardware component that permits unauthorized access or the unauthorized disablement or erasure or other harm of Software, hardware or data.

“Contract” means any written or oral contract, agreement, license or Lease, including any amendment or modification made thereto.

“Contributor” has the meaning set forth in Section 3.10(j).

“Cooley” has the meaning set forth in Section 8.15(a).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the CARES Act.

“D&O Provisions” has the meaning set forth in Section 6.12(a).

“Data Room” has the meaning set forth in Section 8.6.

“DGCL” has the meaning set forth in the Recitals.

“Designs” has the meaning set forth in the definition of “Intellectual Property”.

“Disclosing Party” has the meaning set forth in Section 6.5(a).

“Disclosure Letters” means Artius’ Disclosure Letter and the Company Disclosure Letter.

“Domestication” has the meaning set forth in the Recitals.

“Earnout Exchange Ratio” means the quotient determined by dividing (i) the Earnout Share Number by (ii) the Pre-Closing Origin Holder Aggregate Share Amount.

“Earnout Share Number” means, with respect to each Triggering Event, 8.333 million shares of Artius Class A Common Stock.

“Earnout Shares” has the meaning set forth in Section 2.1(h)(i).

“Effective Time” has the meaning set forth in Section 2.1(e)(ii).

“Employee Benefit Plan” has the meaning set forth in the definition of “Company Employee Benefit Plan”.

“Environmental Laws” means any Laws that (a) relate to pollution, the protection or cleanup of the environment, natural resources, occupational safety and health, or the management, manufacture, generation, labeling, registration, use, treatment, storage, transportation, handling, disposal or Release of or exposure to Hazardous Substances, or (b) regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), or establish standards of care with respect to any of the foregoing.

“Equity Incentive Plans” means the 2010 Stock Incentive Plan and the 2020 Equity Incentive Plan.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Acquired Companies under Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning set forth in Section 6.19.

“Executives” means John Bissell, Rich Riley, Nate Whaley, Stephen Galowitz, Ryan Smith, and Josh Lee.

“Export Control Laws” means any applicable export, import, deemed export, transfer, and retransfer controls.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fully-Diluted Artius Common Stock” has the meaning set forth in Section 6.19.

“Fraud” means, with respect to any Party, fraud under Delaware law by such Party with respect to the making of its representations and warranties expressly set forth in this Agreement with the knowledge that such representation or warranty was inaccurate when made with the intent to deceive the other Party and such other Party reasonably relied on such inaccuracy in entering into this Agreement. For the avoidance of doubt, “Fraud” shall not include the doctrines of constructive fraud or equitable fraud.

“Former Employee Option” means each Company Option held by a former employer or service provider of the Company.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Government Official” means (i) any director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

“Hazardous Substances” means any pollutant, contaminant, chemical, or toxic or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents for which liability or standards of care or a requirement for investigation or remediation are imposed under, or that are otherwise subject to, Environmental Law, and including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes imposed on, or with reference to, net income or gross receipts, or any similar Tax or Tax imposed in lieu of such a Tax.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (including the PPP Loan, but only to the extent there is an outstanding principal balance as of the Closing); (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including obligations under notes intended to be offset against purchase price obligations under offtake agreements) (excluding any purchase commitments for capital expenditures and any trade account payables incurred in the Ordinary Course of Business); (e) reimbursement obligations under any letters of credit (solely to the extent drawn); (f) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; (g) the obligation to repay any funding received under Canadian government research and development programs; (h) aged payables and other one-time payables; and (i) accrued interest in respect of the foregoing.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means any and all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to the following in any jurisdiction throughout the world: (a) all patents and utility models and inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures and all improvements thereto (“Patents”), (b) all trademarks, service marks, certification marks, collective marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill symbolized thereby or associated therewith (“Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights and related rights (“Copyrights”), (e) all designs, industrial designs and mask works (“Designs”), (f) all trade secrets, know-how, proprietary information (such as processes, techniques, formulae, compositions, data analytics, source code, models and methodologies), business or financial information (such as customer and supplier lists, pricing and cost information and business and marketing plans and proposals), technical or engineering information (such as technical data, algorithms, designs, drawings and specifications) and other non-public or confidential information (“Trade Secrets”), (g) Technology, (h) Software, (i) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed to be included in Patents, Copyrights, Trademarks, Designs or the foregoing clause (c), as applicable, and (j) analogous rights to those set forth above.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interim Artius Certificate of Incorporation” means the certificate of incorporation of Artius following the Domestication and prior to the Effective Time.

“Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries for the nine months ended September 30, 2020.

“Intervening Event” means any change, effect, event, occurrence or fact that materially affects Artius and its Subsidiaries, taken as a whole, that does not relate to an Artius Competing Transaction and was not known or reasonably foreseeable to the Artius Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Artius Board as of the date of this Agreement), other than any change, effect, event, occurrence or fact resulting from a material breach of this Agreement by Artius.

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“IRS” has the meaning set forth in Section 3.16(a).

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, databases, data communications lines, routers, hubs, switches and other network and telecommunications equipment and all other information technology equipment, and all associated documentation, in each case, owned by an Acquired Company or outsourced, used, or held for use in the operation of the business of the Acquired Companies.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives after reasonable due inquiry of relevant employees under their supervision; and (b) as used in the phrase “to the Knowledge of Artius” or phrases of similar import means the actual knowledge of the Artius Executives after reasonable due inquiry of relevant employees under their supervision.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Acquired Companies.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which an Acquired Company holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, rights of first offer or refusal, easements, covenants, restrictions and security interests thereon.

“Lock-up Agreement” has the meaning set forth in the Recitals.

“Lookback Date” means January 1, 2018.

“LTIP” has the meaning set forth in Section 6.19.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon the business, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that, with respect to the foregoing, none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries, geographic areas or markets in which the Acquired Companies operate; (ii) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (iii) changes in applicable Law or GAAP or the official interpretation thereof, in each case effected after the date of this Agreement; (iv) any failure of the Acquired Companies to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak, or other natural disaster or act of god (including any escalation or general worsening of any of the foregoing); (viii) any national or international political conditions in or affecting any jurisdiction in which the Acquired Companies conduct business; (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (x) any consequences arising from any action taken (or omitted to be taken) by the Company at the written request of Artius; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Acquired Companies, taken as a whole, relative to other comparable entities operating in the industries and markets in which the Acquired Companies operate.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Customers” means the top ten (10) customers of the Acquired Companies, taken as a whole, based on the budgeted and anticipated revenue as of January 31, 2021 (as reasonably determined by the Acquired Companies) to be received by the Acquired Companies from each such customer.

“Material Suppliers” means the top five (5) suppliers (determined by the amount purchased) of the Acquired Companies, taken as a whole, for the fiscal year ended December 31, 2020.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Cash Amount” means $525,000,000.

“Net Indebtedness” means Indebtedness less Cash; provided that Net Indebtedness shall exclude (i) the first $3.3 million of the fees associated with the Company’s repayment obligations under the SIF Agreement, (ii) the first $5.2 million of the Company’s Nestlé prepayment expenses and (iii) the first $900,000 of the Company’s expenses associated with the PPP Loan (to the extent there is an outstanding principal balance as of the Closing that is deemed “Indebtedness”).

“Non-Party Affiliate” has the meaning set forth in Section 8.14.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person”.

“Offer Documents” has the meaning set forth in Section 6.9(a).

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken or not taken by such Person in the ordinary course of business of such Person consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Origin Financial Statements” has the meaning set forth in Section 6.20(a).

“Outside Date” has the meaning set forth in Section 7.1(c).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Acquired Companies.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Residual Consideration” means, with respect to the Series A Exchange Ratio, the Series B Exchange Ratio and the Series C Exchange Ratio, as applicable, an amount equal to (a) the number of shares of Company Common Stock into which one share of the applicable series of Company Preferred Stock is convertible, multiplied by (b) the Common Exchange Ratio.

“Permits” has the meaning set forth in Section 3.18(b).

“Permitted Liens” means (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of the Acquired Companies as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided that (i) with respect to the Company, appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the Acquired Companies or (ii) with respect to Artius, appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of Artius); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the Acquired Companies’ current use of their real property; and (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof; provided that any Lease shall provide for automatic subordination, non-disturbance and attornment of mortgage liens for the benefit of the Company or applicable Subsidiary or for which a subordination, non-disturbance and attornment agreement has been provided for the benefit of the Company or applicable Subsidiary; (i) Securities Liens; and (j) those Liens set forth on Section 1.1 of the Company Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means any information (i) that alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular Person or household, or (ii) that constitutes personal data, personally identifiable information, personal information or similarly defined term under any applicable Privacy Law.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investment Amount” has the meaning set forth in the Recitals.

“PIPE Investors” means Persons that have entered into Subscription Agreements to purchase for cash shares of Artius Class A Common Stock.

“Potential 280G Benefit” has the meaning set forth in Section 6.24.

“PPP Loan” means the U.S. Small Business Administration Paycheck Protection Note, dated as of April 21, 2020, by and between the Company, as borrower, and Silicon Valley Bank, as lender.

“Pre-Closing Former Option Holder” means a holder of Former Employee Options immediately prior to the Effective Time.

“Pre-Closing Holder” means a holder of shares of Company Capital Stock immediately prior to the Effective Time.

“Pre-Closing Origin Holder” means any Pre-Closing Holder, Pre-Closing Former Option Holder, or Pre-Closing Vested Option Holder.

“Pre-Closing Origin Holder Aggregate Share Amount” means the aggregate number of shares of Company Capital Stock (including (i) the net number of shares of Company Capital Stock issuable in respect of Company

Warrants pursuant to Section 2.1(f)(iii), (ii) the net number of shares of Company Capital Stock issuable in respect of the Former Employee Options pursuant to Section 2.1(f)(iv)(A), and (iii) the net number of shares of Company Capital Stock that would be issuable in respect of Vested Company Options in the event such options were exercised, on a net exercise basis with respect to only the applicable exercise price, immediately prior to the Closing and settled in the applicable number of shares of Company Common Stock, rounded down to the nearest whole share) held by the Pre-Closing Origin Holders as of immediately prior to the Effective Time.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Pre-Closing Vested Option Holder” means a holder of Vested Company Options (other than Former Employee Options) immediately prior to the Effective Time.

“Premium Cap” has the meaning set forth in Section 6.12(b).

“Privacy Laws” means all Laws worldwide pertaining to the privacy, protection, security or transfer of data and all guidance issued thereunder, including Section 5 of the Federal Trade Commission Act, the CAN-SPAM Act, Children’s Online Privacy Protection Act, the California Consumer Privacy Act (and its regulations), state data breach notification Laws, state data security Laws, state social security number protection Laws, and any Law concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“Privacy and Data Security Requirements” means, collectively, (a) all applicable Privacy Laws, (b) provisions in any Contracts between an Acquired Company and any Person relating to the Processing of Personal Information (including any data processing addenda), (c) industry standards applicable to any Acquired Company and relating to the privacy and security of Personal Information (including the PCI Security Standards established by the PCI Security Standards Council), (d) all applicable policies, promises and statements, in each case, posted or otherwise made public, relating to the privacy or security of Personal Information and (e) all Laws regarding the confidentiality, availability and integrity of the IT Assets and the data (including any Personal Information and Trade Secrets) stored or contained thereon or transmitted thereby.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Proxy Statement” has the meaning set forth in the definition of “Registration Statement”.

“Publicly Available Software” means any Software (or portion thereof) (i) that is licensed, distributed or conveyed (A) as “free software”, “open source software” (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License, BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License, Sun Industry Standards License and any license listed at www.opensource.org), or (B) pursuant to “open source”, “copyleft” or similar licensing and distribution models, or (ii) under a Contract that requires as a condition of use, modification, conveyance or distribution of such Software that such Software or other Software that is derived from or linked to such Software or into which such Software is incorporated or with which such Software is combined or (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be delivered at no or minimal charge or (D) be licensed, distributed or conveyed under the same terms as such Contract.

“Recipient Party” has the meaning set forth in Section 6.5(a).

“Registration Statement” means the Registration Statement on Form S-4, which shall include a proxy statement on Schedule 14A for the purposes of soliciting the votes of the Artius Stockholders to adopt and approve the Artius Stockholder Voting Matters (the “Proxy Statement”), to be filed with the SEC by Artius.

“Related Parties” has the meaning set forth in Section 6.15(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedies Exception” has the meaning set forth in Section 3.1(c).

“Required Artius Vote” means the approval of the Artius Stockholder Voting Matters, at the Artius Stockholder Meeting where a quorum is present, by the affirmative vote of the holders of at least a majority of the votes cast by Artius Stockholders present in person or represented by proxy at the Artius Stockholder Meeting.

“Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the date of this Agreement, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Liens” means Liens arising out of, restrictions on transfer, hypothecation or similar actions under or in connection with (a) applicable federal, state and local securities Laws and (b) any Governing Documents.

“Series A Aggregate Liquidation Preference Amount” means a dollar amount equal to the sum of the Series A Per Share Liquidation Preference for each share of Series A Preferred Stock outstanding immediately prior to the Effective Time and each share of Series A Preferred Stock issuable upon the exercise in full of the Company A Warrants.

“Series A Exchange Ratio” means, with respect to any particular share of Series A Preferred Stock or share of Series A Preferred Stock issuable upon the exercise in full of the Company A Warrants, an amount equal to (a) (i) the Series A Per Share Liquidation Preference, divided by (ii) the Artius Trading Price, plus (b) the Per Share Residual Consideration.

“Series A Per Share Liquidation Preference” means, with respect to any particular share of Series A Preferred Stock or share of Series A Preferred Stock issuable upon the exercise in full of the Company A Warrants, (a) $2.7233, plus (b) the aggregate amount, if any, of all accrued but unpaid dividends with respect to such share.

“Series B Aggregate Liquidation Preference Amount” means a dollar amount equal to the sum of the Series B Per Share Liquidation Preference for each share of Series B Preferred Stock outstanding immediately prior to the Effective Time and each share of Series B Preferred Stock issuable upon the exercise in full of the Company B Warrants.

“Series B Exchange Ratio” means, with respect to any particular share of Series B Preferred Stock or share of Series B Preferred Stock issuable upon the exercise in full of the Company B Warrants, an amount equal to (a) (i) the Series B Per Share Liquidation Preference, divided by (ii) the Artius Trading Price, plus (b) the Per Share Residual Consideration.

“Series B Per Share Liquidation Preference” means, with respect to any particular share of Series B Preferred Stock or share of Series B Preferred Stock issuable upon the exercise in full of the Company B Warrants, (a) $7.4860, plus (b) the aggregate amount, if any, of all accrued but unpaid dividends with respect to such share.

“Series C Aggregate Liquidation Preference Amount” means the sum of the Series C Per Share Liquidation Preference for each share of Series C Preferred Stock outstanding immediately prior to the Effective Time.

“Series C Exchange Ratio” means, with respect to any particular share of Series C Preferred Stock, an amount equal to (a) (i) the Series C Per Share Liquidation Preference, divided by (ii) the Artius Trading Price, plus (b) the Per Share Residual Consideration.

“Series C Per Share Liquidation Preference” means, with respect to any particular share of Series C Preferred Stock, (a) 14.7736, plus (b) the aggregate amount, if any, of all accrued but unpaid dividends with respect to such share.

“Shrink-Wrap Code” means any generally commercially available, non-customized Software in executable code form (other than development tools and development environments) that is available for a cost of not more than Five Thousand Dollars ($5,000) for a perpetual license for a single user or workstation (or Fifty Thousand Dollars ($50,000) in the aggregate for all users and work stations).

“SIF Agreement” has the meaning set forth in Section 6.1.

“Software” means all software, firmware and computer applications and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, computer files or records, scripts, manuals, design notes, programmers’ notes, architecture, schematics, software models and methodologies, plugins, libraries, subroutines, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and specifications and documentation related thereto or associated therewith and all media on which any of the foregoing is stored, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Sponsor” means Artius Acquisition Partners LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” has the meaning set forth in the Recitals.

“Sponsor Vesting Shares” has the meaning set forth in the Recitals.

“Stock Price Level” has the meaning set forth in the definition of “Triggering Event”.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” means a Contract executed by a PIPE Investor on or before the date of this Agreement in connection with the PIPE Investment.

“Subsidiary Shares” has the meaning set forth in Section 3.3(c).

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Surviving Provisions” has the meaning set forth in Section 7.2.

“Tail Policy” has the meaning set forth in Section 6.12(b).

“Tax” or “Taxes” means all United States federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, including any abandoned and unclaimed property Liabilities, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Returns” means all United States federal, state, local and foreign returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which an Acquired Company or Artius is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Technology” means (a) Software, (b) inventions (whether or not patentable), discoveries and improvements, (c) Trade Secrets, (d) Designs, (e) databases, data compilations and collections and technical data, (f) data centers, (g) methods and processes, (h) devices, prototypes, beta versions, designs and schematics, and (i) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“Trade Control Laws” has the meaning set forth in Section 3.23(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Expenses” means:

(a) all fees, costs and expenses designated as Artius Transaction Expenses or Company Transaction Expenses in this Agreement;

(b) only to the extent Artius is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by Artius or the Sponsor through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication), in connection with Artius’ initial public offering (including the Deferred Discount and any other deferred underwriting commissions or fees), in connection with the Trust Agreement, or in connection with Artius’ pursuit of a Business Combination with the Company, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Artius Transaction Expenses hereunder);

(c) only to the extent the Company is obligated to pay, has paid or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Company (or its Subsidiaries) through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses, to the extent not deemed Artius Transaction Expenses, shall be deemed Company Transaction Expenses hereunder); provided that, in no event shall any costs or expenses of any Company Stockholder be deemed Company Transaction Expenses; and provided further that any fees, costs, and expenses incurred or payable by the Company (or its Subsidiaries or equityholders) through the Closing in connection with the preparation of the Registration Statement (other than legal and accounting fees) shall be deemed Artius Transaction Expenses hereunder.

(d) any fees, costs and expenses incurred or payable by Artius, the Acquired Companies or the Sponsor, in connection with entry into the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements and in connection with the negotiation, preparation and execution of the PIPE Investment, including any commitment or other fees or other inducements related thereto (which fees, costs, expenses and inducements shall be deemed Artius Transaction Expenses hereunder);

(e) any Liability of the Acquired Companies in the nature of compensation under any sale, change-of-control, “stay around,” retention, “single trigger” severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the Acquired Companies solely as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, as well as the employer share of any payroll, social security, unemployment or other taxes with respect thereto (which fees, costs, expenses and taxes shall be deemed Company Transaction Expenses hereunder);

(f) all fees, costs and expenses paid or payable pursuant to the Tail Policy (which fees, costs and expenses shall be deemed Artius Transaction Expenses hereunder);

(g) all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws, in each case if required (of which (i) in the event the Closing occurs, 100% will be deemed Artius Transaction Expenses hereunder, and (ii) in the event the Closing does not occur, fifty percent (50%) shall be deemed Company Transaction Expenses hereunder and fifty percent (50%) shall be deemed Artius Transaction Expenses hereunder); and

(h) all Transfer Taxes (one hundred percent (100%) of such Transfer Taxes shall be deemed Artius Transaction Expenses hereunder).

“Transfer Taxes” means all transfer, goods, services, real or personal property transfer, custom, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Triggering Event” means the occurrence of any of the following events:

(a) a $15.00 Stock Price Level is reached during the three (3) year period following the Closing Date;

(b) a $20.00 Stock Price Level is reached during the four (4) year period following the Closing Date; or

(c) a $25.00 Stock Price Level is reached during the five (5) year period following the Closing Date.

Each Stock Price Level described above shall be adjusted appropriately in light of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the Artius Class A Common Stock, and the applicable “Stock Price Level” will be considered achieved only when the VWAP of Artius Class A Common Stock equals or exceeds the applicable threshold for 10 consecutive trading days during the specified time period. A Triggering Event may not occur on more than one occasion under each of clauses (a), (b) and (c).

“Trust Account” means the trust account established by Artius pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of July 13, 2020, by and between Artius and Continental Stock Transfer & Trust Company, a New York corporation.

“Trust Amount” has the meaning set forth in Section 4.4.

“Trust Distributions” has the meaning set forth in Section 8.10.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“U.S.” means the United States of America.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a)

“Unvested Company Option” means each Company Option or portion thereof that is unvested and outstanding immediately prior to the Effective Time.

“Vested Company Option” means each Company Option or portion thereof that is vested and outstanding immediately prior to the Effective Time.

“VWAP” shall mean, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Artius.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

“Willful Breach” means a material breach of any representations, warranties, covenants or agreements contained herein that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE II

MERGER AND CLOSING TRANSACTIONS

2.1 Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur prior to, on or following the Closing Date in the order set forth in this Section 2.1:

(a) Domestication. Immediately prior to the Effective Time, the Domestication shall occur.

(b) PIPE Closing. Immediately prior to or substantially concurrently with the Effective Time, the PIPE Investment shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements.

(c) Artius Share Redemption. Immediately prior to or substantially concurrently with the Effective Time, Artius shall cause the Trustee to make any payments out of the Trust Account that are required to be made by Artius in connection with the Artius Share Redemption.

(d) Artius Pre-Closing Conversion. At the Effective Time, subject to and contingent upon the consummation of the Merger, each share of Artius Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the Artius Governing Documents into one (1) share of Artius Class A Common Stock (the “Artius Pre-Closing Conversion”).

(e) Merger.

(i) At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company, with the Company as the Surviving Corporation continuing as a wholly owned Subsidiary of Artius following the Merger, and the separate existence of Merger Sub shall cease.

(ii) At the Closing and on the Closing Date, the Company and Merger Sub shall cause a Certificate of Merger in a form reasonably agreed between Artius and the Company (the “Certificate of Merger”) to be duly executed and properly filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective immediately upon the filing of, and acceptance by the Secretary of State of Delaware of, the Certificate of Merger or such other time as agreed to by Artius and the Company in writing and specified in such filed Certificate of Merger (the “Effective Time”).

(iii) The Merger shall have the effects as provided in this Agreement, in the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, upon the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

(iv) At the Effective Time, the Governing Documents of Merger Sub immediately prior to the Effective Time shall be the Governing Documents of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of the Company shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(f) Effects of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Artius, Merger Sub, the Company or the holders of any of the following securities:

(i) Company Shares.

(A) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive a number of shares of Artius Class A Common Stock equal to the Common Exchange Ratio;

(B) each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive a number of shares of Artius Class A Common Stock equal to the Series A Exchange Ratio;

(C) each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive a number of shares of Artius Class A Common Stock equal to the Series B Exchange Ratio;

(D) each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive a number of shares of Artius Class A Common Stock equal to the Series C Exchange Ratio; and

(E) any shares of Company Capital Stock held in the treasury of the Company or owned by Artius, Merger Sub or the Acquired Companies immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(ii) Fractional Shares. No certificate or book entry representing fractional shares of Artius Class A Common Stock shall be issued upon the surrender for exchange of Company Shares, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Artius Class A Common Stock. In lieu of the issuance of any such fractional share, Artius shall aggregate the total number of shares of Artius Class A Common Stock issuable to each Person upon the surrender for exchange of Company Shares, and then round down to the nearest whole number of shares of Artius Class A Common Stock for each such Person.

(iii) Company Warrants. Prior to the Effective Time, the board of directors of the Company shall adopt such resolutions or take such other actions as may be required to (a) terminate all Company Warrants and any and all agreements pursuant to which such Company Warrants were issued as of the Effective Time; (b) ensure that, except as explicitly provided in this Section 2.1 and elsewhere in this Agreement, after the Effective Time, no holder of a Company Warrant shall have any right as a result of holding Company Warrants to acquire any shares of Company Capital Stock or to receive any payment or benefit with respect to such Company Warrants; and (c) provide that at the Effective Time, and without any further action on the part of any holder of Company Warrants, each Company Warrant shall terminate, be cancelled and cease to exist and shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Company Series A Preferred Stock or Series B Preferred Stock, as applicable, rounded down to the nearest whole share, and treated in accordance with Section 2.1(f)(i)(B) and Section 2.1(f)(i)(C), respectively.

(iv) Company Options.

(A) Each Former Employee Option that is a Vested Company Option shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Company Common Stock, rounded down to the nearest whole share, and treated in accordance with Section 2.1(f)(i)(A). Each Former Employee Option that is an Unvested Company Option shall be automatically cancelled at the Closing without the payment of consideration. From and after the Closing, except with respect to the holder’s right to receive Artius Class A Common Stock, if any, the Former Employee Option shall be cancelled and cease to be outstanding and the holder shall cease to have any rights with respect thereto.

(B) Each Company Option (other than a Former Employee Option) shall be assumed by Artius and converted into an option to purchase shares of Artius Class A Common Stock on the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time, including applicable vesting conditions, equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (b) the Common Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (ii) the Common Exchange Ratio; provided, however, that the exercise price and the number of shares of Artius Class A Common Stock purchasable pursuant to such Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code (to the extent applicable to such Company Option); provided, further, that in the case of any such Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Artius Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, and the requirements of Section 424(a) of the Code. Within fifteen (15) Business Days following the Effective Time, Artius shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Artius Class A Common Stock underlying the Company Options assumed pursuant to this Section 2.1(f)(iv).

(v) Maximum Stock Consideration. Notwithstanding anything to the contrary herein, in no event shall Artius be required to issue more than 78,213,000 shares of Artius Class A Common Stock in the aggregate pursuant to this Section 2.1(f).

(vi) Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time;

(g) Directors and Officers of Artius. Conditioned upon the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of the NASDAQ, Artius shall take all actions necessary or appropriate to cause, effective as of the Closing, the board of directors of Artius to consist of the three (3) individuals designated by each of Artius and the Company set forth on Exhibit D and three (3) independent directors to be mutually agreed by Artius and the Company during the Pre-Closing Period, subject to the terms of the Investor Rights Agreement and the Artius Governing Documents, and subject to such independent director designees satisfying the criteria to be independent for purposes of NASDAQ listing requirements.

(h) Earnout Consideration.

(i) Issuance of Earnout Shares. As additional consideration for the Merger, within ten (10) Business Days after the occurrence of a Triggering Event, Artius shall issue or cause to be issued to each Pre-Closing Origin Holder the number of shares of Artius Class A Common Stock equal to the product of (i) the number of shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, and the net number of shares of Company Capital Stock that would be issuable in respect of Vested Company Options in the event such options were exercised (on a net exercise basis with respect to only the applicable exercise price, immediately prior to the Closing and settled in the applicable number of shares of Company Common Stock, rounded down to the nearest whole share) held by such Pre-Closing Origin Holder as of immediately prior to the Effective Time; and (ii) the Earnout Exchange Ratio (such issued shares of Artius Class A Common Stock, collectively, the “Earnout Shares”); provided, however, such shares shall not be issued to any Pre-Closing Origin Holder who is required to file notification pursuant to the HSR Act until any applicable waiting period pursuant to the HSR Act has expired or been terminated (provided that any such Pre-Closing Holder has notified Artius of such required filing pursuant to the HSR Act following reasonable advance notice from Artius of the reasonably anticipated issuance of Earnout Shares), provided further that Artius shall make any required HSR filing promptly upon notice by any such Pre-Closing Origin Holder that a filing is required.

(ii) Tax Treatment of Earnout Shares. Any issuance of Earnout Shares shall be treated as an adjustment to the purchase price for all Tax purposes, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code).

(iii) Artius Sale. Notwithstanding anything to the contrary in this Section 2.1(h), in the event Artius enters into a definitive agreement with respect to an Artius Sale on or before the fifth (5th) anniversary of the Closing Date, the Triggering Events described in clauses (a), (b) and (c) of the definition of “Triggering Event” shall be deemed to occur on the day prior to the closing of such Artius Sale (to the extent the applicable Earnout Shares have not previously been issued) and Artius shall issue the Earnout Shares issuable pursuant to Section 2.1(h)(i) on the date prior to the closing of such Artius Sale (in each case, to the extent such Earnout Shares have not previously been issued). For the avoidance of doubt, following a transaction or business combination that is not an “Artius Sale” hereunder, including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction to be received by the Pre-Closing Origin Holders are registered under the Exchange Act and listed or quoted for trading on a national securities exchange, the equitable adjustment provisions described in the definition of “Triggering Event” shall apply, including, without limitation, to the performance vesting criteria set forth in Section 2.1(h)(i).

(iv) Maximum Earnout Consideration. Notwithstanding anything to the contrary herein, in no event shall Artius be required to issue more than 25,000,000 Earnout Shares in the aggregate.

2.2 Transaction Statement; Third Party Invoices.

(a) Artius Closing Report. At least three (3) Business Days, but not more than five (5) Business Days, prior to the Closing, Artius shall prepare and deliver to the Company a report signed by either of Artius’s Chief Executive Officer or Chief Financial Officer (the “Artius Closing Report”) setting forth Artius’s good faith calculation of the Artius Cash on Hand and Artius Transaction Expenses as of the Closing Date, along with reasonable supporting details and documentation demonstrating the calculation of each component thereof (together with invoices for all Artius Transaction Expenses) and any additional information reasonably requested by the Company in connection with its review of the Artius Closing Report. Artius shall, and shall cause its Subsidiaries to, cooperate with the Company in connection with the Company’s review of the Artius Closing Report and its components, including providing the Company and its accountants and other representatives reasonable access during business hours to books, records and other materials of Artius and its Subsidiaries used in the preparation of all such materials (including the work papers of Artius’ auditors, subject to the execution of customary access papers in form and substance reasonably acceptable to Artius and its auditors), as well as the relevant employees of Artius and its Subsidiaries, and considering in good faith any reasonable comments from Artius with respect to the amounts and calculations contained in the Artius Closing Report. The parties shall use commercially reasonable efforts to resolve in good faith any disagreement with respect to the Artius Closing Report. The Artius Closing Report shall be prepared in accordance with the Artius Accounting Principles and the terms of this Agreement, including the definitions of Artius Cash on Hand and Transaction Expenses (as applicable). The Artius Cash on Hand and Artius Transaction Expenses set forth in the Artius Closing Report shall be deemed final as of the Closing and shall not be subject to adjustment thereafter.

(b) Company Closing Report. At least three (3) Business Days, but not more than five (5) Business Days, prior to the Closing, the Company shall deliver to Artius a report signed by either of the Company’s Chief Executive Officer or Chief Financial Officer (the “Company Closing Report”) setting forth the Company’s good faith calculation of (i) the Company’s Transaction Expenses as of the Closing Date and (ii) the Company’s Net Indebtedness as of the Closing Date, along with reasonable supporting details and documentation demonstrating the calculation of each component thereof (together with invoices for all Company Transaction Expenses) and any additional information reasonably requested by Artius in connection with its review of the Company Closing Report. The Company shall, and shall cause its Subsidiaries to, cooperate with Artius in connection with Artius’ review of the Company Closing Report and its components, including providing Artius and its accountants and other representatives reasonable access during business hours to books, records and other materials of the Company and its Subsidiaries used in the preparation of all such materials (including the work papers of the Company’s auditors, subject to the execution of customary access papers in form and substance reasonably acceptable to the Company and its auditors), as well as the relevant employees of the Company and its Subsidiaries, and considering in good faith any reasonable comments from Artius with respect to the amounts and calculations contained in the Company Closing Report. The parties shall use commercially reasonable efforts to resolve in good faith any disagreement with respect to the Company Closing Report. The Company Closing Report shall be prepared in accordance with the Company Accounting Principles and the terms of this Agreement, including the definitions of Cash, Indebtedness, Net Indebtedness and Transaction Expenses (as applicable). The Company Transaction Expenses and Net Indebtedness set forth in the Company Closing Report shall be deemed final as of the Closing and shall not be subject to adjustment thereafter.

(c) Payment of Expenses.

(i) On the Closing Date at the Closing, Artius shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Expenses for which invoices have been delivered in accordance with Section 2.2(b).

(ii) On the Closing Date at the Closing, Artius shall pay or cause to be paid by wire transfer of immediately available funds all Artius Transaction Expenses for which invoices have been delivered in accordance with Section 2.2(a).

2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. eastern time on the third (3rd) Business Day after the conditions set forth in Section 2.4 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

2.4 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

(i) Regulatory Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated.

(ii) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Order in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(iii) Required Artius Vote. The Required Artius Vote shall have been obtained.

(iv) Net Tangible Assets. After giving effect to the Transactions, including the PIPE Investment, Artius shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Artius Share Redemption.

(v) Minimum Cash Amount. The Artius Cash on Hand shall not be less than the Minimum Cash Amount.

(vi) PIPE. The PIPE Investment shall have been consummated prior to or substantially concurrently with the Closing.

(vii) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(viii) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(ix) Ancillary Agreements. All Ancillary Agreements shall be in full force and effect and shall not have been rescinded by any of the Parties thereto.

(b) Conditions to Obligations of Artius. The obligations of Artius to consummate the transactions to be performed by Artius in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) Each of the representations and warranties of the Company set forth in Article III of this Agreement (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.12(c)), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(B) each of the Company Fundamental Representations (other than the representations and warranties of the Company set forth in Section 3.3(a)), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(C) the representations and warranties of the Company set forth in Section 3.3(a) and Section 3.12(c) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

(ii) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(iii) Company Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred that is continuing.

(iv) Officers Certificate. The Company shall deliver to Artius, a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 2.4(b)(i), Section 2.4(b)(ii) and Section 2.4(b)(iii) have been satisfied.

(c) Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) Each of the representations and warranties of Artius set forth in Article IV of this Agreement (other than the Artius Fundamental Representations and the representations and warranties of Artius set forth in Section 4.6(c)), in each case, without giving effect to any materiality, Artius Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Artius Material Adverse Effect;

(B) each of the Artius Fundamental Representations (other than the representations and warranties of Artius set forth in Section 4.2) in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(C) each of the representations and warranties of Artius set forth in Section 4.2 and Section 4.6(c) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

(ii) Performance and Obligations of Artius. Artius shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Artius on or prior to the Closing Date.

(iii) Artius Material Adverse Effect. Since the date of this Agreement, no Artius Material Adverse Effect shall have occurred that is continuing.

(iv) Officers Certificate. Artius shall deliver to the Company, a duly executed certificate from an authorized officer of Artius, dated as of the Closing Date, certifying that the conditions set forth in Section 2.4(c)(i), Section 2.4(c)(ii) and Section 2.4(c)(iii) have been satisfied.

(v) NASDAQ Listing. The shares of Artius Class A Common Stock to be issued in the Merger shall have been conditionally approved for listing upon the Closing on the NASDAQ subject only to official notice of issuance thereof.

(vi) Resignations. The directors and officers of Artius listed on Section 2.4(c)(vi) of the Company Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(d) Frustration of Closing Conditions. Neither the Company nor Artius may rely on the failure of any condition set forth in this Section 2.4 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.4 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

2.5 Company Closing Deliveries. At the Closing, the Company (on behalf of itself and applicable stockholders of the Company, as applicable) shall deliver to Artius (i) the Investor Rights Agreement, duly executed by the Company and the other parties thereto (except Artius and the Sponsor) and (ii) an executed certificate from the Company, in form and substance compliant with Treasury Regulation Section 1.1445-2(b)(2), certifying that, as of the Closing Date, such Person is not a “foreign person” within the meaning of Section 1445 of the Code.

2.6 Artius Closing Deliveries. At the Closing, Artius (on behalf of itself and the Sponsor, as applicable) shall deliver to the Company (a) the Investor Rights Agreement, duly executed by Artius and the Sponsor; and (b) resignations from each of the directors and officers of Artius listed on Section 2.4(c)(vi) of the Company Disclosure Letter, duly executed by each such director and officer.

2.7 Withholding. Artius and the Company (and any of their respective representatives, Subsidiaries and Affiliates) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will promptly notify and reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

2.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, shares of Artius Class A Common Stock pursuant to Section 2.1(f)(i) unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable number shares of Artius Class A Common Stock pursuant to Section 2.1(f)(i).

(b) Prior to the Closing, the Company shall give Artius (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Artius (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company Disclosure Letter (subject to Section 8.13), the Company hereby represents and warrants to Artius and Merger Sub as follows:

3.1 Organization; Authority; Enforceability.

(a) The Company (i) is duly organized or formed, validly existing, and in good standing under the Laws of Delaware, (ii) is qualified to do business and is in good standing (or the equivalent, and where such concept of good standing is applicable) as a foreign entity in the jurisdictions in which the conduct of its business or locations of its assets or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have a Material Adverse Effect and (iii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. The Company has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby

(b) The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite action by the board of directors of the Company. Subject to the Company Stockholder Approval, no other corporate proceedings on the part of the Acquired Companies (including any action by the board of directors of the Company or holders of Equity Interests of the Acquired Companies) are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company Stockholder Approval shall be obtained in accordance with all applicable Laws and the Governing Documents of the Acquired Companies and all applicable Contracts by which the Acquired Companies are bound.

(c) This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other Parties to this Agreement, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles (the “Remedies Exceptions”). Correct and complete copies of the Governing Documents of the Company as in effect on the date hereof have been made available to Artius.

(d) Each Company Subsidiary: (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (ii) has all requisite corporate, partnership, limited liability company or other organizational, as applicable, power and authority to own, lease and use its properties and assets in all material respects in a manner in which its property and assets are currently owned, leased and used and to conduct its business as it is currently being conducted; and (iii) is duly qualified or licensed and in good standing to do business as a foreign corporation, partnership, limited liability company or other legal entity, as applicable, in each jurisdiction in which the nature of its business or the ownership, lease or use of its properties or assets makes such qualification necessary, except, in each case, in jurisdictions where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company Subsidiaries are in violation of their respective Governing Documents in any material respect.

3.2 Noncontravention.

(a) Except as set forth on Section 3.2 of the Company Disclosure Letter and for the filings pursuant to Section 6.7, the receipt of the Company Stockholder Approval, the filing and recordation of the Certificate of Merger as required by the DGCL and subject to the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 6.7 and any other notifications to be provided in the Ordinary Course of Business, the execution, delivery and performance of this Agreement by the Acquired Companies and the consummation by the Acquired Companies of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party do not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under or (v) result in the creation of any Lien upon the Company Shares or any other Equity Interests of the Acquired Companies under, in the case of each of clauses (i) through (v), any (A) Material Contract, (B) Governing Document, or (C) Law or Order to which the Acquired Companies are bound or subject, with respect to the foregoing clause (A), clause (B) or clause (C), except as (x) would not have a Material Adverse Effect or (y) prevent, materially impair or materially delay the consummation of the Transactions.

(b) Except as set forth on Section 3.2 of the Company Disclosure Letter, the filings pursuant to Section 6.7, the filing and recordation of the Certificate of Merger as required by the DGCL and for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws and the pre-merger notification requirements of the HSR Act, the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party do not (i) require any approval from, or (ii) require any filing with, any Governmental Entity under or pursuant to any Law or Order to which any Acquired Company is bound or subject in each case, except as would not (A) be material to the Acquired Companies or (B) prevent, materially impair or materially delay the consummation of the Transactions.

(c) The Acquired Companies are not in violation of any of their respective Governing Documents except as would not have a Material Adverse Effect.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 36,000,000 shares of Company Common Stock and 29,300,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 1,330,789 shares of

Company Common Stock were issued and outstanding, of which 30,000 shares of Company Common Stock are currently subject to a forfeiture or repurchase right, (ii) 21,070,663 shares of Company Preferred Stock were outstanding or reserved for issuance, of which 13,204,284 shares were designated as Company Series A Preferred Stock, 6,275,704 shares were designated as Company Series B Preferred Stock and 1,590,675 shares were designated as Company Series C Preferred Stock, (iii) 3,839,488 shares of Company Common Stock are underlying outstanding awards under the Equity Incentive Plans, to the extent such Company Common Stock is not issued and outstanding, of which 970,483 shares of Company Common Stock are underlying outstanding awards that are vested as of such date and 2,869,005 shares of Company Common Stock are underlying outstanding awards that are not vested as of such date, (iv) zero shares of Company Common Stock were held by the Company as treasury stock, (v) 2,257,053 shares of Company Series A Preferred Stock were subject to be issued upon exercise of Series A Warrants and (vi) 367,339 shares of Company Series B Preferred Stock were subject to be issued upon exercise of Series B Warrants. All issued and outstanding Company Shares are, and all such shares that may be issued upon the settlement of outstanding awards under the Equity Incentive Plans or Company Warrants will be, when issued, duly authorized, validly issued, fully paid and, except as set forth in the DGCL, nonassessable and are owned by the record holders set forth on Section 3.3(a) of the Company Disclosure Letter. With respect to each Company Option and Company Warrant, Section 3.3(a) sets forth a true, complete and accurate list of (i) the name of the holder of each Company Option or Company Warrant, and (ii) the grant date and exercise price with respect to each Company Option or Company Warrant. Except as set forth in this Section 3.3(a), there are no shares of capital stock or other equity interests of any kind of the Company authorized or outstanding.

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Letter, or set forth in the Company Governing Documents or contemplated by the Transactions, as applicable:

(i) there are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of the Company’s Equity Interests;

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting, sale or transfer of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of the Company;

(v) There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company;

(vi) the Company has not violated any applicable securities Laws or any preemptive or similar rights created by Law, Company Governing Document or Contract to which the Company is a party in connection with the offer, sale or issuance of any of its Equity Interests; and

(vii) other than pursuant to applicable Law, there are no contractual restrictions which prevent the payment of dividends or distributions by the Company.

(c) Section 3.3(c) of the Company Disclosure Letter sets forth a true and complete list of all of the Company’s Subsidiaries as of the date of this Agreement, together with their respective jurisdictions of incorporation, authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, the Company does not have any Subsidiaries or own or hold any equity or other security interest in any other Person. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, the Company’s Subsidiaries (the “Subsidiary Shares”) have been duly authorized and validly issued and are fully paid and non-assessable. All of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially by the Company, free and clear of all Liens.

(d) Except for the Subsidiary Shares, there are no equity securities of any class of any of the Company’s Subsidiaries or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of any of the Company’s Subsidiaries or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, any of the Company’s Subsidiaries. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of any of the Company’s Subsidiaries. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other equity interests of any of the Company’s Subsidiaries.

(e) Except for the Subsidiary Shares, the Company does not have any direct or indirect equity interest or similar interest by stock ownership or otherwise in any Person.

3.4 Financial Statements; Internal Controls; No Undisclosed Liabilities.

(a) The Company has prepared and made available to Artius (i) the unaudited consolidated statement of financial position of the Acquired Companies as of December 31, 2020 and related consolidated statements of comprehensive income and changes in equity for the twelve-month period ended December 31, 2020 (the “Unaudited Financial Statements”) and (ii) audited financial statements, including consolidated balance sheets and consolidated statements of income and changes in equity and cash flows, of the Company and its Subsidiaries for the years ended December 31, 2019 and December 31, 2018 together with all related notes and schedules thereto, prepared in accordance with GAAP and AICPA standards and accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements and together with the Unaudited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been, and the Origin Financial Statements will be, when delivered to Artius pursuant to Section 6.20, derived from the books and records of the Company and its Subsidiaries. The (i) Audited Financial Statements have been, and the Origin Financial Statements will be, when delivered to Artius pursuant to Section 6.20, in each case prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (ii) Financial Statements fairly present, and the Origin Financial Statements will, when delivered to Artius pursuant to Section 6.20, fairly present, in all material respects, the combined assets, liabilities, and financial condition as of the respective dates thereof and the operating results of the Acquired Companies for the periods covered thereby, except in each of clauses (i) and (ii): (A) as otherwise noted therein and (B) that the Unaudited Financial Statements will not include all year-end adjustments required by GAAP.

(c) Each of the independent auditors for the Company, with respect to their reports as will be included in the Origin Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB.

(d) The Acquired Companies have no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Financial Statements or the notes thereto, (ii) Liabilities that have arisen after December 31, 2020 in the Ordinary Course of Business, (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Acquired Companies of their obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Transaction Expenses, and (iv) Liabilities set forth in Section 3.4(d) of the Company Disclosure Letter.

(e) The Acquired Companies maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, there are no deficiencies with such systems that would reasonably be expected to be material to Artius and its Subsidiaries (including, after the Closing, the Acquired Companies), taken as a whole, after the Closing.

(f) As of the date of this Agreement, the Acquired Companies do not have any outstanding (i) Indebtedness for borrowed money; (ii) Indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; or (iii) Indebtedness for borrowed money of any Person for which the Acquired Companies have guaranteed payment and there are no outstanding guarantees, indemnities, suretyships or securities given by the Acquired Companies or for the benefit of the Acquired Companies. The Acquired Companies are in material compliance with all such facilities or other documents governing any Indebtedness of the Acquired Companies in accordance with their terms and there are no circumstances whereby continuation of such Indebtedness might be prejudiced or affected as a result of the Merger or the other transactions contemplated by this Agreement. The Acquired Companies have not received any notice to repay under any agreement relating to any Indebtedness. The Acquired Companies have not been in payment default or technical default under any Indebtedness.

(g) The Acquired Companies do not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

3.5 No Material Adverse Effect. Since December 1, 2020 and prior to the date of this Agreement, there has been no Material Adverse Effect.

3.6 Absence of Certain Developments. Except (i) as set forth on Section 3.6 of the Company Disclosure Letter, (ii) as otherwise reflected in the Financial Statements or (iii) as expressly contemplated by this Agreement, since December 31, 2020 and prior to the date of this Agreement, (a) the Acquired Companies have conducted their business in all material respects in the Ordinary Course of Business and (b) the Acquired Companies have not taken (or has had taken on their behalf) any action that would, if taken after the date of this Agreement, require Artius’ consent under Section 5.1.

3.7 Real Property.

(a) Set forth on Section 3.7(a) of the Company Disclosure Letter is a correct and complete list (with the address) of each Owned Real Property as of the date of this Agreement. With respect to each Owned Real Property, except as set forth on Section 3.7(a) of the Company Disclosure Letter: (i) the Acquired Companies have good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens, except for Permitted Liens; (ii) the Acquired Companies have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than pursuant to this Agreement, there are no outstanding options, rights of first offer, or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) no Acquired Company is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Acquired Companies.

(b) Set forth on Section 3.7(b) of the Company Disclosure Letter is a correct and complete list, as of the date of this Agreement, of all Leases and the address of the Leased Real Property related to each such Lease. With respect to each of the Leases: (i) the Acquired Companies do not sublease, license or otherwise grant to any Person the right to use or occupy the Leased Real Property or any portion thereof; (ii) the Acquired Company’s possession and quiet enjoyment of the Leased Real Property under such Lease, to the extent applicable, is not being disturbed, (iii) the Company has made available to Artius a correct and complete copy of all Leases; and

(iv) the Acquired Companies are not in material default under any such Lease nor, to the Company’s Knowledge, has an event occurred which would, with the giving of notice or the expiration of time, result in such material default by them or by any other party to such Lease.

(c) The Owned Real Property and Leased Real Property comprises all of the real property used in the business of the Acquired Companies.

(d) Since the Lookback Date, no portion of the Owned Real Property or Leased Real Property has suffered material damage by fire or other casualty loss, other than such damage that would not have a Material Adverse Effect.

3.8 Tax Matters. Except as set forth on Section 3.8 of the Company Disclosure Letter:

(a) The Company and its Subsidiaries have timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by the Company and its Subsidiaries are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material Taxes due and payable by the Company and its Subsidiaries have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) The Company and its Subsidiaries have timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return, or pay a particular type of Tax, that the Company or any such Subsidiary (as applicable) is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The Tax Returns of the Company made available to Artius reflect all of the jurisdictions in which the Company is required to file Tax Returns or remit a material amount of Income Tax.

(d) Neither the Company nor any of its Subsidiaries is currently nor has it been within the past five (5) years the subject of any Tax Proceeding with respect to any material Taxes or Tax Returns of or with respect to the Company or any Subsidiary, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against the Company and its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against the Company or any of its Subsidiaries.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to the Company or any of its Subsidiaries or extending a period of collection, assessment or deficiency for Taxes due from or with respect to the Company or any of its Subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of the Company or any of its Subsidiaries that would have a material adverse effect on the Company or any of its Subsidiaries following September 30, 2020.

(f) Neither the Company nor any of its Subsidiaries “participate” or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing. Neither the Company nor any Subsidiary has ever been or ever owned any (i) “controlled foreign corporation” within the meaning of Section 957 of the Code (“CFC”), apart from Origin Materials Canada Holdings Limited, Origin Materials Canada Pioneer Limited, Origin Materials Canada Research Limited and Origin Materials Canada Polyesters Limited, or (ii) “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the Code and (iii) neither the Company nor any of its Subsidiaries expects to be classified as a CFC (apart from Origin Materials Canada Holdings Limited, Origin Materials Canada Pioneer Limited, Origin Materials Canada Research Limited and Origin Materials Canada Polyesters Limited) or as a PFIC in the year of the Closing Date.

(h) There is no Lien for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(i) The Company and its Subsidiaries do not have any Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). Neither the Company nor any of its Subsidiaries is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement or ever been a party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes.

(j) The Company is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(k) The Company has not taken any action (nor permitted any action to be taken), and are not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(l) Neither the Company nor any of its Subsidiaries is or has, in the five year period ending on the date hereof, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(m) Neither the Company nor any Subsidiary is eligible for the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax), for which it is not fully in compliance with all relevant requirements. To the extent the Company or any such Subsidiary is eligible for such benefits, this Agreement and the closing of the Transaction/transactions contemplated hereunder will not end or otherwise affect such eligibility.

(n) Neither the Company nor any of its Subsidiaries has within the two years prior to Closing constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

3.9 Contracts.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of the following Contracts in effect as of the date of this Agreement to which an Acquired Company is party or by which any of the Acquired Companies’ assets or properties are bound (collectively, the “Material Contracts”):

(i) any Contract pursuant to which an Acquired Company may be entitled to receive or obligated to pay more than $400,000 in any calendar year;

(ii) any Contract that requires an Acquired Company to purchase its total requirements of any product or service from any other Person that requires an Acquired Company to pay more than $20,000 in any calendar year;

(iii) any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment other than in favor of the Company;

(iv) any Contract that limits or purports to limit the ability of the Acquired Companies to (A) compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Person, or (B) solicit any customers;

(v) any Contract requiring any capital expenditures by an Acquired Company in an amount in excess of $1,000,000 in the aggregate over the term of the Contract;

(vi) any Contract (A) relating to the creation, incurrence, assumption or guarantee of any Indebtedness or (B) relating to the lease of material personal property;

(vii) any Contract that provides for the indemnification or assumption of any Liability of any Person by an Acquired Company;

(viii) any Contract that relates to the future acquisition or disposition of any business, material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $100,000, in any single instance or $1,000,000, in the aggregate, except for (A) any agreement related to the transactions contemplated by this Agreement, (B) any non-disclosure, indications of interest, term sheets, letters of intent or similar arrangements entered into in the Ordinary Course of Business and (C) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business;

(ix) any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, outsourcing, strategic alliance or similar arrangement involving the sharing of revenues, expenses, profits, production outputs or losses;

(x) any broker, distributor, dealer, manufacturer’s representative, original equipment manufacturer, manufacturing, value-added, remarketer, reseller or independent software vendor, franchise, agency, sales promotion, sales representative, market research, marketing consulting or advertising Contract, including for use or distribution of the Company Products and Processes, Company Technology or services of an Acquired Company, other than non-disclosure agreements and materials transfer agreements entered into in the Ordinary Course of Business;

(xi) any Contract relating to the development of the Company Products and Processes or Company Technology (other than Contracts between an Acquired Company and a Contributor);

(xii) any Contract to which a Governmental Entity is a party;

(xiii) any Contract involving any resolution or settlement of any actual or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) in excess of $100,000 in any single instance or $1,000,000 in the aggregate or (B) that provides for any restriction on exploitation of Company Intellectual Property or for any injunctive or other non-monetary relief;

(xiv) any hedging, swap, derivative or similar Contract;

(xv) any insurance policies required to be set forth in Section 3.17 of the Company Disclosure Letter;

(xvi) any collective bargaining agreement;

(xvii) any Contract with any (A) Material Supplier or (B) Material Customer;

(xviii) any (x) Contract for the employment or engagement of any director, officer, employee or individual independent contractor (A) providing for an annual base compensation in excess of $200,000 and (B) not terminable upon 120 days’ notice or less without any material liability to an Acquired Company in excess of that required under applicable law, or (y) Contract requiring the payment of any compensation by an Acquired Company that is triggered solely as a result of the consummation of the Transactions;

(xix) any Contract (other than non-disclosure agreements) (A) under which a third party licenses or provides to an Acquired Company any Intellectual Property or Technology (including through covenants not to sue, non-assertion provisions, or releases or immunities from suit that relate to Intellectual Property or Technology) other than Contracts for Shrink-Wrap Code, Publicly Available Software or commercially available, non-customized Intellectual Property (other than Patents) that is licensed on a non-exclusive basis solely pursuant to non-negotiated website or mobile application terms and conditions or terms of use and Contracts between an Acquired Company and its employees; or (B) pursuant to which any Acquired Company has granted, licensed, disclosed or provided any Company Intellectual Property to any Person (or granted an option to do any of the foregoing), including any Contracts containing covenants not to sue, non-assertion provisions, releases or immunities from suit or options for any of the foregoing that relate to Company Intellectual Property, other than non-exclusive licenses granted to customers in the Ordinary Course of Business;

(xx) any Contract pursuant to which any Person has guaranteed the Liabilities of an Acquired Company; and

(xxi) any Contract involving the payment of any earnout or similar contingent payment that has not been fully paid as of the date of this Agreement; and

(b) The Company has made available to Artius correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against an Acquired Company, subject to the Remedies Exceptions, and, to the Company’s Knowledge, any other party thereto in accordance with its terms, subject to the Remedies Exceptions. Neither the Company, nor, to the Company’s Knowledge, any other party to any Material Contract is in breach of or default under, or, to the Company’s Knowledge, has provided or received any notice, whether written or oral, of any intention to terminate or seek renegotiation of, any Material Contract. To the Company’s Knowledge, as of the date of this Agreement, no event or circumstance has occurred that, with or without notice or lapse of time or both, would be reasonably likely to (i) constitute a breach of or event of default by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any Material Contract.

(c) Set forth on Section 3.9(c) of the Company Disclosure Letter is a list of each of the Material Suppliers and the Material Customers. Since December 31, 2019 through the date hereof, no such Material Supplier or Material Customer has canceled, terminated or, to the Knowledge of the Company, materially and adversely altered its relationship with the Acquired Companies or threatened in writing to cancel, terminate or materially and adversely alter its relationship with the Acquired Companies. Since December 31, 2019 through the date hereof, there have been no material disputes between an Acquired Company and any Material Supplier or Material Customer.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property and all material unregistered Trademarks included in the Company Intellectual Property, (ii) all other material Company Intellectual Property, including invention disclosures and Software, and (iii) any proceedings or actions pending or, to the Knowledge of the Company, threatened before any court, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world) to which an Acquired Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement, misappropriation or other violation of any of the Intellectual Property set forth in Section 3.10(a)(i) of the Company Disclosure Letter. With respect to each item of Company Registered Intellectual Property: (a) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining such Intellectual Property; (b) each such item is currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of use); (c) each such item is subsisting, valid and enforceable, except as disclosed in Section 3.10(a) of the Company Disclosure Letter; and (d) no such item is subject to any unpaid maintenance fees or Taxes that are due and payable as of the date hereof.

(b) The Company Intellectual Property (other than Company Intellectual Property exclusively licensed to an Acquired Company in which such Acquired Company does not have an ownership interest) is fully transferable, alienable and licensable by any Acquired Company without restriction and without payment of any kind to any Person.

(c) The design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, performance, provision, publication, display, making available, distribution and licensing out of any Company Product and Process and the operation of the business of the Acquired Companies as currently conducted and as currently contemplated to be conducted by the Acquired Companies has not in the past six (6) years infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. There are no Proceedings pending or, to the Knowledge of the Company, threatened, or outstanding Orders or settlement agreements that restrict in any manner the use, provision, transfer, assignment or licensing of any Company Product and Process or Company Intellectual Property by any Acquired Company or that may affect the validity, registrability, use or enforceability of such Company Product and Process or Company Intellectual Property. No Acquired Company has received any written charge, complaint, claim, demand, or notice from any Person alleging that such operation or any act, any Company Product and Process or any Intellectual Property or Technology used by any Acquired Company infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property of any Person (nor does the Company have Knowledge of any basis therefor or threat thereof), including by means of an invitation to license, request for indemnification or other request that any Acquired Company refrain from using any Intellectual Property rights of any Person). To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property.

(d) An Acquired Company is the sole and exclusive owner of all right, title, and interest in and to all Company Owned Intellectual Property (including all items listed in Section 3.10(a)(i)-(iii) of the Company Disclosure Letter) and of each Company Product and Process, free and clear of all Liens (other than Permitted Liens) and an Acquired Company is the record owner of each item of Company Registered Intellectual Property and has the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement, misappropriation or other violation of the Company Intellectual Property (other than Company Intellectual Property exclusively licensed to an Acquired Company in which such Acquired Company does not have an ownership interest) and to retain for itself any damages recovered in any such action. No Acquired Company has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to any other Person.

(e) Other than Intellectual Property or Technology licensed to an Acquired Company under (i) licenses for the Publicly Available Software listed in Section 3.10(e) of the Company Disclosure Letter, (ii) licenses for Shrink-Wrap Code and (iii) licenses listed in Section 3.9(a)(xxi)(A) of the Company Disclosure Letter, the Company Intellectual Property includes all Intellectual Property and Technology that is used in or necessary for the conduct of the business of the Acquired Companies as currently conducted, including the design, development, manufacture, use, marketing, import, export, distribution, licensing out and sale of (and offers to sell) all Company Products and Processes.

(f) No third party that has licensed or provided Intellectual Property or Technology to an Acquired Company has retained ownership of or license rights under any Intellectual Property or Technology in any modifications, improvements or derivative works made solely or jointly by any Acquired Company.

(g) No Person other than an Acquired Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for any Company Software and no Acquired Company nor any Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person or permitted the disclosure or delivery to any escrow agent or other Person of any such source code, all of which is in the sole possession of an Acquired Company and has been maintained as strictly confidential (in each case, other than disclosures to employees, contractors, and consultants of the Acquired Companies under binding written agreements that have strict confidentiality obligations to the Acquired Companies prohibiting use or disclosure of such source code except solely to the extent necessary to perform services for an Acquired Company).

(h) Section 3.10(i) of the Company Disclosure Letter lists all Publicly Available Software that has been incorporated into, combined with or linked to any Company Product or Company Software in any way, or from which any Company Product or Company Software was derived. All such Publicly Available Software has been used by the Acquired Companies in compliance with the terms of the applicable license. No Acquired Company has used any Publicly Available Software in any manner that would or could, with respect to any Company Product or Company Software, (i) require its disclosure in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company or any of its Affiliates (including, after the Closing, Artius or any of its Affiliates) with respect to any Intellectual Property or Technology owned by them or grant, or purport to grant, to any third party, any rights or immunities under any such Intellectual Property or Technology, or (v) otherwise impose any limitation, restriction or condition on the right or ability of any Acquired Company with respect to its use or distribution in any manner.

(i) Except as set forth on Section 3.10(i) of the Company Disclosure letter, no Contributor has created or developed, in whole or in part, any Intellectual Property used by or necessary for any Acquired Company where such creation or development was prior to, or outside the scope of, such Contributor’s employment or engagement by such Acquired Company and no Contributor was or is under any obligation to assign or license any Intellectual Property developed for, or on behalf of, an Acquired Company that is used by or necessary for any Acquired Company to a former or current (other than such Acquired Company) employer, or other Person, nor is the ownership of any material Company Intellectual Property otherwise affected by the prior or current (to a Person other than such Acquired Company) employment or engagement of any such Person.

(j) Except as set forth on Section 3.10(j) of the Company Disclosure Letter, each (a) current or former employee of any Acquired Company, (b) current or former consultant or contractor of any Acquired Company, and (c) any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property or Company Products and Processes for or on behalf of any Acquired Company) (each Person described in (a), (b) or (c), a “Contributor”), has executed and delivered and is in compliance with a written contract with an Acquired Company that assigns to an Acquired Company all of its right, title and interest in and to such Intellectual Property. Except as set forth on Section 3.10(j) of the Company Disclosure Letter, without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration with respect to any material Company Product and Process or material Company Intellectual Property, and there are no past, pending or threatened claims or assertions against any Acquired Company from any such Contributors with respect to any alleged ownership or any such right, claim, interest or option (and no Acquired Company has received any written complaint, claim, demand, or notice in relation thereto).

(k) Each Acquired Company has taken all reasonable measures to protect the confidentiality of all material Trade Secrets of any Acquired Company and any third party that has provided any Trade Secrets to any Acquired Company (including, in each case, any information that would have been a Trade Secret but for any failure of any Acquired Company to act in a manner consistent with this Section 3.10(k)), including by requiring each Person with access to such Trade Secrets to execute a binding confidentiality agreement. No such material Trade Secret has been disclosed by any Acquired Company to any Person, other than to Persons who have executed such binding confidentiality agreements. To the Knowledge of the Company, no Person is in violation of any such binding confidentiality agreements.

(l) The IT Assets are sufficient in all material respects for the operation of the business of the Acquired Companies as currently conducted. Each Acquired Company has taken all reasonable steps consistent with industry standards (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the IT Assets and to ensure that all data (including Personal information and Trade Secrets) is protected against loss and against unauthorized access, use, modification, disclosure or other misuse or infection by Contaminants. The Acquired Companies have the disaster recovery and security plans, procedures and facilities specified in Section 3.10(l) of the Company Disclosure Letter.

(m) Except as set forth in Section 3.10(m) of the Company Disclosure Letter, (i) no funding, facilities or resources of any Governmental Entity, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development or creation of any Company Products and Processes or Intellectual Property or Technology used by or necessary for any Acquired Company and (ii) no such entity has any claim or right (including license rights) to any Company Products and Processes or Intellectual Property or Technology used by any Acquired Company.

(n) No Acquired Company is, nor has any Acquired Company ever been, a member or a contributor to any industry standards body or similar organization that requires any Acquired Company to grant or agree to grant any other Person any license or right to any Company Intellectual Property.

3.11 Data Security; Data Privacy.

No Acquired Company has experienced any material unauthorized intrusion or breach of the security of the IT Assets, any material loss, theft or unauthorized access to or misuse of data (including Personal Information) or any material failure of the IT Assets, and no Acquired Company has received any written notices, claims or complaints from any Person regarding any of the foregoing. No disclosure of any data or network security breach has been or should have been made by any Acquired Company under Privacy Laws or to any Governmental Entity. Each Acquired Company and its Processing of Personal Information is and has been in material compliance with the applicable Privacy and Data Security Requirements. No Acquired Company has received any requests from any Person for access to the Personal Information stored by or on behalf of any Acquired Company or any written complaint, claim, warning, demand, inquiry or other notice from any Person (including any Governmental Entity) regarding any such Personal Information, and no enforcement notices or audit requests have been served on any Acquired Company, nor is any Acquired Company subject to any Order, nor is any Order pending or, to the Knowledge of the Company, threatened, in each case relating to Personal Information or any Acquired Company’s compliance with the applicable Privacy and Data Security Requirements.

3.12 Information Supplied. None of the information supplied or to be supplied by the Acquired Companies at the request of Artius for inclusion or incorporation by reference: (a) in any current report of Artius on

Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity with respect to the transactions contemplated hereby; (b) in the Registration Statement; or (c) in the mailings or other distributions to Artius’ stockholders or prospective investors with respect to the consummation of the transactions contemplated hereby or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by the Company with respect to (i) statements made or incorporated by reference in such filings with the SEC based on information supplied by Artius or its Affiliates for inclusion therein or incorporated by reference therein, (ii) any projections or forecasts included therein or (iii) any information or statements made or incorporated by referenced therein that were not supplied by or on behalf of the Company for use therein.

3.13 Litigation. There are no material Proceedings or, to the Knowledge of the Company, material investigations pending or, to the Knowledge of the Company, threatened against the Acquired Companies or any director, officer or employee of an Acquired Company (in their capacity as such), or, to the Knowledge of the Company, otherwise affecting the Acquired Companies or their property, assets or business. Neither the Acquired Companies nor any property, asset or business of the Acquired Companies is subject to or bound by any material Order. As of the date of this Agreement, there are no Proceedings pending or threatened by the Acquired Companies against any other Person.

3.14 Brokerage. Except as set forth on Section 3.14 of the Company Disclosure Letter, the Acquired Companies do not have any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Acquired Companies or Artius to pay any finder’s fee, brokerage or agent’s commissions or other like payments. No engagement letter between the Acquired Companies and any financial advisor provides for any continuing obligation following the Closing other than customary indemnification provisions.

3.15 Labor Matters.

(a) The Company has made available to Artius a complete list of all employees of the Acquired Companies as of the date hereof that shows with respect to each employee, as applicable, (i) the employee’s title or job description, job location, base salary or hourly wage rate, as applicable, any bonuses paid with respect to the fiscal year ended December 31, 2020, (ii) date of hire and (iii) leave status (including type of leave, and expected return date, if known). As of the date hereof, all employees of the Acquired Companies are legally permitted to be employed by the Acquired Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b) No Acquired Company is a party to or negotiating any collective bargaining agreement or similar labor agreement with respect to employees of the Acquired Companies, and there are no labor unions or other organizations representing or, to the Knowledge of the Company, purporting to represent or attempting to represent, any employee of the Acquired Companies. There are no strikes, work stoppages, slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Acquired Companies, and no such strikes, work stoppages, slowdowns, lockouts or other material disputes have occurred since the Lookback Date. Since the Lookback Date, (i) no labor union or other labor organization, or group of employees of an Acquired Company, has made a written demand for recognition or certification with respect to any employees of the Acquired Companies, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) there have been no pending or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of an Acquired Company, and (iii) there have been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against the Acquired Companies.

(c) Except as would not reasonably be expected to result in material Liabilities to the Acquired Companies, the Acquired Companies are, and since the Lookback Date, have been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including laws relating to employment practices, terms and conditions of employment, wages and hours, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, wrongful discharge, affirmative action, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees in the United States and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. (i) there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Acquired Companies by any current or former employee or independent contractor of the Acquired Companies and (ii) since the Lookback Date, the Acquired Companies have not implemented any plant closing or mass layoff of its employees triggering notice requirements under the WARN Act, nor is there presently any outstanding Liability under the WARN Act with respect to any such actions since the Lookback Date, and as of the date hereof, no such plant closings or mass layoffs are currently planned or announced by the Acquired Companies.

(d) Except as would not reasonably be expected to result in material Liabilities to the Acquired Companies, since the Lookback Date, (i) the Acquired Companies have withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries, and other payments that have become due and payable to employees; (ii) the Acquired Companies have not been liable for any arrears of wages, compensation or related Taxes, penalties or other sums with respect to its employees; (iii) the Acquired Companies have paid in full to all employees, consultants, independent contractors and directors of the Acquired Companies all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees, consultants, independent contractors and directors of the Acquired Companies; and (iv) to the Knowledge of the Company, each individual who since the Lookback Date has provided or is providing services to the Acquired Companies, and has been classified as an independent contractor, consultant, leased employee, or other non-employee service provider has been properly classified, in all material respects, as such under all applicable Laws relating to wage and hour and Tax.

(e) Section 3.15(e) of the Company Disclosure Letter sets forth a correct and complete list as of the date hereof of (i) all current independent contractors and Persons that have a consulting or advisory relationship with the Acquired Companies, (ii) the location at which independent contractors, consultants and advisors are providing services, (iii) the rate of all regular, bonus or any other compensation payable to such independent contractors, consultants and advisors, and (iv) the start and termination date of any Contract binding any Person that has a current consulting or advisory relationship with the Acquired Companies. All agreements with independent contractors, consultants and advisors to the Acquired Companies can be terminated with no more than thirty (30) days’ advance notice and without cost or Liability (other than fees or payments due for services performed prior to such termination in accordance with the applicable written Acquired Company contract with such Person).

(f) To the Knowledge of the Company, no employee, consultant or independent contractor of an Acquired Company is, with respect to his or her employment by or relationship with an Acquired Company, in breach of the terms of any nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to an Acquired Company; or (ii) owed to any third party with respect to such Person’s employment or engagement by an Acquired Company. No senior executive has provided oral or written notice of any present intention to terminate his or her relationship with the Acquired Companies within the first twelve (12) months following the Closing.

(g) Since the Lookback Date, the Acquired Companies have used reasonable best efforts to investigate all sexual harassment or retaliation allegations in connection therewith which have been reported to the Company by employees. With respect to each such allegation deemed to have potential merit, the Acquired Companies have taken such corrective action that is reasonably calculated to prevent further improper conduct.

(h) Since the Lookback Date, (i) no allegations, claims or reports of sexual harassment or retaliation in connection therewith have been made to the Acquired Companies against or in respect of any employee of the Acquired Companies and (ii) the Acquired Companies have not entered into settlement agreements related to allegations, claims or reports of sexual harassment or retaliation in connection therewith by any employee of the Acquired Companies.

(i) Since January 1, 2020, the Acquired Companies have not materially reduced the compensation or benefits of any of its employees or otherwise reduced the working schedule of any of their employees, nor have the Acquired Companies experienced any terminations, layoffs, furlough or shutdowns (whether voluntary or by Law), in each case, for any reason relating to COVID-19. The Acquired Companies have not applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a list of each material Company Employee Benefit Plan (excluding (i) stock option awards granted pursuant to form award agreements made available to the Artius, and (ii) any Contract for the employment or engagement of any director, officer, employee or individual independent contractor that does not materially deviate from the Company’s standard forms which have been made available to Artius). With respect to each material Company Employee Benefit Plan, the Company has made available to Artius correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), or with respect to any material Company Employee Benefit Plan that is not in writing, a written description of the material terms thereof; (ii) the most recent summary plan description (with all summaries of material modifications thereto); (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”); (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed; and (v) all current related material insurance Contracts, trust agreements or other funding arrangements.

(b) No Company Employee Benefit Plan promises or provides retiree medical, health or life insurance or other retiree welfare benefits to any Person, other than as may be required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage, and there has been no communication (whether written or oral) to any Person that would reasonably be expected to promise or guarantee any such retiree medical, health or life insurance or other retiree welfare benefits, other than as may be required under Section 4980B of the Code or any similar state Law.

(c) No Company Employee Benefit Plan is, or has been within the six (6) years immediately preceding the date hereof (i) a multiemployer plan (as defined in Section 3(37) of ERISA), (ii) a multiple employer plan (within the meaning of Sections 4063/4064 of ERISA and Section 413(c) of the Code) or (iii) any other plan that is subject to Title IV of ERISA. During the six (6) years immediately preceding the date hereof, neither the Acquired Companies nor any ERISA Affiliate has (i) sponsored, participated in, contributed to, or had an obligation to contribute to, or had any Liability under or with respect to any pension plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 412 of the Code or (ii) incurred or, to the Knowledge of the Company, reasonably expects to incur any Liability pursuant to Title IV of ERISA.

(d) To the Knowledge of the Company, each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the participation of an Acquired Company in such plan that would reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such

Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. No Acquired Company has, nor to the Knowledge of the Company, has any other Person, engaged in any non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and to the Knowledge of the Company, no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Employee Benefit Plan since the Lookback Date. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case that would result in material liability to the Acquired Companies. No Company Employee Benefit Plan is under audit or, to the Knowledge of the Company, is the subject of an investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened. The Acquired Companies have not incurred (whether or not assessed), nor are reasonably expected to incur, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to the participation of an Acquired Company in each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are required to be made or paid by the Acquired Company have been timely made in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by the Acquired Company for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(e) Each Company Employee Benefit Plan that is subject to Section 409A of the Code and applicable guidance (if any) has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all applicable regulatory guidance (including proposed and final regulations, notices and rulings) thereunder during the respective time periods in which such operational or documentary compliance has been required.

(f) The consummation of the Transactions, alone or together with any other event, will not (i) result in any payment or benefit becoming due or payable, to any current or former officer, employee, director or independent contractor under a Company Employee Benefit Plan, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or independent contractor under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Acquired Companies to any current or former officer, employee, director or independent contractor.

(g) No current or former officer, employee, director or individual independent contractor of the Acquired Companies has any right against the Acquired Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A of the Code or otherwise.

(h) Neither the execution nor delivery of this Agreement nor the consummation of the Transactions could reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). The Acquired Companies have not agreed to pay, gross-up, reimburse or otherwise indemnify any current or former officer, employee, director or individual independent contractor of the Acquired Companies for any Tax imposed under Section 4999 of the Code.

3.17 Insurance. The Acquired Companies have in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the Acquired Companies) in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the Acquired Companies operate (the “Insurance Policies”). Section 3.17 of the Company Disclosure Letter sets forth a list of all Insurance Policies maintained with respect to the business of the Acquired Companies. As of the date of this Agreement: (a) all of the Insurance Policies held by, or for the benefit of, the Acquired Companies as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) the Acquired Companies have not received a written notice of cancellation or non-renewal of any of the Insurance Policies. The Acquired Companies are not in material breach of or default under, nor have they taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach of or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the date of this Agreement, there have been no claims by or with respect to the Acquired Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

3.18 Compliance with Laws; Permits.

(a) The Acquired Companies are, and since the Lookback Date have been, in compliance with all Laws applicable to the Acquired Companies or conduct of the business of the Acquired Companies, except as would not reasonably be expected to have a Material Adverse Effect. The Acquired Companies have not received any uncured written notices from any Governmental Entity or any other Person alleging a material violation of any such Laws.

(b) The Acquired Companies hold all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity, required for the ownership and use of their assets and properties or the conduct of their business (including for the occupation and use of the Owned Real Property and Leased Real Property) as currently conducted (collectively, “Permits”) and all such Permits are valid and in full force and effect, except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect. The Acquired Companies are not in material default under any such Permit and, to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The Acquired Companies do not produce, design, test, manufacture, fabricate, or develop any critical technologies (as defined in 31 C.F.R. § 800.215).

(d) This Section 3.18 shall not apply to Tax matters, with respect to which shall be as set forth in Section 3.8.

3.19 Title to Assets; No Bankruptcy; Sufficiency of Assets.

(a) The Acquired Companies have legal and valid title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of their tangible assets (collectively, the “Assets”), in each case free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Acquired Companies are not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

3.20 Anti-Corruption Compliance.

(a) In connection with or relating to the business of the Acquired Companies, no Acquired Company, nor any director, officer, manager or employee, nor, to the Knowledge of the Company, any agent or third-party representative of an Acquired Company (in their capacities as such): (i) has promised, offered, made, authorized, solicited, agreed to receive or received any bribe, as defined under the Anti-Corruption Laws, or any rebate, payoff, influence payment or kickback, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal under the Anti-Corruption Laws, or (iii) has, directly or indirectly, made, offered, promised or authorized, solicited, received or agreed to receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or any other advantage, or anything else of value, regardless of form or amount, to or from any Government Official (or another person at their request or acquiescence) or other Person, in each case, in violation of applicable Anti-Corruption Laws.

(b) There are no (and there have been no) pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, or other whistleblower complaints or reports alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Corruption Law.

3.21 Anti-Money Laundering Compliance.

(a) The Acquired Companies maintain procedures reasonably designed to prevent money laundering and otherwise to ensure material compliance with all applicable Anti-Money Laundering Laws. There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required the Acquired Companies to correct.

(b) No Acquired Company nor any of their directors, officers or employees nor, to the Knowledge of the Company, agents or third-party representatives (in their capacities as such) has engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(c) There are no current or pending or, to the Knowledge of the Company, threatened in writing, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the Acquired Companies or any of their directors, officers, managers, or employees.

3.22 Affiliate Transactions. Except as set forth on Section 3.22 of the Company Disclosure Letter, (x) except for, in the case of any employee, officer or director, any employment, compensation, benefit, indemnification or expense reimbursement Contract, advance made in the ordinary course of business or Contract with respect to the issuance of equity in the Acquired Companies and agreements which terminate as of the Effective Time pursuant to the Company Transaction Support Agreements, the Acquired Companies are not a party to any transaction, agreement, arrangement or understanding with any (i) executive officer or director of the Acquired Companies, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company, (iii) Affiliate of any of the foregoing or (iv) “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of the individuals described in clause (i) of this paragraph and (y) no such Person (i) owes any amount to the Acquired Companies or (ii) owns any material assets, tangible or intangible, of the business of the Acquired Companies as operated as of the date hereof (such Contracts or arrangements described in clauses (x) and (y), “Company Affiliated Transactions”).

3.23 Compliance with Applicable Sanctions and Embargo Laws.

(a) Neither the Acquired Companies, any of their directors, officers, managers, employees, nor, to the Knowledge of the Company, agents or third-party representatives, is or has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in connection with the business of the Acquired Companies; or (iii) in violation of any applicable Sanctions or applicable Export Control Laws or U.S., European Union or United Kingdom anti-boycott requirements (the “Trade Control Laws”), in connection with the business of the Acquired Companies.

(b) There are no formal legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations by the Acquired Companies of the Trade Control Laws.

3.24 Environmental Matters.

(a) The Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, except any noncompliance that would not reasonably be expected to result in material liability.

(b) The Company and its Subsidiaries possess, and have been and are in compliance (except any noncompliance that would not reasonably be expected to result in material liability) with, all Permits required by applicable Environmental Laws, such Permits are in full force and effect, all applications as necessary for renewal of such Permits have been timely filed, and such Permits contain no terms or conditions that will require material changes or limitations on the activities and operations of Company or its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has received any notice alleging noncompliance by the Company or any of its Subsidiaries with respect to any Environmental Law or Permit required by applicable Environmental Laws, except as would not reasonably be expected to result in material liability.

(d) There is no material Proceeding or information request pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries either pursuant to Environmental Law or arising from the Release or presence of or exposure to Hazardous Substances.

(e) Neither the Company nor any of its Subsidiaries (i) is a party to or subject to the provisions of any material Order pursuant to Environmental Law or (ii) has assumed by Contract any material liabilities or obligations pursuant to Environmental Laws.

(f) There has been no Release or presence of or exposure to any Hazardous Substance, whether on or off the property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, that would reasonably be expected to result in material liability or a requirement for notification, investigation or remediation by the Company or any of its Subsidiaries under any Environmental Laws.

(g) No Liens pursuant to Environmental Laws have been or are imposed on the property owned or operated by the Company or any of its Subsidiaries, and to the Knowledge of the Company, no such Liens have been threatened.

(h) The Company has delivered to, or has otherwise made available for inspection by Artius, all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of the Company or any of its Subsidiaries related to environmental, health or safety matters or Hazardous Substances.

3.25 Inspections; Artius’ Representations. The Company has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Company agrees to engage in the Transactions based upon its own inspection and examination of Artius and on the accuracy of the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by Artius pursuant to this Agreement (the “Definitive Artius Representations”) and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Artius or its Affiliates or Representatives, except for the Definitive Artius Representations. The Company specifically acknowledges and agrees to Artius’ disclaimer of any representations or warranties other than the Definitive Artius Representations, whether made by either Artius or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or any of its Affiliates or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or any of its Affiliates or any of their respective representatives by Artius or any of its Affiliates or representatives), other than the Definitive Artius Representations. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 3.25, neither Artius nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the Definitive Artius Representations, Artius has not made any other express or implied representation or warranty with respect to Artius, its assets or Liabilities, the businesses of Artius or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ARTIUS AND MERGER SUB

Except as disclosed in (a) Artius’ Disclosure Letter (subject to Section 8.13) and (b) the Artius SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Artius SEC Documents and excluding any disclosures in the “Risk Factors” or “Forward Looking Statements” sections that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally of a predictive or cautionary nature or related to forward-looking in nature (it being acknowledged that nothing disclosed in such a Artius SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability)), Artius and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Authority; Enforceability.

(a) Artius has been duly incorporated as an exempted company with limited liability in the Cayman Islands and, until the occurrence of the Domestication, is and will be validly existing and in good standing under the laws of the Cayman Islands. Upon the occurrence of the Domestication, Artius will be duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Artius and Merger Sub is (i) qualified to do business and is in good standing (or the equivalent, and where such concept of good standing is applicable) as a foreign entity in each jurisdiction in which the conduct of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have an Artius Material Adverse Effect and (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each of Artius and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance of this Agreement, the Ancillary Agreements to which Artius or Merger Sub is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite Artius or Merger Sub board of directors action on the part of Artius or Merger Sub, as applicable. Subject to the receipt of the Required Artius Vote, no other corporate proceedings on the part of Artius or Merger Sub (including any action by Artius Board or holders of Equity Interests of Artius or Merger Sub), are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which Artius or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by Artius and Merger Sub at Closing will be, duly executed and delivered by Artius and Merger Sub and constitute valid and binding agreement of Artius and Merger Sub, enforceable against Artius and Merger Sub in accordance with their respective terms, subject to the Remedies Exceptions.

4.2 Capitalization.

(a) As of the date hereof, the authorized share capital of Artius consists of (i) 400,000,000 Artius Class A Ordinary Shares, (ii) 50,000,000 Artius Class B Ordinary Shares, and (iii) 1,000,000 preference shares, par value $0.0001 per share (“Artius Preference Shares”). As of the date hereof and as of immediately prior to the Closing (without giving effect to the Artius Share Redemptions, the PIPE Investment, the Domestication, or the Artius Pre-Closing Conversion), (A) 72,450,000 Artius Class A Ordinary Shares are issued and outstanding, (B) 18,112,500 Artius Class B Ordinary Shares are issued and outstanding, (C) no Artius Preference Shares are issued and outstanding, and (D) 24,150,000 public warrants of Artius (“Artius Public Warrants”) and 11,326,667 private placement warrants of Artius (“Artius Private Warrants”, together with the Artius Public Warrants, the “Artius Warrants”) are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 4.2(a) of Artius’ Disclosure Letter (the “Artius Warrants”). The exercise price of each Artius Warrant has not been reduced to an amount less than $11.50 per Artius Warrant. The Equity Interests set forth in this Section 4.2(a) comprise all of the Equity Interests of Artius that are issued and outstanding (without giving effect to the Artius Share Redemptions, the PIPE Investment, the Domestication, or the Artius Pre-Closing Conversion).

(b) Except as (x) set forth on Section 4.2(b) of Artius’ Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 4.2(a)), the Ancillary Agreements or the Governing Documents of Artius or Merger Sub:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes, rights to subscribe, conversion rights or other similar rights to which Artius or Merger Sub is a party or which are binding upon Artius or Merger Sub providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) neither Artius nor Merger Sub is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) neither Artius nor Merger Sub is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of Artius or Merger Sub; and

(v) neither Artius nor Merger Sub has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which Artius or Merger Sub is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c) All of the issued and outstanding Equity Interests of Artius and Merger Sub, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d) Other than with respect to Merger Sub, Artius does not own, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person. Artius owns all of the outstanding Equity Interests of Merger Sub, free and clear of any Liens.

(e) There are no securities or instruments issued by or to which Artius or the Sponsor is a party containing anti-dilution or similar provisions with respect to the equity interests of Artius that will be triggered by the consummation of the Transactions or the PIPE Investments, in each case, that have not been or will be waived on or prior to the Closing Date.

(f) The Aggregate Stock Consideration, when issued following the effectiveness of the Registration Statement and in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Artius Governing Documents, or any Contract to which Artius is a party or otherwise bound, other than Liens arising under applicable securities Laws or Liens arising under this Agreement or any Ancillary Agreement.

4.3 Brokerage. Except as set forth on Section 4.3 of Artius’ Disclosure Letter, neither Artius nor Merger Sub have incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Company or Artius to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

4.4 Trust Account. As of the date of this Agreement, Artius has at least seven hundred twenty-four million five hundred thousand dollars ($724,500,000) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Artius, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by Artius or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Artius. Artius has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by Artius or the Trustee. There are no any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Artius SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the Artius Stockholders who shall have exercised their rights to participate in the Artius Share Redemptions pursuant to the Artius Governing Documents, (ii) the underwriters of Artius’ initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) Artius with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of Artius, investigations) pending or, to the Knowledge of Artius, threatened with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, the conditions to the use of funds in the Trust Account will be satisfied and funds available in the Trust Account will be available to Artius at the Effective Time.

4.5 Artius SEC Documents; Controls.

(a) Artius has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since July 13, 2020, together with any amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Artius SEC Documents”). Each director and executive officer of Artius has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Artius has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(b) Artius has made available to the Company true and correct copies of all amendments and modifications that have not been filed by Artius with the SEC to all agreements, documents and other instruments that previously had been filed by Artius with the SEC and are currently in effect. As of their respective dates, each of the Artius SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Artius SEC Documents. None of the Artius SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of a Artius SEC Document that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in the case of any other Artius SEC Document. As of the date hereof, (i) there are no outstanding comments from the SEC with respect to the Artius SEC Documents and (ii) to the Knowledge of Artius, none of the Artius SEC Documents filed on or prior to the date of this Agreement is subject to any ongoing SEC investigation or review. Artius is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(c) Each of the financial statements of Artius included in the Artius SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments, which have not been and would not reasonably be expected to individually or in the aggregate, be material) the financial position of Artius, as of their respective dates and the financial position, changes in stockholders equity, results of operations and the cash flows of Artius, for the periods presented therein. Each of the financial statements of Artius included in the Artius SEC Documents were derived from the books and records of Artius, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. Artius has no off-balance sheet arrangements that are not disclosed in the Artius SEC Documents. No financial statements other than those of Artius are required by GAAP to be included in the consolidated financial statements of Artius.

(d) Since July 13, 2020, Artius has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Artius SEC Document. Each such certification is correct and complete. Artius maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Artius is made known on a timely basis (as specified in the rules and forms of the SEC) to the individuals responsible for the preparation of the Artius SEC Documents to allow Artius’ principal executive officer and its principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to sections 302 and 906 of the Sarbanes-Oxley Act. As used in this Section 4.5(e), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of Artius’ status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Artius has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s or the board of director’s general or specific authorizations; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that Artius maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. If applicable, Artius has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Artius to Artius’ independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Artius to record, process, summarize and report financial data. Artius has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Artius. There are no outstanding loans or other extensions of credit made by Artius to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Artius.

(f) Since July 13, 2020, there have been no material changes in Artius’ internal control over financial reporting. Neither Artius (including any employee thereof) nor Artius’ independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Artius, (ii) any fraud, whether or not material, that involves Artius’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Artius or (iii) any claim or allegation regarding any of the foregoing.

(g) Artius constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.6 Information Supplied. None of the information supplied or to be supplied by Artius for inclusion or incorporation by reference: (a) in any current report of Artius on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity with respect to the transactions contemplated hereby; (b) in the Registration Statement; or (c) in the mailings or other distributions to Artius’ stockholders or prospective investors with respect to the consummation of the transactions contemplated hereby or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by Artius with respect (i) to statements made or incorporated by reference in such filings with the SEC based on information supplied by the Company or its Affiliates for inclusion therein or incorporated by reference therein, (ii) any projections or forecasts included therein or (iii) any information or statements made or incorporated by referenced therein that were not supplied by or on behalf of Artius for use therein.

4.7 Litigation. There are no Proceedings or, to the Knowledge of Artius, investigations pending or, to the Knowledge of Artius, threatened against Artius or Merger Sub or, to the Knowledge of Artius, any director, officer or employee of Artius or Merger Sub (in their capacity as such), in each case that would reasonably be expected to prevent or materially impair the ability of Artius and Merger Sub to consummate the Transactions. Artius is not subject to or bound by any material Order. There are no material Proceedings pending or threatened by Artius or Merger Sub against any other Person.

4.8 Listing. Immediately prior to the Domestication, the issued and outstanding Artius Class A Ordinary Shares and the Artius Public Warrants (the foregoing, collectively, the “Artius Public Securities”) will be registered pursuant to Section 12(b) of the Securities Exchange Act and will be listed for trading on the NASDAQ. There is no Proceeding or investigation pending or, to the Knowledge of Artius, threatened against Artius by the NASDAQ or the SEC with respect to any intention by such entity to deregister the Artius Public Securities or prohibit or terminate the listing of the Artius Public Securities on the NASDAQ. Artius has taken no action that is designed to terminate the registration of the Artius Public Securities under the Securities Exchange Act. Artius has not received any written or, to the Knowledge of Artius, oral deficiency notice from the NASDAQ relating to the continued listing requirements of the Artius Public Securities.

4.9 Investment Company. Neither Artius nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940.

4.10 Noncontravention.

(a) Except for the filings pursuant to Section 6.7, the receipt of the Required Artius Vote, the filing and recordation of the Certificate of Merger as required by the DGCL and subject to the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.10(b) and any other notifications to be provided in the Ordinary Course of Business, the execution, delivery and performance of this Agreement by Artius and Merger Sub and the consummation by Artius and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements do not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under or (v) result in the creation of any Lien upon its Equity Interests under, in the case of each of clauses (i) through (v), (A) any material Contract or lease to which Artius or Merger Sub is a party, (B) any Governing Document of Artius or Merger Sub or (C) any Law or Order to which Artius or Merger Sub is bound or subject, with respect to the foregoing clause (A), clause (B) or clause (C), except as (1) would not have an Artius Material Adverse Effect or (2) prevent, materially impair or materially delay the consummation of the Transactions.

(b) Except for the filings pursuant to Section 6.7 and the applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, the consummation by Artius and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements do not (i) require any approval under, from or pursuant to, or (ii) require any filing with, any Governmental Entity under or pursuant to any Law or Order to which Artius or Merger Sub is bound or subject, except as would reasonably be expected to be material to Artius or Merger Sub, as applicable.

(c) Artius and Merger Sub are not in violation of any of their respective Governing Documents except as would not have an Artius Material Adverse Effect.

4.11 Business Activities.

(a) Since its organization, other than as described in the Artius SEC Documents, Artius has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Artius Governing Documents, there is no Contract, commitment, or Order binding upon Artius or to which Artius is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Artius or any acquisition of property by Artius or the conduct of business by Artius after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to Artius.

(b) Except for this Agreement and the transactions contemplated by this Agreement, Artius has no interests, rights, obligations or Liabilities with respect to, and Artius is not party to, bound by nor are any of its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Artius has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of Artius as of December 31, 2020 (the “Artius Balance Sheet”); (ii) Liabilities which have arisen after the date of the Artius Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by Artius of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of Artius or the Sponsor, including with respect to legal, accounting or other advisors incurred by Artius in connection with the transactions contemplated by this Agreement.

(d) Neither Artius nor Merger Sub is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

4.12 Tax Matters. Except as set forth on Section 4.12 of Artius’ Disclosure Letter:

(a) Artius has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by Artius are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material Taxes due and payable by Artius have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) Artius has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where Artius does not file a particular type of Tax Return, or pay a particular type of Tax, that Artius is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction which claim has not been settled or resolved. The Tax Returns of Artius made available to the Company, if any, reflect all of the jurisdictions in which Artius is required to file Tax Returns or remit a material amount of Income Tax.

(d) Artius is not currently nor has it been the subject of any Tax Proceeding with respect to any material Taxes or Tax Returns of or with respect to Artius, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against Artius have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of Artius, no such deficiency has been threatened or proposed against Artius.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to Artius or extending a period of collection, assessment or deficiency for Taxes due from or with respect to the Artius, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. Artius is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of Artius that would have a material adverse effect on Artius following the date of the Artius Balance Sheet.

(f) Artius does not “participate” and has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) Artius will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing.

(h) There is no Lien for Taxes on any of the assets of Artius, other than Permitted Liens.

(i) Artius has no Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). Artius is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement, or ever been a party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes.

(j) Artius is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(k) Artius has not taken any action (nor permitted any action to be taken), and are not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(l) Artius is not and has never been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(m) Artius is not eligible for the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax), for which it is not fully in compliance with all relevant requirements. To the extent Artius is eligible for such benefits, this Agreement and the closing of the Transaction/transactions contemplated hereunder will not end or otherwise affect such eligibility.

(n) Artius has not prior to Closing constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

4.13 Affiliate Transactions. Except as set forth on Section 4.13 of Artius’ Disclosure Letter, (x) Artius is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of Artius, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Artius or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing and (y) no Person described in the foregoing clause (x) (i) owes any amount to Artius or (ii) owns any material assets, tangible or intangible, of the business of Artius as operated as of the date hereof (such Contracts or arrangements described in clauses (x) and (y), “Artius Affiliated Transactions”).

4.14 Compliance with Laws. Artius is, and has been since its incorporation, in compliance in all material respects with all Laws applicable Artius or to the conduct of the business of Artius, holds all required Permits, except where such failure would not reasonably be expected to have an Artius Material Adverse Effect, and no uncured written notices have been received by Artius from any Governmental Entity or any other Person alleging a material violation of any such Laws. This Section 4.14 shall not apply to Tax matters, with respect to which shall be as set forth in Section 4.12.

4.15 Employees. Other than any Artius Executives, Artius and Merger Sub do not and have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Artius Executives and directors in connection with activities on Artius’ behalf in an aggregate amount not in excess of the amount of cash held by Artius outside of the Trust Account, Artius has no unsatisfied material liability with respect to any employee, officer or director. Artius and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

4.16 PIPE Investment. Artius has delivered to the Company true, correct and complete copies of each of the Subscription Agreements. As of the date hereof, the Subscription Agreement with each PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Artius. Each Subscription Agreement is a legal, valid and binding obligation of Artius, enforceable against Artius in accordance with its terms subject to the Remedies Exceptions and, to the Knowledge of Artius, is a legal, valid and binding obligation of each PIPE Investor, enforceable against each PIPE Investor in accordance with its terms subject to the Remedies Exceptions. There are no other agreements, side letters, or arrangements between Artius and any PIPE Investor relating to any Subscription Agreement or the PIPE Investment that could affect the obligation of such PIPE Investors to purchase the shares of Artius Class A Common Stock in the PIPE Investment equal to the commitment amount set forth in the Subscription Agreement of such PIPE Investor. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Artius under any material term or condition of any Subscription Agreement and, as of the date hereof, Artius has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to purchase the shares of Artius Class A Common Stock in the PIPE Investment in the commitment amount set forth in the Subscription Agreements on the terms therein.

4.17 Inspections; Company Representations. Artius is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Company. Artius has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Artius agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Company and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement (the “Definitive Company Representations”) and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, except for the Definitive Company Representations. Artius specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than the Definitive Company Representations, whether made by either the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Artius or any of its Affiliates or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to Artius or any of its Affiliates or any of their respective representatives by Artius or any of its Affiliates or representatives), other than the Definitive Company Representations. Artius specifically acknowledges and agrees that, without limiting the generality of this Section 4.17, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Artius specifically acknowledges and agrees that except for the Definitive Company Representations, the Company has not made any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, the businesses of the Company or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE V

INTERIM OPERATING COVENANTS

5.1 Interim Operating Covenants of the Company.

(a) From the date of this Agreement until the earlier of the Closing and the date this Agreement is terminated pursuant to and in accordance with Section 7.1 (such period, the “Pre-Closing Period”), unless Artius shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (i) as specifically contemplated by this Agreement or the Ancillary Agreements, (ii) as set forth on Section 5.1(a) of the Company Disclosure Letter, or (iii) actions taken or omitted to be taken that are determined to be necessary, in the Company’s reasonable discretion, in response to or related to the actual or anticipated effect of COVID-19; provided, however, that, the Company shall notify Artius prior to taking any action pursuant to this clause (iii) or, if such prior notice is not reasonably practicable, as promptly as practicable after taking such action, the Acquired Companies shall conduct and operate their business in the Ordinary Course of Business and use commercially reasonable efforts to (A) maintain and preserve substantially intact their present business organization and relationships with customers, suppliers and others having material business dealings with the Acquired Companies and (B) keep available the services of their officers and employees.

(b) In furtherance of and without limiting the covenants set forth in Section 5.1(a), during the Pre-Closing Period, except (i) as specifically contemplated by this Agreement or the Ancillary Agreements or (ii) as set forth on Section 5.1(b) of the Company Disclosure Letter, unless Artius shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing, the Acquired Companies shall not:

(i) amend or otherwise modify any of the Governing Documents of an Acquired Company;

(ii) make any material changes to their accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iii) sell, issue, assign, transfer, pledge, convey or otherwise dispose of (A) any Equity Interests of the Acquired Companies or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Acquired Companies to issue, deliver or sell any Equity Interests of the Acquired Companies, in each case, other than upon the exercise or settlement of awards outstanding under any Company Employee Benefit Plan in effect on the date of this Agreement in accordance with their present terms;

(iv) redeem, purchase or otherwise acquire any Equity Interests or other securities of the Acquired Companies, other than redemptions of equity securities from former employees, directors or other service providers upon the terms set forth in the underlying agreements governing such equity securities;

(v) declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Acquired Companies;

(vi) adjust, split, combine or reclassify any of the Acquired Companies’ Equity Interests or effect any other change in their capitalization;

(vii) (A) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, (B) make any advances or capital contributions to, or investments in, any Person, or (C) amend or modify in any material respect any Indebtedness for borrowed money;

(viii) make, issue or forgive any loan to any Person, other than advances to the Acquired Companies’ directors, officers or employees in the Ordinary Course of Business;

(ix) commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures consistent with the Company’s business plan made available to Artius or capital expenditures made in the Ordinary Course of Business not to exceed $5,000,000 in the aggregate and the capitalized portion of any labor;

(x) enter into any amendment or termination (other than an expiration in accordance with the terms thereof or any automatic renewals in accordance with the terms thereof) of, or waive compliance with, any Material Contract or Lease or enter into any Contract that if entered into prior to the date of this Agreement would be a Material Contract or Lease;

(xi) other than inventory and other assets acquired in the Ordinary Course of Business, acquire the business, properties or assets (including by merger, consolidation or acquisition of stock or by purchasing or receiving an exclusive license), including Equity Interests, of another Person;

(xii) propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights (other than rights in Intellectual Property or Technology) or material assets (other than Intellectual Property or Technology) owned by, or leased or licensed to, an Acquired Company, except for (x) Permitted Liens and (y) as required or contemplated by this Agreement;

(xiii) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by the Acquired Companies not covered by insurance in excess of $100,000 individually or in excess of $1,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against an Acquired Company, (y) which imposes any material restrictions on the operations of businesses of the Acquired Companies or (z) by the stockholders or any other Person which relates to the transactions contemplated by this Agreement;

(xiv) except as required under applicable Law or by the terms of any Company Employee Benefit Plan as in existence as of the date hereof, (A) increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of the Acquired Companies, other than increases (including as part of the Company’s year-end salary, merit and/or cost-of-living review process) applicable to current employees of the Company other than executive officers and that do not exceed, in the aggregate, three percent (3%) of existing aggregate levels as of the date hereof for all current employees of the Company other than executive officers of the Company or five percent (5%) of existing base salary compensation as of the date hereof for any such individual, (B) become a party to, establish, materially amend (other than as required by applicable Law or as part of an annual renewal for health or welfare benefits), commence participation in, or terminate any Company Employee Benefit Plan, or any other plan, agreement or arrangement that would be a Company Employee Benefit Plan if in effect as of the date hereof, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Employee Benefit Plan, (D) grant any new awards under any Company Employee Benefit Plan, (E) amend or modify any outstanding award under any Company Employee Benefit Plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the Acquired Companies, or (G) hire or engage any employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of $200,000;

(xv) sell, lease, assign, transfer, convey, license, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens) in or on, any rights or assets (other than Intellectual Property or Technology or, in each case, any rights therein) owned by, or leased or licensed to, the Acquired Companies other than inventory or products in the Ordinary Course of Business;

(xvi) terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, subject to any Lien (except for Permitted Liens), license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to Intellectual Property or any option to any of the foregoing), sell, assign, transfer or otherwise dispose of any Company Intellectual Property, except for abandonment of such Company Intellectual Property that the Company determines in its reasonable judgment, in the Ordinary Course of Business, is immaterial to the Acquired Companies;

(xvii) disclose any Trade Secrets and any other confidential information of any Acquired Company to any Person other than to Persons who have executed such binding confidentiality agreements or agreements with comparable restrictions on the use or disclosure of confidential information;

(xviii) fail to maintain any insurance policies of the Acquired Companies (other (A) than substitution of an insurance policy by an insurance policy on terms, including coverage, no less favorable to the Acquired Companies than the insurance policy so replaced and from a carrier of the same creditworthiness or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or applicable);

(xix) enter into any new line of business outside of the business currently conducted by the Acquired Companies as of the date of this Agreement.

(xx) enter into, renew or modify any Company Affiliated Transaction;

(xxi) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (other than as required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.1 of the Company Disclosure Letter (other than at the request of a taxing authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(xxii) agree or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall be deemed to give Artius, directly or indirectly, the right to control or direct the Acquired Companies or any operations of the Acquired Companies prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control over its business and operations, and Arius’ consent shall not be required prior to the Company taking action otherwise prohibited by 5.1(b) if the Company reasonably believes that obtaining such consent would violate the HSR Act, provided that the Company promptly notifies Artius thereof.

5.2 Interim Operating Covenants of Artius.

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements, including pursuant to the Domestication, Artius Share Redemption or the PIPE Investment or as set forth on Section 5.2(a) of Artius’ Disclosure Letter, Artius shall not:

(i) other than in connection with the Domestication or with respect to the Artius Pre-Closing Conversion, amend or otherwise modify the Trust Agreement, that certain Private Placement Warrants Purchase Agreement, dated July 13, 2020, by and among the Sponsor and Artius (the “Artius Warrant Agreement”), the Artius Governing Documents, or the Governing Documents of Merger Sub, in each case in any manner that is adverse to the Company or Artius in any material respect;

(ii) withdraw any funds from the Trust Account, other than as permitted by the Artius Governing Documents or the Trust Agreement;

(iii) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iv) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (other than as required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.2 of Artius’ Disclosure Letter (other than at the request of a taxing authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(v) other than in connection with a Artius Share Redemption, the PIPE Investment or the Artius Pre-Closing Conversion, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (x) any of its Equity Interests, or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating Artius or Sponsor to issue, deliver or sell any Equity Interests of Artius;

(vi) other than the Artius Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of Artius;

(vii) other than in connection with the Domestication, adjust, split, combine or reclassify any of its Equity Interests;

(viii) amend, modify or waive any of the material terms or rights set forth in any Artius Warrant, including any amendment, modification or reduction of the exercise price of any Artius Warrant;

(ix) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by Artius not covered by insurance in excess of $2,000,000 individually or $5,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against Artius or (y) which imposes any material restrictions on the operations of businesses of Artius;

(x) enter into, renew or modify any Artius Affiliated Transaction, except as otherwise expressly permitted by this Section 5.2(a);

(xi) form any subsidiary of Artius other than Merger Sub;

(xii) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations;

(xiii) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Artius or Merger Sub;

(xiv) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts, agreements and arrangements (including engagement letters) with any of the financial advisors identified on Section 4.3 of Artius’ Disclosure Letter in a manner adverse to Artius or that would increase, add or supplement any Artius Transaction Expenses or enter into a contract or agreement that if entered into prior to the date of this Agreement would require the payment of amounts that would constitute Artius Transaction Expenses other than any services providers engaged by Artius for printing and filing services with respect to the PIPE Investment or printing, mailing and solicitation services with respect to the Proxy Statement and the Registration Statement;

(xv) (A) amend or otherwise modify the material terms of the Subscription Agreements (including amount, conditionality, subscriber identity, and registration rights) or (B) increase or decrease the PIPE Investment Amount;

(xvi) acquire the business, properties or assets (including by purchasing or receiving an exclusive license), including Equity Interests, of another Person); or

(xvii) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct Artius prior to the Closing. Prior to the Closing, Artius shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

ARTICLE VI

PRE-CLOSING AGREEMENTS

6.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable, as determined by each Party in its reasonable discretion (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts, and Artius shall cooperate in all reasonable respects with the Company, to send the requisite notice to or to solicit and obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including to obtain the consents of, (i) as applicable, the contractual counterparties to the Contracts listed on Section 6.1 of the Company Disclosure Letter and (ii) Her Majesty the Queen in Right of Canada (as represented by the Minister of Industry) pursuant to Section 10.2(b)(i) of the Strategic Innovation Fund Agreement, dated as of April 17, 2019, by and between Her Majesty the Queen in Right of Canada (as represented by the Minister of Industry), Origin Materials Canada Holding Ltd. and Micromidas Inc. (the “SIF Agreement”) prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent), and provided, further, that the Parties acknowledge and agree that the failure to obtain any such consents is not, and shall not be, a condition to Closing.

6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.4 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Artius shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Artius Governing Documents, at the Closing, Artius shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to (x) pay as and when due all amounts payable to Artius Stockholders who shall have validly elected to redeem their Artius Class A Ordinary Shares pursuant to the Artius A&R Memorandum and Articles and direct and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, (y) pay all amounts payable pursuant to Section 2.2 and (z) deposit the remaining monies in the Trust Account to Artius.

6.3 Listing; Public Filings.

(a) During the Pre-Closing Period prior to the Domestication, Artius shall use reasonable best efforts to ensure Artius remains listed as a public company on, and for the Artius Class A Ordinary Shares and Artius Public Warrants to be listed on, the NASDAQ. Prior to the Effective Time, Artius shall, to the extent required by the rules and regulations of the NASDAQ, prepare and submit to the NASDAQ a notification form for the listing of the Artius Class A Common Stock, and to cause such shares to be conditionally approved for listing (subject only to official notice of issuance).

(b) During the Pre Closing Period, Artius shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

6.4 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Artius, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

6.5 Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior written notice, the Company and Artius, as applicable (the “Disclosing Party”) shall afford the other Party and the officers, directors, employees, accountants, consultants, legal counsel, agents and other afford the representatives (collectively, “Representatives”) of such other Party (the “Recipient Party”) reasonable access, during normal business hours, to the properties, books and records, and senior management of the Disclosing Party, as applicable, and furnish to the Representatives of the Recipient Party such additional financial and operating data and other information regarding the business of the Disclosing Party as the Recipient Party or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, neither the Company nor Artius shall be obligated to disclose any information that, in the reasonable judgment of such Party on advice of outside counsel, would result in the loss of attorney-client privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by such Party; provided, that the Disclosing Party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection. The Disclosing Party shall promptly advise the Recipient Party in such circumstances that the Disclosing Party or its Representatives is unable to comply with the Recipient Party’s requests for information pursuant to this Section 6.5 and the Disclosing Party shall use its reasonable best efforts to describe the types of information being withheld. The Recipient Party agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Disclosing Party as a result of providing such access (which shall be treated as Transaction Expenses hereunder).

(b) Artius shall coordinate its access rights pursuant to Section 6.5(a) with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Acquired Companies.

6.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly disclose to Artius in writing any development, fact or circumstance of which the Company has Knowledge, that causes or would reasonably be expected to result in the failure of the conditions set forth in Section 2.4(a) or Section 2.4(c) to be satisfied.

(b) During the Pre-Closing Period, Artius shall promptly disclose to the Company in writing any development, fact or circumstance of which Artius has Knowledge, that causes or would reasonably be expected to result in the failure of the conditions set forth in Section 2.4(a) or Section 2.4(b) to be satisfied.

(c) In the event that any Proceeding related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the Knowledge of Artius, threatened in writing, against Artius or the Artius Board by any Artius

Stockholder at any time during the Pre-Closing Period, Artius shall promptly notify the Company of any such Proceeding and keep the Company reasonably informed with respect to the status thereof. Artius shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control and the defense of any such Proceeding, shall give due consideration to the Company’s advice with respect to such Proceeding.

(d) In the event that any Proceeding related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the Knowledge of the Company, threatened in writing, against the Company or the board of Directors of the Company by any Company Stockholder at any time during the Pre-Closing Period, the Company shall promptly notify Artius of any such Proceeding and keep Artius reasonably informed with respect to the status thereof. The Company shall provide Artius the opportunity to participate in (subject to a customary joint defense agreement), but not control and the defense of any such Proceeding, shall give due consideration to Artius’ advice with respect to such Proceeding.

6.7 Regulatory Approvals; Efforts.

(a) The Parties shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, waivers, permits, orders, actions or non-actions of any Governmental Entity that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement. Each Party shall promptly inform the other Parties of any material communication between itself (including its Representatives) and any Governmental Entity regarding any of the Transactions. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable. All fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be deemed to be Transaction Expenses hereunder, and allocated in the manner described in the definition thereof.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the Transactions and, to the extent permissible, promptly furnish the other with copies of notices or other communications (other than any ministerial notices or other communications) between any Party (including their respective Affiliates and Representatives), as the case may be, and any third party or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the Transactions. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone or video conference, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.7, each Party shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 6.4, nothing in this Section 6.7 shall require the Company, Artius or any of their respective Affiliates, to take any action with respect to any of their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, Artius or their respective Affiliates, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Company, Artius or their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, Artius or their respective Affiliates, or any interests therein.

6.8 Communications; Press Releases.

(a) Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the Transactions or any matter contemplated by the foregoing shall not be issued without the prior written consent of Artius and the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the Transactions consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the Artius SEC Documents to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 6.8, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

6.9 Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, (x) Artius and the Company shall prepare mutually acceptable materials which shall include a preliminary Registration Statement (in which the Proxy Statement shall be included as a prospectus for purposes of obtaining approval of the Artius Stockholder Voting Matters at the Artius Stockholder Meeting) and (y) Artius shall use its reasonable best efforts to cause its audited financial statements as of and for the year ended December 31, 2020 to be prepared by February 27, 2021 and to file such Registration Statement no later than ten (10) Business Days after the delivery of the Origin Financial Statements in accordance with Section 6.20.

(b) Each of Artius and the Company agrees to use their respective reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Artius further agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions.

(c) Each of Artius and the Company agrees to furnish to the other party all information concerning itself, its officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Artius or the Company to any regulatory authority (including the NASDAQ) in connection with the Transactions, including the Merger (the “Offer Documents”). The Registration Statement, Proxy Statement and any other Offer Documents shall be in a form mutually agreed by Artius and the Company.

(d) Prior to filing the Registration Statement, or any amendment thereof or supplement thereto, with the SEC, Artius will make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts. No filing of, or amendment or supplement to, the Registration Statement, other than in the case of any amendment made pursuant to Section 6.9(g) and Section 6.9(e), will be made by Artius without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Artius will advise the Company, promptly after Artius receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of shares of Artius Class A Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Artius shall cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Artius Board, as promptly as practicable following the Registration Statement becoming declared effective under the Securities Act. Artius will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (i) comply as to form with all applicable SEC requirements and (ii) otherwise comply in all material respects with all applicable Law.

(e) Artius will notify the Company promptly of the receipt of any comments (written or oral) from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or Offer Documents and of any request by the SEC or its staff or any other official of any Governmental Entity for amendments or supplements to the Registration Statements, the Proxy Statement or Offer Documents, and will supply the Company with copies of all correspondence between Artius or any of its representatives, on the one hand, and the SEC, or its staff or any other official of any Governmental Entity, on the other hand, with respect to the Registration Statements or Offer Documents. Artius shall permit the Company and its outside counsel to participate in all material discussions and meetings with the SEC and its staff relating to the Registration Statement, the Proxy Statement, this Agreement or the Transactions. Artius and the Company shall cooperate in the preparation of, and mutually agree upon (such agreement not to be unreasonably withhold or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. Artius shall inform the Company whenever any material event occurs that requires the filing of an amendment or supplement to the Registration Statements, Proxy Statement or Offer Documents and the Company shall promptly inform Artius whenever the Company discovers any event relating to Artius, the Company or any of their respective Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Registration Statement, Proxy Statement or Offer Documents.

(f) In connection with any filing Artius makes with the SEC that requires information about the Company or the Transactions to be included, the Company will, and will use reasonable best efforts to cause its representatives, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use reasonable best efforts to (i) cooperate with Artius, (ii) respond to questions about the Acquired Companies required in any filing or requested by the SEC in a timely fashion, and (iii) promptly provide any information reasonably necessary or advisable or otherwise reasonably requested by Artius or Artius’ representatives in connection with any filing with the SEC.

(g) If, at any time prior to the Artius Stockholder Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Artius shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Acquired Companies, their businesses or any of the Company’s Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Artius of such information, event or circumstance.

6.10 Artius Stockholder Meeting; Board Recommendation.

(a) Prior to or as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, Artius shall, in accordance with applicable Law, NASDAQ rules and the Artius Governing Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of the Artius Stockholders (including any adjournment thereof, the “Artius Stockholder Meeting”) to be held as soon as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act for the sole purpose of obtaining approval of the Required Artius Vote (which meeting shall be held not more than thirty (30) days after the date on which Artius mails the Proxy Statement to the Artius Stockholders unless adjourned pursuant to this Section 6.10(a) or otherwise agreed in writing between the Parties). Artius will use its reasonable best efforts to solicit from the Artius Stockholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary or advisable to obtain such proxies with respect to the Required Artius Vote and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law and the Artius Governing Documents, subject to the right of the Artius Board to make a Artius Change in Recommendation in accordance with Section 6.10(b) in response to an Intervening Event (it being further understood that such Artius Change in Recommendation shall not affect Artius’ obligations under this Section 6.10(a) to call, give notice of, convene and hold the Artius Stockholder Meeting and submit for the approval of the Artius Stockholders the Artius Stockholder Voting Matters thereat). Artius shall not adjourn the Artius Stockholder Meeting without the prior written consent of Company; provided that Artius, subject to the Artius A&R Memorandum and Articles, may adjourn the Artius Stockholder Meeting on one or more occasions for up to 30 Business Days in the aggregate (i) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that Artius reasonably determines is necessary to comply with applicable Laws, is provided to the Artius Stockholders in advance of a vote on the adoption of this Agreement, (ii) to convene a quorum if, as of the time that the Artius Stockholder Meeting is originally scheduled, there are insufficient Artius Class A Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Artius Stockholder Meeting, (iii) if, as of the time that the Artius Stockholder Meeting is originally scheduled, adjournment of the Artius Stockholder Meeting is necessary to enable Artius to solicit additional proxies required to obtain the Required Artius Vote or (iv) to seek withdrawals of redemption requests from Artius Stockholders, in each case of the foregoing clauses (i)-(iv), as determined by the Artius Board in good faith.

(b) The Registration Statement shall include a statement to the effect that the Artius Board has recommended that the Artius Stockholders vote in favor of the Artius Stockholder Voting Matters at the Artius Stockholder Meeting (“Artius Board Recommendation”) unless the Artius Board shall have changed such recommendation in accordance with this Section 6.10(b). Neither the Artius Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, change, or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify, the Artius Board Recommendation (a “Artius Change in Recommendation”); provided that if, at any time prior to obtaining the Artius Required Vote, the Artius Board determines in good faith, after consultation with its outside legal counsel, that failure to make a Artius Change in Recommendation in response to an Intervening Event would be inconsistent with its fiduciary duties to Artius’ stockholders under applicable Law, then the Artius Board may make a Artius Change in Recommendation in response to an Intervening Event; provided, further, that Artius (to the extent lawful and reasonably practicable) first provides the Company with at least 48 hours advance written notice of such Artius Change in Recommendation describing in reasonable detail the reasons for such Artius Change in Recommendation and the material facts and circumstances relating to such Intervening Event.

6.11 Expenses. Except as otherwise provided in this Agreement (including in Section 2.2(c) with respect to the payment of Transaction Expenses by Artius effective upon the Closing), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

6.12 Directors and Officers.

(a) Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, the Surviving Corporation (i) shall maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Company Governing Documents as in effect as of the date of this Agreement (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of the Company (collectively, with such Person’s heirs, executors or administrators, the “Company Indemnified Persons”), and (ii) shall not amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Company Indemnified Person without the written consent of such affected Company Indemnified Person (it being agreed that each Company Indemnified Person shall be a third party beneficiary of this Section 6.12) or as otherwise required by applicable Law. From and after the Effective Time, Artius shall cause the Surviving Corporation to indemnify and hold harmless each Company Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Governing Documents as in effect as of the date of this Agreement or any director indemnification agreement or employment agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). In the event that Artius or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all its properties and assets to any Person, Artius or the Surviving Corporation, as the case may be, shall cause proper provisions to be made so that the successors and assigns of Artius or the Surviving Corporation assume the obligations set forth in this Section 6.12.

(b) Tail Policy. At or prior to the Effective Time, the Surviving Corporation shall purchase and maintain in effect for a period of six (6) years thereafter, policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Company, the Surviving Corporation and Artius with respect to claims arising from facts or events that occurred on or before the Closing and of the type and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy (the “Tail Policy”); provided that in no event shall the Surviving Corporation be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Acquired Companies and Artius with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap.

6.13 Equity Financing; Cooperation.

(a) During the Pre-Closing Period, Artius shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements and shall use its reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such Subscription Agreements and otherwise comply with its obligations thereunder, and (ii) consummate the transactions contemplated by such Subscription Agreements at or prior to Closing and the Company shall cooperate with Artius in such efforts.

(b) Artius acknowledges and agrees that the Company shall be entitled to specifically enforce the obligations of the PIPE Investors to fund the subscription amounts set forth in the Subscription Agreements executed by such PIPE Investors and the provisions of each such Subscription Agreement of which the Company is an express third party beneficiary, on the terms and subject to the conditions set forth in each such Subscription Agreement. Artius shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), modify the subscription amount under any Subscription Agreement or reduce or impair the rights of Artius under any Subscription Agreement, permit or consent to any material amendment, supplement or modification to any Subscription Agreement, any material waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or remedy under, or any replacements of, any of the Subscription Agreements, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Artius Class A Common Stock contemplated thereby.

(c) Subject to Section 6.13(b) and in the event that all conditions in the Subscription Agreements have been satisfied, Artius shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on or prior to the Closing on the terms described therein, including (i) to enforce the rights of Artius under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Artius the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; (ii) confer with the Company regarding timing of the expected Closing Date (as defined in the Subscription Agreements); and (iii) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements.

(d) Without limiting the generality of the foregoing, Artius shall give the Company, prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such Party, (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement of any provisions of any Subscription Agreement, (iii) of any amendment to any Subscription Agreement entered into by Artius that Artius was permitted to make without the prior written consent of the Company in accordance with Section 6.13(b) or (iv) if any portion of the PIPE Investment pursuant to the Subscription Agreements will not be funded in accordance with the terms of the applicable Subscription Agreement. Artius shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing.

6.14 Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, the Company shall not, directly or indirectly, engage in any transactions involving or relating to the securities of Artius without the prior written consent of Artius.

6.15 Exclusivity.

(a) During the Pre-Closing Period, the Company shall not, and shall cause its controlled Affiliates, subsidiaries and its and their representatives, officers, agents, Affiliates, equityholders and any other person acting on its behalf (the “Related Parties”), not to, directly or indirectly, (i) solicit or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than Artius and the Sponsor and with respect to the PIPE Investment, the PIPE Investors (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through the Data Room) any information relating to the Acquired Companies or any of their assets or businesses, or afford access to the assets, business, properties, books or records of the Acquired Companies to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so. The Company shall, and shall cause its Related Parties, and its and their representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Competing Transaction.

(b) During the Pre-Closing Period, subject to the right to withdraw or modify the Artius Board Recommendation in accordance with Section 6.10(b), Artius shall not, and shall cause its Related Parties not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company (and its representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a Artius Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a Artius Competing Transaction; (iii) furnish (including through the Data Room) any non-public information relating to Artius or any of its assets or businesses, or afford access to the assets, business, properties, books or records of Artius to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Artius Competing Transaction; (iv) approve, endorse or recommend any Artius Competing Transaction; or (v) enter into a Artius Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Artius Competing Transaction or publicly announce an intention to do so. Artius shall, and shall cause its Related Parties to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Artius Competing Transaction.

6.16 Tax Matters.

(a) Artius and the Company shall use their respective reasonable best efforts to cause the transactions contemplated herein to qualify for the Intended Tax Treatment, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. The Parties intend that, following the Merger, Artius shall cause the Surviving Corporation, directly or indirectly, to continue Artius’ historic business or use a significant portion of Artius’ historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulations Section 1.368-1(d).

(b) This Agreement shall constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(c) Artius and the Company shall prepare and file all Tax Returns consistent with, and shall not take any Tax reporting position inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Taxing Authority.

(d) Each Party shall promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger’s qualifying for the Intended Tax Treatment). In the event either Artius or the Company seeks a tax opinion from its respective tax advisor or the SEC requests or requires a tax opinion regarding the Intended Tax Treatment, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor (and in the case of an opinion requested or required by the SEC, both Artius and the Company shall use reasonable best efforts to cause their respective tax advisors to deliver such an opinion).

(e) Artius shall cause all Transfer Taxes to be paid. Artius or the Company, as required by Law shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. Artius shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

6.17 Additional Support Agreements. As soon as reasonably practicable following the date hereof the Company shall use its reasonable best efforts to cause each Pre-Closing Holder not otherwise party to a Company Transaction Support Agreement to enter into and deliver an executed counterpart of the Company Transaction Support Agreement (“Additional Support Agreements”), provided, that Artius acknowledges and agrees that failure to obtain such Additional Support Agreements is not, and shall not be, a condition to Closing. The Company shall deliver true, correct and complete copies of each such fully executed Additional Support Agreements to Artius prior to the Closing.

6.18 Company Stockholder Approval. Unless this Agreement has been terminated in accordance with Article VII, upon the terms set forth in this Agreement and the Company Transaction Support Agreements, the Company shall obtain the Company Stockholder Approval promptly after the Registration Statement has been declared effective by the SEC and shall promptly deliver evidence of the same to Artius.

6.19 LTIP; ESPP. Prior to the effectiveness of the Registration Statement, Artius shall approve, and subject to receipt of the Required Artius Vote, adopt, (a) an equity incentive plan in a form mutually agreed by Artius and the Company (such agreement not to be unreasonably withheld) (the “LTIP”) that provides for the ability to grant cash and equity incentive awards to officers, directors, employees and other service providers of the Surviving Corporation and its Subsidiaries, with a total pool of awards of Artius Class A Common Stock not exceeding ten percent (10%) of the Fully-Diluted Artius Common Stock immediately following the Closing, with an annual “evergreen” increase of not more than five percent (5%) of the Fully-Diluted Artius Common Stock as of the day prior to such increase and (b) an employee stock purchase plan in a form mutually agreed by Artius and the Company (such agreement not to be unreasonably withheld) (the “ESPP”), that provides for the ability to grant stock purchase rights with respect to Artius Class A Common Stock to employees of the Surviving Corporation and its Subsidiaries, with a total pool of shares of Artius Class A Common Stock not exceeding one percent (1%) of the Fully-Diluted Artius Common Stock immediately following the Closing, with an annual “evergreen” increase of not more than one percent (1%) of the Fully-Diluted Artius Common Stock as of the day prior to such increase. “Fully-Diluted Artius Common Stock” means, following the Closing, the aggregate number of (i) shares of Artius Class A Common Stock and (ii) securities convertible into or exercisable for shares of Artius Class A Common Stock (whether vested or unvested). Notwithstanding the foregoing, the initial number of shares under the LTIP and ESPP, respectively, will be agreed to between the parties and based upon benchmarking against peer companies (taking into account the nature and geography of the business of the Acquired Companies as well as the fact that the Company will be a publicly listed company).

6.20 Delivery of Financial Statements(a).

(a) The Company shall use its reasonable best efforts to provide Artius with the following items by February 27, 2021: audited financial statements, including consolidated balance sheets and consolidated statements of income and changes in equity and cash flows, of the Company and its Subsidiaries for the years ended December 31, 2020 and December 31, 2019, together with all related notes and schedules thereto, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (the “Origin Financial Statements”).

(b) The Company shall also use its reasonable best efforts to: (i) provide Artius with the following items by February 27, 2021 (A) a draft of management’s discussion and analysis of financial condition and results of operations with respect to the periods Section 6.20(a), as necessary for inclusion in the Registration Statement, (B) all selected financial data of the Acquired Companies required by applicable rules and regulations and guidance of the SEC to be included in the Registration Statement and (C) all other audited and unaudited financial statements of the Company and any company or business units acquired by the Company required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement (including pro forma financial information); and (ii) provide Artius any necessary consents of the Company’s independent auditors to the inclusion of the Origin Financial Statements and other data and information in the Registration Statement.

6.21 Domestication. Subject to receipt of the Required Artius Vote, prior to the Closing, Artius shall cause the Domestication to become effective in any appropriate manner at the discretion of Artius, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Artius and the Company, together with the Interim Artius Certificate of Incorporation, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act (As Revised) in connection with the Domestication, (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands and (d) completing and making all filings required to be made with the SEC and the NASDAQ to list Artius Class A Common Stock on the NASDAQ. Immediately prior to the Closing, Artius shall adopt the Artius Bylaws as its bylaws until thereafter amended in accordance with the provisions thereof, the Interim Artius Certificate of Incorporation and the DGCL. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Artius Stockholder, (i) each Artius Class A Ordinary Share outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Artius Class A Common Stock and (ii) each Artius Class B Ordinary Share outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Artius Class B Common Stock. The Company shall reasonably cooperate with Artius with respect to the Domestication.

6.22 Name Change. In connection with the Domestication, Artius shall change its name to “Origin Materials, Inc.”

6.23 Artius Warrants. By virtue of the Domestication and without any action on the part of any holder of Artius Warrants, each Artius Warrant that is outstanding immediately prior to the consummation of the Domestication shall, pursuant to and in accordance with the Artius Warrant Agreement, automatically and irrevocably be modified to provide that such Artius Warrant shall entitle the holder thereof to acquire shares of Artius Class A Common Stock rather than Artius Class A Ordinary Shares (after giving effect to the Domestication).

6.24 Section 280G. Prior to the Closing, the Company shall use commercially reasonable efforts to (a) obtain from each Person, if any, who could reasonably be expected to receive any payments and/or benefits that may be subject to an excise tax under Section 4999 of the Code or non-deductible under Section 280G of the Code in connection with the consummation of the transactions contemplated by this Agreement (without regard to Treasury Regulations Section 1.280G-1, Q&A 9), whether alone or together with any other event (a “Potential 280G Benefit”), a duly executed waiver with respect to any payments and/or benefits, if any, that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder) (each, a “280G Waiver”), and (b) submit to the Company Stockholders for approval in a manner that complies with Section 280G(b)(5)(B) of the Code the Potential 280G Benefits, such that, if approved by the Company Stockholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G(b)(2) of the Code and the regulations thereunder, and, if applicable, the Company shall deliver to Artius evidence reasonably satisfactory to Artius that (i) approval of the Company Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite approval of the Company Stockholders was obtained with respect to any payments and/or benefits that were subject to the approval of the Company Stockholders (the “280G Approval”), or (ii) the 280G Approval was not obtained and as a consequence that such “parachute payments” shall not be made or provided, pursuant to the applicable 280G Waivers which were executed by the affected individuals prior to the Closing Date. At least five (5) Business Days prior to the date the Company submits the Potential 280G Benefits to the Company Stockholders, the Company shall provide to Artius a draft of all documents and calculations of the parachute payments contemplated in this Section 6.24. The Company will consider in good faith all reasonable comments that are made by Artius or its Representatives.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and Artius;

(b) by the Company or Artius by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the Transactions illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by the Company or Artius by written notice to the other Party or Parties if the consummation of the Transactions shall not have occurred on or before August 31, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party that has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach is the primary cause of or has resulted in the failure of the Merger and the other Transactions to be consummated on or before such date;

(d) by the Company, if Artius breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render any of the conditions precedent to the Company’s obligations to consummate the transactions set forth in Sections 2.4(c)(i) and 2.4(c)(ii) of this Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to Artius by the Company, cannot be cured by the Outside Date or has not been cured by the earlier of (x) the Outside Date and (y) the date that is thirty (30) days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if the Company is then in breach of any Company representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would render the conditions precedent to Artius’ obligations to consummate the transactions set forth in Sections 2.4(b)(i) and 2.4(b)(ii) of this Agreement not capable of being satisfied;

(e) by Artius, if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render any of the conditions precedent to Artius’ obligations to consummate the transactions set forth in Sections 2.4(b) and 2.4(b)(ii) of this Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to the Company, as applicable, by Artius, cannot be cured by the Outside Date or has not been cured by the date that is thirty (30) days after the receipt of such written notice and Artius has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Artius if Artius is then in breach of any Artius representation, warranty, covenant or agreement contained in this Agreement which breach or failure to perform would render the conditions precedent to the Company’s obligations to consummate the transactions set forth in Sections 2.4(c)(i) and 2.4(c)(ii) of this Agreement not capable of being satisfied;

(f) by Artius, if the Company fails to deliver the Company Stockholder Approval in accordance with Section 6.18 within five (5) Business Days following the date the Registration Statement has been declared effective by the SEC;

(g) by written notice from either the Company or Artius to the other if the Required Artius Vote is not obtained at the Artius Stockholder Meeting (subject to any adjournment thereof); provided, that, the right to terminate this Agreement under this Section 7.1(g) shall not be available to Artius if Artius has materially breached its covenant or agreement set forth in Section 6.10(b) or in Section 6.15(b) and such material breach is the primary cause of or has resulted in the failure of the Required Artius Vote to be obtained; or

(h) by the Company, if the Artius Board shall have made an Artius Change in Recommendation in accordance with Section 6.10(b) that is adverse to the Company.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.4, Section 6.8(a), Section 6.11, this Section 7.2 and Article VIII of this Agreement (the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its Willful Breach occurring prior to the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Artius and the Company. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the Artius Stockholder Voting Matters at the Artius Stockholder Meeting so long as such amendment or waiver would not require the further approval of the Artius Stockholders under applicable Law without such approval having first been obtained.

8.2 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of Fraud or Willful Breach, (ii) as set forth in Section 7.2 or (iii) for claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the Company shall have no liability to Artius, the Sponsor or their respective successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Artius Parties”) for any and all losses that are sustained or incurred by any of the Artius Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) in the event of Willful Breach, (iii) as set forth in Section 7.2 or (iv) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the Artius Parties shall have no liability to the Company and its Subsidiaries, successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Company Parties”) for any and all losses that are sustained or incurred by any of the Company Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Artius’ representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

(b) None of the representations, warranties or covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties or covenants shall survive the Closing and all such representations, warranties and covenants shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this Article VIII and any corresponding definitions set forth in Article I.

8.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email prior to 6:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8.2(b), notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

Notices to the Company:	with copies to (which shall not constitute notice):

Micromidas, Inc. 930 Riverside Parkway, Suite 10 West Sacramento, CA 95605 Attention: John Bissell Rich Riley E-mail: legal@originmaterials.com	Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Attention: Peter Werner Garth Osterman E-mail: pwerner@cooley.com gosterman@cooley.com

Notices to Artius:	with a copy to (which shall not constitute notice):

Artius Acquisition Inc. 3 Columbus Circle, Suite 2215 New York, NY 10019 Attention: H. Boon Sim Email: boon@artiuscapital.com

Cleary Gottlieb Steen & Hamilton

One Liberty Plaza

New York NY 10006

Attention: Paul J. Shim

 Adam Brenneman

E-mail: pshim@cgsh.com

     abrenneman@cgsh.com

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: Clare O’Brien

E-mail: cobrien@shearman.com

8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 8.4 shall be null and void.

8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 8.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to Artius if such information or materials have been uploaded to the electronic data site titled “Project Carbon”

operated by Intralinks on behalf of the Company and to which Artius, Merger Sub or their representatives have been given access in connection with the Transactions (the “Data Room”) or otherwise provided to Artius’ representatives (including counsel) via electronic mail, in each case, no later than 12:01 a.m. eastern time on the day prior to the date of this Agreement. The Company will cause three (3) encrypted USB devices containing the content of the Data Room as of the date of this Agreement to be sent to Artius promptly after the date of this Agreement.

8.7 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain letter of intent among Artius and the Company, dated as of January 14, 2021), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the Transactions exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

8.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

8.9 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each Party submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

8.10 Trust Account Waiver. The Company acknowledges that Artius has established the Trust Account for the benefit of its public Artius Stockholders and certain other parties (including the underwriters of its initial public offering (the “Artius IPO”)), which holds proceeds of its initial public offering and certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon). For and in consideration of Artius entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and its Subsidiaries and Affiliates it has the authority to bind, hereby agrees that, notwithstanding anything in this Agreement to the contrary, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Artius Stockholders upon the redemption of their shares and (ii) the underwriters of Artius’ initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) (regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement and the Subscription Agreements) between Artius, on the one hand, and the Company, on the other hand, and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided, however, that the foregoing waiver shall not limit or prohibit the Company or such Affiliates from pursuing a claim for specific performance or other equitable relief in connection with the Transactions or the Ancillary Agreements (including any claim for Artius to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Artius to induce Artius to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates that it has the authority to bind under applicable Law. To the extent the Company or any of its Affiliates that the Company has the authority to bind commences any action or proceeding against Artius or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to Artius, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against Artius, its Affiliates or its representatives, the Company hereby acknowledges and agrees that the Company’s such Affiliates’ sole remedy shall be against assets of Artius or such Affiliate or representatives not in the Trust Account at such time and that such claim shall not permit the Company or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

8.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, monetary damages, even if available, would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove actual damages or irreparable harm) to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such injunction.

8.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder (other than in respect of the rights of the Company Indemnified Persons pursuant to Section 6.12 and Non-Party Affiliates pursuant to Section 8.14, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

8.13 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Except to the extent expressly provided in this Agreement, the Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected therein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

8.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Ancillary Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, on behalf of itself and its applicable Non-Party Affiliates (as defined below) covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Ancillary Agreement or any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, in each case, acting in such capacities, but in no case including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or in equity, in contract or tort, or otherwise) by or on behalf of such Party against any Non-Party Affiliate, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any Ancillary Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether at law or in equity, in contract or tort, or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided that the forgoing shall not limit the obligations of any Non-Party Affiliate under any Ancillary Agreement or any other documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such Ancillary Agreement or document, agreement or instrument, but only to the extent of the obligations of such Non-Party Affiliate thereunder. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 8.14.

8.15 Legal Representation.

(a) Artius and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Corporation) (collectively, the “Company Group”), on the one hand, and (y) the Surviving Corporation or any member of the Company Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation. Artius and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation) further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among the Company or any member of the Company Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation.

(b) Artius and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Artius or the Sponsor or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Corporation) (collectively, the “Artius Group”), on the one hand, and (ii) the Surviving Corporation or any member of the Company Group, on the other hand, any legal counsel, including Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), that represented Artius or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Artius Group, in such dispute even though the interests of such persons may be directly adverse to Artius, the Surviving Corporation, and even though such counsel may have represented Artius in a matter substantially related to such dispute, or may be handling ongoing matters for Artius, the Surviving Corporation or the Sponsor. Artius and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among Artius, the Sponsor or any other member of the Artius Group, on the one hand, and Cleary, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Artius Group after the Closing, and shall not pass to or be claimed or controlled by Artius or, following the Closing, the Surviving Corporation.

8.16 Acknowledgements.

(a) Company. The Company specifically acknowledges and agrees to Artius’ disclaimer of any representations or warranties other than the Definitive Artius Representations, whether made by Artius or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company and its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or its Affiliates or representatives by either Artius or the Sponsor or any of their respective Affiliates or representatives), other than the Definitive Artius Representations. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither Artius nor the Sponsor nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the Definitive Artius Representations, neither Artius nor Merger Sub makes, nor has Artius or Merger Sub made, any other express or implied representation or warranty with respect to Artius or Merger Sub, their assets or Liabilities, the businesses of Artius or Merger Sub or the transactions contemplated by this Agreement or the Ancillary Agreements. The Company specifically disclaims that it is relying upon or has relied upon any representations or warranties other than the Definitive Artius Representations.

(b) Artius and Merger Sub. Each of Artius and Merger Sub specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than the Definitive Company Representations, whether made by the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Artius, the Sponsor, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Artius, the Sponsor, their Affiliates or representatives by the Company or any of its Affiliates or representatives), other than the Definitive Company Representations. Each of Artius and Merger Sub specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each of Artius and Merger Sub specifically acknowledges and agrees that except for the Definitive Company Representations, the Company does not make, nor has the Company made, any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, the business of the Acquired Companies or the transactions contemplated by this Agreement or the Ancillary Agreements. Each of Artius and Merger Sub specifically disclaims that it is relying upon or has relied upon any representations or warranties other than those set forth in the Definitive Company Representations.

8.17 Equitable Adjustments. If, during the Pre-Closing Period, other than with respect to the Artius Pre-Closing Conversion, the outstanding shares of Artius Capital Stock shall have been changed into a different number of shares or a different class (with the prior written consent of the Company, to the extent required by this Agreement) by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then any number or amount contained in this Agreement which is based upon the number of shares of Artius Capital Stock will be appropriately adjusted to provide to the Pre-Closing Holders and Artius Stockholders the same economic effect as contemplated by this Agreement prior to such event; provided, that, for the avoidance of doubt, no equitable adjustment shall apply with respect to the Artius Pre-Closing Conversion which modifies the ratio of conversion of the Artius Class B Ordinary Shares to Artius Class A Ordinary Shares (other than such modifications solely to provide to the Artius Class B Ordinary Shares the same economic effect as contemplated by this Agreement prior to such event). If, during the Pre-Closing Period the outstanding shares of the Company shall have been changed into a different number of shares or a different class (with the prior written consent of Artius to the extent required by this Agreement) by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of the Company will be appropriately adjusted to provide to the Pre-Closing Holders and Artius Stockholders the same economic effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date first above written.

ARTIUS ACQUISITION INC.

By:	/s/ H. Boon Sim
Name: H. Boon Sim
Title: Chief Executive Officer

ZERO CARBON MERGER SUB INC.

By:	/s/ H. Boon Sim
Name: H. Boon Sim
Title: President, Treasurer and Secretary

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date first above written.

MICROMIDAS, INC.

By:	/s/ John Bissell
Name: John Bissell
Title: President and Chief Executive Officer

Annex B

Artius Acquisition, Inc.

3 Columbus Circle Suite 2215

New York, NY 10019

March 5, 2021

Micromidas, Inc.

930 Riverside Parkway, Suite 10

West Sacramento, CA 95605

Attention: Mr. John Bissell

 Mr. Rich Riley

Dear John and Rich:

We refer to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated February 16, 2021, by and among Artius Acquisition Inc., a Cayman Islands exempted company (“Artius”), Zero Carbon Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Micromidas, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined in this letter shall have the respective meanings given to them in the Merger Agreement.

The Parties hereby agree to amend the Merger Agreement by:

1. Amending and restating the definition of “Artius Class A Common Stock” therein as follows:

“Artius Class A Common Stock” means (i) following the Domestication, the Class A common stock of Artius, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Interim Artius Certificate of Incorporation and (ii) following the Effective Time, the Common Stock of Artius, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Artius Certificate of Incorporation.

2. Adding a new Section 2.1(f)(vii) as follows:

(vii) Artius Class A Common Stock. As provided in the Artius Certificate of Incorporation, from and after the Effective Time, the Class A Common Stock of Artius shall be titled “Common Stock”. Accordingly, from and after the Effective Time, all references in any agreement, instrument or other document to the Class A Common Stock of Artius shall be deemed to refer to the Common Stock of Artius.

Except as set forth above, the Merger Agreement shall continue in full force and effect in accordance with its terms. This letter agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted (including in .pdf or .tif formats) signature pages), all of which, taken together, shall constitute one and the same letter agreement.

[Signature Pages Follow]

If the foregoing correctly reflects our agreement, please place your signature in the appropriate location set forth below, whereupon this letter agreement will constitute a binding agreement on the part of each of the undersigned.

ARTIUS ACQUISITION INC.

By:	/s/ H. Boon Sim
Name:	H. Boon Sim
Title:	Chief Executive Officer

ZERO CARBON MERGER SUB INC.

By:	/s/ H. Boon Sim
Name:	H. Boon Sim
Title:	President, Treasurer and Secretary

MICROMIDAS, INC.

By:
Name:	John Bissell
Title:	President and Chief Executive Officer

[Signature Page to Letter Agreement]

If the foregoing correctly reflects our agreement, please place your signature in the appropriate location set forth below, whereupon this letter agreement will constitute a binding agreement on the part of each of the undersigned.

ARTIUS ACQUISITION INC.

By:
Name:	H. Boon Sim
Title:	Chief Executive Officer

ZERO CARBON MERGER SUB INC.

By:
Name:	H. Boon Sim
Title:	President, Treasurer and Secretary

MICROMIDAS, INC.

By:	/s/ John Bissell
Name:	John Bissell
Title:	President and Chief Executive Officer

[Signature Page to Letter Agreement]

Annex C

INTERIM CERTIFICATE OF INCORPORATION OF ARTIUS

[To be filed by amendment]

AC-1

Annex D

BYLAWS OF THE COMBINED COMPANY

[To be filed by amendment]

AD-1

Annex E

CERTIFICATE OF INCORPORATION OF THE COMBINED COMPANY

[To be filed by amendment]

AE-1

Annex F

MICROMIDAS, INC.

2010 STOCK INCENTIVE PLAN

(as amended and restated March 30, 2010)

Adopted by the Board of Directors: March 30, 2010

Approved by the Stockholders: March 30, 2010

Amended by the Board of Directors: March 3, 2011

Amended by the Board of Directors: June 15, 2012

Approved by the Stockholders: June 15, 2012

Amended by the Board of Directors: October 7, 2016

Approved by the Stockholders: October 7, 2016

Amended by the Board of Directors: August 3, 2018

Approved by the Stockholders: August 3, 2018

Termination Date: March 30, 2020

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal and state securities laws, the corporate laws of California and, to the extent other than California, the corporate law of the state of the Company’s incorporation, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(c) “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(d) “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.

(e) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related

Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee: (i) acts in bad faith and to the detriment of the Company, (ii) abandons or fails to perform his duties as an employee of the Company (which duties are to be determined by the Board), (iii) is convicted of or pleads “guilty” or “no contest” to (A) any felony or (B) any other crime involving dishonesty, breach of trust, or physical or emotional harm to any person, (iv) uses or discloses the Company’s confidential information or trade secrets without authorization, (v) materially breaches any agreement between the employee and the Company, (vi) materially fails to comply with the Company’s written policies or rules, (vii) is grossly negligent, or engages in willful misconduct, or (viii) fails to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Grantee’s cooperation; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction, such definition of “Cause” shall not apply until a Corporate Transaction actually occurs.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Micromidas, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(l) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(m) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(n) “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(o) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(p) “Director” means a member of the Board or the board of directors of any Related Entity.

(q) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(r) “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(s) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith and in a manner consistent with Applicable Laws.

(v) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(w) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons (or the Grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(x) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(y) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(bb) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(dd) “Plan” means this 2010 Stock Incentive Plan.

(ee) “Post-Termination Exercise Period” means the period specified in the Award Agreement of not less than thirty (30) days commencing on the date of termination (other than termination by the Company or any Related Entity for Cause) of the Grantee’s Continuous Service, or such longer period as may be applicable upon death or Disability.

(ff) “Registration Date” means the first to occur of (i) the closing of the first sale to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, of (A) the Common Stock or (B) the same class of securities of a successor corporation (or its Parent) issued pursuant to a Corporate Transaction in exchange for or in substitution of the Common Stock; and (ii) in the event of a Corporate Transaction, the date of the consummation of the Corporate Transaction if the same class of securities of the successor corporation (or its Parent) issuable in such Corporate Transaction shall have been sold to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or prior to the date of consummation of such Corporate Transaction.

(gg) “Related Entity” means any Parent or Subsidiary of the Company.

(hh) “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(ii) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(jj) “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(ll) “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(mm) “Share” means a share of the Common Stock.

(nn) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 2,174,802 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited or repurchased by the Company, such Shares shall become available for future grant under the Plan. To the extent not prohibited by the listing requirements of The NASDAQ Stock Market LLC (or other established stock exchange or national market system on which the Common Stock is traded) and Applicable Law, any Shares covered by an Award which are surrendered (i) in payment of the Award exercise or purchase price (including pursuant to the “net exercise” of an option pursuant to Section 7(b)(vi)) or (ii) in satisfaction of tax withholding obligations incident to the exercise of an Award shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued pursuant to all Awards under the Plan, unless otherwise determined by the Administrator.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration with Respect to Directors and Officers. Prior to the Registration Date, with respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. On or after the Registration Date, with respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, as of and after the date that the exemption for the Plan under Section 162(m) of the Code expires, as set forth in Section 19 below, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(b) Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to Directors, Officers, Consultants, and Employees who are neither Directors nor Officers.

(c) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan;

(vii) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee. Notwithstanding the foregoing, (A) the reduction or increase of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan and (B) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or other Award, in each case, shall not be subject to stockholder approval;

(viii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan; and

(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(d) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6. Terms and Conditions of Awards.

(a) Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Administrator, occurring after the establishment of the performance criteria applicable to the Award intended to be performance-based compensation. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Grantee’s rights with respect to an Award intended to be performance-based compensation.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Individual Limitations on Awards.

(i) Individual Option and SAR Limit. Following the date that the exemption from application of Section 162(m) of the Code described in Section 19 (or any exemption having similar effect) ceases to apply to Awards, the maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be three hundred thousand (300,000) Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Options and SARs for up to an additional three hundred thousand (300,000) Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii) Individual Limit for Restricted Stock and Restricted Stock Units. Following the date that the exemption from application of Section 162(m) of the Code described in Section 19 (or any exemption having similar effect) ceases to apply to Awards, for awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be three hundred thousand (300,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.

(h) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(j) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator by gift or pursuant to a domestic relations order to members of the Grantee’s Immediate Family. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.

7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v) In the case of the sale of Shares, the per Share purchase price, if any, shall be such price as is determined by the Administrator.

(vi) In the case of other Awards, such price as is determined by the Administrator.

(vii) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) delivery of Grantee’s promissory note with such recourse, interest, security, and redemption provisions as the Administrator determines as appropriate (but only to the extent that the acceptance or terms of the promissory note would not violate an Applicable Law);

(iv) surrender of Shares held for the requisite period, if any, necessary to avoid a charge to the Company’s earnings for financial reporting purposes, or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(v) with respect to Options, if the exercise occurs on or after the Registration Date, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(vi) with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

(vii) any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(c)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award (reduced to the lowest whole number of Shares if such number of Shares withheld would result in withholding a fractional Share with any remaining tax withholding settled in cash).

8. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(v).

(b) Exercise of Award Following Termination of Continuous Service. In the event of termination of a Grantee’s Continuous Service for any reason other than Disability or death (but not in the event of a Grantee’s change of status from Employee to Consultant or from Consultant to Employee), such Grantee may, but only during the Post-Termination Exercise Period (but in no event later than the expiration date of the term of such Award as set forth in the Award Agreement), exercise the portion of the Grantee’s Award that was vested at the date of such termination or such other portion of the Grantee’s Award as may be determined by the Administrator. The Grantee’s Award Agreement may provide that upon the termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise the Award shall terminate concurrently with the termination of Grantee’s Continuous Service. In the event of a Grantee’s change of status from Employee to Consultant, an Employee’s Incentive Stock Option shall convert automatically to a Non-Qualified Stock Option on the day three (3) months and one day following such change of status. To the extent that the Grantee’s Award was unvested at the date of termination, or if the Grantee does not exercise the vested portion of the Grantee’s Award within the Post-Termination Exercise Period, the Award shall terminate.

(c) Disability of Grantee. In the event of termination of a Grantee’s Continuous Service as a result of his or her Disability, such Grantee may, but only within twelve (12) months from the date of such termination (or such longer period as specified in the Award Agreement but in no event later than the expiration date of the term of such Award as set forth in the Award Agreement), exercise the portion of the Grantee’s Award that was vested at the date of such termination; provided, however, that if such Disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option such Incentive Stock Option shall automatically convert to a Non-Qualified Stock Option on the day three (3) months and one day following such termination. To the extent that the Grantee’s Award was unvested at the date of termination, or if Grantee does not exercise the vested portion of the Grantee’s Award within the time specified herein, the Award shall terminate.

(d) Death of Grantee. In the event of a termination of the Grantee’s Continuous Service as a result of his or her death, or in the event of the death of the Grantee during the Post-Termination Exercise Period or during the twelve (12) month period following the Grantee’s termination of Continuous Service as a result of his or her Disability, the Grantee’s estate or a person who acquired the right to exercise the Award by bequest or inheritance may exercise the portion of the Grantee’s Award that was vested as of the date of termination, within twelve (12) months from the date of death (or such longer period as specified in the Award Agreement but in no event later than the expiration of the term of such Award as set forth in the Award Agreement). To the extent that, at the time of death, the Grantee’s Award was unvested, or if the Grantee’s estate or a person who acquired the right to exercise the Award by bequest or inheritance does not exercise the vested portion of the Grantee’s Award within the time specified herein, the Award shall terminate.

(e) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Award within the applicable time periods set forth in this Section 8 is prevented by the provisions of Section 9 below, the Award shall remain exercisable until one (1) month after the date the Grantee is notified by the Company that the Award is exercisable, but in any event no later than the expiration of the term of such Award as set forth in the Award Agreement and only in a manner and to the extent permitted under Code Section 409A.

9. Conditions Upon Issuance of Shares.

(a) If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and Section 11 hereof, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 10 or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11. Corporate Transactions.

(a) Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b) Acceleration of Award Upon Corporate Transaction. The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Corporate Transaction or at the time of an actual Corporate Transaction and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Corporate Transaction, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Corporate Transaction.

(c) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

12. Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 17 below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, including, but not limited to, Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17. Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. Any Award exercised before stockholder approval is obtained shall be rescinded if stockholder approval is not obtained within the time prescribed, and Shares issued on the exercise of any such Award shall not be counted in determining whether stockholder approval is obtained.

18. Information to Grantees. To the extent required by Applicable Law, the Company shall provide to each Grantee, during the period for which such Grantee has one or more Awards outstanding, copies of financial statements at least annually. The Company shall not be required to provide such information to persons whose duties in connection with the Company assure them access to equivalent information.

19. Effect of Section 162(m) of the Code. Section 162(m) of the Code does not apply to the Plan prior to the Registration Date or such earlier time that the Company first becomes subject to the reporting obligations of Section 12 of the Exchange Act. Following the Registration Date or such earlier time that the Company first becomes subject to the reporting obligations of Section 12 of the Exchange Act, the Plan, and all Awards (except Awards of Restricted Stock that vest over time) issued thereunder, are intended to be exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year. The exemption is based on Treasury Regulation Section 1.162-27(f), in the form existing on the effective date of the Plan, with the understanding that such regulation generally exempts from the application of Section 162(m) of the Code compensation paid pursuant to a plan that existed before a company becomes publicly held. Under such Treasury Regulation, this exemption is available to the Plan for the duration of the period that lasts until the earliest of (i) the expiration of the Plan, (ii) the material modification of the Plan, (iii) the exhaustion of the maximum number of shares of Common Stock available for Awards under the Plan, as set forth in Section 3(a), (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Company first becomes subject to the reporting obligations of Section 12 of the Exchange Act, or (v) such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder. To the extent that the Administrator determines as of the date of grant of an Award that (i) the Award is intended to qualify as Performance-Based Compensation and (ii) the exemption described above is no longer available with respect to such Award, such Award shall not be effective until any stockholder approval required under Section 162(m) of the Code has been obtained.

20. Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

21. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

22. Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

* * *

Annex G

MICROMIDAS, INC.

2020 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: October 7, 2020

AMENDED BY THE BOARD OF DIRECTORS: October 28, 2020

APPROVED BY THE STOCKHOLDERS: December 2, 2020

TERMINATION DATE: October 7, 2030

1.	General.

(a) Eligible Stock Award Recipients. Employees, Directors and Consultants are eligible to receive Stock Awards.

(b) Available Stock Awards. The Plan provides for the grant of the following types of Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards and (vi) Other Stock Awards.

(c) Purpose. The Plan, through the grant of Stock Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.

2.	Administration.

(a) Administration by the Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of the Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan and applicable law:

(i) To determine (A) who will be granted Stock Awards; (B) when and how each Stock Award will be granted; (C) what type of Stock Award will be granted; (D) the provisions of each Stock Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Stock Award; (E) the number of shares of Common Stock subject to, or the cash value of, a Stock Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Stock Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Stock Award fully effective.

(iii) To settle all controversies regarding the Plan and Stock Awards granted under it.

(iv) To accelerate, in whole or in part, the time at which a Stock Award may be exercised or vest (or the time at which cash or shares of Common Stock may be issued in settlement thereof).

(v) To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or a Stock Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under the Participant’s then-outstanding Stock Award without the Participant’s written consent except as provided in subsection (viii) below.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or bringing the Plan or Stock Awards granted under the Plan into compliance with the requirements for Incentive Stock Options or ensuring that they are exempt from, or compliant with, the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. If required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Stock Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Stock Awards available for issuance under the Plan. Except as otherwise provided in the Plan or a Stock Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Stock Award without the Participant’s written consent.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 422 of the Code regarding Incentive Stock Options.

(viii) To approve forms of Stock Award Agreements for use under the Plan and to amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that a Participant’s rights under any Stock Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Stock Awards without the affected Participant’s consent (A) to maintain the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Stock Award solely because it impairs the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Stock Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Stock Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(xi) To effect, with the consent of any adversely affected Participant, (A) the reduction of the exercise, purchase or strike price of any outstanding Stock Award; (B) the cancellation of any outstanding Stock Award and the grant in substitution therefor of a new (1) Option or SAR, (2) Restricted Stock Award, (3) Restricted Stock Unit Award, (4) Other Stock Award, (5) cash and/or (6) other valuable consideration determined by the Board, in its sole discretion, with any such substituted award (x) covering the same or a different number of shares of Common Stock as the cancelled Stock Award and (y) granted under the Plan or another equity or compensatory plan of the Company; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(d) Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Stock Awards, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(t) below.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	Shares Subject to the Plan.

(a) Share Reserve.

(i) Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed 4,173,924 shares (the “Share Reserve”).

(ii) For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a).

(b) Reversion of Shares to the Share Reserve. If a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will again become available for issuance under the Plan.

(c) Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 12,521,772.

(d) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.	Eligibility.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction), (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from Section 409A of the Code, or (iii) the Company, in consultation with its legal counsel, has determined that such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b) Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.

(c) Consultants. A Consultant will not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or sale of the Company’s securities to such Consultant is not exempt under Rule 701 because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other provision of Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

5.	Provisions Relating to Options and Stock Appreciation Rights.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Stock Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Stock Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of 10 years from the date of its grant or such shorter period specified in the Stock Award Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Stock Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Common Stock subject to the Stock Award if such Stock Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c) Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft, electronic funds transfer or money order payable to the Company;

(ii) subject to Company and/or Board consent at the time of exercise and provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”;

(iii) subject to Company and/or Board consent at the time of exercise and provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company and/or the Board, at the time Participant exercises their Option, will include delivery to the Company of Participant’s attestation of ownership of such shares of Common Stock in a form approved by the Company. Participant may not exercise their option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock;

(iv) subject to Company and/or Board consent at the time of exercise, and provided that the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of the Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price plus, to the extent permitted by the Company and/or Board at the time of exercise, the aggregate withholding obligations in respect of the Option exercise; provided, further that Participant must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be subject to the Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations;

(v) according to a deferred payment or similar arrangement with the Optionholder; provided, however, that interest will compound at least annually and will be charged at the minimum rate of interest necessary to avoid (A) the imputation of interest income to the Company and compensation income to the Optionholder under any applicable provisions of the Code, and (B) the classification of the Option as a liability for financial accounting purposes; or

(vi) in any other form of legal consideration that may be acceptable to the Board.

(d) Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the

Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Award Agreement evidencing such SAR.

(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i) Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f) Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Stock Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Stock Award Agreement, which period will not be less than 30 days if necessary to comply with applicable laws unless such termination is for Cause) and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR will terminate.

(h) Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability)

would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement. In addition, unless otherwise provided in a Participant’s Stock Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of the period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement.

(i) Disability of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Award Agreement, which period will not be less than six months if necessary to comply with applicable laws unless such termination is for Cause), and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j) Death of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date 18 months following the date of death (or such longer or shorter period specified in the Stock Award Agreement, which period will not be less than six months if necessary to comply with applicable laws unless such termination is for Cause), and (ii) the expiration of the term of such Option or SAR as set forth in the Stock Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k) Termination for Cause. Except as explicitly provided otherwise in a Participant’s Stock Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR (whether vested or unvested) from and after the date of such termination of Continuous Service.

(l) Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR (although the Stock Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in

Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Stock Award Agreement, in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

(m) Early Exercise of Options. An Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Subject to the “Repurchase Limitation” in Section 8(l), any unvested shares of Common Stock so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate.

(n) Right of Repurchase. Subject to the “Repurchase Limitation” in Section 8(l), the Option or SAR may include a provision whereby the Company may elect to repurchase all or any part of the vested shares of Common Stock acquired by the Participant pursuant to the exercise of the Option or SAR.

(o) Right of First Refusal. The Option or SAR may include a provision whereby the Company may elect to exercise a right of first refusal following receipt of notice from the Participant of the intent to transfer all or any part of the shares of Common Stock received upon the exercise of the Option or SAR. Except as expressly provided in this Section 5(o) or in the Stock Award Agreement, such right of first refusal will otherwise comply with any applicable provisions of the bylaws of the Company.

6.	Provisions of Stock Awards Other than Options and SARs.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. Subject to the “Repurchase Limitation” in Section 8(l), shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v) Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code will contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, will be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	Covenants of the Company.

(a) Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.

(b) Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of a Stock Award or the subsequent issuance of cash or Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c) No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	Miscellaneous.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards will constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Stock Award Agreement or related grant documents as a result of a clerical error in the papering of the Stock Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Stock Award Agreement or related grant documents.

(c) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Stock Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to the Stock Award has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Stock Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Stock Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares subject to any portion of such Stock Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Stock Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Stock Award that is so reduced or extended.

(f) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that the Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from a Stock Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Stock Award Agreement.

(i) Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k) Compliance with Section 409A of the Code. To the extent that the Board determines that any Stock Award granted hereunder is subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Stock Award Agreements will be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan (and unless the Stock Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding a Stock Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(l) Repurchase Limitation. The terms of any repurchase right will be specified in the Stock Award Agreement. The repurchase price for vested shares of Common Stock will be the Fair Market Value of the shares of Common Stock on the date of repurchase. The repurchase price for unvested shares of Common Stock will be the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price.

9.	Adjustments upon Changes in Common Stock; Other Corporate Events.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of

Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Corporate Transaction:

(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction);

(ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii) accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective date of the Corporate Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Transaction, which exercise is contingent upon the effectiveness of such Corporate Transaction;

(iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v) cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration (including no consideration) as the Board, in its sole discretion, may consider appropriate; and

(vi) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Corporate Transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Subject to the requirements of applicable law, payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s

Common Stock in connection with the Corporate Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

10.	Plan Term; Earlier Termination or Suspension of the Plan.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan will automatically terminate on the day before the 10th anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan will not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

11.	Effective Date of Plan.

This Plan will become effective on the Effective Date.

12.	Choice of Law.

The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(d) “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company, or any of its employees or directors; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company, the Company’s employment policies, or of any statutory or other duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Stock Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition or any other provision of this Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the definition set forth herein will apply, and (C) if at any time the Company’s Certificate of Incorporation provides definitions of various analogous transactions that would be deemed a liquidation event for the Company, then such definition will apply as if it were the definition set forth herein except as is otherwise expressly provided in an individual written agreement between the Company or any Affiliate and the Participant.

(f) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Micromidas, Inc., a Delaware corporation.

(j) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Director” means a member of the Board.

(n) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(o) “Effective Date” means the effective date of this Plan, which is the earlier of (i) the date that this Plan is first approved by the Company’s stockholders, and (ii) the date this Plan is adopted by the Board.

(p) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(q) “Entity” means a corporation, partnership, limited liability company or other entity.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(t) “Fair Market Value” means, as of any date, the value of the Common Stock determined by the Board in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

(u) “Good Reason” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, a material and unreasonable diminution of such Participant’s duties (as determined by the Board in its sole discretion) without such Participant’s consent; provided, however, that the following shall not constitute Good Reason: (i) a change of title; (ii) a reduction in such Participant’s duties by virtue of the Company undergoing a Change in Control and/or being made part of a larger entity or group of entities; and/or (iii) cessation of such Participant’s service, if any, on the Board or a committee thereof. For such Participant to receive the benefits under the applicable written agreement between such Participant and the Company as a result of a voluntary resignation for Good Reason, unless otherwise provided in such agreement, all of the following requirements must be satisfied: (A) such Participant must provide notice to the Company of such Participant’s intent to assert Good Reason within thirty (30) days of the initial existence of the condition set forth in the previous sentence; (B) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, such Participant may withdraw such Participant’s resignation or such Participant may resign with no benefits under the applicable written agreement; and (C) any termination of such Participant’s Continuous Service under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the applicable condition. Unless otherwise set forth in the applicable written agreement, should the Company remedy the condition as set forth above and then such condition arises again, such Participant may assert Good Reason again subject to all of the conditions set forth herein. Unless otherwise set forth in the applicable written agreement, the term “Company” for purposes of “Good Reason” will be interpreted to include any Affiliate of the Company to which such Participant provides services, if appropriate, as determined by the Board in its sole discretion.

(v) “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(w) “Nonstatutory Stock Option” means an option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(x) “Officer” means any person designated by the Company as an officer.

(y) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(z) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(aa) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(bb) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(c).

(cc) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.

(dd) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ee) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ff) “Plan” means this 2020 Equity Incentive Plan.

(gg) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(hh) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ii) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(jj) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.

(kk) “Rule 405” means Rule 405 promulgated under the Securities Act.

(ll) “Rule 701” means Rule 701 promulgated under the Securities Act.

(mm) “Securities Act” means the Securities Act of 1933, as amended.

(nn) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(oo) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(pp) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right or any Other Stock Award.

(qq) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.

(rr) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ss) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

Annex H

ORIGIN 2021 EQUITY INCENTIVE PLAN

[To be filed by amendment]

AH-1

Annex I

ORIGIN 2021 EMPLOYEE STOCK PURCHASE PLAN

[To be filed by amendment]

AI-1

Annex J

February 16, 2021

Artius Acquisition Inc.

3 Columbus Circle, Suite 2215

New York, NY 10019

Re: Sponsor Letter Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered in connection with the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of the date hereof, by and among (i) Artius Acquisition Inc., a Cayman Islands exempted company (“Artius”), (ii) Micromidas, Inc., a Delaware corporation (the “Company”) and (iii) Zero Carbon Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Artius. Certain capitalized terms used herein are defined in paragraph 5 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In order to induce the Company and Artius to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Artius Acquisition Partners LLC (the “Sponsor”) agrees with Artius, as follows:

1.	Sponsor Voting Agreements. The Sponsor shall:

a)	appear at the Artius Stockholder Meeting or otherwise cause all of the Founder Shares owned by it to be counted as present thereat for the purpose of establishing a quorum;

b)

vote or cause to be voted at the Artius Stockholder Meeting all of its Founder Shares (i) in favor of each Artius Stockholder Voting Matter and any other matters necessary or reasonably requested by Artius in connection with the Transactions and (ii) against any proposal in opposition to the approval of the Merger Agreement or inconsistent with the Merger Agreement or the Transactions; and

c)	not redeem any of its Founder Shares in connection with the Required Artius Vote.

The obligations of Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the Artius Board or the Artius Board has effected an Artius Change in Recommendation.

2.

Vesting Provisions for Founder Shares. The Sponsor agrees that, effective upon the Closing, 4,500,000 Founder Shares then held by the Sponsor shall be subject to the vesting and forfeiture provisions set forth in this paragraph 2 (the “Sponsor Vesting Shares”). In addition to and without limiting any restrictions on Transfers set forth in the Lock-up Agreement, the Sponsor agrees that it shall not (and will cause its Affiliates not to) Transfer any unvested Sponsor Vesting Shares prior to the date such Sponsor Vesting Shares become vested pursuant to this paragraph 2.

a)	Vesting of Shares.

i.

One third of the Sponsor Vesting Shares shall vest at such time as a $15.00 Stock Price Level is reached during the three (3) year period following the Closing Date (the Sponsor Vesting Shares eligible to vest pursuant to this paragraph, the “First Tranche Vesting Shares”).

ii.

One third of the Sponsor Vesting Shares shall vest at such time as a $20.00 Stock Price Level is reached during the four (4) year period following the Closing Date (the Sponsor Vesting Shares eligible to vest pursuant to this paragraph, the “Second Tranche Vesting Shares”).

iii.

One third of the Sponsor Vesting Shares shall vest at such time as a $25.00 Stock Price Level is reached during the five (5) year period following the Closing Date (the Sponsor Vesting Shares eligible to vest pursuant to this paragraph, the “Third Tranche Vesting Shares”).

Upon vesting pursuant to this paragraph 2(a), any such vested shares shall be owned by the Sponsor free and clear of any restrictions under this Letter Agreement.

b)

Dividends. The Sponsor shall not be entitled to receive dividends and other distributions with respect to such Sponsor Vesting Shares prior to vesting; provided, that dividends and other distributions with respect to Sponsor Vesting Shares shall be set aside by Artius and shall be paid to the Sponsor upon the vesting of such Sponsor Vesting Shares.

c)

Acceleration of Vesting upon an Artius Sale. Notwithstanding the foregoing, in the event Artius enters into a definitive agreement with respect to an Artius Sale on or before the fifth (5th) anniversary of the Closing Date, all Sponsor Vesting Shares that have not been forfeited pursuant to paragraph 2(d) and remain unvested, if any, shall vest on the day prior to the closing of such Artius Sale. For the avoidance of doubt, following a transaction or business combination that is not an “Artius Sale” hereunder, including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction to be received by the Sponsor are registered under the Exchange Act and listed or quoted for trading on a national securities exchange, the equitable adjustment provisions of paragraph 11 shall apply, including, without limitation, to the performance vesting criteria set forth in paragraph 2(a).

d)

Forfeiture of Unvested Sponsor Vesting Shares. First Tranche Vesting Shares that remain unvested on the first Business Day after the third (3rd) anniversary of the Closing Date shall be surrendered by the Sponsor to Artius, without any consideration therefor. Second Tranche Vesting Shares that remain unvested on the first Business Day after the fourth (4th) anniversary of the Closing Date shall be surrendered by the Sponsor to Artius, without any consideration therefor. Third Tranche Vesting Shares that remain unvested on the first Business Day after the fifth (5th) anniversary of the Closing Date shall be surrendered by the Sponsor to Artius, without any consideration therefor. The Sponsor shall forfeit the right to receive any accrued dividends in respect of any Sponsor Vesting shares forfeited pursuant to this paragraph.

e)

Stock Price Level. For purposes of paragraph 2(a), the applicable “Stock Price Level” will be considered achieved only when the VWAP of Artius Class A Common Stock equals or exceeds the applicable threshold for 10 consecutive trading days during the specified time period. The Stock Price Levels shall be adjusted appropriately in light of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the Artius Class A Common Stock.

f)

Waiver of Conversion Ratio Adjustment. (A) Section 17.2 of the Artius A&R Memorandum and Articles provides that each Founder Share shall automatically convert into one Artius Class A Ordinary Share (the “Initial Conversion Ratio”) at the time of the Business Combination, and (B) Section 17.3 of the Artius A&R Memorandum and Articles provides that the Initial Conversion Ratio shall be adjusted (an “Adjustment”) in the event that additional Artius Class A Common Shares or any other “Equity-linked Securities” (as defined in the Artius A&R Memorandum and Articles) are issued in excess of the amounts offered in Artius’ initial public offering of securities and related to the closing of a Business Combination such that the Sponsor shall continue to own 20% of the issued and outstanding shares of Artius Capital Stock and Equity-linked Securities after giving effect to such issuance (excluding any shares of Artius Capital Stock or Equity-linked Securities issued to any seller in a Business Combination). As of and conditioned upon the Closing, the Sponsor hereby irrevocably relinquishes and waives any and all rights the Sponsor has or will have under Section 17.3 of the Artius A&R Memorandum and Articles to receive shares of Artius Capital Stock in excess of the number issuable at the

Initial Conversion Ratio upon conversion of the existing Founder Shares held it in connection with the Closing as a result of any Adjustment.

3.

Excess Artius Transaction Expenses. If the Artius Transaction Expenses (as finally determined in accordance with the procedures set forth in Section 2.2(a) of the Merger Agreement) exceed the Artius Transaction Expense Cap, then on the Closing Date the Sponsor shall pay or cause to be paid the full amount of such excess (if any) to the Company by wire transfer of immediately available funds to an account designated in writing by the Company.

4.

Transfers. The Sponsor will abide by the lock-up provisions contained in Section 7 of the Letter Agreement, dated as of July 13, 2020, by and among Artius, the Sponsor and certain Insiders (as defined therein) signatory thereto during the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 of the Merger Agreement. Any Person to whom the Sponsor Transfers any Founder Shares in accordance with Section 7 of the Letter Agreement prior to the Effective Time shall become a party to the Lock-Up Agreement as a condition to any such Transfer. Any attempted Transfer of Founder Shares or any interest therein in violation of this paragraph 4 shall be null and void.

5.	Definitions. As used herein, the following terms shall have the respective meanings set forth below:

a)

“Artius Sale” shall mean the occurrence of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Artius representing more than 50% of the combined voting power of Artius’ then outstanding voting securities, (ii) there is consummated a merger or consolidation of Artius with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of Artius immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of Artius immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, (iii) there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Artius of all or substantially all of the assets of Artius and its Subsidiaries, taken as a whole, other than such sale or other disposition by Artius of all or substantially all of the assets of Artius and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Artius in substantially the same proportions as their ownership of Artius immediately prior to such sale, or (iv) any liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Artius Stockholders having the right to exchange their shares of Artius Class A Common Stock for cash, securities or other property.

b)	“Artius Transaction Expense Cap” has the meaning set forth in Exhibit A.

c)	“beneficially own,” “beneficial ownership” and “beneficial owner” shall have the meaning ascribed to such phrase in Section 13(d) of the Exchange Act.

d)

“Founder Shares” shall mean, prior to the Domestication and the Artius Pre-Closing Conversion, the Artius Class B Ordinary Shares owned by the Sponsor, and following the Domestication and the Artius Pre-Closing Conversion, the shares of Artius Class A Common Stock owned by the Sponsor.

e)

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Miscellaneous

6.

Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The parties hereto have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions of this Agreement, and the parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto and, prior to the Closing, the Company.

7.

Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party (including by operation of Law) without the prior written consent of the other party and, prior to the Closing, the Company. Any purported assignment or delegation not permitted under this paragraph shall be null and void.

8.

Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or if such court declines jurisdiction then in any court of the State of Delaware or the Federal District Court for the District of Delaware) and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9.

Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email prior to 6:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested.

10.

Termination. This Letter Agreement shall terminate on the earlier of (i) the vesting in full and delivery of all Sponsor Vesting Shares, (ii) immediately following the liquidation of Artius or (iii) the termination of the Merger Agreement in accordance with its terms. No such termination shall relieve the Sponsor or Artius from any liability resulting from a breach of this Letter Agreement occurring prior to such termination.

11.

Equitable Adjustments. If, and as often as, there are any changes in Artius, the Founder Shares or the Artius Capital Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Letter Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Artius, Artius’ successor or the surviving entity of such transaction, the Founder Shares or Artius Capital Stock, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the applicable Stock Price Levels set forth in paragraph 2.

12.

Specific Performance. The Sponsor acknowledges that its obligations under this Letter Agreement are unique, recognizes and affirms that in the event of a breach of this Letter Agreement by the Sponsor, money damages will be inadequate and Artius will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed by the Sponsor in accordance with their specific terms or were otherwise breached. Accordingly, Artius shall be entitled to an injunction or restraining order to prevent breaches of this Letter Agreement by the Sponsor and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Letter Agreement, at law or in equity.

13.

Third Party Beneficiary – The Company shall be a third party beneficiary of the agreements made hereunder between Artius and the Sponsor and shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder.

[Signatures Follow]

Sincerely,

SPONSOR:

ARTIUS ACQUISITION PARTNERS LLC

By:
Name: [●]
Title: [●]

Acknowledged and Agreed:

ARTIUS:

ARTIUS ACQUISITION INC.

By:
Name: [●]
Title: [●]

Exhibit A

Artius Transaction Expense Cap

“Artius Transaction Expense Cap” shall equal the sum of the following:

1.	$38,000,000;

2.

any fees, costs and expenses incurred or payable by Artius, the Acquired Companies or the Sponsor, in connection with entry into the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements and in connection with the negotiation, preparation and execution of the PIPE Investment, including any commitment or other fees or other inducements related thereto;

3.	Financial printer expenses;

4.	Proxy solicitation expenses;

5.	all fees, costs and expenses paid or payable pursuant to the Tail Policy;

6.	Transfer Taxes;

7.	all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws; and

8.	fees associated with the Parties’ retention of an executive search firm to assist with recruiting the 3 independent directors for the Artius Board.

Annex K

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is dated as of February 16, 2021, by and among Artius Acquisition Inc., a Cayman Islands exempted company (“Artius”), the Persons set forth on Schedule I hereto (each, a “Stockholder” and, collectively, the “Stockholders”), and Micromidas, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on February 16, 2021, Artius, Zero Carbon Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Artius (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger and Reorganization (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Artius, and each Company Share issued and outstanding as of immediately prior to the Effective Time will, in each case, be cancelled and automatically converted into the right to receive a certain number of shares of Artius Class A Common Stock as described in the Merger Agreement (such transaction, the Merger and the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, as of the date hereof, the Stockholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of, and have sole voting power over, such number of Company Shares as are indicated opposite each of their names on Schedule I attached hereto (all such Company Shares, together with any Company Shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Stockholder during the period from the date hereof through the Expiration Time (as defined below), including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, are referred to herein as the “Subject Shares”);

WHEREAS, the Company and the Stockholders hereby agree to terminate, effective as of the Effective Time, each agreement by and among the Company and the Company Stockholders parties thereto as set forth on Schedule IV hereto (the “Investment Agreements”); and

WHEREAS, as an inducement to Artius and the Company to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

1.1 Binding Effect of the Merger Agreement. Each Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

Each Stockholder shall be bound by and comply with Section 6.8 (Communications; Press Releases) of the Merger Agreement (and any relevant definitions contained in such Section) as if (a) such Stockholder was an original signatory to the Merger Agreement with respect to such provision, and (b) each reference to the Company contained in Section 6.8 of the Merger Agreement (other than the first clause of the first sentence of Section 6.8) also referred to each such Stockholder.

1.2 Transfer of Shares. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 of the Merger Agreement (the “Expiration Time”), each Stockholder, severally and not jointly, agrees that it shall not (i) sell, assign, offer, exchange, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to, or otherwise encumber any of the Subject Shares or otherwise agree or commit to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Merger Agreement or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Subject Shares; provided, that the foregoing shall not prohibit the transfer of the Subject Shares (A) if Stockholder is an individual (1) to any member of such Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family or (2) by will, other testamentary document, under the laws of intestacy or by virtue of laws of descent and distribution upon the death of Stockholder; or (B) if Stockholder is an entity, to a partner, member, or affiliate of Stockholder, but only if, in the case of clause (A) and (B), such transferee shall concurrently execute this Agreement or a joinder agreeing to become a party to this Agreement. Any attempted transfer of Subject Shares or any interest therein in violation of this Section 1.2 shall be null and void.

1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Stockholder as of the date hereof.

1.4 Agreement to Vote. During the period commencing on the date hereof until the Expiration Time, each Stockholder, with respect to its, his or her Subject Shares, severally and not jointly, unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company requested by the Company Board (which written consent shall be delivered promptly, and in any event within one Business Day, after (x) the Registration Statement has been declared effective, and (y) the Company requests such delivery), such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its, his or her Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Subject Shares:

(a) to approve and adopt the Merger Agreement and the Transactions;

(b) in any other circumstances upon which a consent or other approval is required under the Company Governing Documents or otherwise sought with respect to, or in connection with, the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Subject Shares held at such time in favor thereof; and

(c) against any Competing Transaction or any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger.

Each Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. Notwithstanding the foregoing, such Stockholder shall not vote or provide consent with respect to any of its, his or her Subject Shares to the extent Stockholder is not a director, officer or affiliate of the Company or holder of Subject Shares representing greater than 5% of the outstanding shares of capital stock of the Company, or take any other action, in each case to the extent any such vote, consent or other action would preclude Artius from filing with the SEC the Registration Statement on Form S-4 as contemplated by the Merger Agreement.

1.4 No Challenges. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Artius, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement or (c) otherwise relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

1.5 Investment Agreements. Each of the Company and each Stockholder hereby agrees and consents to the termination of all Investment Agreements to which such Stockholder is party, effective as of the Effective Time, without any further liability or obligation to the Company, the Company’s Subsidiaries, the Stockholders or Artius. Each Stockholder agrees, confirms, and acknowledges that, after the Effective Time, it, he or she shall not have any of the rights or privileges provided to each such Stockholder in such applicable Investment Agreements. The termination of such Investment Agreements shall terminate the rights of the parties thereto to enforce any provisions of such agreements that expressly survive the termination of such Investment Agreements.

1.6 Investor Rights Agreement. Each of the Stockholders set forth on Schedule II (and any Person to whom each such Stockholder transfers its Subject Shares) will deliver, substantially simultaneously with the Effective Time, a duly executed copy of the Investor Rights Agreement.

1.7 Lock-up Agreements. Each of the Stockholders set forth on Schedule III (and any Person to whom each such Stockholder transfers its Subject Shares) will deliver, substantially simultaneously herewith, a duly executed copy of the Lock-up Agreement effective as of the Effective Time, substantially in the form attached as Exhibit B to the Merger Agreement.

1.8 Appraisal and Dissenters’ Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or other similar rights to dissent (including any notice requirements related thereto) with respect to the Merger, the Merger Agreement or any of the Transactions that Stockholder may have by virtue of ownership of Subject Shares (including all rights under Section 262 of the DGCL).

1.9 Exclusivity. Unless this Agreement shall have been terminated in accordance with Section 3.1, each Stockholder, severally and not jointly, agrees not to, and shall not authorize or permit any of its, his or her Related Parties to, directly or indirectly, (a) solicit or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Competing Buyer that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; or (c) furnish (including through the Data Room) any information relating to the Acquired Companies or any of their assets or businesses, or afford access to the assets, business, properties, books or records of the Acquired Companies to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so. Each Stockholder shall, and shall cause its, his or her Related Parties to, immediately cease any and all existing discussions or negotiations with any Person (other than the other party to the Merger Agreement and its Representatives) conducted prior to the date of this Agreement, or which is reasonably likely to give rise to or result in, a Competing Transaction.

1.10 Consent to Disclosure. To the extent required by law or regulation, each Stockholder hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or Artius to any Governmental Entity or to securityholders of Artius) of such Stockholder’s identity and beneficial ownership of its Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Artius, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested by the Company or Artius in connection with the first sentence of this Section 1.10 or as required by the SEC or any regulatory authority for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants as of the date hereof to Artius and the Company (solely with respect to itself, himself or herself and not with respect to any other Stockholder) as follows:

(a) Organization; Due Authorization. If such Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Stockholder. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Stockholder.

(b) Ownership. Such Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of such Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company Governing Documents, (iii) the Merger Agreement, (iv) the Voting Agreement (as defined in Schedule IV), or (v) any applicable securities Laws. Such Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Stockholder on the date of this Agreement, and none of such Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Voting Agreement. Such Stockholder has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, with respect to such Stockholder’s Subject Shares.

Such Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company. Such Stockholder has not granted a proxy or power of attorney with respect to any of the Stockholder’s Subject Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement.

(c) No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder will not, (i) if such Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Stockholder or (ii) require any consent, authorization or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Stockholder or such Stockholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of its, his or her obligations under this Agreement, (iii) conflict with or violate any Law, or (iv) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Shares owned by such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder is bound.

(d) Litigation. There are no Proceedings pending against such Stockholder, or to the knowledge of such Stockholder threatened against such Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Artius and the Company to make an informed decision regarding this Agreement and the transactions contemplated hereby and has independently and without reliance upon Artius or the Company and based on such information as such Stockholder has deemed appropriate, made its, his or her own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that Artius and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Stockholder are irrevocable.

(f) Acknowledgment. Such Stockholder understands and acknowledges that each of Artius and the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(g) Brokerage Fees. Other than as set forth on Section 3.14 of the Company Disclosure Letter no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Stockholder, for which Artius, the Company or any of their affiliates may become liable following the Closing.

ARTICLE 3

MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall automatically terminate upon the earliest of (a) the Expiration Time and (b) as to each Stockholder, the written agreement of Artius, the Company and such Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

3.2 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IF SUCH COURT DECLINES JURISDICTION, THEN TO ANY COURT OF THE STATE OF DELAWARE OR THE FEDERAL DISTRICT COURT FOR THE DISTRICT OF DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

3.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party (including by operation of Law) without the prior written consent of the other parties. Any assignment in violation of this Section 3.4 shall be void.

3.5 Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) the parties hereto shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote its Subject Shares as provided in this Agreement, without proof of damages, in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled under this Agreement or otherwise at law or in equity, and (ii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.5 shall not be required to provide any bond or other security in connection with any such injunction or to prove the inadequacy of money damages as a remedy.

3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Artius, the Company and the Stockholders.

3.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

3.8 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email prior to 6:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this paragraph, notices, demands and other communications to the parties shall be sent to the addresses indicated below:

If to Artius:

Artius Acquisition Inc.

3 Columbus Circle, Suite 2215

New York, NY 10019

Attention: H. Boon Sim

Email: boon@artiuscapital.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton

One Liberty Plaza

New York NY 10006

Attention: Paul J. Shim

     Adam Brenneman

E-mail: pshim@cgsh.com

         abrenneman@cgsh.com

If to the Company:

Micromidas, Inc.

930 Riverside Parkway, Suite 10

West Sacramento, CA 95605

Attention: John Bissell

         Rich Riley

E-mail: legal@originmaterials.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Peter Werner

                 Garth Osterman

E-mail: pwerner@cooley.com

             gosterman@cooley.com

If to a Stockholder:

To such Stockholder’s address set forth in Schedule I.

3.9 Further Assurances. Each Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Artius or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

3.10 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ARTIUS ACQUISITION INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MICROMIDAS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[Stockholder]

Address:

Email:

SCHEDULE I

Stockholder Subject Shares

SCHEDULE II

Investor Rights Agreement Signatories

SCHEDULE III

Lock-up Agreement Signatories

SCHEDULE IV

Investment Agreements

Annex L

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of February 16, 2021, by and among Artius Acquisition Inc., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement, defined below)) (the “Company”), Artius Acquisition Partners LLC, a Delaware limited liability company (the “Sponsor”), and each of the stockholder parties listed on Schedule A attached hereto (collectively, the “Company Stockholders”). Capitalized terms used but not otherwise defined in this Agreement have the meaning ascribed to such term in the Agreement and Plan of Merger and Reorganization, dated as of February 16, 2021, by and among the Company, Micromidas, Inc. and Zero Carbon Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Artius (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Sponsor, the Company Stockholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 1 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.” Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which the Restricted Securities (as defined below) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) The Holders hereby agree not to Transfer, in whole or in part, the Restricted Securities, whether any such transaction is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise, during the period commencing from the Closing and through the earliest to occur of: (i) 365 days after the date of the Closing; (ii) the first day after the date on which the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date of the Closing; or (iii) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their Class A Common Stock for cash, securities or other property (the “Lock-Up Period”).

(b) As used in this Agreement, “Restricted Securities” shall mean (i) any shares of Class A Common Stock held by the Holders immediately after the Effective Time, (ii) any securities convertible into or exercisable or exchangeable for Class A Common Stock, including the Artius Private Warrants, held by the Holders immediately after the Effective Time, and (iii) any shares of Class A Common Stock issued upon conversion, exercise or exchange of any of the securities described in clause (ii) during the Lock-Up Period.

(c) Notwithstanding the foregoing, Transfers of the Restricted Securities are permitted:

(A) to the Company, the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, any affiliates of the Sponsor;

(B) in the case of an entity, (A) to another entity that is an affiliate of the Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Holder or affiliates of the Holder or who shares a common investment advisor with the Holder or (B) as part of a distribution to members, partners or shareholders of the Holder;

(C) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;

(D) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(E) in the case of an individual, pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(F) in the case of an individual, to a partnership, limited liability company or other entity of which the individual and/or the immediate family of the individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(G) to a nominee or custodian holding securities on behalf of a beneficial owner to whom a disposition or transfer would be permissible under clauses (A) through (F) above;

(H) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(I) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(J) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

(K) the entry, by the Holder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Restricted Securities by the Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Holder during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(L) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property subsequent to the Closing Date; or

(M) to satisfy any U.S. federal, state, or local income tax obligations of the Holder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that in the case of clauses (A) through (J), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Holder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

As used in this Agreement, the term “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option, right or warrant to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

The Holders further agree to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(d) If any Transfer prohibited by Section 1 of this Agreement is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(e) During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF FEBRUARY 16, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of the Company with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote.

(g) The lock-up provisions in Section 7 of the Letter Agreement, dated as of July 13, 2020, by and among the Company, the Sponsor and certain Insiders (as defined therein) signatory thereto, shall terminate and be of no further force or effect upon the effectiveness of the lock-up provisions of this Agreement.

2. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time.

(b) Third Parties. Nothing contained in this Agreement shall be construed to confer upon any person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

(c) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to its choice of law rules that would require the application of the laws of another jurisdiction). Each party hereto hereby irrevocably and unconditionally (a) agrees that all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, then in the applicable Delaware state court), or if under applicable law exclusive jurisdiction of such claim or cause of action is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof, and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action or proceeding.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(D).

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Artius Acquisition Inc., 3 Columbus Circle, Suite 2215, New York, NY 10019, Attention: H. Boon Sim, Email: boon@artiuscapital.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this paragraph (f).

(g) Amendments and Waivers. Only upon the approval by a majority of the members of the Board of Directors of the Company then in office that qualify as “independent” for purposes of audit committee membership under Section 10A-3 under the Exchange Act of 1934, as amended, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Restricted Securities, shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(h) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i) Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(j) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly terminated; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any documents related thereto or referred to therein. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of any of the Holders under any other agreement between any of the Holders and the Company or any certificate or instrument executed by any of the Holders in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of any of the Holders under this Agreement.

(k) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l) Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

ARTIUS ACQUISITION INC.

By:
Name:
Title:

ARTIUS ACQUISITION PARTNERS LLC

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE A

Annex M

AGREED FORM

FORM OF INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among Origin Materials, Inc., a Delaware corporation (the “Company”) (formerly known as Artius Acquisition Inc., a Cayman Islands exempted company prior to its domestication as a Delaware corporation), Artius Acquisition Partners LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement dated July 13, 2020 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 16, 2021, by and among the Company, Micromidas, Inc., a Delaware corporation, and Zero Carbon Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Artius;

WHEREAS, on the date hereof, pursuant to the transactions contemplated by the Merger Agreement, the New Holders received shares of the Company’s Common Stock upon the closing of such transactions (the “Closing”);

WHEREAS, the New Holders may receive additional shares of Common Stock as Earnout Shares pursuant to the earn out provisions in the Merger Agreement;

WHEREAS, the Sponsor holds 18,112,500 shares of Common Stock as of the date hereof (the “Founder Shares”);

WHEREAS, on July 13, 2020, the Company and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement, pursuant to which the Sponsor purchased 11,326,667 warrants in connection with the Company’s initial public offering (the “Private Placement Warrants”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;

[WHEREAS, in order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may loan to the Company funds as the Company may require, of which loans up to $1,500,000 may be convertible into warrants (the “Working Capital Warrants”) at a price of $1.50 per warrant;]

WHEREAS, the Company and the Sponsor have entered into that certain Amended & Restated Sponsor Letter Agreement (the “Sponsor Agreement”), dated as of February 16, 2021, wherein the Company and the Sponsor agreed, in connection with the Closing, to subject the Founder Shares held by the Sponsor to certain vesting requirements and to surrender to the Company certain Founder Shares under certain circumstances, in accordance with the terms of the Sponsor Agreement;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question;

WHEREAS, the Company and the Sponsor desire to terminate the Existing Registration Rights Agreement and all other registration rights that might exist with respect to the equity securities of the Company and to enter into this Agreement in order to provide the Sponsor and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I DEFINITIONS

1.1. Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of any Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Bylaws” means the amended and restated bylaws of the Company, as the same may be amended or amended and restated from time to time.

“Charter” means the amended and restated certificate of incorporation of the Company, as the same may be amended or amended and restated from time to time.

“Common Stock” shall mean (i) following the Domestication, the Class A common stock of Artius, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Interim Artius Certificate of Incorporation and (ii) following the Effective Time, the Common Stock of Artius, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Artius Certificate of Incorporation.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Holders” shall mean the Sponsor and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Lock-Up Period” shall mean, with respect to the Registrable Securities held by the Holders or their Permitted Transferees, from the date hereof and through the earliest to occur of (A) 365 days after the date hereof; (B) the first day after the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof; and (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their Common Stock for cash, securities or other property.

“Lock-Up Agreement” shall mean that certain Lock-Up Agreement, dated as of February 16, 2021, by and among the Company, the Sponsor and certain stockholders signatory thereto.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“Organizational Documents” means the Charter and Bylaws.

“Permitted Transferees” shall mean (i) a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period under the Lock-Up Agreement and (ii) after expiration of the Lock-Up Period, a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities under this Agreement, the Sponsor Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares, (b) the Private Placement Warrants (including any Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) any other issued and outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security, units comprising Common Stock and warrants, and warrants) of the Company held by the Sponsor as of the date of this Agreement, (d) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder (including the Working Capital Warrants and any Common Stock issuable upon the exercise of the Working Capital Warrants), (e) any outstanding shares of Common Stock or any other equity security of the Company held by a New Holder as of the date of this Agreement (including shares transferred to a Permitted Transferee and the shares of Common Stock issued or issuable upon the exercise of any such other equity security, units comprising Common Stock and warrants, and warrants), (e) any shares of Common Stock issued or issuable as Earnout Shares to a New Holder and (f) any other equity security of the Company issued or issuable with respect to any such share of Common Stock described in the foregoing clauses (a) through (e) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entries for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration and without limitations, including restrictions on volume, manner of sale or other limitations or restrictions, pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky Laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Rule 144” shall have the meaning given in the definition of “Registrable Security.”

“Rule 415” shall have the meaning given in subsection 2.1.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Agreement” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE II REGISTRATIONS

2.1. Shelf Registration.

2.1.1. Initial Registration. The Company shall, as soon as practicable, but in no event later than fifteen (15) Business Days after the Closing Date, use its reasonable best efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) Business Day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2. Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3, or any similar short-form registration.

2.1.3. Requests for Underwritten Shelf Takedowns. At any time and from time to time following the effectiveness of the shelf registration statement required by subsections 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s) reasonably expect aggregate gross proceeds in excess of $75,000,000 from such Shelf Underwritten Offering. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company

(the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within three (3) Business Days after receipt of any Shelf Takedown Notice (or twenty-four (24) hours thereafter in connection with an underwritten Block Trade), the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company, subject to the prior approval of the initiating Holders (such approval not to be unreasonably withheld, conditioned or delayed) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 2.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company. No Holder may demand more than two (2) Shelf Underwritten Offerings in any twelve (12) month period.

2.1.4. Holder Information Required for Participation in Shelf Registration. At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2. Demand Registration.

2.2.1. Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering Registrable Securities, (a) the Sponsor or (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within three (3) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, which to be deemed timely hereunder shall include all information reasonably requested by the Company from such Requesting Holder(s) with respect to such Registration, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use its reasonable best efforts to effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect (x) more than an aggregate of two (2) Registrations pursuant to a Demand Registration by the Sponsor under this subsection 2.2.1 with respect to any or all Registrable Securities held by the Sponsor and its

Permitted Transferees and (y) more than an aggregate of two (2) Registrations pursuant to a Demand Registration by the New Holders with respect to any or all Registrable Securities held by such New Holders and its Permitted Transferees; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Form S-1 or any similar long form Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Form S-1 Registration Statement have been sold or have ceased to be Registrable Securities, in accordance with Section 3.1 of this Agreement.

2.2.2. Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement in all material respects with respect thereto; provided, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other Governmental Entity, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3. Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4. Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the

Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Requesting Holders (Pro Rata, based on the respective number of Registrable Securities that each Requesting Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.2.5. Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any) pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least one (1) business day prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) Business Days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, (i) the Company may effect any Underwritten Registration pursuant to any then effective Registration Statement, including a Form S-3 Shelf, that is then available for such offering, (ii) the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5 and (iii) any such withdrawn Demand Registration shall constitute a completed Demand Registration for purposes of determining the number of Demand Registrations that may be requested by the Holders pursuant to subsection 2.2.1.

2.3. Piggyback Registration.

2.3.1. Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company), other than a Registration Statement (i) filed pursuant to Section 2.2, (ii) filed in connection with any employee stock option or other benefit plan, (iii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iv) for an offering of debt that is convertible into equity securities of the Company (v) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto) or (vi) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than three (3) Business Days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”); provided, that each Holder of Registrable Securities agrees that the fact that such a notice has been delivered shall constitute confidential information; provided further, that the exercise of any piggy-back rights with respect to any block trade should be done no later than twenty four (24) hours following receipt of any written notice regarding such Block Trade. The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed

Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2. Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)

If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)

If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.3.3. Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least two (2) Business Days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4. Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4. Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement, then the Company shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period (the “Aggregate Blocking Period”).

2.5. Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) Business Days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.6. Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II, is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least three (3) Business Days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.6 shall be allocated between the Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder.

ARTICLE III COMPANY PROCEDURES

3.1. General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

3.1.1. prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities;

3.1.2. prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3. prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4. prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5. cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6. provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7. advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8. at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9. notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10. permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11. obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request;

3.1.12. on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s), placement agent(s) or sales agent(s) may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13. in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14. make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15. in the event of an Underwritten offering in which the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16. otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration, including, without limitation, making available senior executives of the Company to participate in any due diligence sessions that may be reasonably requested by the Underwriter in any Underwritten Offering.

3.2. Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3. Requirements for Participation in Registrations. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in a Registration Statement, the Company may exclude such Holder’s Registrable Securities from such Registration Statement or related Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting, sales, placement or distribution arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements.

3.4. Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s reasonable control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12) month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall notify the Holders within one (1) Business Day of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5. Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1. The Company agrees to indemnify, to the extent permitted by Law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by Law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from or based upon any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the Transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made (or not made by, in the case of an omission) by, or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V MISCELLANEOUS

5.1. Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], Attention: [●], Email: [●], and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2. Assignment; No Third Party Beneficiaries.

5.2.1. This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the restrictions set forth in this Agreement.

5.2.2. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.4. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3. Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4. Governing Law; Venue; Waiver of Trial by Jury. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5. Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6. Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. The parties hereby terminate the (i) Existing Registration Rights Agreement, (ii) the Second Amended and Restated Founders’ Agreement, dated as of March 30, 2010, by and among Micromidas, Inc. and certain individuals as listed therein, and (iii) the Third Amended and Restated Investors’ Rights Agreement, dated as of August 3, 2018, by and among Micromidas, Inc. and certain individuals as listed therein; in each case, which shall be of no further force and effect and are hereby superseded and replaced in their entirety by this Agreement. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7. Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder no longer holds any Registrable Securities. The provisions of Section 2.5 and Article V shall survive any termination.

5.8. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ORIGIN MATERIALS, INC., a Delaware corporation

By:
Name:
Title:

THE SPONSOR:

ARTIUS ACQUISITION PARTNERS LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Amended and Restated Investor Rights Agreement]

NEW HOLDERS:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

Annex N

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ARTIUS ACQUISITION INC.

(ADOPTED BY SPECIAL RESOLUTION DATED 13 JULY 2020 AND EFFECTIVE ON 13 JULY 2020)

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ARTIUS ACQUISITION INC.

(ADOPTED BY SPECIAL RESOLUTION DATED 13 JULY 2020 AND EFFECTIVE ON 13 JULY 2020)

1	The name of the Company is Artius Acquisition Inc.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$45,100 divided into 400,000,000 Class A ordinary shares of US$0.0001 par value each, 50,000,000 Class B ordinary shares of US$0.0001 par value each and 1,000,000 preference shares of US$0.0001 par value each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ARTIUS ACQUISITION INC.

(ADOPTED BY SPECIAL RESOLUTION DATED 13 JULY 2020 AND EFFECTIVE ON 13 JULY 2020)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on The Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including The Nasdaq Capital Market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Directors by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Artius Acquisition Partners LLC, a Delaware limited liability company, and its successors or assigns.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3	The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Sponsor shall be surrendered for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the number of Class B Shares will equal 20 per cent of the Company’s issued Shares after the IPO; and

(c)	Public Shares shall be repurchased by the Company in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable

Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the

Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1

The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3

Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, Article 29.4 and Article 49, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4

20.5

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee and the Compensation Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee and the Compensation Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business

Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 upon such consummation of, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned (which interest shall be net of taxes payable) on the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to this Article:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)

vote as a class with the Public Shares: (i) on the Company’s initial Business Combination; or (ii) to approve an amendment to the Memorandum or the Articles to (x) extend the time the Company has to consummate an initial Business Combination beyond 24 months from the consummation of the IPO or (y) amend this Article 49.10.

49.11	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or Officer and any Affiliate of such Director or Officer.

49.12

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13

As long as the securities of the Company are listed on The Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business

Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.14

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm which is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities

50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for the indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against actual fraud or willful default. Our A&R Memorandum and Articles provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Origin will be subject to the DGCL. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits.

See the accompanying Exhibit Index for the list of Exhibits beginning on page II-[2] of this registration statement, which list of Exhibits is incorporated herein by reference.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchasers:

(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement (incorporated by reference to Exhibit 1.1 of Artius’s Form 8-K (File No. 001-39378), filed with the SEC on July 16, 2020).

2.1	Agreement and Plan of Merger, dated as of February 16, 2021 (included as Annex A to the proxy statement/prospectus).

2.2	Letter Agreement, dated as of March 5, 2021 (included as Annex B to the proxy statement/prospectus).

3.1	Artius Amended and Restated Memorandum and Articles of Association (included as Annex N to the proxy statement/prospectus).

3.2*	Form of Proposed Interim Certificate of Incorporation of Artius, to become effective upon the Domestication (included as Annex C to the proxy statement/prospectus).

3.3*	Form of Proposed Bylaws of Artius and the Combined Company, to become effective upon the Domestication (included as Annex D to the proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 of Artius’s Form S-1 (File No. 333-239421), filed with the SEC on July 2, 2020).

4.2	Specimen Class A ordinary shares certificate (incorporated by reference to Exhibit 4.2 of Artius’s Form S-1 (File No. 333-239421), filed with the SEC on July 2, 2020).

4.3	Specimen Warrant Certificate ((incorporated by reference to Exhibit 4.3 of Artius’s Form S-1 (File No. 333-239421), filed with the SEC on July 2, 2020).

4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.1 of Artius’s Form 8-K (File No. 001-39378), filed with the SEC on July 16, 2020).

5.1*	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

5.2*	Opinion of Maples and Calder.

10.1#	Micromidas, Inc. 2010 Stock Incentive Plan, as amended (included as Annex F to the proxy statement/prospectus).

10.2#	Forms of Incentive Stock Option Award Notice, Incentive Stock Option Award Agreement, Exercise Notice and Investment Representation Statement under the 2010 Stock Incentive Plan.

10.3#	Micromidas, Inc. 2020 Equity Incentive Plan (included as Annex G to the proxy statement/prospectus).

10.4#	Forms of Stock Option Grant Notice, Option Agreement and Exercise Notice under the 2020 Equity Incentive Plan.

10.5#*	Form of Origin Materials 2021 Equity Incentive Plan (included as Annex H to the proxy statement/prospectus).

10.6#*	Form of Origin Materials 2021 Employee Stock Purchase Plan (included as Annex I to the proxy statement/prospectus).

10.7#	Offer Letter, dated October 28, 2020, by and between Micromidas, Inc. and Rich Riley.

10.8#	Offer Letter, dated January 9, 2018, by and between Micromidas, Inc. and Joshua Lee.

10.9#	Offer Letter, dated August 11, 2020, by and between Micromidas, Inc. and Nate Whaley.

Exhibit No.	Description

10.10	Standard Industrial/Commercial Multi-Tenant Lease for 930 Riverside Parkway, Suites 10-30, West Sacramento, CA 95605, by and between Harsch Investment Properties, LLC and Micromidas, Inc., dated May 22, 2020.

10.11	Standard Industrial/Commercial Multi-Tenant Lease for 970 Riverside Parkway, Suite 40, West Sacramento, CA 95605, by and between Harsch Investment Properties, LLC and Micromidas, Inc., dated February 28, 2013.

10.12	Second Amendment to Lease for 970 Riverside Parkway, Suite 40, West Sacramento, CA 95605, by and between Harsch Investment Properties, LLC and Micromidas, Inc., dated May 11, 2015.

10.13	Third Amendment to Lease for 970 Riverside Parkway, Suite 40, West Sacramento, CA 95605, by and between Harsch Investment Properties, LLC and Micromidas, Inc., dated May 22, 2020.

10.15	Form of Subscription Agreement (incorporated by reference to Exhibit 10.15 of Artius’s Form 8-K (File No. 001-39378), filed with the SEC on February 16, 2021).

10.16	Form of Sponsor Letter Agreement (included as Annex J to the proxy statement/prospectus).

10.17	Form of Company Stockholder Support Agreement (included as Annex K to the proxy statement/prospectus).

10.18	Promissory Note, dated February 4, 2020, issued to Artius Acquisition Partners LLC (incorporated by reference to Exhibit 10.1 of Artius’s Form S-1 (File No. 333-239421), filed with the SEC on June 25, 2020).

10.19	Letter Agreement among the Registrant and its directors, director nominees and officers and Artius (incorporated by reference to Exhibit 10.5 of Artius’s Form 8-K (File No. 001-39378), filed with the SEC on July 16, 2020).

10.20	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.1 of Artius’s Form 8-K (File No. 001-39378), filed with the SEC on July 16, 2020).

10.21	Registration Rights Agreement among the Registrant and certain security holders (incorporated by reference to Exhibit 10.2 of Artius’s Form 8-K (File No. 001-39378), filed with the SEC on July 16, 2020).

10.22	Securities Subscription Agreement, dated February 4, 2020, between the Registrant and Artius Acquisition Partners LLC (incorporated by reference to Exhibit 10.5 of Artius’s Form S-1 (File No. 333-239421), filed with the SEC on June 25, 2020).

10.23	Private Placement Warrants Purchase Agreement between the Registrant and Artius Acquisition Partners LLC (incorporated by reference to Exhibit 10.3 of Artius’s Form 8-K (File No. 001-39378), filed with the SEC on July 16, 2020).

10.24	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 of Artius’s Form S-1 (File No. 333-239421), filed with the SEC on June 25, 2020).

10.25	Administrative Services Agreement between the Registrant and Artius Management LLC (incorporated by reference to Exhibit 10.4 of Artius’s Form 8-K (File No. 001-39378), filed with the SEC on July 16, 2020).

10.26	Lock-Up Agreement (included as Annex L to the proxy statement/prospectus).

10.27	Form of Investor Rights Agreement (included as Annex M to the proxy statement/prospectus).

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm of Origin.

23.2	Consent of Marcum LLP, independent registered public accounting firm of Artius.

Exhibit No.	Description

23.3*	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

23.4*	Consent of Maples and Calder (included in Exhibit 5.2).

24.1	Power of Attorney (contained on the signature page of this registration statement).

99.1*	Form of Proxy Card for Shareholders Meeting.

99.2*	Consent of William Harvey to be named as a director.

99.3*	Consent of John Bissell to be named as a director.

99.4*	Consent of Rich Riley to be named as a director.

#	Indicates management contract or compensatory plan or arrangement.
*	To be filed by amendment

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on March 8, 2021.

Artius Acquisition Inc.

By:	/s/ Boon Sim
Name:	Boon Sim
Title:	Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Boon Sim and Charles Drucker as his or her true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charles Drucker Charles Drucker	Executive Chairman	March 8, 2021

/s/ Boon Sim Boon Sim	Chief Executive Officer and Chief Financial Officer, Director (Principal Executive, Financial and Accounting Officer)	March 8, 2021

/s/ Steven W. Alesio Steven W. Alesio	Director	March 8, 2021

/s/ Kevin Costello Kevin Costello	Director	March 8, 2021

/s/ Karen Richardson Karen Richardson	Director	March 8, 2021